This Proxy Statement/Offering Circular follows the disclosure requirements of Form 1-A and is a joint proxy statement/offering circular. The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration .

PLANTERS HOLDING COMPANY
212 Catchings Avenue
Indianola, MS 38751
(662) 887-3363
www.planters-bank.com

December 30, 2015

PLANTERS HOLDING COMPANY COMMON STOCK

Planters Holding Company (“Planters” or “Issuer”) is offering 74,856 shares of Planters Holding Company Common Stock in exchange for 100% of the outstanding shares of common stock of Covenant Financial Corporation (“Covenant”). For more information, see “Securities Being Offered” of Part II of this Proxy statement/offering circular beginning on p. 97 of this Offering Circular. PLEASE SEE “RISK FACTORS” BEGINNING ON P. 10 OF THIS OFFERING CIRCULAR.

	Price to public		Underwriting discount and commissions(1)	Proceeds to issuer	Proceeds to other persons
Per share/unit:	$266		—	—	—
Total:	$19,911,696	(2)	—	—	—

(1)	All expenses in connection with the offering — estimated to be approximately $40,000 — will be borne by Planters.
(2)	The shares of common stock to be issued pursuant to this offering will not be offered for cash (other than cash in lieu of fractional shares). Instead, the shares of common stock are being offered as consideration for the shares of Covenant Financial Corporation pursuant to the Agreement and Plan of Merger between Planters Holding Company and Covenant Financial Corporation, dated as of July 22, 2015.

The approximate date of the commencement of the proposed offering is December 30, 2015. The approximate date of the mailing of the proxy statement/offering circular is December 30, 2015.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On July 22, 2015, Covenant Financial Corporation (“Covenant”) and its subsidiary, Covenant Bank, along with Planters Holding Company (“Planters”) and its subsidiary, Planters Bank & Trust Company (“Planters Bank”), agreed to a strategic business combination in which Covenant and Covenant Bank will merge with and into Planters and Planters Bank. If the merger is completed, each share of Covenant common stock issued and outstanding immediately prior to the merger will be converted, at the election of the stockholder, into the right to receive 0.0451 shares of Planters’ common stock (the “Stock Consideration”) and $0.25 in cash (the “Cash Consideration”) (the Stock Consideration and the Cash Consideration together constitute the “Merger Consideration”). For purposes of the exchange ratio for the Stock Consideration, the shares of Planters are valued at $266.00 per share. Planters shall not issue any fractional shares of Planters common stock for any portion of the Merger Consideration, but, in lieu of issuing fractional shares, Planters will pay to Covenant stockholders entitled to otherwise receive fractional shares cash for the fractional shares in an amount equal to $266.00 per Planters share. For example, if you hold 100 shares of Covenant common stock, you would have the right to receive 4.51 shares of Planters common stock and $25.00 in cash. The 0.51 fractional shares would also be converted to cash representing $135.66. Therefore, in exchange for 100 Covenant common shares, a stockholder would receive $160.66 in cash and four shares of Planters common stock valued at $266.00 per share, representing an aggregate value to the Covenant stockholder of $1,224.66. Therefore, the total value per share for the Covenant common shares to a stockholder would be approximately $12.25 per share.

We are sending you this proxy statement to notify you of, and invite you to, the special meeting of Covenant stockholders being held to consider the Agreement and Plan of Merger dated as of July 22, 2015, by and between Planters and Planters Bank, on the one hand, and Covenant and Covenant Bank, on the other hand, as amended from time to time (the “Agreement”) that Covenant has entered into with Planters, and related matters, and to ask you to vote at the special meeting “FOR” approval of the Agreement.

The special meeting of Covenant stockholders will be held on January 27, 2016, at 10:00 a.m., local time at the Southaven office of Covenant Bank, located at 232 Goodman Road West, Southaven, Mississippi 38671.

At the special meeting, you will be asked to approve the Agreement. In the merger, Covenant will merge with and into Planters, with Planters continuing as the surviving corporation of the merger. In addition, under the Agreement, Covenant Bank will be merged with and into Planters Bank, simultaneously with the merger of Planters and Covenant. You will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval of the Agreement.

Your vote is important.  We cannot complete the merger unless Covenant’s stockholders approve the Agreement. In order for the merger to be approved, the holders of a majority of the shares of Covenant common stock outstanding and entitled to vote must vote in favor of approval of the Agreement. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/offering circular. Failing to vote will have the same effect as voting against the merger.

Covenant’s board of directors unanimously recommends that Covenant stockholders vote “FOR” approval of the Agreement and “FOR” approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval of the Agreement.

This proxy statement/offering circular describes the Covenant stockholders’ meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 10, for a discussion of the risks relating to the proposed merger.

Willis Frazer
Chairman and Chief Executive Officer
Covenant Bank and Covenant Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/offering circular is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Covenant or Planters, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/offering circular is December 30, 2015, and it is first being mailed or otherwise delivered to Covenant stockholders on or about December 30, 2015.

COVENANT FINANCIAL CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Covenant Financial Corporation:

Covenant Financial Corporation (“Covenant”) will hold a Special Meeting of Stockholders at 10:00 a.m., local time, on January 27, 2016, at the Southaven office of Covenant Bank, located at 232 Goodman Road West, Southaven, Mississippi 38671. The special meeting will be held for the purposes of allowing the stockholders of Covenant to consider and vote upon the following matters:

•	A proposal for the Agreement and Plan of Merger dated as of July 22, 2015, by and between Planters Holding Company (“Planters”) and Planters Bank & Trust Company (“Planters Bank”), on the one hand, and Covenant Financial Corporation (“Covenant”) and Covenant Bank, on the other hand, as amended from time to time (the “Agreement”), pursuant to which Covenant will be merged with and into Planters, and Covenant Bank will be merged with and into Planters Bank, as more fully described in the attached proxy statement/offering circular; and
•	A proposal to approve the adjournment of the special meeting, if necessary, to solicited additional proxies in favor of approval of the Agreement.

We have fixed the close of business on December 7, 2015, as the record date for the special meeting. Only Covenant stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the Agreement to be approved, the holders of a majority of the shares of Covenant common stock outstanding and entitled to vote must vote in favor of approval of the Agreement.

Your vote is very important.  We cannot complete the merger unless Covenant’s stockholders approve the Agreement. Failure to vote will have the same effect as voting against the Agreement.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or call the toll-free telephone number as described in the instructions included with our proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished to you by your bank or broker. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the approval of the Agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. If you hold stock in your name as a stockholder of record or hold a valid proxy from the holder of record and attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

The enclosed proxy statement/offering circular provides a detailed description of the merger, the Agreement and related matters. We urge you to read the proxy statement/offering circular, including any documents incorporated in the proxy statement/offering circular by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/offering circular, would like additional copies of the proxy statement/offering circular or need help voting your shares of Covenant common stock, please contact Willis Frazer, Covenant Financial Corporation, at (662) 621-1869.

Covenant’s Board of Directors has approved the Agreement and unanimously recommends that Covenant stockholders vote “FOR” approval of the Agreement and “FOR” approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of approval of the Agreement.

BY ORDER OF THE BOARD OF DIRECTORS

Willis Frazer
Chairman and Chief Executive Officer
Covenant Bank and Covenant Financial Corporation

Freddie Britt
President and Chief Operating Officer
Covenant Bank and Covenant Financial Corporation

ADDITIONAL INFORMATION

You may request copies of this document, including documents referred to herein, at no cost by contacting Planters or Covenant, as the case may be, in writing or by telephone, at the following addresses:

Planters Holding Company 212 Catchings Avenue Indianola, MS 38751 Attention: James H. Clayton Telephone: (662) 887-3363	Covenant Financial Corporation 206 Sharkey Avenue Clarksdale, Mississippi 38614 Attention: Willis Frazer Telephone: (662) 621-1869

You will not be charged for any of these documents that you request. Covenant stockholders requesting documents must do so by January 25, 2016 in order to receive them before the special meeting.

In addition, if you have questions about the merger or the Covenant Special Meeting, need additional copies of this proxy statement/offering circular or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Willis Frazer, Chairman and Chief Executive Officer, Covenant Financial Corporation, at the following address and telephone numbers:

Covenant Financial Corporation
206 Sharkey Avenue
Clarksdale, Mississippi 38614
Attention: Willis Frazer
(662) 621-1869

This document is an offering circular of Planters and a proxy statement of Covenant for the Covenant Special Meeting. Neither Planters nor Covenant has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/offering circular or in any of the materials that have been incorporated in this proxy statement/offering circular. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/offering circular speaks only as of the date of this document unless the information specifically indicates that another date applies.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of others to exchange or purchase, the securities offered by this proxy statement/offering circular or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/offering circular does not extend to you. The information contained in this proxy statement/offering circular speaks only as of the date of this proxy statement/offering circular unless the information specifically indicates that another date applies.

i

ABOUT THIS DOCUMENT

This proxy statement/offering circular, which forms part of a registration statement on Form 1-A filed with the SEC by Planters, constitutes a prospectus of Planters under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of Planters common stock to be issued to the Covenant stockholders pursuant to the merger. This proxy statement/offering circular also constitutes a proxy statement for Covenant. It also constitutes a notice of meeting with respect to the special meeting of Covenant stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/offering circular. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/offering circular. This proxy statement/offering circular is dated December 30, 2015. You should not assume that the information contained in this proxy statement/offering circular is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/offering circular is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/offering circular to Covenant stockholders nor the issuance by Planters of shares of Planters common stock to Covenant stockholders in connection with the merger will create any implication to the contrary.

This proxy statement/offering circular shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/offering circular regarding Planters has been provided by Planters and information contained in this proxy statement/offering circular regarding Covenant has been provided by Covenant.

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE COVENANT SPECIAL MEETING

The following are some questions that you may have regarding the merger of Covenant into Planters and the Covenant special meeting of stockholders (“Covenant Special Meeting”) and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/offering circular because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Covenant Special Meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/offering circular. See “Additional Information” beginning on page i. Unless the context requires otherwise, references in this proxy statement/offering circular to Planters refer to Planters Holding Company, a Mississippi corporation, and/or its consolidated subsidiaries and references in this proxy statement/offering circular to Covenant refer to Covenant Financial Corporation, a Mississippi corporation, and/or its consolidated subsidiaries.

Q:	What am I being asked to vote on at the Covenant Special Meeting?
A.	Planters and Planters Bank & Trust Company, a Mississippi state banking association and wholly owned subsidiary of Planters (“Planters Bank”), on the one hand, and Covenant and Covenant Bank, a Mississippi state banking association and wholly owned subsidiary of Covenant, on the other hand, have entered into an Agreement and Plan of Merger dated as of July 22, 2015, as amended from time to time, which is referred to as the Agreement, pursuant to which Planters has agreed to acquire Covenant. Under the terms of the Agreement, Covenant will merge with and into Planters, with Planters continuing as the surviving corporation of the merger, which is referred to as the merger. Also under the terms of the Agreement, Covenant Bank will be merged with and into Planters Bank simultaneously with the merger (“Bank Subsidiary Merger”). Covenant stockholders are being asked to approve the Agreement and the transactions it contemplates, including the merger.

Covenant stockholders are also being asked to approve the adjournment of the Covenant Special Meeting, if necessary, to solicit additional proxies in favor of the approval of the Agreement, which is referred to as the adjournment period.

Q.	How does Covenant’s board of directors recommend I vote at the Covenant Special Meeting?
A.	Covenant’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the Agreement and “FOR” the adjournment proposal.
Q.	When and where is the Covenant Special Meeting?
A.	The Covenant Special Meeting will be held at the Southaven office of Covenant Bank, located at 232 Goodman Road West, Southaven, Mississippi 38671, on January 27, 2016, at 10:00 a.m., local time.
Q.	What do I need to do now?
A.	After you have carefully read this proxy statement/offering circular and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Covenant Special Meeting. If you hold stock in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, or call the toll-free telephone number as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote your shares, following the instructions your bank or broker provides.

“Street name” stockholders who wish to vote at the Covenant Special Meeting will need to obtain a proxy form from the institution that holds their shares.

Q.	What constitutes a quorum for the Covenant Special Meeting?
A.	The presence at the Covenant Special Meeting, in person or by proxy, of the holders of a majority of the Covenant common stock issued and outstanding and entitled to vote thereat will constitute a quorum for the transaction of business. If a quorum is not present, the Covenant Special Meeting will be postponed until the holders of the number of shares of Covenant common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Covenant common stock will be counted for purposes of determining whether a quorum is present at the Covenant Special Meeting. If additional votes must be solicited to approve the Agreement and the adjournment proposal is approved, it is expected that the Covenant Special Meeting will be adjourned to solicit additional proxies.
Q.	What is the vote required to approve each proposal at the Covenant Special Meeting?
A.	Approval of the Agreement requires the affirmative vote of the holders of a majority of the shares of Covenant common stock outstanding and entitled to vote as of the close of business on December 7, 2015, the record date for the Covenant Special Meeting.

The adjournment proposal will be approved if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal at the Covenant Special Meeting.

Q.	Why is my vote important?
A.	If you do not vote, it will be more difficult for Covenant to obtain the necessary quorum to hold the Covenant Special Meeting. In addition, your failure to vote or failure to instruct your bank or broker how to vote will have the same effect as a vote against approval of the Agreement. The Agreement must be approved by the holders of a majority of the shares of Covenant common stock outstanding and entitled to vote at the Covenant Special Meeting. Covenant’s board of directors unanimously recommends that you vote to approve the Agreement.
Q.	What if I fail to vote, abstain from voting or fail to instruct my bank or broker?
A.	If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Covenant Special Meeting and all of your shares will be voted “FOR” each of the proposals to be voted on at the Covenant Special Meeting.

If you fail to vote or mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to the proposal to approve the Agreement, it will have the same effect as a vote “AGAINST” the proposal to approve the Agreement.

If you fail to vote or mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

Q.	Can I attend the Covenant Special Meeting and vote my shares in person?
A.	Yes. All Covenant stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Covenant Special Meeting. Holders of record of Covenant common stock can vote in person at the Covenant Special Meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Covenant Special Meeting. If you plan to attend the Covenant Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Covenant reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound equipment, communications devices or any similar equipment during the Covenant Special Meeting is prohibited without Covenant’s express written consent.
Q.	Can I change my vote?
A.	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Covenant’s secretary, (3) voting again by telephone or (4) attending the Covenant Special Meeting in person, notifying the secretary and voting by ballot at the Covenant Special Meeting. Attendance at the Covenant Special Meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Covenant after the vote will not affect the vote. The Covenant secretary’s mailing address is:

Covenant Financial Corporation
206 Sharkey Avenue
Clarksdale, Mississippi 38614
Attention: William M. Chaffin

If you hold your stock in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q.	What will happen in the merger?
A.	At the effective time of the merger, Covenant will merge with and into Planters and Planters will be the surviving entity. In addition, as a result of the merger, Covenant will cease to exist, and its businesses will be owned by Planters. In addition, Covenant Bank will merge with and into Planters Bank simultaneously with the merger, with Planters Bank as the surviving entity.
Q.	What will I receive for my Covenant stock?
A.	In exchange for each of your shares of Covenant common stock, you will have the right to receive 0.0451 shares of Planters common stock (the “Stock Consideration”) and $0.25 in cash (the “Cash Consideration”). The Stock Consideration and the Cash Consideration together are referred to herein as the Merger Consideration. For purposes of the exchange ratio, the shares of Planters are valued at $266.00 per share. Likewise, Planters shall not issue any fractional shares of Planters common stock for any portion of the Merger Consideration, but, in lieu of issuing fractional shares, Planters will pay to Covenant stockholders entitled to otherwise receive fractional shares cash for the fractional shares in an amount equal to $266.00 per Planters share. For example, if you hold 100 shares of Covenant common stock, you would have the right to receive 4.51 shares of Planters common stock and $25.00 in cash. The 0.51 fractional shares would also be converted to cash representing $135.66. Therefore, in exchange for 100 Covenant common shares, a stockholder would receive $160.66 in cash and four shares of Planters common stock valued at $266.00 per share, representing an aggregate value to the Covenant stockholder of $1,224.66. Therefore, the total value per share for the Covenant common shares to a stockholder would be approximately $12.25 per share.
Q.	Will the value of Planters common stock that I have the right to receive in exchange for my shares of Covenant stock change prior to completion of the merger?
A.	The market price of Planters’ common stock at the time the merger is completed may vary from the price of Planters’ common stock on the date the Agreement was executed, on the date of this proxy statement/offering circular and on the date of the Covenant Special Meeting. This potential variation is a result of various factors that are beyond the control of Planters and Covenant, including, but not limited to, general market and economic conditions, changes in Planters’ and Covenant’s respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the Agreement by Covenant stockholders, consummation of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the Covenant Special Meeting. Therefore, at the time of the Covenant Special Meeting, you will not know the precise value of the Stock Consideration, if any, that you will receive at the effective time of the merger.
Q.	Can the Stock Consideration or Cash Consideration I receive change prior to closing?
A.	The Stock Consideration and Cash Consideration are fixed in this transaction and will not vary prior to closing. However, because the Stock Consideration is based on a fixed exchange ratio, the stock value could increase or decrease with any change in value of Planters common stock.

Q.	When can I expect to receive the Merger Consideration?
A.	Holders of Covenant common stock shall receive their Merger Consideration as promptly as practicable following the closing, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials.
Q.	What are the U.S. federal income tax consequences of the merger to Covenant stockholders?
A.	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and that Covenant and Planters will each be treated as a party to the reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger so qualifies as a “reorganization,” which Covenant and Planters anticipate, in general, for U.S. federal income tax purposes, the holders of Covenant common stock will not recognize any gain or loss from the Stock Consideration portion of the merger consideration (other than for cash received in lieu of any fractional shares of Covenant common stock) and for the Cash Consideration received, the stockholder will not generally recognize any loss, but will generally recognize gain, if any, to the extent of any of the Cash Consideration received.
Q.	Do I have dissenters’ rights in connection with the merger?
A.	Yes. Under Article 13 of the Mississippi Business Corporation Act, Covenant stockholders will have dissenters’ rights in connection with the merger. To exercise dissenters’ rights, Covenant stockholders must strictly follow the procedures prescribed by Mississippi law. These procedures are summarized under the section entitled “The Covenant Proposals — Dissenters’ Appraisal Rights” beginning on page 34, and Sections 79-4-13.01 through 79-4-13.40 of the Mississippi Business Corporation Act are attached to this proxy statement/offering circular as Annex C. Holders of shares of Covenant common stock are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising the right to seek appraisals, holders of shares of Covenant common stock who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of dissenters’ rights. See the section entitled “The Covenant Proposals — Dissenters’ Appraisal Rights” beginning on page 34.
Q.	Should I send in my Covenant stock certificates now?
A.	No. Please do not send in your Covenant stock certificates with your proxy. After the effective time of the merger, an exchange agent designated by Planters will send you instructions for exchanging Covenant stock certificates for the Merger Consideration.
Q.	Who may I contact if I cannot locate my Covenant stock certificate(s)?
A.	If you are unable to locate your original Covenant stock certificate(s), you should contact Willis Frazer, Chairman and Chief Executive Officer, at Covenant Financial Corporation, 206 Sharkey Avenue, Clarksdale, Mississippi 38614. If you are unable to locate your Covenant stock certificate, the exchange agent may require the provision of a lost stock affidavit, a bond, or other documentation as may reasonably be required.
Q.	When do you expect to complete the merger?
A.	Planters and Covenant expect to consummate the merger in the fourth quarter of 2015 or first quarter of 2016. However, neither Planters nor Covenant can assure you when or if the merger will occur. Covenant must first obtain the approval of Covenant stockholders at the Covenant Special Meeting, Planters must first obtain the necessary regulatory approvals, and the other conditions to closing as set forth in the Agreement must be satisfied before the merger is consummated.
Q.	Whom should I call with questions?
A.	If you have any questions concerning the merger or this proxy statement/offering circular, would like additional copies of this proxy statement/offering circular or need help voting your shares of Covenant common stock, please contact Willis Frazer, Chairman and Chief Executive Officer of Covenant Bank and Covenant Financial Corporation, at (662) 621-1869.

SUMMARY

This summary highlights the material information from this document. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions, including the Risk Factors set forth on page 10. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

In the Merger, Holders of Covenant Common Stock Will Have a Right to Receive Shares of Planters Common Stock and Cash Subject to Certain Conditions (page 38)

If the merger is approved by Covenant’s stockholders, each share of stock owned by Covenant’s stockholders will be converted into the right to receive 0.0451 shares of Planters’ common stock (the “Stock Consideration”) and $0.25 in cash (the “Cash Consideration”) (the Stock Consideration and the Cash Consideration together, the “Merger Consideration”). For purposes of the exchange ratio, the shares of Planters are valued at $266.00 per share. Planters shall not issue any fractional shares of Planters common stock for any portion of the Merger Consideration, but, in lieu of issuing fractional shares, Planters will pay to Covenant stockholders entitled to otherwise receive fractional shares cash for the fractional shares in an amount equal to $266.00 per Planters share.

For example, if you hold 100 shares of Covenant common stock, you would have the right to receive 4.51 shares of Planters common stock and $25.00 in cash. The 0.51 fractional shares would also be converted to cash representing $135.66. Therefore, in exchange for 100 Covenant common shares, a stockholder would receive $160.66 in cash and four shares of Planters common stock valued at $266.00 per share representing an aggregate value to the Covenant stockholder of $1,224.66. Therefore, the total value per share for the Covenant common shares to a stockholder would be approximately $12.25 per share.

The Agreement governs the merger. The Agreement is included in this proxy statement/offering circular as Annex A. Please read the Agreement carefully. All descriptions in this summary and elsewhere in this proxy statement/offering circular of the terms and conditions of the merger are qualified by reference to the Agreement.

Covenant’s Board of Directors Unanimously Recommends that Covenant Stockholders Vote “FOR” Approval of the Agreement (page 23)

Covenant’s board of directors has determined that the Agreement and the transactions contemplated by the Agreement are advisable and in the best interests of Covenant and its stockholders. Accordingly, Covenant’s board of directors unanimously recommends that Covenant stockholders vote “FOR” approval of the Agreement. For the factors considered by Covenant’s board of directors in reaching its decision to approve the Agreement, see the section entitled “The Covenant Proposals — Covenant’s Reasons for the Merger” beginning on page 23.

Gerrish McCreary Smith Consultants, LLC Has Provided an Opinion to Covenant’s Board of Directors Regarding the Acquisition of Covenant by Planters (page 26 and Annex B)

Gerrish McCreary Smith Consultants, Memphis, Tennessee (“GMS”) has provided to Covenant’s Board of Directors an Opinion that the acquisition of Covenant by Planters in accordance with the Agreement is fair to Covenant’s stockholders from a financial point of view.

On October 7, 2015, GMS, Covenant’s financial advisor in connection with the merger, rendered to Covenant’s Board of Directors an Opinion that, as of July 22, 2015, and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the written Opinion, the acquisition of Covenant by Planters pursuant to the Agreement is fair to the holders of Covenant common stock from a financial point of view as of July 22, 2015.

GMS’ Opinion is directed to Covenant’s board of directors, addresses only the fairness, from a financial point of view, of the acquisition of Covenant by Planters pursuant to the Agreement and does not address any other aspect of the merger or constitute a recommendation as to how any stockholder of Covenant should vote at any stockholders’ meeting held in connection with the merger.

For further information, please see the discussion under the caption “The Covenant Proposals — Fairness Opinion of Covenant’s Financial Advisor,” beginning on page 26.

Covenant will Hold its Special Meeting on January 27, 2016 (page 20)

The Covenant Special Meeting will be held on January 27, 2016, at 10:00 a.m., local time, at the Southaven office of Covenant Bank, located at 232 Goodman Road West, Southaven, Mississippi 38671. At the Covenant Special Meeting, Covenant stockholders will be asked to:

•	Approve the Agreement and the transactions it contemplates; and
•	Approve the adjournment proposal, if necessary.

Only holders of record at the close of business on December 7, 2015 will be entitled to vote at the Covenant Special Meeting. Each share of Covenant common stock is entitled to one vote on each proposal to be considered at the Covenant Special Meeting. As of the record date, there were 1,664,033 shares of Covenant common stock entitled to vote at the Covenant Special Meeting. As of the record date, directors and executive officers of Covenant and their affiliates owned and were entitled to vote 415,820 shares of Covenant common stock, representing approximately 25% of the shares of Covenant common stock outstanding on that date. As of the record date, Planters beneficially held no shares of Covenant common stock, and Planters’ directors and executive officers and their affiliates held no shares of Covenant common stock.

To approve the Agreement, holders of a majority of the outstanding shares of Covenant common stock entitled to vote at the Covenant Special Meeting must vote in favor of approving the Agreement. Because approval is based on the affirmative vote of a majority of the shares outstanding, your failure to vote, failure to instruct your bank or broker with respect to the proposal to approve the Agreement, or abstention will have the same effect as a vote against approval of the Agreement.

The adjournment proposal, if necessary, will be approved if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal at the Covenant Special Meeting. A failure to vote, failure to instruct your bank or broker with respect to the adjournment proposal, or abstention will have no effect on the adjournment proposal.

Covenant’s Directors and Certain Officers have entered into Noncompetition and/or Voting Agreements (page 21)

As an inducement to and condition of Planters’ willingness to enter in the Agreement, each of the directors of Covenant have entered into voting and non-competition agreements with Covenant and Planters pursuant to which such directors have agreed to vote (or cause to be voted) the shares of Covenant common stock beneficially owned by them in favor of approval of the Agreement and the transactions it contemplates at any Covenant stockholders’ meeting held in connection with the merger. Similarly, certain officers of Covenant have entered into voting agreements with Covenant and Planters pursuant to which such officers have agreed to vote (or cause to be voted) the shares of Covenant common stock beneficially owned by them in favor or approval of the Agreement and the transactions it contemplates at any Covenant’s stockholders’ meeting held in connection with the merger. The number of shares of Covenant common stock that are beneficially owned and entitled to vote by directors and officers of Covenant that have assigned voting and noncompetition agreements is 415,820 or 25% of the total shares of Covenant common stock outstanding on the record date.

Covenant’s Directors and Officers May Have Financial Interests in the Merger That Differ From Your Interests (page 34)

Covenant stockholders should be aware that some of Covenant’s directors and executive officers may have interests in the merger and have arrangements that may be different from, or in addition to, those of Covenant stockholders generally. Some of these interests include that pursuant to the terms of the Agreement, effective as of the consummation of the merger, two representatives of Covenant’s existing Board of Directors will join the Board of Directors of Planters. Additionally, certain Officers of Covenant are party to Change in Control and/or Employment Agreements containing provisions entitling those Officers to receive additional cash payments in the event of a Change in Control of Covenant, such as will occur upon consummation of the merger. See “Change in Control Severance Agreements” (Page 34). These interests and arrangements may create potential conflicts of interest. The Covenant Board of Directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the Agreement and the merger, and in recommending that Covenant’s stockholders vote in favor of approval of the Agreement.

For a more complete description of these interests, see “The Covenant Proposals — Interests of Covenant’s Directors and Executive Officers in the Merger” beginning on page 34.

Covenant’s Stockholders May Exercise Dissenters’ Rights (page 34)

Under Article 13 of the Mississippi Business Corporation Act (“MBCA”), Covenant stockholders will have dissenters’ rights in connection with the merger. To exercise dissenters’ rights, Covenant stockholders must strictly follow the procedures prescribed by Mississippi law. These procedures are summarized under the section entitled “The Covenant Proposals — Dissenters’ Appraisal Rights” beginning on page 34, and Sections 79-4-13.01 through 79-4-13.40 of the MBCA are attached to this proxy statement/offering circular as Annex C.

Regulatory Approvals Required for the Merger (page 37)

Planters and Covenant have agreed to use their reasonable best efforts to obtain all regulatory approvals, non-objections or waivers required to complete the transactions contemplated by the Agreement. These regulatory determinations include the approval of the Federal Deposit Insurance Corporation (“FDIC”) for the subsidiary bank merger, and a waiver from the Board of Governors of the Federal Reserve System (“Federal Reserve Board’) for the merger, among others. In addition, approval of the Mississippi Department of Banking and Consumer Finance (“MDBCF”) is required. Covenant and Covenant Bank and Planters and Planters Bank have filed, or are in the process of filing, applications, requests, letters and notifications to obtain the required regulatory determinations. The parties have received approval from the FDIC and a waiver from the Federal Reserve Board.

Although neither Planters nor Covenant knows of any reason why these regulatory approvals, non-objections or waivers cannot be obtained in a timely manner, neither Planters nor Covenant can be certain when or if such approvals, non-objections or waivers will be obtained.

Conditions That Must be Satisfied or Waived for the Merger to Occur (page 50)

Currently, Planters and Covenant expect to consummate the merger in the first quarter of 2016. As more fully described in this proxy statement/offering circular and in the Agreement, consummation of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The conditions to each party’s obligation to complete the merger include, among others:

•	Approval of the Agreement by Covenant’s stockholders;
•	Receipt of required regulatory approvals (provided that no such required regulatory approval may impose a burdensome condition on Planters);
•	Absence of any law, injunction or other restraint prohibiting, restricting or making illegal consummation of the transactions contemplated by the Agreement;
•	The declaration of effectiveness by the SEC of Planters’ registration statement on Form 1-A registering the Planters common stock issuable to Covenant stockholders, with no stop orders suspending the effectiveness thereof having been issued;
•	Accuracy of each party’s representations and warranties in the Agreement, generally subject to specific materiality standards; and
•	Receipt by each party of an opinion of counsel, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Planters nor Covenant cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Agreement (page 50)

Planters and Covenant may mutually agree to terminate the Agreement before completing the merger, even after receiving Covenant stockholder approval.

In addition, either Planters or Covenant may decide to terminate the Agreement if:

•	The other party materially breaches any representation, warranty, covenant or agreement made by it and contained in the Agreement that cannot be cured or has not been cured within thirty days after giving written notice to the breaching party of the breach.
•	Any regulatory authority which must grant a required regulatory approval has denied approval of the transactions contemplated by the Agreement, and this denial has become final and nonappealable, or a regulatory authority has issued a final nonappealable law or order prohibiting the consummation of the transactions contemplated by the Agreement, if the party seeking to terminate the Agreement has used its reasonable best efforts to contest, appeal and change such denial, law or order;
•	The Covenant stockholders fail to approve the Agreement and the transactions contemplated thereby at the Covenant Special Meeting;
•	The merger has not been completed on or before March 31, 2016, which is referred to as the end date, if the failure to consummate the transactions contemplated by the Agreement is not caused by the terminating party’s breach of the Agreement;
•	Covenant receives a superior proposal and enters into an acquisition agreement with respect to such superior proposal provided that concurrently with such termination, Covenant pays to Planters a termination fee of $750,000; or
•	Any of the conditions precedent to the obligations of the terminating party to consummate the merger cannot be satisfied or fulfilled by the end date, if the failure of such condition to be satisfied or fulfilled is not a result of the terminating party’s failure to perform, in any material respect, any of its material covenants or agreements in the Agreement or such party’s material breach of any of its material representations or warranties contained in the Agreement.

In addition, Planters may terminate the Agreement if:

•	Covenant’s board of directors fails to recommend the merger to, and the approval of the Agreement by, the Covenant stockholders or changes its recommendation to the Covenant stockholders in a manner adverse to Planters;
•	The dissenting shares represent more than 10% in the aggregate of the Covenant common stock outstanding immediately prior to the record date of the Covenant stockholders’ meeting; or

Termination Fee (page 51)

If the Agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Covenant’s board of directors, Covenant may be required to pay Planters a termination fee of $750,000. The termination fee could discourage other companies from seeking to acquire or merge with Covenant.

Board of Directors and Executive Officers of Planters and Planters Bank following the Effective Time of the Merger (page 34)

The directors and officers of Planters immediately prior to the effective time of the merger will continue as the directors and officers of the surviving corporation of the merger. Pursuant to the terms of the Agreement, effective as of the consummation of the merger, Planters and Planters Bank will add two members of the Covenant existing board of directors to each board of directors.

The Rights of Covenant Stockholders May Change as a Result of the Merger (page 52)

The rights of Covenant stockholders may change as a result of the merger due to differences in Planters’ and Covenant’s governing documents. The rights of Covenant stockholders are governed by Mississippi law and by Covenant’s amended and restated articles of incorporation and amended and restated bylaws, each as amended to date (which are referred to as Covenant’s articles of incorporation and bylaws, respectively). Upon the effective time of the merger, the rights of Covenant stockholders (other than those who properly exercise dissenter’s rights) will continue to be governed by Mississippi law, but will also be subject to the Planters’ articles of incorporation and bylaws. Covenant stockholders who properly exercise their dissenters’ rights will have their stockholder rights extinguished.

This proxy statement/offering circular contains descriptions of the material differences in stockholder rights under each of Covenant’s articles of incorporation and bylaws and Planters’ articles of incorporation and bylaws.

The Merger Is Intended to Be Tax-Free to Holders of Covenant Common Stock as to the Shares of Planters Common Stock They Receive (page 56)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, as a condition to the respective obligations of Planters and Covenant to complete the merger, each of Planters and Covenant shall receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to a holder of Covenant common stock for U.S. federal income tax purposes as to the receipt of the Stock Consideration, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Planters common stock that such holder of Covenant common stock would otherwise be entitled to receive. In regards to the Cash Consideration each Covenant stockholder will receive, the holder of Covenant common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in his or shares of Covenant common stock, if any. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56.

The U.S. federal income tax consequences described above may not apply to all holders of Covenant common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Information about the Companies (page 60)

Covenant Financial Corporation

Covenant is a Mississippi corporation incorporated in 2000 that is the owner of Covenant Bank, Clarksdale, Mississippi, a Mississippi-chartered bank established in 2000. As of June 30, 2015, Covenant Bank had total assets of approximately $221.6 million, deposits of approximately $184.8 million and total stockholders’ equity of approximately $25.4 million. Covenant Bank operates six (6) banking offices in north and northwest Mississippi. Covenant Bank’s deposits are insured by the FDIC.

The principal executive offices of Covenant are located at 206 Sharkey Avenue, Clarksdale, MS 38614, and its telephone number is (662) 621-1869. Additional information about Covenant and its subsidiaries is included in documents incorporated by reference in this document. See “Additional Information” on page i.

Planters Holding Company

Planters is a Mississippi corporation incorporated in 1980 that is the owner of Planters Bank and Trust Company, Indianola, Mississippi (“Planters Bank”), a Mississippi-chartered bank incorporated in 1920. As of June 30, 2015, Planters Bank had total assets of approximately $825.9 million, deposits of approximately $742.7 million and total shareholders’ equity of approximately $70.6 million. Planters operates 13 banking offices throughout northwest Mississippi. Planters Bank’s deposits are insured by the FDIC.

The principal executive offices of Planters are located at 212 Catchings Avenue, Indianola, Mississippi 38751, and its telephone number is (662) 887-3363. Additional information about Planters and Planters Bank is included in this document. See “Additional Information” on page i.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under the heading “Special Note Regarding Forward-Looking Statements” on page 15 of this proxy statement/prospectus holders of Covenant common stock should consider the matters described below in determining whether to adopt and approve the Agreement. If any of the following risks or other risks, which have not been identified or which Planters and Covenant may believe are immaterial or unlikely, actually occur, the business, financial condition and results of operations of the combined company could be harmed. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Holders of Covenant common stock will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Holders of Covenant common stock currently have the right to vote in the election of the Covenant board of directors and on other matters affecting Covenant. When the Merger occurs, each holder of Covenant common stock that receives shares of Planters common stock will become a shareholder of Planters with a percentage ownership of the combined organization that is smaller than such shareholder’s current percentage ownership of Covenant. Because of this, holders of Covenant common stock will have less influence on the management and policies of Planters than they now have on the management and policies of Covenant.

Planters may not be able to successfully integrate Covenant or realize the anticipated benefits of the merger.

Planters’ merger with Covenant involves the combination of two bank holding companies that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on Planters’ ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Planters may not be able to combine the operations of Covenant with its operations without encountering difficulties, such as:

•	the loss of key employees and customers;
•	the disruption of operations and business;
•	inability to maintain and increase competitive presence;
•	deposit attrition, customer loss and revenue loss;
•	possible inconsistencies in standards, control procedures and policies;
•	unexpected problems with costs, operations, personnel, technology and credit; and/or
•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions of governmental actions affecting the financial industry generally may inhibit Planters’ successful integration of Covenant.

Further, Planters entered into the Agreement with the expectation that the Merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company throughout Planters’ footprint, cross-selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Planters integrates Covenant in an efficient and effective manner, and general competitive factors in the marketplace.

Planters’ failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact its business, financial condition and operating results. In addition, the attention and effort devoted to the integration of Covenant with Planters’ existing operations may divert management’s attention from other important issues and could seriously harm its business. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The Agreement limits Covenant’s ability to pursue an alternative acquisition proposal and requires Covenant to pay a termination fee of $750,000 under limited circumstances relating to alternative acquisition proposals.

The Agreement prohibits Covenant from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, unless the directors determine in good faith (after consultation with legal and financial advisors) that (1) a proposed acquisition transaction with an entity other than Planters would be required in order for its directors to comply with their fiduciary duties and (2) that such alternative transaction is reasonably likely to be consummated and would result in a transaction more favorable to Covenants shareholders from a financial point of view than the merger with Planters. See “Summary of the Agreement — Additional Agreements” on page 48. The merger agreement also provides for the payment by Covenant to Planters of a termination fee in the amount of $750,000 in the event that Covenant terminates the Agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Covenant from considering or proposing such an acquisition. See “Summary of the Agreement — Termination” on page 50.

The Merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined company following the Merger.

Before the Merger may be completed, various approvals or consents must be obtained from the MDBCF, the Federal Reserve, the FDIC, and various bank, securities, antitrust and other regulatory authorities. Although the parties have received approval from the FDIC and a waiver from the Federal Reserve Board, these government entities may impose additional conditions on the completion of the Merger or require changes to the terms of the Merger. Although Planters and Covenant do not currently expect that any material conditions or changes would be imposed, there can be no assurances that they will not be. Such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of the combined company following the Merger, any of which might have an adverse effect on the combined company following the Merger.

If the Merger is not completed, Planters and Company will have incurred substantial expenses without realizing the expected benefits of the Merger.

Each of Planters and Covenant has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the Securities and Exchange Commission (“SEC”) in connection with the Merger. If the Merger is not completed, Planters and Covenant would have to recognize these expenses without realizing the expected benefits of the Merger.

Covenant’s Directors and certain executive officers have interests in the Merger that may differ from the interests of Covenant’s shareholders including, if the Merger is completed, the receipt of financial and other benefits.

Covenant’s directors and certain of Covenant’s executive officers have interests in the Merger that are in addition to, and may be different from, the interests of Covenant shareholders generally. In the case of directors, they will receive ongoing indemnification for their acts as directors. In the case of certain executive officers, these interests are certain change in control payments that will become due such executive officers. See “The Covenant Proposals — Interests of Certain Covenant Directors and Executive Officers in the Merger” beginning on page 34 for a discussion of these interests.

Like most banking organizations, Planters’ business is highly susceptible to credit risk.

As a lender, Planters is exposed to the risk that Planters’ customers will be unable to repay their loans according to their terms and that the collateral securing the payment of their loans (if any) may not be sufficient to cover losses in the event of nonpayment. Credit losses could have a material adverse effect Planters’ operating results. Planters’ credit risk with respect to its consumer installment and commercial loan portfolios relates principally to the general creditworthiness of individuals and businesses within Planters’ local market areas. Planters’ credit risk with respect to Planters’ residential and commercial real estate mortgage and construction loan portfolios relates principally to the general creditworthiness of individuals and businesses and the value of real estate serving as security for the repayment of the loans. A related risk in connection with loans secured by commercial real estate is the effect of unknown or unexpected environmental contamination, which could make the real estate effectively unmarketable or otherwise significantly reduce its value as security, or could expose Planters to remediation liabilities as the lender.

Planters’ allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect its earnings.

Planters maintains an allowance for loan losses in an attempt to cover loan losses inherent in Planters’ loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than Planters has experienced to date.

The determination of the allowance for loan losses, which represents management’s estimate of probable losses inherent in Planters’ credit portfolio, involves a high degree of judgment and complexity. Planters’ policy is to establish reserves for estimated losses on delinquent and other problem loans when it is determined that losses are expected to be incurred on such loans. Management’s determination of the adequacy of the allowance is based on various factors, including an evaluation of the portfolio, past loss experience, current economic conditions, the volume and type of lending conducted by Planters, composition of the portfolio, the amount of Planters’ classified assets, seasoning of the loan portfolio, the status of past due principal and interest payments and other relevant factors. Changes in such estimates may have a significant impact on Planters’ financial statements. If Planters’ assumptions and judgments prove to be incorrect, Planters’ current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Federal regulators also periodically review Planters’ allowance for loan losses and may require Planters to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of its management. Any increase in Planters’ allowance for loan losses would have an adverse effect on its operating results and financial condition.

Commercial loans and commercial real estate loans generally are viewed as having more risk of default than residential real estate loans or other loans or investments. These types of loans also typically are larger than residential real estate loans and other consumer loans. Because the loan portfolio contains a significant number of commercial loans and commercial real estate loans with relatively large balances, the deterioration of a material amount of these loans may cause a significant increase in nonperforming assets. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the provision for loan losses or an increase in loan charge-offs, which would have an adverse impact on Planters’ results of operations and financial condition.

Changes in interest rates and other factors beyond Planters’ control may adversely affect its earnings and financial condition.

Planters’ net income depends to a great extent upon the level of its net interest income. Changes in interest rates can increase or decrease net interest income and net income. Net interest income is the difference between the interest income Planters earns on loans, investments and other interest-earning assets, and the interest Planters pays on interest-bearing liabilities, such as deposits and borrowings. Net interest income is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income.

Changes in market interest rates are affected by many factors beyond Planters’ control, including inflation, unemployment, the money supply, international events, and events in world financial markets. Planters attempts to manage its risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on Planters’ net interest margin and results of operations. Changes in the market interest rates for types of products and services in Planters’ markets also may vary significantly from location to location and over time based upon competition and local or regional economic factors.

Planters faces risks related to its operational, technological and organizational infrastructure.

Planters’ ability to grow and compete is dependent on its ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure as Planters expands. Similar to other large corporations, in Planters’ case, operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or outside persons and exposure to external events. As discussed below, Planters is dependent on its operational infrastructure to help manage these risks. In addition, Planters is heavily dependent on the strength and capability of its technology systems which it uses both to interface with customers and to manage internal financial and other systems. Planters’ ability to develop and deliver new products that meet the needs of its existing customers and attract new ones depends on the functionality of Planters’ technology systems. Additionally, Planters’ ability to run its business in compliance with applicable laws and regulations is dependent on these infrastructures.

Planters continuously monitors its operational and technological capabilities and makes modifications and improvements when Planters believes it will be cost effective to do so. In some instances, Planters may build and maintain these capabilities itself. Planters also outsources some of these functions to third parties. These third parties may experience errors or disruptions that could adversely impact Planters and over which it may have limited control. Planters also faces risk from the integration of new infrastructure platforms and/or new third party providers of such platforms into its existing businesses.

An interruption or breach in our information systems or infrastructure, or those of third parties, could disrupt our business, result in the unauthorized disclosure of confidential information, damage our reputation and cause financial losses.

Planters faces ongoing risk related to cyberattacks to its information technology systems.

Although Planters makes continuous efforts to maintain the security and integrity of its information systems and has not experienced a significant, successful cyber-attack, threats to information systems continue to evolve and there can be no assurance that its security efforts and measures, or those of third parties on whom it relies, will continue to be effective. The risk of a security breach or disruption, particularly through cyber-attack or cyberintrusion, has increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Threats to Planters’ information systems may originate externally from third parties such as foreign governments, organized crime and other hackers, outsourced or infrastructure-support providers and application developers, or may originate internally. In addition, customers may use computers, smartphones and other mobile devices not protected by Planters’ control systems to access Planters’ products and services, including through bank kiosks or other remote locations. As a financial institution, Planters faces a heightened risk of a security breach or disruption from attempts to gain unauthorized access to its and its customers’ data and financial information, whether through cyber-attack, cyber intrusion over the internet, malware, computer viruses, attachments to e-mails, spoofing, phishing, or spyware.

As a result, Planters’ information, communications and related systems, software and networks may be vulnerable to breaches or other significant disruptions that could: (1) disrupt the proper functioning of Planters’ networks and systems, which could in turn disrupt its operations and those of certain of its customers; (2) result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of confidential, sensitive or otherwise valuable information of Planters or its customers, including account numbers and other financial information; (3) result in a violation of applicable privacy and other laws, subjecting Planters to additional regulatory scrutiny and exposing Planters to civil litigation and possible financial liability; (4) require significant management attention and resources to remedy the damages that result; and (5) harm Planters reputation or impair its customer relationships. The occurrence of such failures, disruptions or security breaches could have a negative impact on Planters results of operations, financial condition and cash flows. To date Planters has not experienced an attack that has impacted Planters results of operations, financial condition and cash flows. However, “denial of service” attacks have recently been launched against a number of large financial services institutions. Such attacks adversely affected the performance of certain institutions’ websites, and, in some instances, prevented customers from accessing secure websites for consumer and commercial applications. Future attacks could prove to be even more disruptive and damaging, and as threats continue to evolve, Planters may not be able to anticipate or prevent all such attacks.

Changes in government regulations and legislation could limit Planters’ future performance and growth.

The banking industry is heavily regulated. Planters is subject to examination, supervision and comprehensive regulation by various federal and state agencies. Planters’ compliance is costly and restricts certain of its activities. Banking regulations are primarily intended to protect the Federal Deposit Insurance Fund and depositors, not shareholders. The burdens imposed by federal and state regulations put banks at a competitive disadvantage compared to less regulated competitors, such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations and regulatory practices affecting the banking industry may increase Planters’ costs of doing business or otherwise adversely affect it and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and Planters cannot predict the ultimate effect of these changes, which could have a material adverse effect on its profitability or financial condition. Federal economic and monetary policies may also affect Planters’ ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

The geographic concentration of Planters’ markets makes its business highly susceptible to local economic conditions.

Unlike larger organizations that are more geographically diversified, Planters’ offices are concentrated in selected markets in the Mississippi Delta, and following the Merger, Desoto County, Mississippi. As a result of this geographic concentration, Planters’ financial results depend largely upon economic conditions in these market areas. Deterioration in economic conditions in the markets Planters serves could result in one or more of the following:

•	an increase in loan delinquencies;
•	an increase in problem assets and foreclosures;
•	a decrease in the demand for Planters products and services; and
•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

Following the merger with Covenant, which is a market expansion transaction, Planters will have an increased concentration of offices in the Mississippi Delta. A deterioration of local economic conditions in the Mississippi Delta could have a material adverse effect on Planters financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This proxy statement/offering circular and the documents referred to in this proxy statement/offering circular contain estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which we operate, including an increase in unemployment levels; our level of nonperforming assets; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance therewith and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value underlying our real estate loans; our ability to expand into new markets, develop competitive new products and services in a timely manner, and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect our ability to increase assets and to attract deposits; our ability to effectively manage credit risk, interest rate risk, operational risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities, or MBS, due to low interest rates, and the related acceleration of premium amortization on prepayments on MBS due to low interest rates; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties. Some of these risks and uncertainties are discussed herein, including under the heading “Risk Factors” beginning on page 10. Forward-looking statements are as of the date they are made, and we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Selected Consolidated Historical Financial Data of Planters

The following table sets forth selected historical financial and other data of Planters for the periods and at the dates indicated. The information at December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Planters that are included in this proxy statement/offering circular. The selected data presented below for the six months ended June 30, 2015, which is unaudited, is not necessarily indicative of the results that may be expected for future periods.

	(Unaudited) At June 30, 2015	At December 31,
(In thousands)		2014	2013
Total assets	$825,862	$793,554	$756,627
Cash and cash equivalents	32,412	34,886	24,995
Investment securities available-for-sale	338,620	324,827	331,607
Investment securities held-to-maturity	6,888	4,261	5,150
Loans and leases, net	410,359	393,819	362,010
Deposits	742,536	720,671	684,016
Federal Home Loan Bank advances	10,575	3,688	2,570
Total equity	70,665	66,971	60,931

	(Unaudited) Six Months Ended June 30, 2015	For the Year Ended December 31,
(In thousands)		2014	2013
Interest income	$14,210	$27,803	$26,557
Interest expense	1,833	3,514	3,819
Net interest income	12,377	24,289	22,738
Provision for loan losses	813	1,546	768
Net interest income after provisions for loan losses	11,564	22,743	21,970
Non-interest income	3,025	6,313	6,733
Non-interest expense	8,677	17,439	16,701
Income before income taxes	5,912	11,617	12,002
Income tax expense	1,425	2,668	3,413
Net income	4,487	8,949	8,589

	(Unaudited) June 30, 2015	December 31,
		2014	2013
Regulatory Capital Ratios(1):
Common equity tier 1 ratio (*)	13.7%	—%	—%
Tier 1 leverage capital ratio (to adjusted total assets)	8.3	8.2	8.2
Tier 1 capital (to risk-weighted assets)	13.7	13.7	14.2
Total risk-based capital (to risk-weighted assets)	14.9	15.0	15.4

*	Common Equity Tier 1 capital ratio, in accordance with Basel III capital requirements, was required by applicable regulatory authorities beginning March 31, 2015.

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.6%	1.8%	1.8%
Allowance for loan losses as a percent of non-performing loans	88.5	93.0	145.7
Net charge-offs to average outstanding loans during the period	0.3	0.2	0.2
Non-performing loans as a percent of total loans	1.8	2.0	1.2
Non-performing assets as a percent of total assets	0.9	1.0	0.6

Selected Consolidated Historical Financial Data of Covenant

The following table sets forth selected historical financial and other data of Covenant for the periods and at the dates indicated. The information at December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Covenant that are included in this proxy statement/offering circular. The selected data presented below for the six months ended June 30, 2015, which is unaudited, is not necessarily indicative of the results that may be expected for future periods.

	(Unaudited) At June 30, 2015	At December 31,
(In thousands)		2014	2013
Total assets	$223,703	$227,347	$228,460
Cash and cash equivalents	8,126	12,532	9,991
Investment securities available-for-sale	15,203	16,555	22,517
Investment securities held-to-maturity	4,073	5,656	7,413
Loans and leases, net	171,884	168,845	165,194
Deposits	181,640	188,974	189,790
Federal Home Loan Bank advances	8,638	5,410	6,402
Total equity	16,833	16,787	20,894

	(Unaudited) Six Months Ended June 30, 2015	For the Year Ended December 31,
(In thousands)		2014	2013
Interest income	$4,571	$9,539	$9,557
Interest expense	475	1,154	1,253
Net interest income	4,096	8,385	8,304
Provision for loan losses	751	1,979	276
Net interest income after provisions for loan losses	3,345	6,406	8,028
Non-interest income	1,079	2,314	1,852
Non-interest expense	4,618	8,505	8,561
Income before income taxes	(194)	215	1,319
Income tax expense	(197)	(182)	(464)
Net income	3	397	1,783

	(Unaudited) June 30, 2015	December 31,
		2014	2013
Regulatory Capital Ratios(1):
Common equity tier 1 ratio (*)	8.2%	—%	—%
Tier 1 leverage capital ratio (to adjusted total assets)	9.4	8.2	10.5
Tier 1 capital (to risk-weighted assets)	10.7	9.7	12.6
Total risk-based capital (to risk-weighted assets)	11.9	11.1	13.8

*	Common Equity Tier 1 capital ratio, in accordance with Basel III capital requirements, was required by applicable regulatory authorities beginning March 31, 2015.

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.5%	1.4%	1.5%
Allowance for loan losses as a percent of non-performing loans	45.9	96.7	53.3
Net charge-offs to average outstanding loans during the period	0.3	1.2	0.1
Non-performing loans as a percent of total loans	3.3	1.4	2.8
Non-performing assets as a percent of total assets	2.6	1.1	2.0

Selected Unaudited Consolidated Pro Forma Financial Data of Planters and Covenant

The following table shows selected unaudited consolidated pro forma financial data reflecting the merger of Planters with Covenant, assuming the companies had been combined at the dates and for the periods shown. The unaudited pro forma statement of condition amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to unaudited pro forma combined condensed consolidated financial information contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Condensed Consolidated Financial Information.” The unaudited pro forma financial data in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Planters and Covenant been combined as of the dates and for the periods shown.

(In thousands)	(Unaudited) At June 30, 2015
Total assets	$1,051,018
Cash and cash equivalents	38,009
Investment securities available-for-sale	352,934
Investment securities held-to-maturity	10,983
Loans and leases, net	580,959
Deposits	924,176
Federal Home Loan Bank advances	19,817
Total stockholders’ equity	90,578

(In thousands)	(Unaudited) Six Months Ended June 30, 2015
Interest income	$18,781
Interest expense	2,308
Net interest income	16,473
Provision for loan losses	1,564
Net interest income after provisions for loan losses	14,909
Non-interest income	4,104
Non-interest expense	13,295
Income before income taxes	5,718
Income tax expense	1,228
Net income	4,490

MARKET PRICES AND DIVIDENDS

Stock Prices

Neither the stock of Planters nor the stock of Covenant is traded on or listed on any stock exchange or quoted on any inter-dealer quotation system. As a result, the market value of the shares of each entity cannot be readily determined. However, Planters and Covenant are aware of limited private transactions in their respective shares. During the past 24 months, Planters is aware of 19 private transactions, with the highest price paid to acquire a share of Planters common stock of $263.00. During the past 24 months, Covenant is aware of nine (9) private transactions involving sale of its shares of common stock, excluding any new stock issuances pursuant to outstanding warrants or otherwise. These nine (9) transactions involve the transfer of 15,150 shares, with the highest price paid to acquire a share of Covenant common stock of $10.00.

In addition, Planters has also received yearly stock valuations for the past several years, and the resulting valuations have been:

Year-End 2014	Year-End 2013	Year-End 2012
$263.00	$250.00	$247.00

Dividends

After the merger, Planters expects to pay (when, as and if declared by Planters’ board of directors) regular cash dividends consistent with past practices. While Planters has recently paid dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Planters common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Planters.

As a holding company, Planters is ultimately dependent upon Planters Bank to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Planters Bank limit the payment of dividends and other distributions by Planters Bank to Planters and may therefore limit Planters’ ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Planters Bank to pay dividends to Planters, or Planters to pay dividends to its stockholders, if such limits were deemed appropriate to preserve certain capital adequacy requirements.

The cash dividends paid per common share by each entity in the past three years is as follows:

	2014	2013	2012
Covenant	$0.20	$0.00	$0.00
Planters	$13.00	$13.00	$13.00

THE COVENANT SPECIAL MEETING

This section contains information for Covenant stockholders about the Covenant Special Meeting. We are mailing this proxy statement/offering circular to you, as a Covenant stockholder, on or about December 30, 2015. Together with this proxy statement/offering circular, we are also sending to you a notice of the Covenant Special Meeting and a form of proxy card that Covenant’s board of directors is soliciting for use at the Covenant Special Meeting and at any adjournments or postponements of the Covenant Special Meeting.

This proxy statement/offering circular is also being furnished by Planters to Covenant stockholders as a prospectus in connection with the issuance of shares of Planters’ common stock upon the effective time of the merger.

Date, Time and Place of Covenant Special Meeting

The Covenant Special Meeting will be held at the Southaven office of Covenant Bank, located at 232 Goodman Road West, Southaven, Mississippi 38671, on January 27, 2016, at 10:00 a.m., local time.

Matters to Be Considered

At the Covenant Special Meeting, you will be asked to consider and vote upon the following matters:

•	A proposal to approve the Agreement and the transactions it contemplates; and
•	The adjournment proposal, if necessary.

Recommendation of the Covenant Board of Directors

Covenant’s board of directors has determined that the merger, the Agreement and the transactions contemplated by the Agreement are advisable and in the best interest of Covenant and its stockholders and that the terms and conditions of the merger and the Agreement are fair to its stockholders. Covenant’s board of directors unanimously recommends that Covenant stockholders vote “FOR” approval of the Agreement and “FOR” the adjournment proposal, if necessary. See “The Covenant Proposals — Covenant’s Reasons for the Merger” on page 23 for a more detailed discussion of the factors considered by Covenant’s board of directors in reaching its decision to approve the Agreement.

Record Date and Quorum

Covenant’s board of directors has fixed the close of business on December 7, 2015 as the record date for determining the holders of Covenant common stock entitled to receive notice of and to vote at the Covenant Special Meeting.

As of the record date, there were 1,664,033 shares of Covenant common stock outstanding and entitled to vote at the Covenant Special Meeting held by approximately 444 holders of record. Each share of Covenant common stock entitles the holder to one vote at the Covenant Special Meeting on each proposal to be considered at the Covenant Special Meeting.

The presence at the Covenant Special Meeting, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote thereat will constitute a quorum for the transaction of business. Shares that are present, or represented by a proxy, at the Covenant Special Meeting and any postponement or adjournment thereof will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote (or instruct its bank or broker how to vote) on any particular matter, or “abstains” on any matter. If a quorum is not present at the Covenant Special Meeting, the Covenant Special Meeting will be adjourned until the holders of the number of shares required to constitute a quorum are represented.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Covenant common stock entitled to vote at the Covenant Special Meeting. You are entitled to one vote for each share of Covenant common stock you held as of the record date. Because approval is based on the affirmative vote of a majority of shares outstanding, your failure to vote, failure to instruct your bank or broker with respect to the proposal to approve the Agreement, or an abstention will have the same effect as a vote against approval of the Agreement.

The adjournment proposal, if necessary, will be approved if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal at the Covenant Special Meeting. A failure to vote, failure to instruct your bank or broker with respect to the adjournment proposal, or an abstention will have no effect on the adjournment proposal.

Voting and/or Non-Competition Agreements

As an inducement to and condition of Planters’ willingness to enter into the Agreement, certain directors and/or executive officers of Covenant have entered into Voting and Support Agreements with Planters pursuant to which the directors and/or executive officers have agreed to vote (or caused to be voted) the shares of Covenant common stock beneficially owned by them in favor of approval of the Agreement and the transactions it contemplates at any Covenant stockholder meeting held in conjunction with the merger. Similarly, certain directors and executive officers of Covenant have entered into Lock-Up Agreements with Planters pursuant to which such directors and executive officers have agreed that for a period of 180 days from the effective date of the merger the individuals will not without the prior written consent of Planters offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warranty for the sale of or otherwise dispose of or transfer any shares of Covenant common stock. The directors have also executed Non-Competition Agreements agreeing that until the second anniversary date of the closing, the directors will not, within 50 miles of any office of Planters, carry on or engage in any competitive business against Planters. The number of shares of Covenant common stock that are beneficially owned and entitled to vote by directors and/or executive officers of Covenant that have signed the documents referenced above is 431,542 or 25.9% of the total shares of Covenant common stock outstanding on the record date.

Voting of Proxies; Incomplete Proxies

Each copy of this proxy statement/offering circular mailed to holders of Covenant common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a stockholder of record, you should compete and return the proxy card accompanying this proxy statement/offering circular, or call the toll-free telephone number as described in the instructions included with your proxy card or voting instruction card, regardless of whether you plan to attend the Covenant Special Meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

Covenant stockholders should not send Covenant stock certificates with their proxy cards. After the merger is completed, holders of Covenant common stock will be mailed a transmittal form with instructions on how to exchange their Covenant stock certificates for the Merger Consideration.

All shares represented by valid proxies (including those given by telephone) that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the Agreement and “FOR” approval of the adjournment proposal, if necessary. No matters other than the matters described in this proxy statement/offering circular are anticipated to be presented for action at the Covenant Special Meeting or at any adjournment or postponement of the Covenant Special Meeting.

Shares Held in Street Name; Broker Non-Votes

If you hold your shares of Covenant common stock in the name of a bank, broker or other nominee and do not provide voting instructions to the bank, broker or other nominee, your shares will not be voted on the proposal to adopt the Agreement or the adjournment proposal. This is called a broker non-vote. In the case of a broker non-vote, the bank, broker or other nominee can register your shares as being present at the Covenant Special Meeting for purposes of determining the presence of a quorum, but will not be able to vote on any of the proposals. Therefore, if your broker, bank or other nominee holds your shares of Covenant common stock in “street name,” your broker, bank or other nominee will vote your shares of Covenant common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/offering circular.

Revocability of Proxies and Changes to a Covenant Stockholder’s Vote

If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Covenant’s secretary, (3) voting again by telephone, or (4) attending the Covenant Special Meeting in person, notifying the secretary, and voting by ballot at the Covenant Special Meeting.

Any stockholder entitled to vote in person at the Covenant Special Meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Covenant’s secretary) of a stockholder at the Covenant Special Meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Covenant Financial Corporation
206 Sharkey Avenue
Clarksdale, Mississippi 38614
Attention: Willis Frazer

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

Covenant will bear the cost of soliciting proxies from you, except that Planters will bear the cost of printing this proxy statement/offering circular and all filing fees paid to the SEC in connection with this proxy statement/offering circular. In addition to solicitation of proxies by mail, Covenant will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Covenant common stock and secure their voting instructions. Covenant will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Covenant may use directors, officers and several of its regular employees, who will not be specially compensated, to solicit proxies from the Covenant stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Covenant Special Meeting

All holders of Covenant common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Covenant Special Meeting. Stockholders of record can vote in person at the Covenant Special Meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Covenant Special Meeting. If you plan to attend the Covenant Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Covenant reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Covenant Special Meeting is prohibited without Covenant’s express written consent.

Assistance

If you have any questions concerning the merger or this proxy statement/offering circular, would like additional copies of this proxy statement/offering circular or need help voting your shares of Covenant common stock, please contact the following:

Covenant Financial Corporation
206 Sharkey Avenue
Clarksdale, Mississippi 38614
Attention: Willis Frazer

THE COVENANT PROPOSALS

Proposal 1: Approval of the Agreement

Covenant is asking its stockholders to approve the Agreement. For a detailed discussion of the terms and conditions of the Agreement, see “The Agreement.” As discussed in the section entitled “The Covenant Proposals — Covenant’s Reasons for the Merger,” after careful consideration, the board of directors unanimously approved the Agreement. The Covenant board of directors unanimously recommends the Agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Covenant and Covenant stockholders.

Required Vote

The approval of the Agreement requires the affirmative vote of the holders of a majority of the shares of Covenant common stock outstanding and entitled to vote. Failures to vote, votes to abstain and broker non-votes, if any, will have the effect of votes “AGAINST” the proposal.

The Covenant board of directors unanimously recommends that Covenant stockholders vote “FOR” the approval of the Agreement.

Proposal 2: Adjournment Proposal

Covenant stockholders are being asked to adjourn the Covenant Special Meeting, if necessary, to solicit additional proxies in favor of the approval of the Agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

If at the Covenant Special Meeting there are an insufficient number of shares of Covenant common stock present in person or represented by proxy and voting in favor of the approval of the Agreement, Covenant may move to adjourn the Covenant Special Meeting in order to enable the Covenant board of directors to solicit additional proxies for approval of such proposal. If the Covenant stockholders approve this proposal, Covenant could adjourn the Covenant Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Covenant stockholders who have previously voted. If the date of the adjournment is not announced at the special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Required Vote

The adjournment proposal, if necessary, will be approved if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal at the Covenant Special Meeting. Failures to vote, broker non-votes and votes to abstain, if any, will not have an effect on the adjournment proposal.

The Covenant board of directors unanimously recommends that Covenant stockholders vote “FOR” the adjournment proposal, if necessary.

Covenant’s Reasons for the Merger

After careful consideration, at its meeting on July 22, 2015, the board of directors of Covenant determined that the merger, the Agreement and the transactions contemplated therein are advisable and in the best interests of Covenant and its stockholders and that the terms and conditions of the merger and the Agreement are fair to the stockholders of Covenant. Accordingly, the board of directors of Covenant approved and adopted the Agreement and unanimously recommends that Covenant stockholders vote “FOR” approval of the Agreement.

In reaching its decision to approve the Agreement and related transactions and recommend their approval to stockholders, the Covenant board of directors consulted with senior management and Gerrish McCreary Smith, P.C. and GMS and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	A review of, and the board of directors’ understanding of, the historical financial statements and condition of Covenant and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of Covenant;

•	The business strategy and strategic plan of Covenant, and the expectations relating to the proposed merger, based on discussions with management of Planters;
•	A review of the risks and prospects of Covenant remaining independent, including the challenges to maintaining a small community bank subsidiary in the prevailing financial and regulatory climate versus aligning Covenant with a well-capitalized, well-run larger organization;
•	The board of directors’ views of the current and prospective state of the financial services industry, including the current economic environment in the markets in which Covenant operates, the interest rate environment, increased competition in the financial services industry, and the regulatory environment in which Covenant and Covenant Bank operate;
•	The potential advantages and disadvantages of the type, mix and amount of the Merger Consideration, its premium to market value and book value of Covenant common stock, and comparability with respect to premiums paid in comparable transactions;
•	The possibility of merging with other potential acquirers and the merger consideration which could reasonably be expected from other potential acquirers with apparent ability to consummate the acquisition of Covenant;
•	The board of directors’ understanding of Planters’ business, operations, financial condition, asset quality, earnings and prospects, as well as the complementary geographic footprints of the two organizations, and the complementary nature of the cultures of the two organizations, which Covenant management believes should facilitate integration of the two organizations and allow the combined organization to take advantage of the synergies potentially available in the merger to create the opportunity for the combined organization to have superior future earnings and prospects compared to Covenant’s earnings and prospects on a stand-alone basis;
•	The diversification of credit risk in terms of both types of lending and geographic coverage and the minimal overlapping credits;
•	The relative financial strength of Planters as a merger partner compared to other potential acquirers based on Planters’ historical revenues and revenue expectations over the near and long term;
•	The ability of Planters to pay the Merger Consideration;
•	The ability of Planters to complete a merger transaction from a financial and regulatory perspective;
•	The board of directors’ belief that the merger is likely to increase value to Covenant stockholders in part due to the opportunity Covenant stockholders who receive Stock Consideration will have to participate in the future performance of the combined organization resulting from the merger;
•	The understanding that the Stock Consideration (0.0451 of a share of Planters common stock per share) and the Cash Consideration ($0.25 per share) each were fixed and would not fluctuate;
•	The current and historical prices of Covenant’s common stock, the lack of liquidity in Covenant’s common stock due to the fact that Covenant is a private company and the fact that the Merger Consideration represented approximately 121.10 percent to the book value per share of Covenant common stock on June 30, 2015;
•	The current and historical market prices of Planters’ common stock and Planters’ dividend history;
•	The geographic fit and increased customer convenience of the branch networks of the combined entity;
•	The anticipated effect of the acquisition on Covenant’s employees;
•	The continuity provided by Planters’ longstanding history of serving the same customers and communities served by Covenant Bank;
•	The financial analyses presented by GMS, Covenant’s financial advisor, and the oral
•	opinion of GMS delivered on , 2015, subsequently confirmed by a written

•	opinion dated , 2015, to the effect that, as of the date of such opinion, and
•	based upon and subject to the assumptions, limitations, qualifications and conditions described in GMS’ opinion, the acquisition of Covenant by Planters in accordance with the provisions of the Agreement was fair, from a financial point of view, to Covenant stockholders, as more fully described below under “The Covenant Proposals — Fairness Opinion of Covenant’s Financial Advisor” beginning on page 26 and which opinion is included as Annex B to this proxy statement/offering circular;
•	The financial and other terms of the Agreement, including the Merger Consideration, tax treatment and deal protection and termination fee provisions, which the board of directors’ reviewed with its outside financial and legal advisors, including:
º	the ability of the board of directors, subject to certain conditions, including the payment of a termination fee under certain circumstances, to exercise its fiduciary duties to consider potential superior alternative transactions and to change its recommendation to Covenant’s stockholders to approve the Agreement;
º	that the date in the Agreement by which the merger must be completed allows for sufficient time to complete the merger but evidences Planters’ intent to consummate the merger expeditiously; and
º	the level of effort that Planters must use under the Agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of a burdensome condition of the type described in “Regulatory Approvals Required for the Merger” on page 37;
•	That Covenant stockholders are entitled to dissenters’ rights in connection with the merger;
•	The review by the board of directors with its legal advisor of the provisions of the Agreement, including the provisions of the Agreement designed to enhance the probability that the merger will be completed;
•	The board of directors’ review and discussions with Covenant’s management and outside advisors concerning the due diligence examination of the operations, financial condition, regulatory compliance, regulatory compliance programs and prospects of Planters;
•	The terms of the Agreement, including the representations and warranties of the parties, the covenants, the consideration, the termination provision, the benefits to Covenant Bank’s employees and the circumstances under which the Covenant board of directors may consider a superior proposal;
•	The increased legal lending limit available to borrowers by reason of the merger;
•	The likelihood of expeditiously obtaining the necessary regulatory approvals without unusual or burdensome conditions;
•	The long-term and short-term interest of Covenant and its stockholders, the interests of the employees, customers, creditors and suppliers of Covenant, and community and societal considerations including those of the communities in which Covenant Bank maintains offices;
•	Covenant’s legal advisors’ expectation that the merger will qualify as a transaction of a type that is generally tax-free for United States federal income tax purposes to Covenant, Planters and Covenant stockholders who receive the Stock Consideration; and
•	The opportunities for cost savings resulting from economies of scale, increased efficiencies of operations and the development and availability of new products and services to customers that come from a merger with a larger institution.

The board of directors of Covenant also considered a number of potentially negative factors outlined below in its deliberations concerning the Agreement and the merger, but concluded that the anticipated benefits of the merger were likely to outweigh substantially these potential negative factors. The potential negative factors included:

•	That Covenant will no longer exist as an independent company and that Covenant stockholders may have less influence with Planters after consummation of the merger than they may have with Covenant currently;
•	The potential adverse effect on Covenant stockholders from a decrease in the trading price of Planters common stock during the pendency of the merger, because the Stock Consideration is based on a fixed exchange ratio of shares of Planters common stock to Covenant common stock;
•	The risk that, while Covenant expects that the merger will be consummated, all conditions to the parties’ obligations to complete the Agreement may not be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, or that a burdensome condition may be imposed in connection with such approval, and, as a result, the merger may not be consummated;
•	The risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Covenant and Planters;
•	The restrictions on the conduct of Covenant’s business prior to the consummation of the merger, which are customary for merger agreements of this type that involve financial institutions, but which, subject to specific exceptions, could delay or prevent Covenant from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Covenant absent the pending consummation of the merger;
•	The significant risks and costs involved in connection with entering into and consummating the merger, or failing to consummate the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential adverse effect on business and customer relationships;
•	That Covenant would be prohibited from affirmatively soliciting acquisition proposals after execution of the Agreement, and the possibility that the $750,000 termination fee payable by Covenant following the termination of the Agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Covenant; and
•	The possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the board of directors of Covenant is not intended to be exhaustive, but is believed to include the material factors considered by the board of directors of Covenant. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors of Covenant did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the board of directors of Covenant may have given different weight to different factors. The board of directors of Covenant conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Covenant management and Covenant’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The board of directors of Covenant viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Fairness Opinion of Covenant’s Financial Advisor

Gerrish McCreary Smith Consultants, LLC, referred to as GMS, was engaged by Covenant as financial advisor in connection with the merger. GMS is a nationally recognized legal and consulting firm with substantial expertise in transactions similar to the merger. As part of its legal and consulting activities, GMS is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. GMS acted as financial advisor to assist Covenant in assessing the fairness of the acquisition of Covenant by Planters in connection with the proposed merger and participated in certain negotiations leading to the execution of the Agreement.

On October 7, 2015, GMS, Covenant’s financial advisor in connection with the merger, rendered to Covenant’s Board of Directors an Opinion that, as of July 22, 2015, and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the written Opinion, the acquisition of Covenant by Planters pursuant to the Agreement is fair to the holders of Covenant common stock from a financial point of view as of July 22, 2015.

The full text of GMS’ written opinion, dated October 6, 2015, is attached as Annex B to this proxy statement and is incorporated herein by reference. Holders of Covenant common stock are urged to read the opinion carefully and in its entirety in connection with this proxy statement/offering circular. The opinion of GMS will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

GMS’ opinion speaks only as of the date of the opinion. The opinion is directed to the Covenant board of directors and addresses only the fairness, from a financial point of view, of the acquisition of Covenant by Planters in accordance with the provisions of the Agreement as of July 22, 2015. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Covenant stockholder as to how the stockholder should vote on the merger at the Covenant Special Meeting.

In connection with rendering its opinion, GMS:

•	Reviewed the Agreement;
•	Reviewed certain publicly-available financial information of Covenant, Planters and their affiliates which was deemed to be relevant;
•	Reviewed certain information relating to the business, earnings, cash flows, assets, liabilities, liquidity and prospects of Covenant and Planters;
•	Reviewed materials detailing the merger, including the Agreement;
•	Conducted conversations with members of the board of directors, senior management or other representatives of Covenant and senior management of Planters regarding the matters described in the above clauses, as well as their respective businesses and prospects before and after giving effect to the merger;
•	Compared certain financial metrics of Covenant and Planters to similarly-situated banks and thrifts;
•	Analyzed the terms of the merger relative to similarly-situated prior mergers and acquisitions involving a depository institution as the selling entity;
•	Analyzed the impact of the merger on certain balance sheet and capital ratios of Planters as of June 30, 2015;
•	Analyzed the consideration offered relative to Covenant’s book value and tangible book value as of June 30, 2015;
•	Analyze the consideration offered relative to Covenant’s stand-alone estimated earnings per share for ten-year projection period, which projections were independently developed by GMS;
•	Reviewed the overall environment for depository institutions in the United States; and
•	Conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed appropriate for purposes of its opinion, including its assessment of general economic, market and monetary conditions.

In preparing the opinion, GMS assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it or otherwise publicly available for the purposes of the opinion. GMS relied upon publicly available information, without independent verification, that GMS believed to be reliable, accurate, and complete; however, GMS cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. GMS was not engaged to express, and is not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between Covenant and Planters. In addition, GMS has assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party. GMS has also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Covenant, Planters and their affiliates since either (i) the date of the last financial statements made available to GMS and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities. GMS did not make an independent evaluation of the assets or liabilities of Covenant, Planters or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities.

The projections used by GMS in certain of its analyses were independently prepared by it and subsequently reviewed by Covenant’s senior management team. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, GMS assumed that, in all respects material to its analyses:

•	The merger will be completed substantially in accordance with the terms set forth in the Agreement with no additional payments or adjustments to the merger consideration;
•	The representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;
•	Each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
•	All material conditions to the completion of the merger will be satisfied without any waiver; and
•	In the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial conditions of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

GMS further assumed that the merger will be accounted for using the Acquisition Method of Accounting in accordance with FASB 141(R) and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, GMS made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of GMS, Covenant and Planters. Any estimates contained in the analyses performed by GMS are not necessarily indicative of actual values or future results, which are inherently subject to substantial uncertainty and may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The following is a summary of the material analyses provided by GMS to the Covenant board of directors on October 7, 2015, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the GMS opinion or the presentation made by GMS to the Covenant board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, GMS did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, GMS believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal

The outstanding shares of Covenant common stock will be converted into the right to receive the 0.0451 shares of Planters’ common stock and $0.25 in cash for each share of Covenant stock upon surrender of the certificate formally evidencing such Covenant shares.

Based upon the financial information, as adjusted, at June 30, 2015, GMS calculated the following transaction ratios:

Transaction Value/Book Value per Share	121.10%
Transaction Value/Last Twelve Months Earnings per Share	NM

Market Trade Analysis

GMS reviewed information related to non-affiliate trading in Covenant’s common stock since January 1, 2014. According to the information provided by Covenant management, there were five separate non-affiliate trades of Covenant’s common stock since January 1, 2014. The assigned value of $12.25 per share is 122.5% of the highest non-affiliate trade in the Company’s common stock of $10.00 per share since January 1, 2014 and is 173.3% of the average, volume weighted trading price of $7.07 per share for all trades in Covenant common stock since January 1, 2014.

Public Comparable Analysis

GMS reviewed publicly available information related to comparable publicly traded banks and thrifts. The selected companies include 73 companies involving banks and thrifts headquartered in Alabama Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia (the “Southeast Region”). The selected comparable companies meet the following criteria:

•	The company’s total assets were between $100 and $500 million;
•	The company’s last 12-months return on average assets was no greater than 0.8%;
•	The company was headquartered in the Southeast Region; and
•	The company was not a mutual holding company.

The selected comparable companies include:

Institution Name	City, State
AB&T Financial Corporation	Gastonia, NC
Bank of McKenney	McKenney, VA
Bank of the James Financial Group, Inc.	Lynchburg, VA
Bay Banks of Virginia, Inc.	Kilmarnock, VA
BlueHarbor Bank	Mooresville, NC
Calhoun Bankshares, Inc.	Grantsville, WV
Cardinal Bankshares Corporation	Floyd, VA
Carolina Alliance Bank	Spartanburg, SC
Carolina Trust Bank	Lincolnton, NC
CB Financial Corporation	Wilson, NC
CCF Holding Company	Jonesboro, GA
Citizens B & T Holdings, Inc.	Guntersville, AL

Institution Name	City, State
Citizens Bancshares Corporation	Atlanta, GA
Citizens Community Bank	South Hill, VA
Citizens Financial Corp.	Elkins, WV
CNB Financial Services, Inc.	Berkeley Springs, WV
Community Bank of South Florida, Inc.	Homestead, FL
Community Capital Bancshares, Inc.	Albany, GA
Community First Bancorporation	Seneca, SC
Congaree Bancshares, Inc.	Cayce, SC
Cordia Bancorp Inc.	Midlothian, VA
Cornerstone Bancorp	Easley, SC
Cornerstone Bancorp, Inc.	Saint Petersburg, FL
First Advantage Bancorp	Clarksville, TN
First Alliance Bancshares, Inc.	Cordova, TN
First Century Bankshares, Inc.	Bluefield, WV
First Citrus Bancorporation, Inc.	Tampa, FL
First Community Corporation	Rogersville, TN
First National Bank of Mount Dora	Mount Dora, FL
First National Bankshares Corp.	Ronceverte, WV
First Sentry Bancshares, Inc.	Huntington, WV
First South Bancorp, Inc.	Spartanburg, SC
First West Virginia Bancorp, Inc.	Wheeling, WV
FMB Equibanc, Inc.	Statesboro, GA
Freedom Bank of Virginia	Fairfax, VA
Georgia Bancshares, Inc.	Peachtree City, GA
Grayson Bankshares, Inc.	Independence, VA
Great State Bank	Wilkesboro, NC
HCSB Financial Corporation	Loris, SC
Heritage Bankshares, Inc.	Norfolk, VA
Highlands Bankshares, Inc.	Petersburg, WV
HomeTown Bankshares Corporation	Roanoke, VA
Independence Bancshares, Inc.	Greenville, SC
InsCorp, Inc.	Nashville, TN
Jefferson Security Bank	Shepherdstown, WV
KS Bancorp, Inc.	Smithfield, NC
LifeStore Financial Group (MHC)	West Jefferson, NC
M&F Bancorp, Inc.	Durham, NC
MainStreet Bank	Fairfax, VA
MCNB Banks, Inc.	Welch, WV
Mountain-Valley Bancshares, Inc.	Elkins, WV
Oak View National Bank	Warrenton, VA
OptimumBank Holdings, Inc.	Fort Lauderdale, FL
Paragon Financial Solutions, Inc.	Memphis, TN
Peoples Bankshares, Incorporated	Montross, VA
Pilot Bancshares, Inc.	Tampa, FL
Pinnacle Bankshares Corporation	Altavista, VA
Potomac Bancshares, Inc.	Charles Town, WV
Premara Financial, Inc.	Charlotte, NC
Prime Meridian Holding Company	Tallahassee, FL
Professional Holding Corp.	Coral Gables, FL
Regent Bancorp, Inc.	Davie, FL
Regional Bankshares, Inc.	Hartsville, SC
Security Bancorp, Inc.	McMinnville, TN

Institution Name	City, State
SmartFinancial, Inc.	Knoxville, TN
Sound Banking Company	Morehead City, NC
South Atlantic Bancshares, Inc.	Myrtle Beach, SC
Southeastern Banking Corporation	Darien, GA
Sunshine Bancorp, Inc.	Plant City, FL
Sunshine Financial, Inc.	Tallahassee, FL
Tidelands Bancshares, Inc.	Mount Pleasant, SC
Village Bank and Trust Financial Corp.	Midlothian, VA
Virginia Community Bankshares, Inc.	Louisa, VA

To perform this analysis, GMS used publicly available financial information as of or for the twelve-month period ended June 30, 2015. Market price information was as reported on June 30, 2015, which was the most recently available reporting data provided by SNL Financial. Certain financial data prepared by GMS, and referenced in the table presented below, may not correspond to the data presented in Covenant’s historical financial statements as a result of the different periods, assumptions and methods used by GMS to compute the financial data presented. The average and median financial metrics of the comparable companies and the common stock of Covenant valued at $12.25 per share are as follows:

Financial Metric	CFC Valued at $12.25 per Share	CFC Guideline Median	CFC Guideline Average
Price/LTM EPS	NM	14.50	16.21
Price/LTM Core EPS	NM	16.60	23.46
Price/Book	121.05	79.69	87.56
Price/Tangible Book	121.05	81.66	92.42
Price/Assets	9.12	6.84	6.87
Annual Dividend Rate	0.20	0.30	0.36
Dividend Yield	1.63	0.88	1.41

No company used as a comparison in the above analysis is identical to Covenant or Planters. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Contribution Analysis

In evaluating the transaction, GMS considered a contribution analysis. This analysis determines the percentage of the combined company that should be owned by the current Planters stockholders and the current Covenant stockholders based on each organization’s contribution to the combined organization’s earnings, equity and assets in a 100% stock transaction. The contribution analysis applies a weighting to each of these contributions based on their importance to overall value of the combined company. Since, in the view of GMS, corporate earnings are the primary determination of corporate value, the contribution analysis weighs earnings at 50%. The contribution analysis weights equity at 45% and assets at 5%. This weighting factor is considered to be appropriate since, in the view of GMS, equity is significantly more important than assets when determining corporate value.

The contribution analysis uses the earnings, equity and assets for each organization as of June 30, 2015. The assumed annual income for each organization is estimated based on last 12-months’ income through June 30, 2015. Based on the assigned weight factors, in a 100% stock transaction, the Covenant stockholders should own 9.72% of the combined organization, and the Planters stockholders should own 90.28% of the combined organization. Based on Planters’ 418,686 shares of common stock outstanding as of July 22, 2015, the contribution analysis would require Planters to issue 45,067 shares of common stock to the Covenant shareholders in a 100% stock transaction. The issuance of 45,067 shares would result in 463,753 shares of Planters common stock outstanding with the Covenant shareholders owning 9.72% of the combined organization and the Planters shareholders owning 90.28% of the combined organization.

Planters’ acquisition of Covenant is structured so that a significant portion of the transaction consideration is Planters common stock. However, adjustment to the contribution analysis is necessary to account for the issuance of the cash consideration in the amount of $472,708. This adjustment is completed by dividing the amount of cash consideration by the per share value of Planters common stock, and reducing that number of shares from the required transaction consideration. This results in a required issuance of 44,022 shares of Planters common stock to the Covenant stockholders based on the contribution analysis. Assuming no Covenant shareholders dissent from the transaction, the transaction will result in the issuance of 74,856 shares of Planters common stock, which exceeds the required issuance as adjusted in the contribution analysis by 30,834 shares. The issuance of the excess of the 30,834 shares valued at $266 per share results in the exchange of $8,201,942 more in stock consideration than is required using the contribution analysis.

Comparable Transaction Analysis

GMS reviewed publicly available information related to comparable mergers and acquisitions. That analysis includes a review of comparable transactions that occurred in both the Southeast Region and the United States since January 1, 2014. The selected transactions included 50 transactions announced from January 1, 2014 through July 22, 2015 involving target banks headquartered in the Southeast Region where the target bank had assets of between $100 and $500 million.

The selected transactions are described in the following table:

Acquirer (City, State)			Target (City, State)
Achieva Credit Union	Dunedin	FL	Calusa Financial Corporation, Inc.	Punta Gorda	FL
American National Bank and Trust Company	Danville	VA	MainStreet BankShares, Inc.	Martinsville	VA
Ameris Bank	Moultrie	GA	Coastal Bankshares, Inc.	Savannah	GA
Ameris Bank	Moultrie	GA	Merchants & Southern Banks of Florida, Inc.	Gainesville	FL
Bank of the Ozarks	Little Rock	AR	Bank of the Carolinas Corporation	Mocksville	NC
BankFirst Financial Services	Columbus	MS	Newton County Bancorporation, Inc.	Newton	MS
Bank of North Carolina	High Point	NC	Harbor Bank Group, Inc.	Charleston	SC
Carolina Alliance Bank	Spartanburg	SC	PBSC Financial Corporation	Greenville	SC
National Commerce Corporation	Birmingham	AL	United Group Banking Company of Florida, Inc.	Longwood	FL
Citizens Bancorp Investment, Inc.	Lafayette	TN	TraCorp, Inc.	Tullahoma	TN
Commerce Union Bank	Springfield	TN	Reliant Bank	Brentwood	TN
Community & Southern Holdings, Inc.	Atlanta	GA	Alliance Bancshares, Inc.	Dalton	GA
Community & Southern Bank	Atlanta	GA	Community Business Bank	Cumming	GA
EVB	Tappahannock	VA	Virginia Company Bank	Newport News	VA
First American Bank	Elk Grove Village	IL	Bank of Coral Gables	Coral Gables	FL
First Citizens Bancshares, Inc.	Dyersburg	TN	Southern Heritage Bancshares, Inc.	Cleveland	TN
First Tennessee Bank, National Association	Memphis	TN	TrustAtlantic Financial Corporation	Raleigh	NC
First Landmark Bank	Marietta	GA	Midtown Bank & Trust Company	Atlanta	GA
First National Bankers Bank	Baton Rouge	LA	Independent Bankers’ Bank of Florida	Lake Mary	FL
FirstBank	Lexington	TN	Northwest Georgia Bank	Ringgold	GA
First State Bank	Waynesboro	MS	Jones County Bancshares, Inc.	Laurel	MS
Grand Savings Bank	Grove	OK	Decatur State Bank	Decatur	AR
Hamilton State Bank	Hoschton	GA	Highland Financial Services, Inc.	Marietta	GA
Harbor Community Bank	Fort Pierce	FL	First America Holdings Corporation	Bradenton	FL
Harbor Community Bank	Fort Pierce	FL	Highlands Independent Bancshares, Inc.	Sebring	FL
HeritageBank of the South	Albany	GA	Alarion Financial Services, Inc.	Ocala	FL
Centennial Bank	Conway	AR	Broward Financial Holdings, Inc.	Fort Lauderdale	FL
Centennial Bank	Conway	AR	Florida Traditions Bank	Dade City	FL
HomeTrust Bank	Asheville	NC	Bank of Commerce	Charlotte	NC
Investor group			Bank of the Carolinas Corporation	Mocksville	NC
Ironhorse Financial Group, Inc.	Muskogee	OK	Benefit Bank	Fort Smith	AR

Acquirer (City, State)			Target (City, State)
Magnolia Banking Corporation	Magnolia	AR	First National Bancshares of Hempstead County, Inc.	Hope	AR
National Bank of Commerce	Birmingham	AL	Reunion Bank of Florida	Tavares	FL
NewBridge Bank	Greensboro	NC	Premier Commercial Bank	Greensboro	NC
Oconee Federal Savings and Loan Association (MHC)	Seneca	SC	Stephens Federal Bank	Toccoa	GA
Park Sterling Bank	Charlotte	NC	Provident Community Bancshares, Inc.	Rock Hill	SC
Premier Bank, Inc.	Huntington	WV	First National Bankshares Corp.	Ronceverte	WV
Private investor P. Byron DeFoor	Ooltewah	TN	AB&T Financial Corporation	Gastonia	NC
River Bank & Trust	Prattville	AL	Keystone Bancshares, Inc.	Auburn	AL
Seacoast National Bank	Stuart	FL	Grand Bankshares, Inc.	West Palm Beach	FL
ServisFirst Bank	Birmingham	AL	Metro Bancshares, Inc.	Douglasville	GA
Simmons First National Corporation	Pine Bluff	AR	Delta Trust & Banking Corporation	Little Rock	AR
SmartFinancial, Inc.	Pigeon Forge	TN	Cornerstone Bancshares, Inc.	Chattanooga	TN
Southern States Bank	Anniston	AL	Columbus Community Bank	Columbus	GA
State Bank and Trust Company	Atlanta	GA	Atlanta Bancorporation, Inc.	Atlanta	GA
Stonegate Bank	Pompano Beach	FL	Community Bank of Broward	Dania Beach	FL
Sunshine Bank	Plant City	FL	Community Southern Holdings, Inc.	Lakeland	FL
TriSummit Bank	Kingsport	TN	Community National Bank of the Lakeway Area	Morristown	TN
United Community Banks, Inc.	Blairsville	GA	MoneyTree Corporation	Lenoir City	TN
Xenith Bank	Richmond	VA	Colonial Virginia Bank	Gloucester	VA

For the transactions referred to above, GMS derived and compared the average and median deal value as a multiple of the acquired companies’ earnings, book value and assets. Using these multiples, GMS then derived a pro forma value for Covenant by taking an average value from each of these multiples. According to the comparable transaction analysis, the pro forma value of Covenant based on the average pricing multiples of similar deals in the Southeast Region that occurred between January 1, 2014 and July 22, 2015 is $17,697,776. The agreed upon transaction consideration exceeds the pro forma company value by $2,686,628 when compared to similar deals in the Southeast Region.

No company or transaction used as a comparison in the above analysis is identical to Covenant, Planters or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Future Income Analysis

GMS performed an analysis that estimated the net present value of the future income of Covenant. In performing this analysis, GMS used financial projections that incorporated estimates supplied or approved by Covenant’s management team. A range of net present values was determined by discounting Covenant’s future projected net income using a 5.00%, 7.50%, 10.00% and 12.50% discount rate. This resulted in the following range of net present values for Covenant:

Assumed Discount Rate	Present Value of Future Net Income	Excess of Consideration Over Present Value
5%	$19,687,107	$697,297
7.5%	$13,182,683	$7,201,721
10%	$9,545,237	$10,839,167
12.5%	$7,358,863	$13,025,541

For all of the above analyses, the actual results achieved by Covenant following the merger will vary from the projected results, and the variations may be material.

GMS acted as Covenant’s financial advisor in connection with the merger. Covenant has paid GMS a cash fee of $35,000 associated with GMS’ rendering of a fairness opinion. Additionally, Covenant has also agreed to reimburse GMS for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws. Gerrish McCreary Smith, PC, an affiliate of GMS, acts as legal counsel to Covenant.

Management and Board of Directors of Planters After the Merger

The directors and officers of Planters immediately prior to the effective date of the merger will continue as the directors and officers of Planters as the surviving corporation of the merger. However, two current board members of Covenant Bank will be nominated to serve on the board of directors of Planters and will continue to serve in such capacities subject to annual election by the shareholders.

Interests of Covenant’s Directors and Executive Officers in the Merger

When considering the recommendation of Covenant’s board of directors that Covenant stockholders vote for the approval of the Agreement, Covenant stockholders should be aware that some of Covenant’s directors and executive officers may have interests in the merger and have arrangements that may be different from, or in addition to, those of Covenant stockholders generally. Some of these interests include that, pursuant to the terms of the Agreement, effective as of the consummation of the merger, two members of the board of directors of Covenant will become board members of Planters. In addition, the existing executive officers of Covenant are expected to continue in executive officer positions with Planters. These interests and arrangements may create potential conflicts of interest. Covenant’s board of directors was aware of these interests and considered them, among others, when making its decision to approve the Agreement and recommend that Covenant stockholders vote in favor of the approval of the Agreement. For all of the Covenant agreements and plans described below, the completion of the transactions contemplated by the Agreement will constitute a change of control.

Change in Control Severance Agreements

As of the mailing date of this proxy statement/offering circular, Covenant was party to three (3) agreements with current employees that provide for payments to be made to each employee upon a Change in Control of Covenant, such as the merger. The aggregate amount of the Change in Control payments made from Covenant to these three (3) employees is expected to be $1,713,132. Pursuant to the terms of the Agreements, one (1) of the Change in Control payments must be made on the date the merger is consummated, and two (2) of the Change in Control payments must be made not later than the fifth day after the merger is consummated.

Indemnification and Insurance

The Agreement provides that Covenant will purchase for a period of not less than three years after the effective date appropriate insurance coverage under its current directors and officers insurance policy covering a period of not less than three years immediately preceding the effective date. All rights to indemnification and all limitations of liability existing in favor of Covenant under its existing articles of incorporation and bylaws as of the effective date of this agreement with respect to matters occurring prior to or at the effective time shall survive the merger and shall continue in full force and effect.

Dissenters’ Appraisal Rights

If the merger is consummated, holders of record of Covenant common stock who followed the procedures specified by Article 13 of the MBCA (“Mississippi Dissenters’ Rights Statute”) will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective date of the merger). Covenant stockholders who elect to follow these procedures are referred to as dissenting stockholders.

A vote in favor of the Agreement by a holder of Covenant common stock will result in a waiver of the stockholder’s right to demand payment of the “fair value” of his or her stock under Article 13 of the MBCA.

Covenant stockholders are entitled to dissenters’ rights under and pursuant to the MBCA Section 79-4-13.01, et seq. Any Covenant stockholder has the right to dissent from the merger and to demand fair value for his or her Shares. Fair value is determined between the Covenant stockholder and Covenant or by a judicial determination. Stockholders must comply strictly with the provisions of the MBCA Section 79-4-13.01, et seq. to perfect their rights.

All references in the following summary to a “stockholder” means a holder of record of stock of Covenant; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more Shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

Any shareholder or beneficial shareholder choosing to exercise their dissenter’s rights must:

a.	Deliver to Covenant before the vote on the merger is taken, written notice that the shareholder or beneficial shareholder intends to demand payment for his or her shares if the merger is effected (“Dissenter’s Notice”); and
b.	Must not vote his or her shares in favor of the proposed transaction.

Any shareholder or beneficial shareholder who fails to satisfy these two requirements is not entitled to payment for his or her shares under Mississippi Dissenters’ Rights Statutes.

If the merger is approved at the special meeting of shareholders, Covenant will deliver to each shareholder who properly satisfies each of the dissenter’s rights’ requirements a written dissenter’s notice, which will be sent not later than ten (10) days after the merger is authorized. The dissenter’s notice will include all of the following:

a.	A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenter’s rights to certify whether he or she acquired beneficial ownership of the shares before that date;
b.	A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited;
c.	A date by which the corporation must receive the payment demand, which may not be fewer than forty (40) days nor more than sixty (60) days after the date on which the dissenter’s notice is delivered; and
d.	Covenant’s estimate of the fair value of the shares;
e.	A statement that, if requested by the shareholder in writing, Covenant will provide to the shareholder, within ten (10) days after the date by which Covenant must receive the payment demand, the number of shareholders who return the forms by the specified date and the total number of shares owned by them;
f.	The date by which the notice to withdraw must be received, which date must be within twenty (20) days after the date by which Covenant must receive the payment demand; and
g.	A copy of Mississippi’s Dissenters’ Rights Statutes.

Following receipt of the Dissenter’s Notice, a shareholder or beneficial shareholder must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the Dissenter’s Notice. A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates as required by Mississippi’s Dissenters’ Rights Statutes retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

A shareholder or beneficial shareholder with certificated shares who does not demand payment by the date set in the dissenter’s notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her shares certificates where required and by the date set in the dissenter’s notice, is not entitled to payment for his or her shares under Mississippi’s Dissenters’ Rights Statutes.

A shareholder who has complied with the requirements set forth in the Dissenter’s Notice may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the Dissenter’s Notice. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

Within thirty (30) days after the date the Dissenter’s Notice form is due, the corporation shall pay each shareholder or beneficial shareholder who has complied with Mississippi’s Dissenters’ Rights Statutes the amount that Covenant estimates to be the fair value of his or her shares, plus accrued interest. The payment will be accompanied by all of the following:

a.	The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholder’s equity for that year and the latest available interim financial statements, if any;
b.	A statement of the corporation’s estimate of the fair value of the shares;
c.	A statement that shareholders who have complied with Mississippi’s Dissenters’ Rights Statutes have the right to demand further payment and that if any such shareholder does not do so within the time period specified, such shareholder shall be deemed to have accepted such payment in full satisfaction of Covenant’s obligations under Mississippi’s Dissenters’ Rights Statutes.

If a shareholder is dissatisfied with the payment or offer, the dissenter may notify Covenant of the dissenter’s estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment already received. A shareholder offered payment pursuant to Mississippi’s Dissenters’ Rights Statutes who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

A dissenter waives his or her right to demand payment unless the dissenter notifies Covenant of his or her demand in writing within thirty (30) days after Covenant made or offered payment for his or her shares.

If a shareholder’s demand for payment remains unsettled, Covenant will bring a special proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the special proceeding is not brought within the sixty (60) day period, Covenant shall be required to pay each dissenter whose demand remains unsettled the amount demanded.

Covenant will make all dissenters, whether or not residents of the State of Mississippi, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding will be served with a copy of the petition, as required by Mississippi’s applicable statutes. The jurisdiction of the court in which the special proceeding is brought is plenary and exclusive.

The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter made a party to the special proceeding is entitled judgment for any of the following:

a.	The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by Covenant; and
b.	The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice, if the corporation elects to withhold payment for such shares under the Mississippi Dissenter’s Rights Statutes.

The court, in a special proceeding brought under Mississippi’s Dissenter’s Rights, shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers appointed by the court, and shall assess the costs against Covenant. However, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

Each party shall bear their own expenses of the proceeding, except that the court may assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

a.	Against Covenant and in favor of any dissenter if the court finds the corporation did not substantially comply with all applicable requirements; or
b.	Against Covenant or against a dissenter, in favor of any other party, if the court finds the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with the respect to the rights provided by Mississippi law.

If the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may aware to these counsel and expenses reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

The foregoing summary of the rights of a dissenting stockholder is qualified in its entirety by reference to Annex C, which sets forth in full the provisions of the MBCA Section 79-4-13.01, et seq. Failure to follow the steps required by the MBCA for perfecting dissenters’ rights will result in the loss of dissenters’ rights, in which event you will only be entitled to receive the consideration with respect to your dissenting shares in accordance with the Agreement. In view of the complexity of these provisions, if you are a Covenant stockholder and are considering exercising your dissenters’ rights, you should consult your own legal advisor.

Regulatory Approvals Required for the Merger

Under the terms of the Agreement, each of Planters and Covenant is required to prepare and file applications with the appropriate regulatory agency seeking approval to consummate the merger and other transactions contemplated by the Agreement. Each party has agreed to use its reasonable best efforts to obtain all necessary regulatory approvals, non-objections or waivers required to complete the transactions contemplated by the Agreement. Such regulatory determinations include the approval of the FDIC for the subsidiary bank merger, a waiver from the Federal Reserve Board for the merger, and approval of the MDBCF for the Subsidiary Bank Merger. Covenant and Covenant Bank, as well as Planters and Planters Bank, have filed, or are in the process of filing, all necessary applications, requests, letters and notifications in order to obtain the regulatory determinations required under the Agreement. Further, the parties have received approval from the FDIC and a waiver from the Federal Reserve Board.

As of the date of the mailing of this proxy statement/offering circular, neither Planters nor Covenant is aware of any reason why such regulatory approvals, non-objections or waivers cannot be obtained in a timely manner. However, neither Planters nor Covenant can be certain when or if such approvals, non-objections or waivers will be obtained.

Accounting Treatment

The merger will be accounted for as an acquisition by Planters using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Covenant as of the effective time of the merger will be recorded at their respective fair values and added to those of Planters. Any excess of purchase price over the net fair values is recorded as goodwill. Consolidated financial statements of Planters issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Covenant.

The following is a summary description of the terms of the Agreement, a copy of which is attached as Annex A. This information is intended only to be a summary description of the Agreement. You should review the Agreement in its entirety as set forth in Annex A.

SUMMARY OF THE AGREEMENT

Merger Consideration (Pages 2 – 3 of the Agreement)

The sale of Covenant and Covenant Bank to Planters and Planters Bank will be a predominately stock transaction. The Agreement provides that, at the Effective Time of the transaction, each share of Covenant common stock shall be converted into the right to receive .0451 shares of Planters common stock and $0.25 in cash. The Agreement values each share of Planters common stock at $266.00 per share. This valuation results in the Agreement valuing each share of Covenant common stock at approximately $12.25, resulting in total compensation to Covenant shareholders of approximately $20,384,404.25 (of which $19,968,396 is Planters stock, subject to the cash-out of fractional shares, and $416,008.25 is cash). The total compensation represents approximately 51.35 times Covenant’s consolidated 2014 net income of $397,000, and approximately 121.10% of Covenant’s book value of $16,832,989 as of June 30, 2015.

The Agreement provides that Planters shall not issue fractional shares of Planters common stock for any portion of the merger consideration. In lieu of issuing fractional shares, Planters will pay the Covenant shareholders entitled to otherwise receive such fractional share cash for the fractional share in an amount equal to $266.00 per Planters share to be issued multiplied by the fractional share due to the Covenant stockholder, rounded to the nearest cent.

Structure of Merger (Pages 1 – 2 of the Agreement)

The Agreement calls for Covenant to be merged with and into Planters, with Planters surviving the transaction. At the Effective Time of that merger, the assets and liabilities of Covenant (including Covenant Bank) will become the assets and liabilities of Planters, and the separate corporate existence of Covenant will cease to exist.

The Agreement further calls for Covenant Bank to be merged with and into Planters Bank, a Mississippi state chartered commercial bank and wholly owned subsidiary of Planters, with Planters Bank surviving the merger. At the Effective Time of this merger, the assets and liabilities of Covenant Bank will become the assets and liabilities of Planters Bank, and the separate corporate existence of Covenant Bank will cease to exist. Following this merger, all Covenant Bank branches will be operated as branches of Planters Bank.

The Agreement provides that the directors and officers of Planters and Planters Bank shall be the directors and officers of Planters and Planters Bank following the closing of the transaction. However, prior to the Effective Time, Planters and Planters Bank will appoint two additional Board members to their respective Boards of Directors, each of which are to come from the current Board of Directors of Covenant, and each of which are to be selected by Planters and Planters Bank, after conferring in good faith with Covenant and Covenant Bank. The election of these Board members will be made effective at the effective time of the merger of Covenant into Planters (“Effective Time”), and the two elected individuals will be immediately appointed to the Planters and Planters Bank boards and also nominated for service as a director at the next full election of Planters and Planters Bank directors in a manner identical to the other Planters and Planters Bank directors.

Although it is anticipated that most officers and employees of Covenant Bank will continue to serve as employees of Planters Bank following the mergers, it is likely that Planters Bank will elect not to continue the employment of certain officers and/or employees of Covenant Bank following the mergers. Although Planters and Planters Bank have not identified officers and employees that will not be retained following the mergers, it is anticipated that a number of employees of Covenant Bank will be terminated following the merger transactions. The continued service and employment of all Covenant Bank officers and employees will be subject to the discretion of Planters and Planters Bank following the merger transactions.

The Agreement requires all non-employee Covenant directors to execute and agree to a Non-Compete Agreement, and requires all Covenant directors to execute Voting and Lock-Up Agreements (“Planters Agreements”). The Planters Agreements generally require each such director and officer to vote all shares of Covenant stock they own or control in favor of the transaction. Pursuant to the Planters Agreements, each director and officer is prohibited from participating, in any capacity, either individually or in any role on behalf of another business entity, in the business of acting as a commercial or retail banking business for a period of two (2) years within fifty (50) miles of any current Planters Bank or Covenant Bank location. The Planters Agreements also require each director to hold their Planters common stock for a minimum of six

(6) months following the closing of the transaction. The Planters Agreements provide a number of representations and warranties that must be made by the individuals subject thereto and that the Planters Agreements will remain in effect until the transaction closes or the Agreement is terminated. A copy of the Voting Agreement is attached to the Agreement as Exhibit A; a copy of the Lock-Up Agreement is attached to the Agreement as Exhibit B; and a copy of the Non-Competition Agreement is attached to the Agreement as Exhibit C. All directors should review the Planters Agreements in detail before executing and making themselves subject to the provisions of those documents.

The mergers will take place upon the filing of Articles of Merger with the Mississippi Secretary of State, or at such later time as may be agreed upon by the parties. It is anticipated that the mergers will become effective upon the filing of Articles of Merger with the Mississippi Secretary of State.

Representations and Warranties of Covenant and Covenant Bank (Pages 5 – 20 of the Agreement)

Covenant and Covenant Bank make a number of representations and warranties by entering into the Agreement. Further, Covenant and Covenant Bank are required to specifically disclose any instance where the representation or warranty is not strictly accurate or complied with. This disclosure, which will be made in the Disclosure Memorandum, will be included with the Agreement and provided to Planters and Planters Bank in conjunction with the signed Agreement. GMS has worked with Covenant Bank’s management to draft the Disclosure Memorandum. The representations and warranties of Covenant and Covenant Bank are summarized as follows:

•	Covenant is a Mississippi corporation in good standing under the laws of the State of Mississippi, is a bank holding company registered under the Bank Holding Company Act, and has all the corporate powers to enter into the Agreement;
•	Covenant Bank is a bank chartered and in good standing under the laws of the State of Mississippi and has all the corporate powers to enter into the Agreement;
•	True, accurate and complete copies of the Covenant Articles of Incorporation, Covenant Bylaws, Covenant Bank Charter and Covenant Bank Bylaws have been provided to Planters;
•	Covenant and Covenant Bank have power and authority to enter into the Agreement and all necessary and appropriate corporate authorizations and approvals have been provided, subject to approval of a majority of the outstanding shares of Covenant common stock and approval of Covenant’s and Covenant Bank’s applicable bank and bank holding company regulatory agencies;
•	The terms of the Agreement do not conflict with and are not prohibited by the terms and conditions of any Covenant debts, Covenant liens or assets, Covenant contracts or Covenant liabilities;
•	Covenant has 1,664,033 shares of authorized and outstanding shares of common stock, which are duly and validly issued and outstanding and are fully paid and non-assessable under Mississippi law, and were not issued in violation of and are not subject to preemptive rights;
•	Covenant’s outstanding common stock is not subject to any stock options or warrants, compensation plans, contracts which may require Covenant to sell stock, securities or other indebtedness convertible into common stock, or voting agreement or similar other arrangement;
•	Covenant Bank has 1,125,050 shares of common stock outstanding, which are duly and validly issued and outstanding and are fully paid and non-assessable, and were not issued in violation of and are not subject to preemptive rights;
•	Covenant Bank’s outstanding common stock is not subject to any stock options or warrants, compensation plans, contracts which may require Covenant Bank to sell stock, securities or other indebtedness convertible into common stock, or voting agreement or similar other arrangement;
•	Covenant has no subsidiaries other than Covenant Bank, and Covenant owns all shares of authorized and outstanding shares of Covenant Bank stock;
•	Covenant Bank is a depository institution, the deposits of which are insured by the FDIC to the maximum amount permitted by law and all premiums and assessments are current;

•	Covenant’s financial statements have been made available to Planters, and fairly present in all material respects the consolidated financial position of Covenant, Covenant Bank and any other subsidiaries;
•	Covenant has no material liabilities which are not properly accrued for on the Covenant financial statements, and Covenant has not paid or incurred any liabilities since March 31, 2015, except for liabilities incurred or paid in the ordinary course of business consistent with past practice that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as defined in the Agreement, or in connection with the transactions contemplated by the Agreement;
•	Each Covenant Bank loan agreement or similar document is evidenced by true and genuine documentation, and represents the valid and legally binding obligation of the obligor, maker, co-maker, etc. Each document is, to the knowledge of Covenant, enforceable against such obligor in accordance with its terms, subject to specified exceptions;
•	All loan information provided by Covenant to Planters is, to the knowledge of Covenant, true, correct and accurate as of the date specified therein, or if no such date is specified, as of the date the information was aggregated;
•	Covenant Bank has provided to Planters a list of all Regulation O loans as of June 30, 2015, and no such loans violate Regulation O;
•	Each loan payable to Covenant or Covenant Bank was originated or purchased by Covenant or Covenant Bank and its principal balance is shown on the financial statements as true and correct as of the date indicated therein, and to the knowledge of Covenant, contains customary and enforceable provisions to allow for the practical realization against any collateral therefore, and complies in all material respects with all applicable requirements of federal, state and local law;
•	Each outstanding loan payable to Covenant or Covenant Bank complies in all material respects with Covenant’s or Covenant Bank’s underwriting and servicing standards and customary industry practices, and is in material compliance with all applicable requirements of federal, state and local laws;
•	For each loan payable to Covenant or Covenant Bank that is secured, to the knowledge of Covenant or Covenant Bank, has a valid and enforceable lien on the collateral described in such loan documentation;
•	No Covenant or Covenant Bank loan participations where Covenant or Covenant Bank has sold loans or pools of loans contain any repurchase obligations solely on account of a payment default by the obligor on such loan;
•	Covenant has previously made available to Planters lists of the following loans as of March 31, 2015:
º	Nonaccrual loans;
º	Troubled debt restructures;
º	Loans where a specific reserve allocation exists;
º	Loans 90-days or more past due; and
º	Classified loans.
•	Since December 31, 2014, except as disclosed in the Covenant financial statements, there has been no event, change or occurrence which has had or is reasonably likely to have individually or in the aggregate, a Covenant Material Adverse Effect;
•	Covenant has not declared or paid any dividends to the holders of any Covenant common stock, and Covenant has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the Agreement, would represent or result in a material breach or violation of any covenant and agreement made by Covenant in the Agreement;

•	Except as may result from the transaction contemplated in the Agreement, neither Covenant nor Covenant Bank have, since March 31, 2015:
º	Borrowed or lent any money, except in the ordinary course of business consistent with past practice;
º	Mortgaged or otherwise subjected any asset to a lien, or sold, assigned or transferred any asset in excess of $50,000;
º	Incurred any liability or loss representing, individually or in the aggregate, over $25,000;
º	Suffered over $25,000 in damage, destruction or loss to property where such loss has not been covered by insurance;
º	Experienced any material adverse change in asset concentrations as to customers or industries or in the nature and source of its liabilities or the mix of interest bearing versus non-interest bearing deposits;
º	Failed to operate its business in the ordinary course consistent with past practice, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;
º	Forgiven any debt owed to it in excess of $25,000 or cancelled any claims or paid any of its non-current obligations or liabilities;
º	Made any capital expenditure in excess of $25,000;
º	Materially increased employee salaries or benefits;
º	Adopted, modified or amended any employee benefit plan other than is required by law;
º	Except as required by GAAP, changed any accounting practice;
º	Entered into any agreement, contract or commitment to do any of the foregoing; or
º	Authorized or issued any additional shares of Covenant common stock, preferred stock, voting debt or similar equity instruments.
•	All Covenant tax returns have been filed in a timely manner, and are complete and accurate in all material respects;
•	All Covenant taxes due and payable have been timely paid;
•	There is no audit, examination, deficiency or litigation with respect to any taxes, except as may be appropriately reserved for in the Covenant financial statements;
•	None of the Covenant entities’ federal income tax returns have been audited by the IRS or other regulatory authority, and no notices have been received indicating an attempt to open an audit or other review;
•	All taxes and other liabilities have been paid;
•	There are no liens with respect to taxes upon Covenant or Covenant Bank assets;
•	Neither Covenant nor Covenant Bank have been party to any tax sharing agreement other than tax sharing arrangements between the two;
•	Neither Covenant nor Covenant Bank have any liability for the taxes of any other person or entity;
•	Neither Covenant nor Covenant Bank have executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;
•	Deferred taxes of Covenant have been provided for in accordance with GAAP;
•	Neither Covenant nor Covenant Bank has experienced a change in ownership as defined in Internal Revenue Code Section 382;

•	Neither Covenant nor Covenant Bank is party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Internal Revenue Code Section 280G;
•	The Covenant entities have no potential liability for any tax under Internal Revenue Code Section 1374, and have not in the past ten (10) years acquired assets from an S corporation, or acquired the stock of any S corporation;
•	Neither Covenant nor Covenant Bank has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority);
•	Covenant Bank’s Allowance for Loan and Lease Losses provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios;
•	To the knowledge of Covenant, Covenant and Covenant Bank, as appropriate, has good and marketable title, free and clear of liens, to their assets, except for any imperfections of title and encumbrances, that do not have a Material Adverse Effect;
•	All tangible properties used in Covenant or Covenant Bank’s business are in good condition, reasonable wear and tear excepted;
•	All assets which are material to the Company’s business are held under leases or subleases or valid contracts;
•	Covenant and Covenant Bank have paid all amounts due and payable under any insurance policies, and all such policies are in full force and effect;
•	There are presently no claims for amounts exceeding in any individual case $10,000 pending under any insurance policy;
•	Covenant has previously made available to Planters lists, copies or summaries of:
º	All real property owned; and
º	All leases, subleases, licenses or other contracts related to real properties.
•	Except as contemplated in the Agreement, Covenant has no legal obligation to sell or otherwise dispose of any substantial part of its assets, except in the ordinary course of business;
•	Neither Covenant nor Covenant Bank has been party to any derivative transaction other than Covenant Bank loan agreements that contain rate floors and/or ceilings and Covenant Bank loan agreements that contain variable interest rates tied to stated indexes;
•	Covenant or Covenant Bank own or have a valid license to use all of the intellectual property used in the ordinary course of business. No proceedings have been instituted or are pending or threatened that challenge the right of use of such intellectual property;
•	Covenant and Covenant Bank have been in material compliance with all environmental laws, and there is no litigation pending or threatened related to any environmental matter;
•	Covenant and Covenant Bank and each of their employees hold all licenses, registrations or other permits necessary for the lawful conduct of their respective business;
•	Each of Covenant and Covenant Bank has properly administered all accounts for which Covenant or Covenant Bank acts as a fiduciary. Neither Covenant nor Covenant Bank, nor any director, officer or employee, has committed any breach of trust with respect to any such fiduciary account, and the accountings for such account are true and correct in all material respects;
•	Covenant Bank is well capitalized and has a Community Reinvestment Act rating of no less than “satisfactory;”
•	Neither Covenant nor Covenant Bank is in receipt of any communication from any regulatory agency indicating the Covenant or Covenant Bank is subject to, or is reasonably likely to become subject to, any formal or informal regulatory enforcement action;
•	The Covenant entities are not a party to any litigation related to employee labor matters;
•	Each Covenant and Covenant Bank employee benefit plan is properly accrued for and is being operated in all material respects with all applicable law and regulation;
•	Covenant and Covenant Bank have previously made known to Planters all Covenant and Covenant Bank material contracts;
•	There are no legal proceedings instituted against, pending or overtly threatened against Covenant or Covenant Bank;
•	Since January 1, 2012, both Covenant and Covenant Bank have timely filed all required regulatory reports;
•	Neither Covenant nor Covenant Bank has taken or agreed to take any action that is likely to prevent the merger from qualifying under Internal Revenue Code Section 368(a), or materially impede or delay any required regulatory approval;
•	The technology systems of Covenant and Covenant Bank are adequate for the business operations of each, and have not been subject to any material unplanned disruption over the past 24 months;
•	The Board of Directors of Covenant has unanimously adopted the Agreement and unanimously resolved to recommend approval of the Agreement to the Covenant shareholders;
•	Neither Covenant nor Covenant Bank is an “investment advisor” required to register as such under the Investment Advisors Act of 1940; and
•	Neither Covenant nor Covenant Bank has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar fees related to the transaction.

The foregoing summarizes the representations and warranties made by Covenant and Covenant Bank. Each director should closely review the representations and warranties in their entirety in the Agreement.

Representations and Warranties of Planters and Planters Bank (Pages 20 – 31 of the Agreement)

The following summarizes the representations and warranties made by Planters and Planters Bank, subject to any disclosures to the contrary:

•	Planters is a Mississippi corporation in good standing under the laws of the State of Mississippi, is a bank holding company registered under the Bank Holding Company Act, and has all the corporate powers to enter into the Agreement;
•	Planters Bank is a bank chartered and in good standing under the laws of the State of Mississippi and has all the corporate powers to enter into the Agreement;
•	Planters and Planters Bank have power and authority to enter into the Agreement and all necessary and appropriate corporate authorizations and approvals have been provided, subject to approval of Planters’ and Planters Bank’s applicable bank and bank holding company regulatory agencies;
•	The terms of the Agreement do not conflict with and are not prohibited by the terms and conditions of any Planters debts, Planters liens or assets, Planters contracts or Planters liabilities;
•	Planters has 418,686 shares of authorized and outstanding shares of common stock, which are duly and validly issued and outstanding and are fully paid and non-assessable under Mississippi law, and were not issued in violation of and are not subject to preemptive rights;
•	Planters’ outstanding common stock is not subject to any stock options or warrants, compensation plans, contracts which may require Planters to sell stock, securities or other indebtedness convertible into common stock, or voting agreement or similar other arrangement;

•	Planters Bank has 50,000 shares of common stock outstanding, which are duly and validly issued and outstanding and are fully paid and non-assessable, and were not issued in violation of and are not subject to preemptive rights;
•	Planters Bank’s outstanding common stock is not subject to any stock options or warrants, compensation plans, contracts which may require Planters Bank to sell stock, securities or other indebtedness convertible into common stock, or voting agreement or similar other arrangement;
•	Planters has no subsidiaries other than Planters Bank and Planters owns all shares of authorized and outstanding shares of Planters Bank stock;
•	Planters Bank is a depository institution, the deposits of which are insured by the FDIC to the maximum amount permitted by law and all premiums and assessments are current;
•	Planters has no material liabilities which are not properly accrued for on the Planters financial statements, and Planters has not paid or incurred any liabilities since March 31, 2015, except for liabilities incurred or paid in the ordinary course of business consistent with past practice that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as defined in the Agreement, or in connection with the transactions contemplated by the Agreement;
•	Each Planters Bank loan agreement or similar document is evidenced by true and genuine documentation, and represents the valid and legally binding obligation of the obligor, maker, co-maker, etc. Each document is, to the knowledge of Planters, enforceable against such obligor in accordance with its terms, subject to specified exceptions;
•	All loan information provided by Planters to Covenant is, to the knowledge of Planters, true, correct and accurate as of the date specified therein, or if no such date is specified, as of the date the information was aggregated;
•	Planters Bank has provided to Covenant a list of all Regulation O loans as of June 30, 2015, and no such loans violate Regulation O;
•	Each loan payable to Planters or Planters Bank was originated or purchased by Planters or Planters Bank and its principal balance is shown on the financial statements as true and correct as of the date indicated therein, and to the knowledge of Planters, contains customary and enforceable provisions to allow for the practical realization against any collateral therefore, and complies in all material respects with all applicable requirements of federal, state and local law;
•	Each outstanding loan payable to Planters or Planters Bank complies in all material respects with Planters’ or Planters Bank’s underwriting and servicing standards and customary industry practices, and is in material compliance with all applicable requirements of federal, state and local laws;
•	For each loan payable to Planters or Planters Bank that is secured, to the knowledge of Planters or Planters Bank, has a valid and enforceable lien on the collateral described in such loan documentation;
•	No Planters or Planters Bank loan participations where Planters or Planters Bank has sold loans or pools of loans contain any repurchase obligations solely on account of a payment default by the obligor on such loan;
•	Planters has previously made available to Covenant lists of the following loans as of March 31, 2015:
º	Nonaccrual loans;
º	Troubled debt restructures;
º	Loans where a specific reserve allocation exists;
º	Loans 90-days or more past due; and
º	Classified loans.

•	Since December 31, 2014, except as disclosed in the Planters financial statements, there has been no event, change or occurrence which has had or is reasonably likely to have individually or in the aggregate, a Planters Material Adverse Effect;
•	Except as may result from the transaction contemplated in the Agreement, neither Planters nor Planters Bank have, since March 31, 2015:
º	Borrowed or lent any money, except in the ordinary course of business consistent with past practice;
º	Mortgaged or otherwise subjected any asset to a lien, or sold, assigned or transferred any asset in excess of $50,000;
º	Incurred any liability or loss representing, individually or in the aggregate, over $25,000;
º	Suffered over $25,000 in damage, destruction or loss to property where such loss has not been covered by insurance;
º	Experienced any material adverse change in asset concentrations as to customers or industries or in the nature and source of its liabilities or the mix of interest bearing versus non-interest bearing deposits;
º	Failed to operate its business in the ordinary course consistent with past practice, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;
º	Forgiven any debt owed to it in excess of $25,000 or cancelled any claims or paid any of its non-current obligations or liabilities;
º	Made any capital expenditure in excess of $25,000;
º	Materially increased employee salaries or benefits;
º	Adopted, modified or amended any employee benefit plan other than is required by law;
º	Except as required by GAAP, changed any accounting practice;
º	Entered into any agreement, contract or commitment to do any of the foregoing; or
º	Authorized or issued any additional shares of Planters common stock, preferred stock, voting debt or similar equity instruments.
•	All Planters tax returns have been filed in a timely manner, and are complete and accurate in all material respects;
•	All Planters taxes due and payable have been timely paid;
•	There is no audit, examination, deficiency or litigation with respect to any taxes, except as may be appropriately reserved for in the Planters financial statements;
•	None of the Planters entities’ federal income tax returns have been audited by the IRS or other regulatory authority, and no notices have been received indicating an attempt to open an audit or other review;
•	All taxes and other liabilities have been paid;
•	There are no liens with respect to taxes upon Planters or Planters Bank assets;
•	Neither Planters nor Planters Bank have been party to any tax sharing agreement other than tax sharing arrangements between the two;
•	Neither Planters nor Planters Bank have any liability for the taxes of any other person or entity;
•	Neither Planters nor Planters Bank have executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;

•	Deferred taxes of Planters have been provided for in accordance with GAAP;
•	Neither Planters nor Planters Bank has experienced a change in ownership as defined in Internal Revenue Code Section 382;
•	Neither Planters nor Planters Bank is party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Internal Revenue Code Section 280G;
•	The Planters entities have no potential liability for any tax under Internal Revenue Code Section 1374, and have not in the past ten (10) years acquired assets from an S corporation, or acquired the stock of any S corporation;
•	Neither Planters nor Planters Bank has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority);
•	To the knowledge of Planters, Planters and Planters Bank, as appropriate, has good and marketable title, free and clear of liens, to their assets, except for any imperfections of title and encumbrances, that do not have a Material Adverse Effect;
•	All tangible properties used in Planters or Planters Bank’s business are in good condition, reasonable wear and tear excepted;
•	All assets which are material to the Planters’ business are held under leases or subleases or valid contracts;
•	Except as contemplated in the Agreement, Planters has no legal obligation to sell or otherwise dispose of any substantial part of its assets, except in the ordinary course of business;
•	Planters and Planters Bank have been in material compliance with all environmental laws, and there is no litigation pending or threatened related to any environmental matter;
•	Planters and Planters Bank and each of their employees hold all licenses, registrations or other permits necessary for the lawful conduct of their respective business;
•	Each of Planters and Planters Bank has properly administered all accounts for which Planters or Planters Bank acts as a fiduciary. Neither Planters nor Planters Bank, nor any director, officer or employee, has committed any breach of trust with respect to any such fiduciary account, and the accountings for such account are true and correct in all material respects;
•	Planters Bank is well capitalized and has a Community Reinvestment Act rating of no less than “satisfactory;”
•	Neither Planters nor Planters Bank is in receipt of any communication from any regulatory agency indicating the Planters or Planters Bank is subject to, or is reasonably likely to become subject to, any formal or informal regulatory enforcement action;
•	The Planters entities are not a party to any litigation related to employee labor matters;
•	Each Planters and Planters Bank employee benefit plan is properly accrued for and is being operated in all material respects with all applicable law and regulation;
•	There are no legal proceedings instituted against, pending or overtly threatened against Planters or Planters Bank;
•	Since January 1, 2012, both Planters and Planters Bank have timely filed all required regulatory reports;
•	Neither Planters nor Planters Bank has taken or agreed to take any action that is likely to prevent the merger from qualifying under Internal Revenue Code Section 368(a), or materially impede or delay any required regulatory approval; and
•	Except for Keefe, Bruyette & Woods, neither Planters nor Planters Bank has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar fees related to the transaction.

Conduct of Covenant and Covenant Bank Business Pending Consummation (Pages 31 – 33 of the Agreement)

The terms of the Agreement require Covenant and Covenant Bank to make a number of commitments concerning the operation of Covenant and Covenant Bank between the time the Agreement is entered into and the closing of the transaction. The Agreement requires Planters and Planters Bank to make a number of commitments concerning their operations during the same time period. The Agreement requires Covenant and Covenant Bank to covenant that, between the time it enters into the Agreement and the transaction’s Effective Time:

•	Covenant and Covenant Bank shall operate their businesses in the usual, regular and ordinary course consistent with prior practice, and use their best efforts to preserve its businesses intact and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and other business partners and the services of officers and key employees, and to give prompt written notice to Planters of the occurrence or impending occurrence of any event or circumstances that is reasonably likely to have a Material Adverse Effect or which would cause or constitute a material breach of any representation, warranty or covenant.

The Agreement requires Planters to adhere to these same business restrictions.

•	Covenant and Covenant Bank agree that they will not do or commit to do any of the following:
º	Amend the Articles of Incorporation, Articles of Association, Bylaws or any other governing instruments of Covenant or Covenant Bank;
º	Incur or guarantee any debt or other obligation for borrowed money (other than borrowings between Covenant and Covenant Bank, or incurred in the ordinary course of business);
º	Repurchase, redeem or otherwise acquire or exchange Covenant stock;
º	Make any change in authorized capital stock (increase, adjust, split, combine or reclassify) or issue, sell, purchase, encumber or retire any shares of capital stock of Covenant or Covenant Bank, or any stock appreciation rights, options, warrants or other equity right;
º	Encumber any asset other than pursuant to contracts in force on the effective date of the Agreement;
º	Purchase securities (other than investment securities), or make any material investment, contributions to capital, asset transfers or purchase of any assets in any person, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures in the ordinary course of business;
º	Enter into or amend any employment or change in control contract;
º	Adopt or terminate any employee benefit plan, or make any change to any existing employee benefit plan other than any such change that is required by law, except as contemplated by the Agreement;
º	Make any significant change in any tax or accounting method, except as may be appropriate to conform to changes in tax laws or GAAP;
º	Increase (except for increases of not more than 5% consistent with past practices) the compensation of any employee who, following such increase, would receive wages, salaries and other benefits in excess of $50,000;
º	Commence any litigation other than in accordance with past practice or settle any litigation involving any liability on behalf of Covenant or Covenant Bank for over $25,000;
º	Except in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any contract;

º	Change Covenant Bank’s existing deposit policy, other than changes made in the ordinary course of business consistent with past practice;
º	Make any extension of credit to a borrower except in the normal course of business and consistent with past practices;
º	Permit the commencement of any construction of new structures or facilities, or purchase or lease any real property or any branch or other facility, or otherwise take such actions towards such activities;
º	Enter into any new line of business, introduce any new products or services, materially change its business activities, except as may be required by law, rule or regulation;
º	Introduce any marketing campaigns or any new sales compensation or incentive programs; or
º	Agree to or make any commitment to take any action which is in support of these prohibited actions.

Conduct of Planters and Planters Bank Business Pending Consummation (Pages 34 – 39 of the Agreement)

The terms of the Agreement require Planters and Planters Bank to make a number of commitments concerning their operations between the time the Agreement is entered into and the closing of the merger transactions. The Agreement requires Planters and Planters Bank to covenant that, between the time it enters into the Agreement and the transaction’s Effective Time, it will not take the following actions without prior written consent of Covenant and Covenant Bank (which shall not be unreasonably withheld):

•	Amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);
•	Make any material acquisition of or investment in any other Person (which would be material to Purchaser), by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital;
•	Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
•	Knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is reasonably likely to result in any of the conditions to closing not being satisfied in a timely manner, in each case except (with prior notice to Covenant) as may be required by applicable law;
•	Other than as required by law, enter into any new line of business in any material respect if such action would materially delay or otherwise impair consummation of the transactions contemplated by this Agreement; or
•	Enter into any contract with respect to or otherwise agree or commit to take any of the foregoing actions.

Planters and its subsidiaries further covenant to file all reports required by regulatory authorities between the date of the Agreement and the Effective Time of the merger transactions and deliver copies of such reports to Covenant and Covenant Bank promptly after the reports are filed.

Additional Agreements (Pages 39 – 41 of the Agreement)

The Agreement requires the necessary regulatory applications to be filed within thirty (30) days of the execution of the Agreement. The Agreement affords each party the right to review in advance all filings.

The Agreement requires Planters to prepare SEC filings to facilitate a stock offering in connection with the merger transactions. Unless a Superior Proposal, as defined in the Agreement, is received by Covenant, the Covenant Board of Directors shall recommend to the shareholders’ approval and adoption of the Agreement, include the Board recommendation in the SEC materials and use its reasonable best efforts to obtain the required shareholder approval. Unless there is a Superior Proposal, the transaction shall be presented for consideration at a meeting of Covenant’s shareholders.

Unless there is a Superior Proposal, neither the Board of Directors of Covenant nor any committee thereof shall withdraw, qualify or modify in a manner adverse to Planters the Board recommendation of approval of the Agreement.

The Agreement requires both Covenant and Planters to take all actions to consummate the transaction as quickly as possible, and requires each to provide the other access for due diligence up to the time of closing.

Neither Covenant nor Covenant Bank, nor any of its officers, directors, employees or other representatives, will be permitted to solicit, initiate, encourage, facilitate or induce any other acquisition proposals from other persons or entities, provide nonpublic information to other interested persons or entities, submit other proposals for shareholder approval, or approve, accept, endorse or recommend any other acquisition proposal and any such action shall constitute a breach of the Agreement. Covenant shall notify Planters in writing within forty-eight (48) hours regarding receipt of any such unsolicited proposal, including either a copy or summary of the unsolicited acquisition proposal received. Notwithstanding these restrictions, in the event Covenant receives a Superior Proposal from another acquirer following the execution of the Agreement, Covenant’s Board of Directors may make a change in recommendation to Covenant’s shareholders if and only to the extent that the Board has determined in good faith after consultation with outside counsel and its financial advisor that the failure to take such action would cause it to violate its fiduciary duties under applicable law. However, Covenant’s Board of Directors may not effect a change in recommendation unless:

•	Covenant shall have received a bona fide written Acquisition Proposal and the Board of Directors of Covenant shall have concluded in good faith that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to by Planters;
•	Covenant shall have provided prior written notice to Planters at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Planters that the Board of Directors of Covenant has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or group making the Superior Proposal);
•	During the Notice Period, Covenant shall, and shall cause its financial advisor (if any), and outside counsel to, negotiate with Planters in good faith (to the extent Planters desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and
•	The Board of Directors of Covenant shall have concluded in good faith that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Planters, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

The Agreement provides that Covenant and Planters shall consult with each other as to the form of any press releases or other public disclosures.

The Agreement specifically requires Covenant to honor any indemnification obligations currently provided by Covenant or Covenant Bank. The Agreement includes specific provisions as to how any indemnification obligations will be handled. The Agreement also requires Covenant to purchase, at Covenant’s expense, at least three (3) years of “tail coverage” on certain insurance policies.

Following the Effective Date of the merger transactions, Planters and Planters Bank will provide retained officers and employees of Covenant Bank with employee benefit plans on the terms and conditions provided to Planters Bank officers and employees. For vesting and other similar purposes, years of service for Covenant Bank will be treated as years of service for Planters Bank in determining entitlement to benefit plan benefits. At the request of Planters, Covenant and Covenant Bank shall be required to terminate its 401(k) benefit plan, freeze any benefit plan that provides pension or other similar retirement benefits and/or amend, freeze, terminate or modify any other benefit plan no later than the day before the closing date.

Conditions Precedent to Consummate Merger (Pages 41 – 42 of the Agreement)

There are a number of conditions that must be satisfied in order for each party to move forward with the closing of the merger. The general conditions include the following:

•	Covenant shareholders must adopt and approve the Agreement and the consummation of the merger transactions;
•	All regulatory approvals must have been obtained, and no such regulatory approval shall include any condition or restriction which, in the judgment of the board of either party, materially adversely impacts the economic or business benefits of the transaction;
•	Each party shall have obtained any and all consents required for consummation of the merger, and no such required consents shall include any condition that, in the judgment of the board of either party, would materially adversely impact the economic or business benefits of the transaction;
•	No court or regulatory authority of competent jurisdiction shall have taken any action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by the Agreement; and
•	If so required by the SEC, Planters’ registration statement shall be effective under applicable securities laws and regulations.

Planters shall not be required to consummate the transaction pursuant to this Agreement unless the following conditions have been met or waived by Planters:

•	The representations and warranties of Covenant and Covenant Bank shall be effective, true and correct in all material respects as of the Effective Time;
•	All of the agreements and covenants of Covenant and Covenant Bank shall have been duly performed and complied with in all material respects prior to the Effective Time;
•	Covenant shall deliver to Planters a signed and dated certificate to the effect that the foregoing two conditions have been satisfied;
•	The Planters Agreements shall have been properly executed;
•	Covenant’s capital as of five (5) days prior to closing shall not be less than $16,600,000;
•	Covenant Bank’s aggregate classified assets, as defined in the Agreement, shall not exceed $10,250,000 at the month-end that immediately precedes the closing date; and
•	Covenant Bank shall have purchased tail coverage for a period of not less than three (3) years after the Effective Time.

Covenant shall not be required to consummate the transaction pursuant to the Agreement unless the following conditions have been met or waived by Covenant:

•	The representations and warranties of Planters and Planters Bank shall be effective, true and correct in all material respects as of the Effective Time;
•	All of the agreements and covenants of Planters and Planters Bank shall have been duly performed and complied with in all material respects prior to the Effective Time;
•	Planters shall deliver to Covenant a signed and dated certificate to the effect that the foregoing two conditions have been satisfied; and
•	Covenant Bank shall have purchased tail coverage for a period of not less than three (3) years after the Effective Time.

Termination (Pages 41 – 43 of the Agreement)

The Agreement provides that it may be terminated as follows:

•	By mutual written agreement of Covenant and Planters;

•	By Covenant or Planters in the event of any material breach by the other party of any representation, warranty, covenant or agreement contained in the Agreement which cannot be cured or has not been cured within thirty (30) days after the giving of written notice to the breaching party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement);
•	By the Board of Directors of either party in the event any required regulatory approval shall have been denied by final non-appealable action of such authority, or if any regulatory approval contains any restriction or condition which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transaction that the party, had such restriction or condition been known, would not have entered into the Agreement;
•	By either party in the event the merger shall not have been consummated by March 31, 2016, with certain exceptions;
•	By either party in the event any of the conditions precedent to closing are not properly satisfied;
•	By Planters if Covenant’s Board of Directors withdraws or fails to give the Covenant shareholders a recommendation for approval of the Agreement, or effects a change in such recommendation;
•	By the Board of Directors of either party in the event Covenant affirmatively approves any alternative transaction or Superior Proposal, or makes any announcement of any alternative transaction or Superior Proposal;
•	By either party if the Covenant shareholders do not properly approve the transaction; and
•	By Planters if the dissenting shares represent more than 10% in the aggregate of the Covenant common stock outstanding.

Any termination of the Agreement by Covenant due to receipt and acceptance of a more favorable acquisition offer will require Covenant to pay a $750,000 termination fee to Planters.

Expenses (Page 49 of the Agreement)

The Agreement generally provides that each Party shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Agreement.

Miscellaneous (Pages 43 – 51 of the Agreement)

The Agreement contains general provisions providing definitions for the Agreement, addressing amendments (which require written approval from all parties), waivers of any provision (which must be made by signed writing), that the Agreement is not assignable, the contact information for written notices to be provided under the Agreement, and that the Agreement is construed pursuant to Mississippi law.

THE FOREGOING IS A SUMMARY OF THE PROVISIONS OF THE AGREEMENT. YOU SHOULD CAREFULLY REVIEW THE ENTIRE AGREEMENT AS SET FORTH IN ANNEX A.

COMPARISON OF RIGHTS OF PLANTERS
AND COVENANT SHAREHOLDERS

This section of the proxy statement/offering circular describes material differences between the current rights of the holders of Covenant common stock and rights those shareholders will have as Planters shareholders following the merger. The rights of the holders of Covenant common stock are governed by Mississippi law (specifically, the MBCA), as well as the Covenant Articles of Incorporation and the Covenant Bylaws. Upon completion of the merger, the rights of the holders of Covenant common stock who become Planters shareholders as a result of the merger will remain governed by the MBCA, but will thenceforth be governed by the Planters Articles of Incorporation (“Planters Articles”) and the Planters Bylaws.

The following summary does not purport to be a complete statement of the provisions affecting the rights of a holder of Covenant common stock and the rights of a Planters shareholder. Rather, it is intended only to highlight certain aspects of the MBCA and certain material differences between the rights of Planters shareholders and the holders of Covenant common stock. Further, the identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the MBCA, the Planters Articles and Planters Bylaws, and the Covenant Articles of Incorporation and Covenant Bylaws.

Authorized Capital Stock

Planters

Planters’ authorized capital stock will consist of 1,000,000 shares of common stock, par value $10.00 per share. The Planters Articles do not authorize Planters’ board of directors to issue shares of preferred stock. As of December 7, 2015, there were 418,686 shares of Planters common stock issued and outstanding.

Covenant

Covenant’s authorized capital stock consists of the following: (1) 3,000,000 shares of Covenant common stock, par value $5.00 per share. The Covenant Articles do not authorize Covenant’s board of directors to issue shares of preferred stock. As of December 7, 2015, there were 1,664,033 shares of Covenant common stock issued and outstanding.

Dividends and Other Distributions

The MBCA prohibits a Mississippi corporation from making any distributions to its shareholders, including the payment of cash dividends, that would render the corporation unable to pay its debts as they become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The ability of Planters and Covenant to pay distributions to their respective shareholders depends to a large extent upon the amount of the dividends each company receives from its subsidiary bank. In addition, both Planters Bank and Covenant Bank must obtain the approval of the Mississippi Department of Banking and Consumer Finance prior to paying dividends, which in any event are limited to earned surplus in excess of three times capital stock.

Board of Directors; Election of Directors

The Planters Articles provide for a board of directors consisting of between three and 14 directors as fixed from time to time by Planters’ board, while the Covenant Articles and Bylaws provide that the Covenant board of directors shall be set by resolution of the Covenant board of directors. Currently, there are 14 directors on Planters’ board of directors and 14 directors on Covenant’s board of directors.

In the election of directors, Covenant and Planters shareholders do not have the right to cumulate their votes. The candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.

Shareholder Nominations and Proposals

Planters

The Planters Articles and Bylaws do not set forth any advance notice procedures for the nomination of candidates for election as directors and for other shareholder proposals.

Covenant

Under the Covenant Bylaws, a nomination for the election of a director at an annual meeting may be made by any shareholder or by the Covenant board of directors.

The notice must be made in writing and delivered at least ten (10) but not more than sixty (60) days before the meeting at which the election will be held.

Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the chairman of the meeting.

Removal of Directors; Vacancies

Removal. Under the MBCA, unless a corporation’s articles of incorporation provide otherwise, shareholders may remove a director with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. The Planters Bylaws provide that directors may be removed with or without cause but only at a shareholder meeting called expressly for that purpose. The entire board of directors may be removed by a vote of the holders of a majority of the shares of the corporation then entitled to vote at an election of directors, but if less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

A Covenant director to be removed, with or without cause, by at least three-fourths (¾) of the members of the full board of directors if (a) the director’s continued affiliation with the Bank is detrimental to it, as a result of a significant event or change in circumstances occurring since the director’s most recent election to office, or (b) the director has failed in good faith to perform diligently the duties of the office. The vote must be by secret ballot taken at a regular or special meeting of the Board held more than 20 days following a meeting of the Board at which a motion of the removal of the directors was made.

Vacancies. Under the Planters Bylaws, if a vacancy occurs on the board of directors, it shall remain vacant until the next annual meeting or shall be filled by the vote of shareholders at a special meeting. However, if more than one-third ( 1/3) of the most recently elected directors’ position shall become vacant, a special meeting of the shareholders shall be called to fill such vacancies. Covenant treats vacancies differently. Under the Covenant Bylaws, if a vacancy occurs on the Covenant board at any time, that vacancy may be filled by a majority of Covenant’s board of directors.

Special Meetings of Shareholders

The Planters Bylaws provide that a special meeting of shareholders may be called by a majority of the Planters Secretary, President, two-thirds ( 2/3) of the Planters Board of Directors or by Planters shareholders owning at least a majority of Planters’ outstanding capital stock. Under the Covenant Bylaws, special meetings of shareholders may be called for any purpose by a majority of the board or by shareholders owning at least twenty five percent (25%) of the capital stock of Covenant outstanding.

Indemnification

Planters

The Planters Articles require Planters to indemnify its directors, officers, employees and agents (referred to in this subsection as the indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding an indemnitee to the full extent allowed under the MBCA.

Covenant

Covenant’s Articles require Covenant to make indemnification payments to an institution-affiliated party for an administrative proceeding or civil action initiated by any federal banking agency that are reasonable and consistent with the requirements of federal statutes related to certain golden parachute payments and indemnification payments made to affiliated parties. Covenant’s Articles require it to indemnify an institution-affiliated party for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency to the fullest extent provided for in accordance with the Mississippi Business Corporation Act.

Limitations on Director Liability

Neither the Planters Articles and Bylaws nor Covenant Articles or Byalws address the limitation of a director’s liability and limit a director’s liability. Therefore, the provisions of the MBCA would apply.

A director’s liability is limited by the MBCA as follows. Under Miss. Code Ann. §81-5-105(1), the duties of a director or officer of a bank or bank holding company to the bank or bank holding company and its shareholders is to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under Miss. Code Ann. §81-5-105(2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence. In addition, Miss. Code Ann. §81-5-105(4) provides that the provisions of Miss. Code Ann. §81-5-105 are the sole and exclusive law governing the relation and liability of directors and officers to their bank or bank holding company, or their successor, or to the shareholders thereof, or to any other person or entity.

If the MBCA were applicable in defining the fiduciary duties of officers and directors, Miss. Code Ann. §79-4-8.31 provides that a director is not liable to a corporation or its shareholders for any decision to take or not take action, or any failure to take any action, as a director, unless the party asserting liability proves certain matters. The party must show that (1) the director was a party to or had a direct or indirect financial interest in a transaction, which transaction was not otherwise approved in accordance with the MBCA, and (2) the challenged conduct consisted or was a result of (a) action not in good faith; (b) a decision which the director did not reasonably believe to be in the best interests of the corporation or as to which the director was not appropriately informed; (c) a lack of objectivity, due to familial, financial or business relationships, or a lack of independence, due to the director’s domination or control by another interested person, where such relationship, domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation, and after a reasonable expectation to such effect has been established, the director cannot demonstrate that he reasonably believed the challenged conduct to be in the best interests of the corporation; (d) the director’s sustained failure to stay informed about the corporation’s business and affairs or otherwise discharge his oversight functions; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duty to deal fairly with the corporation and its shareholders that is actionable under law.

Vote on Extraordinary Corporate Transactions; Anti-Takeover Provisions

Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of a Mississippi corporation’s assets, or its dissolution, is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction at a meeting of the shareholders of the corporation where a quorum is present and acting throughout. In some instances specified in the MBCA, approval of a merger by shareholders of the surviving corporation is required; however, because the stock issued by Planters pursuant to the merger agreement will not exceed 20% of the total number of voting shares of Planters outstanding immediately before the merger, approval of Planters’ shareholders will not be required prior to consummation of this merger.

Amendments to Articles of Incorporation

The MBCA provides that the articles of incorporation of a Mississippi corporation may be amended if the votes cast in favor of the amendment exceed the votes cast against the amendment at a meeting where a quorum of shareholders is present and acting throughout. Covenant’s Articles do not address amendment and therefore the foregoing MBCA provision governs the amendment of the Covenant Articles. Planters’ Articles also do not address amendment in general; therefore, such amendments are also governed generally by the MBCA.

Transfer Agent and Registrar

Covenant is the transfer agent and registrar for Covenant common stock. Planters is the transfer agent and registrar for Planters common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Covenant common stock that exchange their shares of Covenant common stock for shares of Planters common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/offering circular. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of Covenant common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Covenant common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who exercise appraisal rights, or holders who actually or constructively own more than 5 percent of the outstanding Covenant common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Covenant common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Covenant common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Covenant common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger

Based upon an opinion Planters received from Jones Walker LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion is based on representation letters provided by Planters and Covenant and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service, which is referred to as the IRS, or any court. Planters and Covenant have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

As a “reorganization” within the meaning of Section 368(a) of the Code, upon your receipt of the Cash Consideration (other than cash received instead of fractional shares of Planters stock) and Stock Consideration in the merger (i) you will not recognize a loss of funds from your Covenant common stock and (ii) you will recognize a taxable gain upon surrendering your Covenant common stock equal to the lesser of (a) the excess, if any, of (1) the sum of the amount of cash you receive plus the fair market value (determined as of the Effective Date of the merger) of the Planters common stock that you receive, over (2) your aggregate tax adjusted basis in the shares of Covenant common stock you surrendered, if any, or (b) the amount of Cash Consideration that you receive.

Any gain described above will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of your ratable share of Covenant’s accumulated earnings and profits, as calculated for U.S. Federal Income Tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Covenant common stock solely in exchange for Planters common stock and then Planters immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to you if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the stockholder’s deemed percentage stock ownership of Planters following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Planters that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Planters that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a stockholder will be deemed to own the stock the stockholder actually owns and the stock the stockholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a stockholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the stockholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the stockholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Covenant common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the effective date of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Covenant common stock for a combination of Planters common stock and cash in the merger is complex and is determined on a stockholder-by-stockholder basis. Accordingly, you are urged to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

The aggregate tax basis of the Planters common stock that you receive in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of Covenant common stock that you surrender in the merger, decreased by the amount of any Cash Consideration (other than cash received instead of fractional shares of Planters common stock) received and increased by the amount of any gain recognized. Your holding period for the shares of Planters common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period for the shares of Covenant common stock that you surrender in the merger. If you acquired different blocks of Covenant common stock at different times or at different prices, the Planters common stock you receive will be allocated pro rata to each block of

Covenant common stock, and the basis and holding period of each block of Planters common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Covenant common stock exchanged for such block of Planters common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of Planters common stock, you will be treated as having received such fractional share of Planters common stock pursuant to the merger and then as having received cash in exchange for such fractional share of Planters common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in your fractional share of Planters common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Covenant common stock surrendered therefor) exceeds one year.

Possible Treatment of Merger as a Taxable Transaction

The IRS may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Covenant stockholder would recognize a gain or loss equal to the difference between (i) the sum of the fair market value of Planters common stock and cash received by the Covenant stockholder in the merger, and (ii) the Covenant stockholder’s adjusted tax basis in the shares of Covenant common stock exchanged therefor. The likely tax treatment of the merger will not be known until the closing date of the merger, as the aggregate value of the Planters common stock to be received by Covenant stockholders will fluctuate with the market price of the Planters common stock.

Information Reporting and Backup Withholding

If you are a non-corporate holder of Covenant common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28 percent) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	Furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or
•	Provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives Planters common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Covenant common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Covenant stockholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Covenant or (z) owned Covenant securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Covenant common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

USE OF PROCEEDS TO ISSUER

Planters will not receive any cash proceeds from the offering. All of the shares issued in the offering are being issued as consideration for the merger of Covenant with and into Planters. No proceeds will be used to compensate or otherwise make payments to officers or directors of Planters or any subsidiary.

DESCRIPTION OF BUSINESS

General

Planters was incorporated in 1980, to serve as a bank holding company for Planters Bank located in Indianola, Mississippi. Planters Bank began operations on April 10, 1920. Planters Bank currently operates its main office and one branch in Indianola, Mississippi, two branches in Cleveland, Mississippi, three branches in Greenville, Mississippi, two branches in Greenwood, Mississippi, one branch in Inverness, Mississippi, one branch in Leland, Mississippi, one branch in Louise, Mississippi, one branch in Ruleville, Mississippi, and one branch in Sunflower, Mississippi. Planters and Planters Bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, especially agricultural businesses, professional concerns and individuals. Planters Bank is a wholly-owned subsidiary bank of Planters.

Location and Service Area

Planters and Planters Bank serve the cities of Indianola, Mississippi, Cleveland, Mississippi, Greenville, Mississippi, Greenwood, Mississippi, Inverness, Mississippi, Leland, Mississippi, Louise, Mississippi, Ruleville, Mississippi, and Sunflower, Mississippi, and the surrounding areas of Bolivar, Washington, Leflore, Sunflower, and Humphreys Counties in Mississippi.

Banking Services

Planters, through Planters Bank, strives to provide its customers with the breadth of products and services comparable to those offered by large regional banks, while maintaining the quick response and personal service of a locally owned and managed bank. In addition to offering a full range of deposit services and commercial and personal loans, Planters Bank offers products such as mortgage loans and agricultural loans. The following is a description of the products and services offered or planned to be offered by Planters Bank.

•	Deposit Services. Planters Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to Planters Bank’s principal market area at rates competitive to those offered by other banks in the area. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law. Planters Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities. In addition, Planters Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs).
•	Loan Products. Planters Bank offers a full range of commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including loans secured by inventory and accounts receivable), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include equity lines of credit and secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. Planters Bank also makes real estate construction and acquisition loans. Planters Bank’s lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower’s relationship to Planters Bank), in general Planters Bank is subject to a loans-to-one-borrower limit of an amount equal to 20% of Planters Bank’s unimpaired capital and surplus. Planters Bank may not make any loans to any director, executive officer, or 10% shareholder or related interests unless the loan is approved by the Board of Directors of Planters Bank, is made on terms not more favorable to such a person than would be available to a person not affiliated with Planters Bank and does not exceed 15% of Planters Bank’s unimpaired capital and surplus.
•	Other Services. Other Bank services include on-line internet banking services, voice response telephone inquiry service, commercial sweep accounts, cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. Planters Bank is associated with the Visa — Plus, Nyce — Sum, and Master

Card — Cirrus networks of automated teller machines that may be used by Planters Bank’s customers throughout Mississippi and other regions. Planters Bank also offers VISA credit cards and debit cards.

Employees

As of June 30, 2015, Planters had 149 full-time employees and 22 part-time employees.

Legal Proceedings

From time to time Planters and/or Planters Bank may be named as defendants in various lawsuits arising out of the normal course of business. At present, Planters is not aware of any legal proceedings that it anticipates may materially adversely affect its business.

Competition

Planters Bank generally competes with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Mississippi law permits statewide branching by banks and savings institutions, and many financial institutions in the state have larger branch networks than Planters Bank. Consequently, commercial banking in Mississippi is highly competitive. Many large banking organizations currently operate in Planters Bank’s market area, several of which are controlled by out-of-state ownership. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has been intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Federal legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services.

Planters faces increased competition from both federally-chartered and state-chartered financial and thrift institutions, as well as credit unions, consumer finance companies, insurance companies, and specialized farm lenders in Planters’ market area. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon Planters. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than Planters. In addition, many of these competitors have numerous branch offices located throughout the extended market areas of Planters Bank that may provide these competitors with an advantage in geographic convenience that Planters does not have at present.

Currently there are numerous other commercial banks, savings institutions, credit unions and specialized farm lenders operating in Planters Bank’s primary service area.

Supervision and Regulation

Planters and Planters Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Planters.

Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), and, most recently, the sweeping Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), numerous additional regulatory requirements have been placed on the banking industry in the past several years, and further changes have been proposed. The operations of Planters and Planters Bank may be affected by legislative changes and the policies of various regulatory authorities. Planters is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

Dodd-Frank Act.  The enactment during 2010 of the Dodd-Frank Act has resulted in increased regulation for the financial services industry. Provisions affecting the activities of Planters and Planters Bank include, without limitation, the following:

•	Asset-based deposit insurance assessments. FDIC deposit insurance premium assessments are based on bank assets rather than domestic deposits.
•	Deposit insurance limit increase. The deposit insurance coverage limit has been permanently increased from $100,000 to $250,000.
•	Limitation on federal preemption. Limitations have been imposed on the ability of national bank regulators to preempt state law. Formerly, the national bank and federal thrift regulators possessed preemption powers with regard to transactions, operating subsidiaries and attorney general civil enforcement authority. These preemption requirements have been limited by the Dodd-Frank Act, which will likely impact state banks by affecting activities previously permitted through parity with national banks.
•	Changes to regulation of bank holding companies. Under Dodd-Frank, bank holding companies must be well-capitalized and well-managed to engage in interstate transactions. In the past, only the subsidiary banks were required to meet those standards. The Federal Reserve’s “source of strength doctrine” has now been codified, mandating that bank holding companies, such as Planters, serve as a source of strength for their subsidiary banks, meaning that the bank holding company must be able to provide financial assistance in the event the subsidiary bank experiences financial distress.
•	Executive compensation limitations. The Dodd-Frank Act codified executive compensation limitations similar to those previously imposed on TARP recipients.

Summary.  The foregoing is a brief summary of certain statutes, rules and regulations affecting Planters and Planters Bank. It is not intended to be an exhaustive discussion of all the statutes and regulations having an impact on the operations of such entities. Additional bills may be introduced in the future in the United States Congress and state legislatures to alter the structure, regulation and competitive relationships of financial institutions. It cannot be predicted whether and what form any of these proposals will be adopted or the extent to which the business of Planters and Planters Bank may be affected thereby.

Planters

Because it owns the outstanding capital stock of Planters Bank, Planters is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 (the “BHCA”).

BHCA.  Under the BHCA, Planters is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. Planters’ and Planters Bank’s activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The Dodd-Frank Act removed many limitations on the Federal Reserve’s authority to make examinations of banks that are subsidiaries of bank holding companies. Under the Dodd-Frank Act, the Federal Reserve is generally permitted to examine bank holding companies and their subsidiaries, provided that the Federal Reserve must rely on reports submitted directly by the institution and examination reports of the appropriate regulators (such as the Office of the Comptroller of the Currency (the “OCC”)) to the fullest extent possible; must provide reasonable notice to, and consult with, the appropriate regulators before commencing an examination of a bank holding company subsidiary; and, to the fullest extent possible, must avoid duplication of examination activities, reporting requirements, and requests for information.

Investments, Control, and Activities.  With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations promulgated thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank holding company, such as Planters. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either Planters has registered securities under Section 12 of the Exchange Act (which Planters has done) or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities, unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

The Federal Reserve Board has imposed certain capital requirements on Planters under the BHCA, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “Capital Regulations.” Subject to its capital requirements and certain other restrictions, Planters may borrow money to make a capital contribution to Planters Bank, and such loans may be repaid from dividends paid from Planters Bank to Planters (although the ability of Planters Bank to pay dividends is subject to regulatory restrictions as described below in “Planters Bank — Dividends”). Planters is also able to raise capital for contribution to Planters Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Source of Strength; Cross-Guarantee.  In accordance with Federal Reserve Board policy, Planters is expected to act as a source of financial strength to Planters Bank and to commit resources to support Planters Bank in circumstances in which Planters might not otherwise do so. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

Planters Bank

Planters Bank operates as a Mississippi state-chartered bank and is subject to examination by the FDIC and MDBCF. Deposits in Planters Bank are insured by the FDIC up to a maximum amount (generally $250,000 per depositor, subject to aggregation rules). The FDIC and MDBCF regulate or monitor virtually all areas of Planters Bank’s operations, including security devices and procedures, adequacy of capitalization and loan loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The FDIC requires Planters Bank to maintain certain capital ratios and imposes limitations on Planters Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures. Planters Bank is required by the FDIC to prepare quarterly reports on their financial condition and to conduct an annual audit of their financial affairs in compliance with minimum standards and procedures prescribed by the FDIC.

Under FDICIA, all insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition, or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

Deposit Insurance.  The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A Deposit Insurance Fund (“DIF”) is maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured depository institutions like Planters Bank have paid for deposit insurance under a risk-based premium system. Now, assessments are calculated based on the depository institution’s average consolidated total assets, less its average amount of tangible equity.

Transactions With Affiliates and Insiders.  Planters Bank is subject to Section 23A of the Federal Reserve Act, which places limits on the amount of loans to, and certain other transactions with, affiliates, as well as on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of Planters Bank’s capital and surplus and, as to all affiliates combined, to 20% of Planters Bank’s capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements.

Planters Bank is also subject to Section 23B of the Federal Reserve Act, which prohibits an institution from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution, as those prevailing at the time for comparable transactions with nonaffiliated companies. Planters Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Dividends.  A state chartered, non-member bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a state chartered, non-member bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the MDBCF is required if the total of all dividends declared by a state chartered, non-member bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under FDICIA, the banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized. See “Capital Regulations” below.

Branching.  State chartered, non-member banks are required to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Mississippi law, banks may open branches throughout these states with the prior approval of the FDIC or other primary federal regulator. In addition, with prior regulatory approval, banks are able to acquire existing banking operations in Mississippi. Furthermore, federal legislation permits interstate branching. The law permits out of state acquisitions by bank holding companies (subject to veto by new state law), interstate branching by banks is allowed by state law, interstate merging by banks, and de novo branching by national banks if allowed by state law.

Community Reinvestment Act.  The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, the OCC, or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

Other Regulations.  Interest and certain other charges collected or contracted for by Planters Bank are subject to state usury laws and certain federal laws concerning interest rates. Planters Bank’s loan operations are subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Practices Act, concerning the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of Planters Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Regulations.  The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 6% must be Tier 1 capital. The rules also require additional minimum capital ratios, including a common equity to risk-weighted assets minimum ratio of 4.5%, a Tier 1 capital to risk-weighted assets minimum ratio of 6%, and a capital conservation buffer of 2.5% added to the common equity Tier 1 capital, the Tier 1 capital and the total capital ratios. Tier 1 capital includes common shareholders’ equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

Under the guidelines, banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 4%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

FDICIA established a capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well capitalized” institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 8%, and a total risk-based capital ratio of no less than 10%, and Planters Bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of June 30, 2015, Planters and Planters Bank, were qualified as “well capitalized.”

Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the two undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans.

These capital guidelines can affect Planters in several ways. If Planters were to grow at a rapid pace, a premature “squeeze” on capital could occur making a capital infusion necessary. The requirements could impact Planters’ ability to pay dividends. Planters’ present capital levels are more than adequate; however, rapid growth, poor loan portfolio performance, or poor earnings performance could change Planters’ capital position in a relatively short period of time.

Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless Planters Bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Enforcement Powers.  FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain “institution-affiliated parties” (primarily including management, employees, and agents of a financial institution, independent contractors such as attorneys and accountants, and others who participate in the conduct of the financial institution’s affairs). These practices can include the failure of an institution to timely file required reports; the filing of false or misleading information; or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies’ power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications, or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Effect of Governmental Monetary Policies.  The earnings of Planters Bank are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments, and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) broadened the application of anti-money laundering regulations to apply to additional types of financial institutions, such as broker-dealers, and strengthened the ability of the U.S. Government to detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA Patriot Act require that regulated financial institutions, including state member banks: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. The USA Patriot Act also expanded the conditions under which funds in a U.S. interbank account may be subject to forfeiture and increased the penalties for violation of anti-money laundering regulations. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. Planters Bank has adopted policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and implementing regulations.

Recent Legislative and Regulatory Initiatives

Mortgage Rules.  In January 2014, the Consumer Financial Protection Bureau (the “CFPB”) finalized a series of rules related to the extension of residential mortgage loans made by banks. Among these rules, are requirements that a bank make a good faith determination that a borrower has the ability to repay a mortgage loan prior to extending such credit, a requirement that certain mortgage loans contain escrow payments, new appraisal requirements and specific rules regarding how loan originators may be compensated.

DESCRIPTION OF PROPERTY

Planters’ main office, which is the holding company headquarters, is located at 212 Catchings Avenue, Indianola, Mississippi 38751. Including its main office, Planters operates 14 full service banking and financial services offices:

Branch Office	Interest Held
428 N. Davis, Hwy 61 N. Cleveland, MS 38732	Owned
424 Washington Ave. Greenville, MS 38701	Owned
1650 Hwy 1 South Greenville, MS 38701	Owned
1417 S. Main Greenville, MS 38701	Owned
330 Hwy 82 E Leland, MS 38756	Owned
915 Medallion Dr. Greenwood, MS 38930	Owned
116 W. Market St. Greenwood, MS 38930	Leased
521 Hwy 82 Indianola, MS 38751	Owned
212 Catchings Ave. Indianola, MS 38751	Owned
800 E. Grand Ave. Inverness, MS 38753	Owned
118 N. Ruby Ave. Ruleville, MS 38771	Owned
111 Quiver Street Sunflower, MS 38778	Owned
Hwy 49 Louise, MS 38097	Owned
130 North Street Cleveland, MS 38732	Owned

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

The following is the unaudited pro forma combined condensed consolidated financial information for Planters and Covenant after giving effect to the merger. The unaudited pro forma combined condensed consolidated statement of financial condition as of June 30, 2015 gives effect to the merger as if it occurred on that date. The unaudited pro forma combined condensed consolidated statement of income for June 30, 2015 gives effect to the merger as if it occurred on January 1, 2015. The unaudited pro forma combined condensed consolidated statement of income for December 31, 2014 gives effect to the merger as if it occurred on January 1, 2014.

The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. Planters is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of Covenant to conform to the presentation in Planters’ financial statements.

A final determination of the fair values of Covenant’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Covenant that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets.

In connection with the plan to integrate the operations of Planters and Covenant following the completion of the merger, Planters anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. Planters is not able to determine the timing, nature and amount of these charges as of the date of this proxy statement/offering circular. However, these charges will affect the results of operations of Planters and Covenant, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated statements of operations do not include the effects of the nonrecurring costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of, among other things:

•	capital used or generated in Covenant’s operations between the signing of the Agreement and the completion of the merger;
•	changes in the fair values of Covenant’s assets and liabilities;
•	other changes in Covenant’s net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and
•	the actual financial results of the combined company.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of Planters and Covenant included in this proxy statement/offering circular.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Condition
As of June 30, 2015

	Unaudited
	Planters	Covenant	Pro Forma Adjustments	Pro forma
Assets
Cash and cash equivalents (A)	$32,412	$8,542	$(2,945)	$38,009
Investment securities available-for-sale (B)	338,620	15,203	(889)	352,934
Investment securities held-to-maturity (C)	6,888	4,073	22	10,983
Loans (D)	417,101	174,900	(4,300)	587,701
Allowance for loan losses (E)	(6,742)	(2,664)	2,664	(6,742)
Net loans	410,359	172,236		580,959
Premises and equipment, net	13,084	9,203		22,287
Other real estate owned (F)	850	1,468	(500)	1,818
Goodwill (G)	—	—	4,387	4,387
Other intangible assets (H)	217	—	1,932	2,149
Other assets (I)	23,432	12,978	1,082	37,492
Total assets	$825,862	$223,703	$1,453	$1,051,018
Liabilities
Deposits:
Noninterest bearing deposits	$160,505	$53,467		$213,972
Interest bearing deposits	582,031	128,173		710,204
Securities sold under agreements to repurchase	—	5,106		5,106
Federal Home Loan Bank advances (J)	10,575	8,638	604	19,817
Other borrowed funds	—	3,420		3,420
Junior subordinated debentures (K)	—	5,155	(2,230)	2,925
Other liabilities	2,086	2,911	—	4,997
Total liabilities	755,197	206,870	(1,626)	960,441
Stockholders’ Equity
Common stock, $10 par value	4,187	8,320	(7,571)	4,936
Surplus	3,438	6,267	12,896	22,601
Retained earnings	61,482	2,297	(2,297)	61,482
Accumulated other comprehensive income	1,558	(51)	51	1,558
Total stockholders’ equity (L)	70,665	16,833	3,079	90,577
Total liabilities and stockholders’ equity	$825,862	$223,703	$1,453	$1,051,018

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income
For Six Months Ended June 30, 2015
(Dollars in Thousands, Except Per Share Data)

	Unaudited
	Planters	Covenant	Pro forma Adjustments	Pro forma
Interest Income
Loans	$10,728	$4,276	$—	$15,004
Taxable securities (M)	2,175	176	(41)	2,310
Tax-exempt securities (M)	1,239	86	(14)	1,311
Interest bearing bank balances	68	35	—	103
Total interest income	14,210	4,573	(55)	18,728
Interest Expense
Deposits	1,798	303	—	2,101
Short-term borrowings	1	2	—	3
Other borrowings (O) (P)	34	170	(7)	197
Total interest expense	1,833	475	(7)	2,301
Net Interest Income	12,377	4,098	(48)	16,427
Provision for Loan Losses	813	751	—	1,564
Net Interest Income After Provision for Loan Losses	11,564	3,347	(48)	14,863
Noninterest Income
Service charges on deposit accounts	2,009	735	—	2,744
Life insurance income	152	115	—	267
Net realized gains on available-for-sale securities	156	—	—	156
Other	708	227	—	935
Total noninterest income	3,025	1,077	—	4,102
Noninterest Expense
Salaries and employee benefits	4,819	2,772	—	7,591
Occupancy and equipment, net	956	683	—	1,639
Other (N)	2,902	1,163	138	4,203
Total noninterest expense	8,677	4,618	138	13,433
Income Before Income Taxes	5,912	(194)	(186)	5,532
Provision for Income Taxes (Q)	1,425	(197)	(69)	1,159
Net Income	$4,487	$3	$(117)	$4,373
Per Share Data
Earnings per share	$10.72	$—		$8.86
Shares outstanding	418,686	1,664,033		493,542

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income
For the Year Ended December 31, 2014
(Dollars in Thousands, Except Per Share Data)

	Unaudited
	Planters	Covenant	Pro forma Adjustments	Combined
Interest Income
Loans	$20,980	$8,839	$—	$29,819
Taxable securities (M)	4,372	379	(82)	4,669
Tax-exempt securities (M)	2,386	235	(26)	2,595
Federal funds sold	5	—	—	5
Interest bearing bank balances	60	86	—	146
Total interest income	27,803	9,539	(108)	37,234
Interest Expense
Deposits	3,450	671	—	4,121
Short-term borrowings	20	4	—	24
Other borrowings (O) (P)	44	479	(15)	508
Total interest expense	3,514	1,154	(15)	4,653
Net Interest Income	24,289	8,385	(93)	32,581
Provision for Loan Losses	1,546	1,979	—	3,525
Net Interest Income After Provision for Loan Losses	22,743	6,406	(93)	29,056
Noninterest Income
Service charges on deposit accounts	4,235	1,566	—	5,801
Life insurance income	379	231	—	610
Net realized gains on available-for-sale securities	180	—	—	180
Other	1,519	517	—	2,036
Total noninterest income	6,313	2,314	—	8,627
Noninterest Expense
Salaries and employee benefits	9,708	5,123	—	14,831
Occupancy and equipment, net	3,400	1,306	—	4,706
Other (N)	4,331	2,076	276	6,683
Total noninterest expense	17,439	8,505	276	26,220
Income Before Income Taxes	11,617	215	(369)	11,463
Provision for Income Taxes (Q)	2,668	(182)	(138)	2,348
Net Income	$8,949	$397	$(231)	$9,115
Per Share Data
Earnings per share	$21.37	$0.24		$18.47
Shares outstanding	418,686	1,658,956		493,542

The following unaudited pro forma adjustments have been included in the unaudited pro forma condensed combined financial information presented above. Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available.

The following are the unaudited pro forma adjustments made to record the transaction and to adjust Covenant’s assets and liabilities to their estimated fair values at June 30, 2015 (in thousands):

A. Adjustment to Cash and cash equivalents:
Merger related costs incurred, including professional fees, contract termination fees and change of control payments. Planters will issue merger consideration to shareholders consisting of $.25 per share to Covenant shareholders and will pay cash for fractional shares.	$(2,945)
B. Adjustment to Investment securities available for sale:
Investment securities available-for-sale will be decreased to their fair market values	$(889)
C. Adjustment to Investment securities held to maturity:
Investment securities held-to-maturity will be increased to their fair market values	$22
D. Adjustment to Loans:
Loans will be written down due to collectability	$(4,300)
E. Adjustment to the Allowance for loan losses:
The allowance for loan losses of Covenant will be eliminated in accordance with purchase accounting requirements	$2,664
F. Adjustment to Other real estate owned:
Other real estate owned will be written down to its current fair market value	$(500)
G. Adjustment to Goodwill
Planters will record an intangible asset for the total merger consideration in excess of the net fair value of assets acquired and liabilities assumed in the Covenant transaction	$4,387
H. Adjustment to Other intangible assets
Planters will record an intangible asset for the value of core deposits acquired from Covenant as an intangible asset	$1,932
I. Adjustment Other assets
Deferred income tax assets will be adjusted for the income tax effect of marking assets and liabilities of Covenant to fair market value. Income taxes receivable will be recorded for the income tax benefit of merger related costs that are currently deductible	$1,082
J. Adjustment to Other borrowed funds
Federal Home Loan Bank advances will be increased to current fair market value	$(604)
K. Adjustment to Junior subordinated debentures
Junior subordinated debentures will be decreased to their current fair market value	$2,230
L. Adjustment to Total Stockholders’ Equity	$3,079
Planters will issue 74,856 of its common shares valued at $266 per share, as consideration to shareholders of Covenant. Covenant’s historical equity will be eliminated.

For purposes of determining the pro forma effect of the merger on the unaudited pro forma condensed combined statement of income, the following pro forma adjustments have been made as if the acquisition occurred as of June 30, 2015 and as of December 31, 2014 (in thousands):
M. Adjustments to interest income — interest on taxable and tax-exempt securities
To reflect the amortization of the premium component of taxable and tax-exempt securities resulting from the pro forma adjustment to securities in Adjustment B and C above. A portion of Adjustments B and C relate to an increase to fair market value of $327, amortized over 3 years on a straight-line basis.
N. Adjustment to non-interest expense — other operating expenses
To reflect the amortization of the core deposit intangible asset resulting from the pro forma fair value adjustment referenced in Adjustment H above, which is based on an amortization period of seven years using the straight-line method.
O. Adjustment to interest expense — other borrowings
To reflect the reduction of interest expense resulting from the pro forma fair value adjustment referenced in Adjustment J above, which is based on an amortization period of 5 years using the straight-line method.
P. Adjustment to interest expense — other borrowings
To reflect the increase of interest expense resulting from the pro forma fair value adjustment referenced in Adjustment K above, which is based on an amortization period of 21 years using the straight-line method.
Q. Adjustment to provision for income tax expense (benefit)
To reflect the income tax effect of Adjustments M, N, O, P and Q above at the marginal federal and state income tax rate of 37.3%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The purpose of this discussion and analysis is to highlight changes in the financial condition of Planters and on its results of operations during the first six months of 2015, as well as the years ended 2014 and 2013. This discussion and analysis is intended to highlight and supplement information presented elsewhere in this Form 1-A filing.

Overview

We are a bank holding company, headquartered in Indianola, Mississippi, that through our community banking subsidiary, Planters Bank, operates 14 offices in Mississippi. We had approximately $826 million and $794 million in consolidated assets as of June 30, 2015 and December 31, 2014, respectively. We derive the majority of our income from interest received on our loans and investment securities. Our primary source of funds for making these loans and investments is our deposits. We pay interest on approximately 78% of our total deposits. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowings. The resulting ratio of that difference as a percentage of our average earning assets represents our net interest margin. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities, which is called our net interest spread. In addition to earning interest on our loans and investments, we earn income through fees and other charges to our customers. We have also included a discussion of the various components of this noninterest income, as well as of our noninterest expense.

There are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We maintain this allowance by charging a provision for loan losses against our operating earnings for each period. We have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

We plan to continue to grow both organically and possibly through acquisitions, including potential expansion into new market areas. We believe our current financial condition, coupled with our scalable operational capabilities, will allow us to act upon growth opportunities in the current banking environment.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the consolidated financial statements accompanying this report. We encourage you to read this management’s discussion and analysis in conjunction with our consolidated financial statements and the notes thereto and other statistical information included in this report on Form 1-A.

Critical Accounting Policies

Certain critical accounting policies affect significant judgments and estimates used in the preparation of the consolidated financial statements. Our significant accounting policies are described in the notes to the consolidated financial statements included in this report. The accounting principles we follow and the methods of applying these principles conform to accounting principles generally accepted in the United States of America (“GAAP”) and general banking practices. Our most critical accounting policy relates to the determination of the allowance for loan losses, which reflects the estimated losses resulting from the inability of borrowers to make loan payments. The determination of the adequacy of the allowance involves significant judgment and complexity and is based on many factors. If the financial condition of our borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the estimates would be updated and additional provisions for loan losses may be required. See Provision and Allowance for Loan Losses and Note 1 and Note 3 of the consolidated financial statements.

Another of our critical accounting policies with the proposed acquisition of Covenant and Covenant Bank will relate to the valuation of goodwill, intangible assets and other purchase accounting adjustments. We will account for the acquisition of Covenant in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic No. 805, which requires the use of the purchase method of accounting. Under this method, we are required to record assets acquired, including intangible assets, and liabilities assumed at their fair value. Determination of fair value involves estimates based on internal valuations of discounted cash flow analyses performed, third party valuations, or other valuation techniques that involve subjective assumptions. Additionally, the term of the useful lives and appropriate amortization periods of intangible assets is subjective. Resulting goodwill from the acquisition of Covenant, estimated to total approximately $4.4 million, under the purchase method of accounting represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is not amortized, but is evaluated for impairment annually or more frequently if deemed necessary. If the fair value of an asset exceeds the carrying amount of the asset, no charge to goodwill is made. If the carrying amount exceeds the fair value of the asset, goodwill will be adjusted through a charge to earnings. In evaluating the goodwill on our consolidated balance sheet for impairment after the consummation date of the acquisition of Covenant, we will first assess qualitative factors to determine whether it is more likely than not that the fair value of our acquired assets is less than the carrying amount of the acquired assets, as allowed under Accounting Standards Update 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. After making the assessment based on several factors, which will include, but is not limited to, the current economic environment, the economic outlook in our markets, our financial performance and common stock value as compared to our peers, we will determine if it is more likely than not that the fair value of our assets is greater than their carrying amount and, accordingly, we will determine whether impairment of goodwill should be recorded as a charge to earnings in years subsequent to the acquisition of Covenant.

Another of our critical accounting policies relates to deferred tax assets and liabilities. We record deferred tax assets and deferred tax liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carry forwards available in the Covenant acquisition, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. In the event the future tax consequences of differences between the financial reporting bases and the tax bases of our assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided when it is more likely than not that a portion or the full amount of the deferred tax asset will not be realized. In assessing the ability to realize the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50 percent more likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Results of Operations

Net income for the six months ended June 30, 2015 totaled $4,487,000 and for the year ended December 31, 2014 totaled $8,949,000 compared to $8,589,000 for the year ended December 31, 2013, or an increase of $360,000. Earnings per share were $10.72 for the six months ended June 30, 2015 and $21.37 for the year ended December 31, 2014, compared to $20.55 for 2013. The net earnings increase of $360,000 in 2014 was due primarily to organic growth. This increase in net earnings included an increase in net interest income of $1,551,000, reduced by an increase in the provision for loan losses of $778,000, reduced by a decrease in noninterest income of $420,000, reduced by an increase in noninterest expenses of $738,000 and increased by a reduction in the provision for income taxes of $745,000. The reduction of the provision for income taxes for the year ended December 31, 2014 was the result of the utilization of federal and state income tax credits totaling $848,000.

Consolidated assets totaled $825,862,000 at June 30, 2015 and $793,554,000 at December 31, 2014 compared to $756,627,000 at December 31, 2013, or an increase of 4.1% at June 30, 2015 and an increase of 4.9% in 2014. Deposits totaled $742,536,000 at June 30, 2015 and $720,671,000 at December 31, 2014, compared to $684,016,000 at December 31, 2013. Our stable core deposit base, which excludes time deposits of $100,000 or more, grew $24.7 million and accounted for 79.3% of deposits at June 30, 2015 and grew $33.5 million and accounted for 78.3% of deposits at December 31, 2014 compared to 77.6% at December 31, 2013. Time deposits of $100,000 or more decreased $2.9 million for the six months ended June 30, 2015 and grew $3.2 million for the year ended December 31, 2014, compared to $6.3 million for the year ended December 31, 2013. Net loans grew $16.5 million, or 4.2%, for the six months ended June 30, 2015 and grew $31.8 million, or 8.8%, for the year ended December 31, 2014 and decreased $4.9 million, or 1.3%, for the year ended December 31, 2013.

Our Tier 1 leverage capital ratio was 8.3% at June 30, 2015 and 8.2% at December 31, 2014 and 2013. At June 30, 2015, our Tier 1 risk-weighted capital and total-risk rated capital were 13.7% and 14.9%, respectively. Tier 1 risk-weighted capital and total risk-weighted capital ratios were 13.7% and 15.0% at December 31, 2014, compared to 14.2% and 15.4% at December 31, 2013, respectively.

Nonperforming assets totaled $8.5 million at June 30, 2015 and totaled $8.2 million at December 31, 2014, an increase of $3.0 million over the $5.1 million reported for year-end 2013. The increase in 2014 resulted primarily from a $3.4 million increase in nonperforming loans, which was partially offset by a $0.3 million decrease in other real estate owned. Nonaccrual loans totaled $7.1 million at June 30, 2015 and totaled $7.8 million at December 31, 2014, compared to $4.5 million at December 31, 2013. The increase in nonperforming and nonaccrual loans was the result of deterioration of several larger credit relationships over the course of 2015. Loans past due 90 days or more and still accruing interest totaled $490,000 at June 30, 2015 and totaled $26,000 at December 31, 2014, compared to $0 at December 31, 2013. Total nonperforming assets to total assets were 1.02% at June 30, 2015 and were 1.03% at December 31, 2014, compared to 0.68% at December 31, 2013. Loans classified as troubled debt restructurings (“TDRs”) totaled $1,550,000 at June 30, 2015 and at December 31, 2014, compared to $0 at December 31, 2013.

Allowance coverage for nonperforming loans was 88.5% at June 30, 2015 and 93.0% at December 31, 2014, compared to 145.7% at December 31, 2013. Year-to-date net charge-offs were 0.34% of average total loans for the six months ended June 30, 2015 and 0.20% of average total loans for the year ended December 31, 2014 and 0.22% for the year ended December 31, 2013. The allowance for loan losses to total loans ratio decreased to 1.62% at June 30, 2015 as compared to 1.81% at December 31, 2014 and 1.77% at December 31, 2013.

Summary of Return on Equity and Assets

	2014	2013
Return on average assets	1.15%	1.16%
Return on average equity	13.99%	13.94%
Dividend payout ratio on common stock	60.83%	63.26%
Average equity to average assets	8.3%	8.3%

Earnings Analysis

Planters’ primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, Planters seeks to deploy as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, Planters also maintains a portion of its deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as “Federal Funds Sold”) to correspondent banks. The revenue which Planters earns (prior to deducting its overhead expenses) is essentially a function of the amount of Planters’ loans and deposits, as well as the profit margin (“interest spread”) and fee income which can be generated on these amounts.

Planters increased from approximately $756.6 million in total assets and $684.0 million in deposits at December 31, 2013 to approximately $793.6 million in total assets and $720.7 million in deposits at December 31, 2014 and to approximately $825.9 million in total assets and $742.5 million in deposits at June 30, 2015. Loans net of allowance for loan losses increased from $362.0 million at December 31, 2013 to approximately $393.8 million at December 31, 2014 and to approximately $410.4 million at June 30, 2015. The increase in loans can be partially attributable to a formal development program initiated in late 2013. Stockholders’ equity of the Company increased from $60.9 million at December 31, 2013 to approximately $67.0 million at December 31, 2014 and to approximately $70.7 million at June 30, 2015. Planters reported unaudited net income of $4,487,000 for the six months ended June 30, 2015 and reported net income of $8,949,000 and $8,589,000 for the years ended December 31, 2014 and 2013, respectively, in its audited financial statements. The following discussion should be read in conjunction with the Planters’ Consolidated Financial Statements and the Notes thereto and the other financial data included as Annex B.

The following is a summary of the results of operations by Planters for the six months ended June 30, 2015 (unaudited) and the years ended December 31, 2014 and 2013.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)

	(Unaudited) June 30, 2015	December 31,
		2014	2013
Earnings:
Net interest income	$12,377	$24,289	$22,738
Provision for loan losses	813	1,546	768
Noninterest income	3,025	6,313	6,733
Noninterest expense	8,677	17,439	16,701
Provision for income taxes	1,425	2,668	3,413
Net income available to shareholders	4,487	8,949	8,589
Per share data:
Earnings per share, basic and diluted	$10.72	$21.37	$20.55
Selected Year End Balances:
Total assets	$825,862	$793,554	$756,627
Securities	345,508	329,088	336,757
Loans, net of allowance	410,359	393,819	362,010
Deposits	742,536	720,671	684,016
Stockholders’ equity	70,665	66,971	60,931

	(Unaudited) June 30, 2015	December 31,
		2014	2013
Interest income	$14,210	$27,803	$26,557
Interest expense	1,833	3,514	3,819
Net interest income	12,377	24,289	22,738
Provision for loan losses	813	1,546	768
Net interest income after provision for loan losses	11,564	22,743	21,970
Noninterest income	3,025	6,313	6,733
Noninterest expenses	8,677	17,439	16,701
Provision for income taxes	1,425	2,668	3,413
Net income	$4,487	$8,949	$8,589

Consolidated Net Interest Income

The largest component of net income for Planters is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on Planters’ interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Consolidated net interest income was approximately $12.4 million for the six months ended June 30, 2015 and $24.3 million for the year ended December 31, 2014, as compared to $22.7 million for the year ended December 31, 2013. This increase was the direct result of increased loan volumes during these periods. Average interest-bearing liabilities for the six months ended June 30, 2015 were $593.8 million and for the year 2014 were $560.6 million compared to $535.2 million for the year 2013. For the six months ended June 30, 2015, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.04% compared to 3.14% and 3.05% for the years ended December 31, 2014 and 2013, respectively. The net interest margin (which is net interest income divided by average earning assets) was 3.65% for the six months ended June 30, 2015 compared to 3.77% and 3.76% for the years ended December 31, 2014 and 2013, respectively. Rates paid on average interest-bearing liabilities were 0.62% for the six months ended June 30, 2015, 0.63% for the year ended December 31, 2014 and 0.71% for the year ended December 31, 2013. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 49.5% of average earning assets for the six months ended June 30, 2015 compared to 51.7% for the year ended December 31, 2014 and 51.7% for the year ended December 31, 2013.

Average Balances, Income and Expenses, and Rates.  The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

Average Balances, Income and Expenses, and Rates
(Dollars in thousands)

	(Unaudited) June 30, 2015
	Average Balance	Income/ Expense	Yield/ Rate
Assets
Earning Assets
Loans(1)(2)	$394,985	$10,728	5.43%
Securities	350,017	3,414	1.95%
Federal funds sold	—	—	0.00%
Other	42,782	68	0.32%
Total earning assets	787,784	14,210	3.61%
Cash and due from banks	23,516
Premises and equipment	12,807
Other assets	21,272
Allowance for loan losses	(7,092)
Total assets	$838,287	14,210
Liabilities
Interest-bearing liabilities	593,798	1,833	0.62%
Demand deposits(1)	173,530
Other liabilities	1,351
Stockholders’ equity	69,608
Total liabilities and stockholders’ equity	$838,287
Net interest spread			2.99%
Net yield on interest-earning assets		$12,377	3.14%

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $7,125 during the periods presented.
(2)	Includes loan fees of $415.

Average Balances, Income and Expenses, and Rates

	(Dollars in thousands)
	2014			2013
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Earning Assets
Loans(1)(2)	$381,199	$20,980	5.50%	$365,172	$20,324	5.57%
Securities	338,712	6,758	2.00%	320,260	6,160	1.92%
Federal funds sold	2,885	5	0.17%	5,853	11	0.19%
Other	14,466	60	0.41%	15,262	62	0.41%
Total earning assets	737,262	27,803	3.77%	706,547	26,557	3.76%
Cash and due from banks	23,442			22,811
Premises and equipment	11,644			11,704
Other assets	19,563			18,177
Allowance for loan losses	(6,461)			(6,638)
Total assets	$785,450	27,803		$752,601	26,557
Liabilities
Interest-bearing liabilities	$560,563	3,514	0.63%	$535,163	3,819	0.71%
Demand deposits(1)	155,899			149,813
Other liabilities	2,439			2,267
Stockholders’ equity	66,549			65,358
Total liabilities and stockholders’ equity	$785,450			$752,601
Net interest spread			3.14%			3.05%
Net yield on interest-earning assets		$24,289	3.29%		$22,738	3.22%

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $7,797 and $4,464, respectively, during the periods presented.
(2)	Includes loan fees of $852 and $604 respectively.

	Analysis of Changes in Consolidated Net Interest Income
	(Unaudited) June 30, 2015 versus June 30, 2014
	Increase (decrease) due to
	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	896	(127)	769
Securities	27	(81)	(54)
Federal funds sold	(6)	—	(6)
Other short-term investments	39	(7)	32
Total interest income	956	(215)	741
Interest-Bearing Liabilities
Interest-bearing deposits	111	(53)	58
Short-term borrowings	(5)	2	(3)
Other borrowings	0	11	11
Total interest expense	107	(41)	66
Net interest income	$849	$(174)	$675

	Analysis of Changes in Consolidated Net Interest Income
	Year Ended December 31, 2014 versus 2013			Year Ended December 31, 2013 versus 2012
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$882	$(226)	$656	$(85)	$(1,084)	$(1,169)
Securities	368	230	598	1,006	(1,041)	(35)
Federal funds sold	(5)	(1)	(6)	8	—	8
Other short-term investments	(3)	1	(2)	(15)	17	2
Total interest income	1,242	4	1,246	915	(2,109)	(1,194)
Interest-Bearing Liabilities
Interest-bearing deposits	131	(438)	(307)	215	(884)	(669)
Short-term borrowings	13	2	15	1	(3)	(2)
Other borrowings	20	(33)	(13)	(3)	(18)	(21)
Total interest expense	164	(469)	(305)	213	(905)	(692)
Net interest income	$1,078	$473	$1,551	$702	$(1,204)	$(502)

Interest Sensitivity.  Planters monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. Planters also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. Planters evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

Planters currently is liability sensitive within the one-year time frame when looking at a repricing gap analysis. However, Planters’ gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive-position within one year would not be as indicative of Planters’ true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities. At December 31, 2014, the predicted change in net interest income for Planters Bank in a rising 400 basis point environment was less than two percent (2%) over a one year period and that was a positive change.

Provision and Allowance for Loan Losses

Planters has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

Planters’ allowance consists of two parts. The first part is determined in accordance with authoritative guidance issued by the FASB regarding the allowance. Planters’ determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon the prior three years is utilized in determining the appropriate allowance. Historical loss factors are determined by criticized and uncriticized loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The historical loss factors may also be modified based upon other qualitative factors including but not limited to local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management’s knowledge of the loan portfolio. These factors require judgment upon the part of management and are based upon state and national economic reports received from various institutions and agencies including the Federal Reserve Bank, United States Bureau of Economic Analysis, Bureau of Labor Statistics, meetings with Planters’ loan officers and loan committees, and data and guidance received or obtained from Planters’ regulatory authorities.

The second part of the allowance is determined in accordance with guidance issued by the FASB regarding impaired loans. A loan is considered impaired when, based on current information and events, it is probable that Planters will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. Impaired loans not deemed collateral dependent are analyzed according to the ultimate repayment source, whether that is cash flow from the borrower, guarantor or some other source of repayment. Impaired loans are deemed collateral dependent if in Planters Bank’s opinion the ultimate source of repayment will be generated from the liquidation of collateral.

The sum of the two parts constitutes management’s best estimate of an appropriate allowance for loan losses. When the estimated allowance is determined, it is presented to Planters’ Board for review and approval on a quarterly basis.

At June 30, 2015, the consolidated allowance for loan losses amounted to approximately $6.7 million, or 1.62% of outstanding loans. At December 31, 2014, the allowance for loan losses amounted to approximately $7.3 million, or 1.81% of total outstanding loans. At December 31, 2013, the allowance for loan losses amounted to approximately $6.5 million, or 1.77% of outstanding loans. Planters’ provision for loan losses was $813,000 for the six months ended June 30, 2015 and was $1,546,000 for the year ended December 31, 2014, compared to $768,000 for the year ended December 31, 2013. The increase was due to the identification of one large problem credit.

Planters discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, Planters will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

The following tables illustrate Planters’ past due and nonaccrual loans at June 30, 2015 and December 31, 2014 and 2013.

	(Unaudited) June 30, 2015
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual
	(Dollars in thousands)
Secured by real estate
Residential	$6,149	$441	$3,458
Construction and land development	170	—	241
Farmland	1,704	—	967
Commercial real estate	572	—	895
Consumer	793	1	202
Agricultural	—	—	—
Commercial and other	3,321	48	1,362
	$12,709	$490	$7,125

	December 31, 2014
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual
	(Dollars in thousands)
Secured by real estate
Residential	$6,133	$25	$5,044
Construction and land development	542	—	217
Farmland	214	—	—
Commercial real estate	2,149	—	1,737
Consumer	1,124	1	292
Agricultural	—	—	—
Commercial and other	1,708	—	507
	$11,870	$26	$7,797

	December 31, 2013
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual
	(Dollars in thousands)
Secured by real estate
Residential	$5,971	$—	$3,073
Construction and land development	367	—	182
Farmland	262	—	9
Commercial real estate	1,365	—	548
Consumer	1,182	—	205
Agricultural	—	—	—
Commercial and other	1,218	—	447
	$10,365	$—	$4,464

Total nonaccrual loans at June 30, 2015 were $7.1 million which was a decrease of $.7 million from the December 31, 2014 amount of $7.8 million, which was an increase of $3.3 million from the December 31, 2013 amount of $4.5 million. Management believes these relationships were adequately reserved at June 30, 2015 and at December 31, 2014. Restructured loans not reported as past due or nonaccrual at June 30, 2015 and at December 31, 2014, amounted to $1.6 million.

Consolidated Allowance for Loan Losses
(Dollars in thousands)

(Unaudited) Six Months Ended June 30, 2015
Average loans outstanding	$394,985
Loans outstanding at year end	$417,101
Total nonaccrual loans	$7,125
Beginning balance of allowance	$7,273
Loans charged-off	(1,387)
Total recoveries	43
Net loans charged-off	(1,344)
Provision for loan losses	813
Balance at year end	$6,742
Net charge-offs to average loans	0.34%
Allowance as a percent of total loans	1.62%
Nonperforming loans as a percent of total loans	1.83%
Allowance as a multiple of nonaccrual loans	95%

Consolidated Allowance for Loan Losses
(Dollars in thousands)

	Years Ended December 31,
	2014	2013
Average loans outstanding	381,199	$365,172
Loans outstanding at year end	$401,092	$368,516
Total nonaccrual loans	$7,797	$4,464
Beginning balance of allowance	$6,506	$6,538
Loans charged-off	(900)	(881)
Total recoveries	121	81
Net loans charged-off	(779)	(800)
Provision for loan losses	1,546	768
Balance at year end	$7,273	$6,506
Net charge-offs to average loans	0.20%	0.22%
Allowance as a percent of total loans	1.81%	1.77%
Nonperforming loans as a percent of total loans	1.95%	1.21%
Allowance as a multiple of nonaccrual loans	93%	146%

At June 30, 2015, the components of the allowance for loan losses consisted of the following:

Allowance
(Dollars in thousands)
Allocated:
Impaired loans	$2,733
Graded loans	4,540
$7,273

The following table represents the activity of the allowance for loan losses for the six months ended June 30, 2015 and the years ended December 31, 2014 and 2013.

(Unaudited) Analysis of the Allowance for Loan Losses for the Six Months Ended June 30, 2015
(Dollars in thousands)
Balance at beginning of year	$7,273
Charge-offs:
Secured by real estate	(102)
Consumer	(116)
Agricultural
Commercial and other	(1,169)
Total charge-offs	(1,387)
Recoveries:
Secured by real estate	2
Consumer	39
Agricultural
Commercial and other	2
Total recoveries	43
Provision for loan losses	813
Balance at end of year	$6,742

	Analysis of the Allowance for Loan Losses for the Year Ended December 31,
	2014	2013
	(Dollars in thousands)
Balance at beginning of year	$6,506	$6,538
Charge-offs:
Secured by real estate	(688)	(648)
Consumer	(134)	(143)
Agricultural	—	—
Commercial and other	(78)	(90)
Total charge-offs	(900)	(881)
Recoveries:
Secured by real estate	80	6
Consumer	41	64
Agricultural	—	—
Commercial and other	—	11
Total recoveries	121	81
Provision for loan losses	1,546	768
Balance at end of year	$7,273	$6,506

The following tables represent how the allowance for loan losses is allocated to particular loan type as well as the percentage of the category to total loans as of June 30, 2015 and December 31, 2014 and 2013.

	(Unaudited) Analysis of the Allowance for Loan Losses June 30, 2015
	(Dollars in thousands)
	Amount	% of loans in each category to total allowance
Secured by real estate	$3,740	55.5%
Consumer	416	6.2%
Agricultural	356	5.3%
Commercial and other	2,027	30.1%
Unallocated	203	3.0%
Total	$6,742	100.0%

	Analysis of the Allowance for Loan Losses December 31, 2014
	(Dollars in thousands)
	Amount	% of loans in each category to total allowance
Secured by real estate	$3,362	46.2%
Consumer	533	7.3%
Agricultural	759	10.4%
Commercial and other	2,537	34.9%
Unallocated	82	1.1%
Total	$7,273	100.0%

	Analysis of the Allowance for Loan Losses December 31, 2013
	(Dollars in thousands)
	Amount	% of loans in each category to total allowance
Secured by real estate	$3,933	60.5%
Consumer	449	6.9%
Agricultural	601	9.2%
Commercial and other	1,066	16.4%
Unallocated	457	7.0%
Total	$6,506	100.0%

Noninterest Income and Expense

Noninterest Income.  Planters’ primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income decreased $420,000 or 6.2% during 2014 to $6,313,000 from $6,733,000 for the year ended December 31, 2013. The deposit activity fees were $4,235,000 for 2014 compared to $4,600,000 for 2013. Realized gains on available-for-sale securities increased $90,000 during 2014 and other noninterest income decreased $130,000 during 2014. Impairment losses on investment securities were $0 for 2014 and 2013.

Noninterest expense increased from $16.7 million for the year ended December 31, 2013, to $17.4 million for the year ended December 31, 2014. Planters experienced slight increases in most expense categories. The largest increases were in salaries and employee benefits, which increased by $361,000 in 2014 as compared to 2013, and regulatory assessments (deposit premiums) which increased by $144,000 in 2014 as compared to 2013.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

(Unaudited) Six Months Ended June 30, 2015
(Dollars in thousands)
Salaries and employee benefits	$4,819
Occupancy	956
Equipment and data processing	1,167
Advertising	143
Professional fees	95
Supplies and printing	99
Telephone	112
Deposit insurance assessments	270
Postage	57
Other	959
Total	$8,677

Noninterest Expense

	Years ended December 31,
	2014	2013
	(Dollars in thousands)
Salaries and employee benefits	$9,708	$9,347
Occupancy	1,234	1,222
Equipment and data processing	2,166	2,116
Advertising	295	297
Professional fees	311	256
Supplies and printing	220	207
Telephone	210	199
Deposit insurance assessments	543	399
Postage	108	115
Other	2,644	2,543
Total	$17,439	$16,701

Income Taxes

Provision for income taxes decreased $745,000 in 2014 and approximated 23% and 28% of income before taxes in 2014 and 2013, respectively. The decrease in the provision for income tax for the year ended December 31, 2014 was primarily attributable to the utilization of federal and state income tax credits totaling $848,000.

Earning Assets

Loans.  Loans typically provide higher yields than the other types of earning assets, and thus one of Planters’ goals is for loans to be the largest category of Planters’ earning assets. At June 30, 2015 average loans accounted for 49.5% of average earning assets. At December 31, 2014 and 2013, average loans accounted for 51.7% of average earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Gross loans averaged $385.0 million during the six months ended June 30, 2015 and $381.2 million during 2014, as compared to $365.2 million during 2013.

The following table shows the composition of the loan portfolio by category:

	(Unaudited) Composition of Loan Portfolio June 30, 2015
(Dollars in thousands)	Amount	Percentage of Total
Secured by Real Estate:
Residential	$156,761	37.6%
Construction and land development	18,720	4.5%
Farmland	19,907	4.8%
Commercial real estate	61,711	14.8%
Consumer	29,892	7.2%
Agriculture	55,340	13.3%
Commercial and other	74,770	17.9%
Total loans	417,101	100.0%
Allowance for loan losses	(6,742)
Net loans	$410,359

	Composition of Loan Portfolio December 31,
	2014		2013
(Dollars in thousands)	Amount	Percentage of Total	Amount	Percentage of Total
Secured by Real Estate:
Residential	$150,433	37.5%	$132,935	36.1%
Construction and land development	16,317	4.1%	10,204	2.8%
Farmland	19,840	4.9%	18,807	5.1%
Commercial real estate	62,764	15.6%	66,549	18.1%
Consumer	29,354	7.3%	28,207	7.7%
Agriculture	36,713	9.2%	42,069	11.4%
Commercial and other	85,671	21.4%	69,745	18.9%
Total loans	401,092	100.0%	368,516	100.0%
Allowance for loan losses	(7,273)		(6,506)
Net loans	$393,819		$362,010

Planters follows the common practice of financial institutions in Planters’ market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, Planters limits its loan-to-value ratio to 85%. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Investment Securities.  The investment securities portfolio is a significant component of Planters’ total earning assets. Total securities averaged $350.0 million during the six months ended June 30, 2015 and $338.7 million in 2014, as compared to $320.3 million in 2013. This represents 45.0%, 45.9% and 45.3% of the average earning assets for the six months ended June 30, 2015 and for the years ended December 31, 2014 and 2013, respectively. At June 30, 2015 and at December 31, 2014, investment securities totaled $345.5 million and $329.1 million and represented 44.7% and 44.3% of earning assets, respectively. Planters attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as Planters focuses on growing its loan portfolio. Planters primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the carrying value of securities for the dates indicated.

(Unaudited) Investment Securities June 30, 2015
(Dollars in thousands)
Available-for-sale
U.S. government sponsored enterprises	$73,487
Mortgage-backed securities	137,640
State and political subdivisions	116,829
Corporate obligations	10,664
Total available-for-sale	338,620
Held-to-maturity
State and political subdivisions	6,088
Corporate obligations	800
Total held-to-maturity	6,888
Total securities	$345,508

	Investment Securities December 31,
	2014	2013
	(Dollars in thousands)
Available-for-sale
U.S. government sponsored enterprises	$62,254	$81,952
Mortgage-backed securities	136,618	130,215
State and political subdivisions	113,927	107,397
Corporate obligations	12,028	12,043
Total available-for-sale	324,827	331,607
Held-to-maturity
State and political subdivisions	3,461	4,250
Corporate obligations	800	900
Total held-to-maturity	4,261	5,150
Total securities	$329,088	$336,757

The following table shows, at carrying value and the scheduled maturities of securities held at June 30, 2015 and December 31, 2014.

	(Unaudited) Investment Securities Maturity June 30, 2015 Carrying Value
	(Dollars in thousands)
	Available-for sale	Held-to Maturity	Total
Within one year	$10,452	$288	$10,740
One to five years	117,648	2,282	119,930
Five to ten years	66,179	1,041	67,220
After ten years	6,702	3,277	9,979
	200,981	6,888	207,869
Mortgage-backed securities	137,639	—	137,639
	$338,620	$6,888	$345,508

	Investment Securities Maturity December 31, 2014 Carrying Value
	(Dollars in thousands)
	Available-for sale	Held-to Maturity	Total
Within one year	$11,458	$388	$11,846
One to five years	110,548	1,914	112,462
Five to ten years	58,861	1,044	59,905
After ten years	7,342	915	8,257
	188,209	4,261	192,470
Mortgage-backed securities	136,618	—	136,618
	$324,827	$4,261	$329,088

Short-Term Investments.  Short-term investments, consisting of Federal Funds Sold, funds in due from banks and interest-bearing deposits with banks, averaged $42.8 million during the six months ended June 30, 2015 and averaged $17.4 million in 2014 and $21.1 million in 2013. At June 30, 2015, December 31, 2014, and December 31, 2013, short-term investments totaled $10.7 million, $12.6 million and $3.1 million, respectively. These funds are a primary source of Planters’ liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits.  Average total deposits increased $50.8 million, or 8.1% in 2013, increased $27.1 million, or 4.0% in 2014 and increased $55.6 million, or 7.6% during the six months ended June 30, 2015. At June 30, 2015 total deposits were $742.5 million as compared to $720.7 million at December 31, 2014, an increase of $21.9 million, or 3.0% and $684.0 million at December 31, 2013, an increase of $36.7 million, or 5.4% over 2014.

The following table sets forth the deposits of Planters by category for the period indicated.

	(Unaudited) Deposits June 30, 2015
(Dollars in thousands)	Amount	Percent of Deposits
Noninterest bearing deposits	$160,505	21.6%
Interest bearing deposits
Money market, NOW and savings accounts	321,214	43.3%
Certificates of deposit of $100 thousand or more	153,466	20.7%
Other certificates of deposit	107,351	14.5%
Total interest bearing deposits	582,031	78.4%
Total deposits	$742,536	100.0%

	Deposits December 31,
	2014		2013
(Dollars in thousands)	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest bearing deposits	$161,368	22.4%	$155,924	22.8%
Interest bearing deposits
Money market, NOW and savings accounts	295,025	40.9%	260,142	38.0%
Certificates of deposit of $100 thousand or more	156,330	21.7%	153,132	22.4%
Other certificates of deposit	107,948	15.0%	114,818	16.8%
Total interest bearing deposits	559,303	77.6%	528,092	77.2%
Total deposits	$720,671	100.0%	$684,016	100.0%

Planters’ loan-to-deposit ratio was 56.2% at June 30, 2015, 55.7% at December 31, 2014 and 53.9% at December 31, 2013. The loan-to-deposit ratio averaged 50.5% during the six months ended June 30, 2015, 53.9% during 2014 and 53.7% during 2013. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for Planters’ loan portfolio and other earning assets. Planters’ core deposits were $589 million at June 30, 2015, $564.3 million at December 31, 2014 and $530.9 million at December 31, 2013. Management anticipates that a stable base of deposits will be Planters’ primary source of funding to meet both its short-term and long-term liquidity needs in the future.

	Maturities of Certificates of Deposit of $100,000 or More
(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After Twelve Months	Total
June 30, 2015 (Unaudited)	$46,373	$76,781	$30,312	$153,466
December 31, 2014	$49,775	$76,681	$29,874	$156,330

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank (“FHLB”) at June 30, 2015 and at December 31, 2014 and advances from the Federal Home Loan Bank and federal funds purchased at December 31, 2013. At June 30, 2015 advances from the FHLB totaled $10.6 million. At December 31, 2014, advances from the FHLB totaled $3.7 million compared to $7.6 million at December 31, 2013. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were no federal funds purchased at June 30, 2015 or December 31, 2014. Federal funds purchased totaled $1.9 million at December 31, 2013.

Capital

Total stockholders’ equity as of June 30, 2015, was $70.7 million, an increase of $3.7 million, or approximately 5.5% compared with stockholders’ equity of $67.0 million at December 31, 2014. December 31, 2014 stockholders’ equity increased $6.1 million or approximately 9.9%, compared with stockholders’ equity of $60.9 million as of December 31, 2013. Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common stockholders’ equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses, subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. To be adequately capitalized, the risk-based regulatory requirements are 6% for Tier 1 and 8% for total risk-based capital. Holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. Planters and the Planters Bank exceeded their minimum regulatory capital ratios as of June 30, 2015 and December 31, 2014 and 2013.

Capital Ratios	Analysis of Capital
	Adequately Capitalized	Well Capitalized	The Company	Planters Bank
			(Unaudited) June 30, 2015	(Unaudited) June 30, 2015
Common equity tier 1(1)	4.5%	6.5%	13.7%	13.7%
Tier 1 leverage	4.0%	5.0%	8.3%	8.3%
Risk-based capital:
Tier 1	6.0%	8.0%	13.7%	13.7%
Total	8.0%	10.0%	14.9%	14.9%

(1)	Common Equity Tier 1 capital ratio, in accordance with Basel III capital requirements, was applicable beginning March 31, 2015.

Capital Ratios	Analysis of Capital
	Adequately Capitalized	Well Capitalized	The Company December 31,		Planters Bank December 31,
			2014	2013	2014	2013
Tier 1 Leverage	4.0%	5.0%	8.2%	8.2%	8.2%	8.2%
Risk-based capital:
Tier 1	4.0%	6.0%	13.7%	14.2%	13.7%	14.2%
Total	8.0%	10.0%	15.0%	15.4%	15.0%	15.4%

	(Unaudited) Six months Ended June 30, 2015(1)	Ratios
		2014	2013
Return on assets (Net income divided by average total assets)	1.11%	1.15%	1.16%
Return on equity (Net income divided by average equity)	13.04%	13.99%	13.94%
Dividend payout ratio (dividends per share divided by net earnings per share)	—	60.83%	63.26%
Equity to asset ratio (average equity divided by average total assets)	8.50%	8.25%	8.33%

(1)	June 30, 2015 ratios are annualized for the appropriate period.

Liquidity Management

Liquidity management involves monitoring Planters’ sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made; however, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in Planters’ market area. Planters’ Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, is typically its primary source of liquidity, averaged $42.8 million during the six months ended June 30, 2015 and totaled $10.7 million at June 30, 2015 and averaged $17.4 million during the year ended December 31, 2014 and totaled $12.6 million at December 31, 2014. Also, Planters has available advances from the FHLB. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2014, advances available totaled approximately $149.4 million of which $3.7 million had been drawn, or used for letters of credit. Management regularly reviews the liquidity position of Planters and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources. FDIC deposit insurance has been increased on most accounts from $100,000 to $250,000. However, with the passage of the Dodd-Frank Act, this increase in the basic coverage limit has been made permanen.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as Planters are primarily monetary in nature. Therefore, interest rates have a more significant effect on Planters’ performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below contains certain information for each of the directors, persons nominated or chosen to become directors, executive officers, persons chosen to become executive officers, and significant employees of Planters:

Name	Position	Age	Term of Office(1)
James H. Clayton	Vice Chairman, Chief Executive Officer, Director	63	03/01/1976 – Present
James B. Randall, III	President, Chief Operating Officer, Director	63	03/01/1978 – Present
W. T. Robertson, Jr.(1)	Director	69	01/09/1980 – Present
Michael L. Retzer	Director	69	02/21/1990 – Present
James C. Robertson, Jr.(1)	Director	54	02/21/1996 – Present
Alexander B. Robertson(1)	Director	61	02/21/2001 – Present
Leslee Linn	Director	61	02/19/2003 – Present
W. W. Gresham, III	Director	66	01/09/1980 – Present
John R. Brashier	Director	52	02/17/2010 – Present
Victor Byas	Director	58	02/16/2005 – Present
Timothy Clements	Director	51	02/20/2013 – Present
John Pittman	Director	65	01/20/1999 – Present
Myrtis Tabb	Director	65	02/19/2014 – Present
Alan Hargett	Executive Vice President, Director	48	05/22/1989 – Present
*Freddie Britt	Officer, Director	61	Upon completion of merger
*G.A. Robinson, III (Bert)	Director	65	Upon completion of merger

*	Pursuant to the Agreement, will be nominated to become a director of Planters and Planters Bank upon the completion of the Merger.
(1)	Directors W.T. Robertson, Jr. and Alexander B. Robertson are brothers and first cousins with director James C. Robertson, Jr.

The table below presents a brief account of the business experience of each of Planters’ directors and executive officers, as well as those individuals nominated to become directors of Planters, during the past five (5) years.

Name	Business Experience
James H. Clayton	Mr. Clayton has served as CEO of Planters and Planters Bank since 1984 and has a vast array of experience in all areas of banking.
James B. Randall, III	Mr. Randall has served as President and Chief Operating Officer of Planters Bank since 2003.
W. T. Robertson, Jr.	Mr. Robertson is a self-employed farmer with several related business interests. He currently serves on the Planters Bank’s Executive Committee and as Chairman of Planters Holding Company.
Michael L. Retzer	Mr. Retzer is a large franchisee of McDonald’s restaurants. Mr. Retzer’s company owns franchises in Mississippi and Arkansas. Mr. Retzer serves on the Planters Bank’s Executive Committee.
James C. Robertson, Jr.	Mr. Robertson is a self-employed farmer and has several business interests across the state of Mississippi.
Alexander B. Roberson	Mr. Robertson is a self-employed farmer and has several business interests across the state of Mississippi. He also serves as Director of the Bank of Benoit.
Leslee Linn	Ms. Linn is retired and currently manages personal and family investments. Mr. Linn was instrumental in the effort to see that the B. B. King Museum became a reality in Indianola, Mississippi.

Name	Business Experience
W. W. Gresham, III	Mr. Gresham is a self-employed business owner who operates a petroleum distribution business and has an interest in the Double Quick convenience store chain. Mr. Gresham serves as Audit Committee Chairman and serves on the Executive Committee of Planters Bank.
John R. Brashier	Mr. Brashier is a self-employed farmer. He also serves as Vice-President of Consolidated Catfish Producers and Delta Pride Catfish.
Victor Byas	Mr. Byas owns a chain of funeral homes and related business in the Mississippi Delta.
Timothy Clements	Mr. Clements is a self-employed farmer and also has other business interests across the state of Mississippi.
John Pittman	Mr. Pittman is a retired officer from Planters Bank. Mr. Pittman served as President of the Greenwood office of Planters Bank from 1999 until his retirement. Mr. Pittman also serves as Secretary to the Board of Planters.
Myrtis Tabb	Ms. Tabb is a retired educator who most recently served as Vice-President with Delta State University in Cleveland, MS. Ms. Tabb plans to continue working as a consultant.
Alan Hargett	Mr. Hargett is the Executive Vice President of Planters Bank and has been in banking since 1989. Mr. Hargett also serves on the Executive Committee of Planters Bank.
Freddie Britt*	Mr. Britt is currently an executive officer and Director of Covenant Bank and Covenant Financial Corporation. Mr. Britt has served in that capacity since Covenant Bank was founded in 2000.
G.A. Robinson, III (Bert)	Mr. Robinson is a Director of Covenant Bank and Covenant Financial Corporation and has served in that capacity since Covenant Bank was founded in 2000. Mr. Robinson owns various real estate holdings in North Mississippi.

*	Pursuant to the Agreement, will be nominated to become a director of Planters and Planters Bank upon the completion of the Merger.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below presents the annual compensation of each of the three highest paid persons who were executive officers or directors during the issuer’s last completed fiscal year as a group.

Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.) ($)	Cash compensation as a group ($)	Other compensation as a group ($)	Total compensation as a group ($)
1. James H. Clayton	1. Chief Executive Officer
2. James B. Randall III	2. President	$850,025	—	$850,025
3. Alan H. Hargett	3. Executive Vice President

Directors

In Planter’s most recently completed fiscal year, 2014, the aggregate annual compensation of Planter’s directors as a group was $86,500 for the eleven directors that are not executive officers.

Future Compensation

The three executive officers listed in the table above are eligible to participate in the Planters Bank & Trust Company Annual Incentive Plan (“Incentive Plan”), which is designed to recognize and reward employees selected for participation for their contributions to Planters’ profitability. Participation in the Incentive Plan is limited to employees recommended by the Compensation Committee of the Board of Directors and approved by the Board of Directors. The Incentive Plan Year is January 1 through December 31. Awards are calculated under the Incentive Plan based on a Profitability Threshold, a Participation Percentage, and a Loan Quality Adjustment as follows:

•	Profitability Threshold — this is the amount of pre-tax annual profit in which the participant’s assigned location must achieve before any award is earned
•	Participation Percentage — this is a percentage of the location’s pre-tax profits in which the participant earns as a reward once the Profitability Threshold is achieved.
•	Loan Quality Adjustment — earned amount may be adjusted for loan quality based on asset quality ratio.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Information regarding all executive officers and directors as a group, individually naming each director or executive officer who beneficially owns more than 10% of any class of the issuer’s voting securities and any other securityholder who beneficially owns more than 10% of any class of the issuer’s voting securities as such beneficial ownership would be calculated if the issuer were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 is set forth below:

Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable(2)	Percent of class(3)
Common Stock	W. T. Robertson, Jr. 65 Holly Ridge Rd. Indianola, MS 38751	6,765 beneficially owned & 49,272 controlled	—	13.4%
Common Stock	Planters Bank and Trust Employee Stock Ownership Plan 212 Catchings Ave Indianola, MS 38751	49,154 beneficially owned	—	11.7%
Common Stock	All directors and officers as a group	255,037 beneficially owned & controlled	—	60.9%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Officers, directors and 10% beneficial owners of Planters and its affiliates, such as Planters Bank, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, are customers of Planters Bank and have transactions with Planters in the ordinary course of business, and may continue to do so in the future. All outstanding loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.

SECURITIES BEING OFFERED

Planters Holding Company Common Stock

Planters has authorized 1,000,000 shares of common stock, $10.00 par value. As of June 30, 2015, there were 418,686 shares of Planters common stock issued and outstanding.

Voting Rights; Cumulative Voting

Pursuant to the MBCA and the Planters Bylaws, each outstanding share of the Planters common stock is entitled to one vote on each matter submitted to a vote. Holders of the Planters’ common stock do not have cumulative voting rights. Planters common stockholders do not have preemptive rights.

Supermajority Voting Requirements; Business Combinations or Control Share Acquisition

The MBCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, a corporation’s property requires approval by a majority of the shares entitled to vote on the transaction. The Planters Articles of Incorporation do not provide for a greater than majority vote on such a transaction.

Removal of Directors

Article III.13 of the Planters Bylaws provide that no director of Planters may be removed except by the shareholders at a meeting called for that purpose. If the entire board of directors is to be removed, only a majority of the shares entitled to vote shall be necessary. However, if less than the entire board of directors is to be removed, no one director may be removed if the votes cast against such director’s removal would be sufficient to elect him if those votes were cumulatively voted at an election of the entire board of directors.

Board of Directors

Article 3.2 of the Bylaws establishes a minimum of 5 directors and no maximum number of directors. At present there are a total of 14 directors. Each director is voted upon at the annual meeting of shareholders.

Vacancies in the Board of Directors

Under the Planters Bylaws, any vacancy may only be filled by the affirmative vote of a majority of the shareholders at an annual meeting or a special meeting called for that purpose. If a director is elected to fill a vacancy, such director shall be elected for the unexpired term of the predecessor director.

Amendment of the Articles of Incorporation or Bylaws

Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as Planters, unless such power is expressly reserved for the shareholders. Article XI of the Planters Bylaws provides that the Bylaws may be amended, altered, or repealed by the Board of Directors, except with regard to the provisions establishing the qualifications, classifications or term of office of directors. Any amendment to the Bylaws requires the affirmative vote of two-thirds of the directors elected at the last preceding shareholders meeting when an election of directors was held. The Bylaws may be amended by a vote of a majority of the shareholders at an annual or special meeting and no bylaws enacted by vote of the shareholders may be voided, amended or modified by the board of directors for twelve months.

Special Meetings of Shareholders

Under the Planters Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the President or Secretary of Planters, or by the vote of two-thirds of the board of directors or by a written request of a majority of shareholders.

Shareholder Proposals and Nominations

Neither the Planters Bylaws nor Articles of Incorporation provide procedures that must be followed to properly nominate candidates for election as directors.

Indemnification

Section 79-4-8.50 through 79-4-8.59 of the MBCA provide the Planters with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of the Planters’ directors under certain circumstances. The Planters’ Bylaws also provide it with the power and authority to indemnify its directors and officers. Pursuant to such authority and the provisions of the Planters’ Bylaws, the Planters purchases insurance against certain liabilities that may be incurred by it and its officers and directors.

Under its Articles of Incorporation, Planters must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director, officer or employee of Planters or any other corporation which the person served as a director, officer or employee at the request of the Planters. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director, officer or employee in connection with the proceeding. Directors, officers and employees are also entitled to have Planters advance any such expenses prior to final disposition of the proceeding.

In addition to the Articles of Incorporation of Planters, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.

LEGAL MATTERS

The validity of the Planters common stock to be issued in connection with the merger will be passed upon for Planters by Jones Walker LLP. Certain tax matters will also be passed upon by Jones Walker LLP. Certain matters will be passed upon for Covenant by Gerrish McCreary Smith, PC, Memphis, Tennessee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Form 1-A of which this proxy statement/offering circular is a part. The Form 1-A, including the exhibits, contains additional relevant information about us and our common stock. You may read and copy the Form 1-A at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference room.

ANNEX A

AGREEMENT AND PLAN OF MERGER BY AND BETWEEN PLANTERS HOLDING COMPANY AND COVENANT FINANCIAL CORPORATION

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PLANTERS HOLDING COMPANY

AND

COVENANT FINANCIAL CORPORATION

Dated as of July 22, 2015

A-i

A-ii

Exhibit A — Form of Voting and Support Agreement
Exhibit B — Form of Lock-Up Agreement
Exhibit C — Non-Competition Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 22, 2015, by and between PLANTERS HOLDING COMPANY (“Planters”), a corporation organized under the laws of the State of Mississippi, with its principal office located in Indianola, Mississippi, and COVENANT FINANCIAL CORPORATION (“Covenant”), a corporation organized under the laws of the State of Mississippi, with its principal office located in Clarksdale, Mississippi.

Preamble

The respective Boards of Directors of Covenant and Planters are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the merger of Covenant with and into Planters, with Planters being the surviving corporation of the merger.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1 Merger.  Subject to the terms and conditions of this Agreement, Covenant shall be merged with and into Planters in accordance with the provisions of Section 79-4-11.02-11.04 of the MBCA (the “Merger”). Planters shall be the surviving corporation resulting from the Merger (“Surviving Corporation”) and shall continue to be governed by the Laws of the State of Mississippi.

1.2 Time and Place of Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time, at the offices of Jones Walker LLP, 190 E. Capitol St., Suite 800, Jackson, Mississippi 39201, as soon as practicable (and, in any event, within five Business Days) after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article 9), or such other date or location as mutually agreed to by the Parties (the “Closing Date”).

1.3 Effective Time.  The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles or Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of Mississippi (the “Effective Time”).

1.4 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MBCA.

1.5 Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Code Section 368(a), and that this Agreement shall constitute a “plan of reorganization” for purposes of Code Sections 354 and 361. From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Code Section 368(a).

1.6 Bank Merger.  Immediately following the Merger, Covenant Bank (“Covenant Bank”), a Mississippi state chartered bank and wholly-owned Subsidiary of Covenant, will merge (the “Bank Merger”) with and into Planters Bank and Trust Company, a wholly-owned Subsidiary of Planters (“Planters Bank”) pursuant to and in accordance with Mississippi Code Annotated Section 81-5-85. Planters Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Planters Bank” and, following the Bank Merger, the separate corporate existence of Covenant Bank shall cease. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Planters in consultation with Covenant (the “Subsidiary Plan of Merger”). In order to obtain the necessary Regulatory Approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals as to such Party: (a) Covenant shall cause Covenant Bank to approve the Subsidiary Plan of Merger, Covenant, as the sole shareholder of Covenant Bank, shall approve the Subsidiary Plan of Merger and Covenant shall cause the Subsidiary Plan of Merger to be duly executed by Covenant Bank and delivered to Planters and (b) Planters shall cause Planters Bank to approve the Subsidiary Plan of Merger, Planters, as the sole shareholder of Planters Bank, shall approve the Subsidiary Plan of Merger and Planters shall cause Planters Bank to duly execute and deliver the Subsidiary Plan of Merger to Covenant. Prior to the Effective Time, Covenant shall cause Covenant Bank, and Planters shall cause Planters Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

ARTICLE 2
MANAGEMENT AND GOVERNING DOCUMENTS FOLLOWING MERGER

2.1 Articles of Incorporation.  The Articles of Incorporation of Planters in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

2.2 Bylaws.  The Bylaws of Planters in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

2.3 Directors and Officers.  The directors and officers of Planters and Planters Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and Planters Bank, in each case until their respective successors are duly elected or appointed and qualified; provided however that prior to the Effective Time, Planters and Planters Bank will appoint two (2) additional members to their respective Boards of Directors, each of which are to come from the current Board of Directors of Covenant, and each of which are to be selected by Planters and Planters Bank, after conferring in good faith with Covenant and Covenant Bank, according to the provisions of their respective Articles of Incorporation and Bylaws. The Election of these board members will be made effective at the Effective Time and Planters and Planters Bank shall nominate the same two (2) directors to serve a full term of office as directors of Planters and Planters Bank at the next general election of directors of Planters and Planters Bank according to the provisions of each of their Articles of Incorporation and Bylaws.

ARTICLE 3
MERGER CONSIDERATION

3.1 Conversion of Shares.  Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Planters, Covenant, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)	Each share of capital stock of Planters issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall not be affected by the Merger.
(b)	Subject to Section 3.1(c) hereof, each share of Covenant Common Stock outstanding immediately prior to the Effective Time, (other than (i) the shares that are cancelled pursuant to Section 3.1(c) and (ii) the shares with respect to which the holders thereof have perfected dissenters’ rights under Section 79-4-13.01 et seq. of the MBCA (the “Dissenting Shares”)), shall automatically be converted at the Effective Time into the right to receive (x) 0.0451 shares of the Planters Common Stock and (y) $0.25 in cash. Such shares of Covenant Common Stock to be converted are sometimes referred to herein as the “Outstanding Covenant Shares.”

For purposes of this Agreement:

“Cash Consideration” shall mean an amount equal to $416,008.25 in cash;

“Exchange Ratio” shall mean 0.0451.

“Planters Common Stock Consideration” shall mean the number of whole shares of Planters Common Stock obtained by multiplying (i) the Outstanding Covenant Shares by (ii) the Exchange Ratio.

“Merger Consideration” shall mean the aggregate total of the Planters Common Stock Consideration and the Cash Consideration.

(c)	All shares of Covenant Common Stock issued and outstanding immediately prior to the Effective Time that are owned by Planters, Covenant, Covenant Bank or any of their respective Subsidiaries (other than (i) shares of Covenant Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of Covenant Common Stock held, directly or indirectly, by Planters or Covenant in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.
(d)	No Dissenting Shares shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Section 79-4-13.01 et seq. of the MBCA; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Section 79-4-13.01 et seq. of the MBCA or withdraws or loses such holder’s dissenter’s rights, such shares held by such shareholder shall be treated the same as all other holders of Covenant Common Stock who at the Effective Time held Covenant Common Stock.
(e)	In the event Planters or Covenant changes the number of shares of Planters Common Stock or Covenant Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date thereof is prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.
(f)	Planters shall not issue fractional shares of Planters Common Stock for any portion of the Merger Consideration. In lieu of issuing fractional shares, Planters will pay the Covenant shareholders entitled to otherwise receive such fractional share cash for the fractional share in an amount equal to $266 per Planters share to be issued multiplied by the fractional share due to the Covenant stockholder, rounded to the nearest one cent.

ARTICLE 4
EXCHANGE OF SHARES

4.1 Exchange Procedures.

(a)	Prior to the Effective Time, Planters shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of Covenant Common Stock. No later than five (5) Business Days prior to the Closing Date, Covenant shall deliver to the Exchange Agent a preliminary list of all Covenant shareholders entitled to receive the Merger Consideration in an electronic format compatible with the Exchange Agent’s systems. At or prior to the Effective Time, Planters shall deliver the Merger Consideration to the Exchange Agent. Within five (5) Business Days of the Effective Time, the Exchange Agent shall send to each holder of Covenant Common Stock immediately prior to the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates previously evidencing shares of Covenant Common Stock (“Old Certificates”) shall pass, only upon delivery of the Old Certificates, or affidavits of loss in lieu thereof in form and substance satisfactory to the Exchange Agent, to the Exchange Agent) (the “Letter of Transmittal”) for use in exchanging Old Certificates. The Letter of Transmittal will include instructions with respect to the surrender of Old Certificates and the distribution of the Merger Consideration.
(b)	Upon surrender of an Old Certificate to the Exchange Agent for exchange, or according to the provisions of Section 4.1(f) below concerning lost, stolen or destroyed Old Certificates, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or Planters, such Old Certificate shall be cancelled and the holder of such Old Certificate shall be entitled to receive, and the Exchange Agent shall in exchange therefor transfer to such holder the Merger Consideration, including any cash in lieu of fractional shares of

Planters Common Stock to be issued or paid in consideration therefor in respect of the shares of Covenant Common Stock represented by such Old Certificate.
(c)	If any certificates or book-entry allocations for shares of Planters Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.
(d)	All Merger Consideration, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year after the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to Planters, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a Regulatory Authority pursuant to applicable abandoned property laws, look as a general creditor only to Planters for payment or delivery of such property. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of Planters free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Planters, Covenant, the Exchange Agent or any other Person shall be liable to any former holder of shares of Covenant Common Stock for any amount delivered in good faith to a Regulatory Authority pursuant to applicable abandoned property, escheat or similar Laws. In no event will any holder of Covenant Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or Planters of the Merger Consideration.
(e)	Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Planters upon demand.
(f)	In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Planters or the Exchange Agent, the posting by such Person of a bond in such amount as Planters may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate.
(g)	Each of Planters or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent or Planters, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent or Planters, as the case may be, made such deduction and withholding.
(h)	In the case of outstanding shares of Covenant Common Stock that are not represented by physical certificates, the Parties shall make such adjustments to Article 4 as are necessary or appropriate to implement the same purpose and effect that Article 4 have with respect to shares of Covenant Common Stock that are represented by physical certificates.

4.2 Rights of Former Covenant Shareholders.  All Merger Consideration paid to the former holders of Covenant Common Stock who have followed the procedures set forth in Section 4.1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Covenant Common Stock formerly represented by such Old Certificate. At the Effective Time, the stock transfer books of Covenant shall be closed as to holders of Covenant Common Stock immediately prior to the Effective Time and no transfer of Covenant Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate representing Covenant Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Section 3.1 in exchange therefor. Whenever a dividend or other distribution is declared by Planters on the Planters Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Planters Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Planters Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate representing Covenant Common Stock until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate representing Covenant Common Stock, both the Merger Consideration and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF COVENANT

Except as disclosed in writing in the correspondingly enumerated section or subsection of the Covenant Disclosure Memorandum, Covenant and Covenant Bank hereby represent and warrant, respectively, to Planters as follows:

5.1 Organization, Standing, and Power.  Covenant is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Mississippi and is duly registered as a bank holding company under the BHC Act, and Covenant Bank is a wholly-owned Subsidiary of Covenant and is a bank duly organized, validly existing and in good standing under the Laws of the State of Mississippi. Each of the Covenant Entities has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the Covenant Entities is duly qualified or licensed to transact business as a domestic or foreign corporation, as applicable, in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The deposit accounts of Covenant Bank are insured by the FDIC through the bank insurance fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Covenant or Covenant Bank when due. Covenant Bank is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein. True and complete copies of the Covenant’s articles of incorporation, and bylaws, and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each of the other Covenant Entities, in each case as in effect as of the date of this Agreement, have previously been made available to Planters. None of the Covenant Entities is in violation of any of the provisions of its articles of incorporation or bylaws (or comparable organizational documents), as applicable. The minute book (except for portions redacted for preservation of the attorney-client privilege) and other organizational documents for each of the Covenant Entities have been made available to Planters for its review, and accurately reflect all amendments to such organizational documents and all proceedings of the Board of Directors and shareholders thereof.

5.2 Authority of Covenant; No Breach By Agreement.

(a)	Covenant has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly approved by the Board of Directors of Covenant, the Board of Directors of Covenant has resolved to recommend to Covenant’s shareholders’ approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Covenant has been taken, subject to the approval by the affirmative vote of the holders of a [majority] of the issued and outstanding shares of Covenant Common Stock (the “Requisite Shareholder Approval”). This Agreement has been duly and validly executed and delivered by Covenant. Assuming due authorization, execution and delivery by Planters, this Agreement constitutes a valid and binding obligation of Covenant, enforceable against Covenant in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)	Neither the execution and delivery of this Agreement by Covenant, nor the consummation by Covenant of the transactions contemplated hereby, nor compliance by Covenant with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its articles of incorporation or bylaws or the articles of association or bylaws (or similar organizational documents) of any other Covenant Entity or any resolution adopted by the Board of Directors or the shareholders of Covenant that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Covenant Entity under, any Contract or Permit of the Covenant Entities or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the Covenant Entities or any of their Assets (including any Planters Entity or Covenant Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Planters Entity or Covenant Entity being reassessed or revalued by any Taxing authority).
(c)	Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or Regulatory Authority is necessary for the consummation by Covenant of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

(a)	The authorized capital stock of Covenant consists of (i) 3,000,000 shares of Covenant Common Stock, of which 1,664,033 shares are issued and outstanding as of the date of this Agreement and (ii) 1,500,000 shares of preferred stock of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Covenant are duly and validly issued and outstanding and are fully paid and nonassessable under the MBCA. None of the outstanding shares of capital stock of Covenant has been issued in violation of any preemptive rights of the current or past shareholders of Covenant.
(b)	The authorized capital stock of Covenant Bank consists of 1,150,000 shares of $5.00 par value per share common stock, of which 1,125,050 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Covenant Bank are owned by Covenant, are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Covenant Bank has been issued in violation of any preemptive rights.
(c)	Except as set forth in Section 5.3(a) and (b) of this Agreement or in Section 5.3(c) of the Covenant Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of Covenant or Covenant Bank outstanding and no outstanding Equity Rights relating to the capital stock of Covenant or Covenant Bank.
(d)	Except as set forth in Section 5.3(d) of the Covenant Disclosure Memorandum, Covenant does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of capital stock of Covenant, Equity Rights relating to the capital stock of Covenant, or any other equity securities of Covenant or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of Covenant (including any rights plan or agreement).

5.4 Covenant Subsidiaries.  Section 5.4 of the Covenant Disclosure Memorandum sets forth a complete and correct list of all the Subsidiaries of Covenant. Except as described in Section 5.4 of the Covenant Disclosure Memorandum: (i) Covenant has no other Subsidiaries and no Covenant Entity owns, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation other than ownership of stock of, or membership interest in, any other entity; (ii) Covenant owns all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any Lien; (iii) no capital stock (or other equity interest) or Voting Debt of any of the Covenant Entities is or may become required to be issued by reason of any Equity Rights, and there are no Contracts by which any Covenant Entity is bound to issue additional shares of its capital stock (or other equity interests), Equity Rights or Voting Debt or by which any Covenant Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) or Voting Debt of any Covenant Entity. There are no Contracts relating to the rights of any Covenant Entity to vote or to dispose of any shares of the capital stock (or other equity interests) or Voting Debt of any Covenant Entity.

5.5 Financial Statements.  Each of the Covenant Financial Statements (including, in each case, any related notes thereto) made available to Planters, including any Covenant Financial Statements provided after the date of this Agreement until the Effective Time, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of Covenant and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6 Absence of Undisclosed Liabilities.  Except as set forth in Section 5.6 of the Covenant Disclosure Memorandum, Covenant has no Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of Covenant as of March 31, 2015, included in the Covenant Financial Statements or reflected in the notes thereto. Covenant has not incurred or paid any Liability since March 31, 2015, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Covenant Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7 Loan and Investment Portfolios.

(a)	Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Covenant or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is, to the Knowledge of Covenant, enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Covenant’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.
(b)	The information with respect to each Loan set forth in the electronic media produced by Covenant from its management information systems regarding the Loans and delivered to Planters prior to the date hereof (the “Loan Tape”), and to the Knowledge of Covenant, any third-party information set forth in the Loan Tape, is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of the date the information was entered into electronic media.
(c)	(i) Section 5.7(c) of the Covenant Disclosure Memorandum sets forth a list of all Loans as of June 30, 2015 by Covenant and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Covenant or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(d)	Each Loan payable to Covenant or any of its Subsidiaries (i) was originated or purchased by Covenant or its Subsidiaries and its principal balance as shown on Covenant’s books and records is true and correct as of the date indicated therein, (ii) to the Knowledge of Covenant, contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor, and (iii) complies, and at the time the Loan was originated or purchased by Covenant or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.
(e)	Each outstanding Loan (including Loans held for resale to investors) payable to Covenant or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Covenant or any of its Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by Covenant or any of its Subsidiaries, the relevant Loan Documentation was being maintained, in all material respects in accordance with Covenant’s or any of its Subsidiaries’ underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and in material compliance with all applicable requirements of federal, state and local Laws.
(f)	With respect to each Loan payable to Covenant or any of its Subsidiaries that is secured, to the Knowledge of Covenant, Covenant or one of its Subsidiaries has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).
(g)	Except as set forth in Section 5.7(g) of the Covenant Disclosure Memorandum, none of the agreements pursuant to which Covenant or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.
(h)	Covenant has previously made available to Planters a listing of each Loan payable to Covenant or any of its Subsidiaries that (i) as of March 31, 2015 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of March 31, 2015 was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Covenant has previously provided to Planters the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2015.

5.8 Absence of Certain Changes or Events.  Since December 31, 2014, except as disclosed in the Covenant Financial Statements delivered prior to the date of this Agreement or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Covenant Material Adverse Effect, (ii) Covenant has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Covenant Common Stock, and (iii) the Covenant Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the

Covenant Entities provided in Article 7. Except as may result from the transactions contemplated by this Agreement, none of the Covenant Entities have, since the date of the Covenant Financial Statements delivered prior to the date of this Agreement:

(a)	borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its Assets, sold, assigned or transferred any of its Assets in excess of $50,000 in the aggregate or (iii) incurred any other Liability or loss representing, individually or in the aggregate, over $25,000;
(b)	suffered over $25,000 in damage, destruction or loss to immovable or movable property, where such damage, destruction or loss has not been covered by insurance;
(c)	experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;
(d)	Intentionally Omitted;
(e)	failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;
(f)	except as set forth in Section 5.8(f) of the Covenant Disclosure Memorandum, forgiven any debt owed to it in excess of $25,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;
(g)	except as set forth in Section 5.8(g) of the Covenant Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $25,000;
(h)	except as set forth in Section 5.8(h) of the Covenant Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers, employees or contractors, except such agreements (i) as are terminable at will without any penalty or other payment by it or (ii) increase (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, severance, pension, retirement or other similar payments) of any such person whose annual compensation would not, following such increase, exceed $50,000;
(i)	except as set forth in Section 5.8(i) of the Covenant Disclosure Memorandum, adopted, modified or amended any employee benefit plan other than as required by law;
(j)	except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Covenant Financial Statements;
(k)	entered into any agreement, contract or commitment to do any of the foregoing; or
(l)	authorized or issued any additional shares of Covenant Common Stock, preferred stock, Voting Debt or Equity Rights.

5.9 Tax Matters.

All Tax Returns required to be filed by or on behalf of the Covenant Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time. Further, to the best Knowledge of Covenant, Covenant represents and warrants:

(a)	All such Tax Returns are complete and accurate in all material respects and were prepared in material compliance with all applicable Laws. All Taxes due and payable have been timely paid.

There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Covenant Financial Statements delivered prior to the date of this Agreement. None of the Covenant Entities’ federal income Tax Returns have been audited by the IRS or any state or local jurisdiction, and no notices have been received indicating an intent to open an audit or other review. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Covenant Entities. The Covenant Entities have withheld and paid over all Taxes required to have been withheld to all applicable Tax authorities. The Covenant Entities are not and have never been a party to any tax sharing agreement other than any tax sharing agreements exclusively between Covenant and Covenant Bank. The Covenant Entities do not have any liability for the Taxes of any person or entity other than itself either as a result of being a transferee or successor by contract or otherwise. No claim has ever been made by a Regulatory Authority in a jurisdiction where any of the Covenant Entities do not file Tax Returns that any of the Covenant Entities may be subject to taxes in that jurisdiction.
(b)	The Covenant Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.
(c)	The provision for any Taxes due or to become due for Covenant for the period or periods through and including the date of the respective Covenant Financial Statements that has been made and is reflected on such Covenant Financial Statements is sufficient to cover all such Taxes.
(d)	Deferred Taxes of Covenant have been provided for in accordance with GAAP.
(e)	The Covenant Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding (from any employee or other Person) requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Code Section 3406.
(f)	None of the Covenant Entities have experienced a change in ownership with respect to their respective stock, within the meaning of Code Section 382, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.
(g)	The Covenant Entities have not made any payments, the Covenant Entities are not obligated to make any payments, nor are any of the Covenant Entities a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Covenant Entities have not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Covenant Entities have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
(h)	The Covenant Entities have no potential liability for any Tax under Code Section 1374. The Covenant Entities have not in the past 10 years: (A) acquired assets from another corporation in a transaction in which the Covenant Entities’ tax basis for the acquired assets was determined, in whole or in part, by any reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary under the Code.
(i)	None of the Covenant Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)	“closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(iii)	intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);
(iv)	installment sale or open transaction disposition made on or prior to the Closing Date;
(v)	prepaid amount received on or prior to the Closing Date; or
(vi)	election under Code Section 108(i).
(j)	None of the Covenant Entities has received any private letter rulings from the IRS (or any comparable ruling from any other taxing authority).
(k)	None of the Covenant Entities (i) is or has ever been a member of an affiliated group (other than a group the common parent of which was Covenant) filing a consolidated, combined or unitary Tax Return or (ii) has any liability for Taxes of any person (other than Covenant or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
(l)	None of the Covenant Entities is a party to or bound by or has any obligation under any Tax sharing, allocation, or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person, other than any tax sharing arrangements or agreements exclusively between Covenant and Covenant Bank.
(m)	None of the Covenant Entities has been either a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A) in a distribution occurring during the last five years in which the Parties to such distribution treated the distribution as qualifying for tax-free treatment under Code Section 355.
(n)	None of the Covenant Entities has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(i) and Regulation Section 1.6011-4(b).

5.10 Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of Covenant included in the Covenant Financial Statements and the Allowance shown on the consolidated balance sheets of Covenant as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Covenant Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Covenant Entities as of the dates thereof.

5.11 Assets.

(a)	Except as disclosed in Section 5.11 of the Covenant Disclosure Memorandum, to the Knowledge of Covenant, the Covenant Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Covenant Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of the Covenant Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such Covenant Entity’s past practices. All Assets which are material to the Covenant Entities’ business on a consolidated basis, held under leases or subleases by any of the Covenant Entities, are held under valid Contracts enforceable against the Covenant Entities in accordance with their respective terms

(except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.
(b)	The Covenant Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the Covenant Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the Covenant Entities’ material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. With respect to any policy of insurance in effect as of the date hereof, none of the Covenant Entities have received written notice from any insurance carrier that, (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will increase by more than 10%. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Covenant Entity under such policies.
(c)	Covenant has previously made available to Planters lists, copies or summaries of (i) all real property owned by any of the Covenant Entities (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which any of the Covenant Entities lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) and lists all parcels of real property leased to any Covenant Entity pursuant to the Real Property Leases (the “Leased Premises”) and (iii) all leases, subleases, licenses or other use agreements between any Covenant Entity, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Planters on or prior to the date hereof. None of the Covenant Entities use in their businesses any real property other than the Owned Real Property and the Leased Premises. Except as has previously been made known to Planters, no Person other than the Covenant Entities has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.
(d)	Covenant has good and marketable leasehold interests in the Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. With respect to each lease of any real property or personal property to which any Covenant Entity is a party (whether as lessee or lessor, including without limitation, the Real Property Leases and Tenant Leases) (i) such lease is in full force and effect in accordance with its terms by the Covenant Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the Covenant Entity; (iii) there exists no Default under such lease by the Covenant Entity or, to the Knowledge of Covenant, with respect to the other parties thereto; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.
(e)	Except as contemplated by this Agreement, Covenant has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices or as required by applicable banking regulations that require the disposal of Other Real Estate Owned within a certain time period of obtaining ownership.
(f)	The Covenant Entities’ Assets include all material Assets required to operate the business of the Covenant Entities as presently conducted.

5.12 Derivative Instruments.  Except as disclosed in Section 5.12 of the Covenant Disclosure Memorandum, neither Covenant nor any of its Subsidiaries has engaged in or been party to any Derivative Transactions other than Covenant loan agreements that contain rate floors and/or ceilings and Covenant loan agreements that contain variable interest rate tied to stated indexes.

5.13 Intellectual Property.  The Covenant Entities own or have a valid license to use all of the Intellectual Property used by the Covenant Entities in the course of their business. The Covenant Entities are the owner of or have a license to any Intellectual Property sold or licensed to a third party by the Covenant Entities in connection with the Covenant Entities’ business operations, and the Covenant Entities have the right to convey by sale or license any Intellectual Property so conveyed. The Covenant Entities have not received notice of Default under any of their Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of the Covenant Entities with respect to Intellectual Property used, sold or licensed by the Covenant Entities in the course of their business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the Covenant Entities’ business does not infringe any Intellectual Property of any other person. The Covenant Entities are not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. None of the Covenant Entities is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Intellectual Property.

5.14 Environmental Matters.

(a)	The Covenant Entities, their Participation Facilities, and their Operating Properties are, and have been, to the Knowledge of Covenant, in material compliance with all Environmental Laws.
(b)	There is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which the Covenant Entities or any of their Operating Properties or Participation Facilities (or Covenant in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the Covenant Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.
(c)	During the period of (i) the Covenant Entities’ ownership or operation of any of its Assets, (ii) the Covenant Entities’ participation in the management of any Participation Facility, or (iii) the Covenant Entities’ holding of a security interest in an Operating Property, there has been, to Covenant’s Knowledge, no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. To the Knowledge of Covenant, prior to the period of (i) the Covenant Entities’ ownership or operation of any of its Assets, (ii) the Covenant Entities’ participation in the management of any Participation Facility, or (iii) the Covenant Entities’ holding of a security interest in an Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. To the Knowledge of Covenant, no lead based paint or asbestos in any form is present in, at, on, under, about, of affecting (or potentially affecting) any branch office of Covenant Bank or, any other real estate owned by Covenant Bank.
(d)	Except as disclosed in Section 5.14(d) of the Covenant Disclosure Memorandum, there are no reports, studies, analyses, tests, or monitoring possessed or initiated by Covenant pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the Covenant Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

5.15 Compliance with Laws.

(a)	Each of the Covenant Entities and each of their employees hold all licenses, registrations, franchises, certificates, variances, Permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in material compliance with, and are not and have not been in material violation of, any applicable Law and none of the Covenant Entities has Knowledge of, or has received notice of, any material violations of any of the above.
(b)	Each of the Covenant Entities has properly administered all accounts for which the Covenant Entity acts as a fiduciary, including accounts for which the Covenant Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in material compliance with the terms of the governing documents and applicable Law in all material respects. None of the Covenant Entities, or any director, officer or employee of any of the Covenant Entities, has committed any breach of trust with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.
(c)	As of its last written communication with its primary federal regulator, Covenant Bank is “well-capitalized” and the rating of Covenant Bank under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Covenant Bank has not been informed that its status as “well-capitalized” and “satisfactory” for CRA purposes will change within one year, nor does Covenant Bank have Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.
(d)	Except as set forth in Section 5.15(d) of the Covenant Disclosure Memorandum, none of the Covenant Entities are in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Covenant Entity is not in compliance with any of the Laws or Orders which such Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any Covenant Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

5.16 Labor Relations.  The Covenant Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the Covenant Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any Covenant Entity. To the Knowledge of Covenant, there is no activity involving any of Covenant Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.17 Employee Benefit Plans.

(a)	Covenant has previously made known to Planters, and has delivered or made available to Planters prior to the execution of this Agreement, complete and accurate copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all employment, change in control, retention, executive compensation or severance arrangements, all other employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by the Covenant Entities or any ERISA Affiliate thereof for the benefit of any of their current or former officers, employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or with respect to which any Covenant Entity or any ERISA Affiliate thereof has any liability

(whether actual or contingent), in each case, whether or not in writing and whether or not subject to ERISA (collectively, the “Covenant Benefit Plans”). Any of the Covenant Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Covenant Pension Benefit Plan.”
(b)	To the Knowledge of Covenant, each Covenant Pension Benefit Plan that is intended to meet the requirements of a “qualified plan” within the meaning of Code Section 401(a) is so qualified and its related trust is tax-exempt under Code Section 501(a), and no event has occurred and no condition exists that would cause the loss of such qualified or exempt status or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law. Each such Covenant Pension Benefit Plan has either received a favorable determination letter from the IRS or is entitled to reply upon a letter issued to a prototype sponsor regarding its qualified status, or has applied to the IRS for a favorable determination letter within the applicable remedial amendment period under Code Section 401(b), and since the date of the letter no fact or event has occurred that could reasonably be expected to materially adversely affect the qualified status of any Covenant Pension Benefit Plan. No amount or any assets of a Covenant Pension Benefit Plan is subject to tax as unrelated business taxable income.
(c)	Each Covenant Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in material compliance with applicable Law, including without limitation ERISA and the Code, and all regulations, rulings and announcements promulgated or issued thereunder. Each Covenant Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5000(b)(1) has been operated at all times in material compliance with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules, (iii) the applicable requirements of the Family Medical Leave Act of 1993, (iv) the Americans with Disabilities Act, (v) the applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and (vi) all other applicable Laws, including all regulations and rulings thereunder.
(d)	All required contributions, premiums or payments which are due under each Covenant Benefit Plan have been paid by the applicable due date, and all such contributions, premiums and payments for which the due date has not yet occurred are properly accrued and reflected on the Covenant Financial Statements in accordance with GAAP. Each of the Covenant Entities has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Covenant Benefit Plans.
(e)	All filings required by ERISA and the Code as to each Covenant Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code, including notice by any Covenant Benefit Plan grandfathered under the Patient Protection and Affordable Care Act, have been timely provided.
(f)	No Covenant Entity has ever sponsored, maintained or contributed to a plan which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or that is subject to Title IV of ERISA, and none of the Covenant Entities has any Knowledge of any facts, circumstances or reportable events that may give rise to any liability to the IRS or the Pension Benefit Guaranty Corporation under Title IV of ERISA.
(g)	No Covenant Entity has, or has ever had, any liability (actual or contingent) with respect to (i) a multiemployer plan as defined in Code Section 414(f) or Sections 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, (iii) a multiple employer plan within the meaning of Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA or (iv) an employee benefit plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

(h)	There are no (i) investigations or other proceedings by any Regulatory Authority with respect to any Covenant Benefit Plan or any of the assets thereof pending or, to the Knowledge of Covenant, threatened or (ii) pending or, to the Knowledge of Covenant, threatened claims (other than routine claims for benefits in the ordinary course) against any Covenant Benefit Plan or any of the assets thereof, and there exists no facts or circumstances that would give rise to or could be expected to give rise to any such investigations, proceedings or claims.
(i)	Each Covenant Benefit Plan that is subject to Code Section 409A is in material compliance, and has been operated in material compliance, with Code Section 409A. To the Knowledge of Covenant, no violation of Code Section 409A has occurred with respect to any Covenant Benefit Plan that is subject to Code Section 409A.
(j)	Except as has previously been made known to Planters or as disclosed in Section 5.17 of the Covenant Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event, such as, but not limited to, termination of employment) will not (i) entitle any current or former employee, officer, retiree, director or independent contractor of any Covenant Entity or their dependents, spouses, or beneficiaries to any severance pay, unemployment compensation or similar payments, (ii) accelerate the time of payment or vesting, require the funding of, or increase the amount of any compensation due to, or in respect of, any such current or former employee, officer, retiree, director or independent contractor of any Covenant Entity or their dependents, spouses or beneficiaries or (iii) result in or satisfy any condition to the payment of compensation that would, alone or in combination with any other payment or event, result in an “excess parachute payment” within the meaning of Code Section 280(G). No Covenant Benefit Plan provides for any gross-up payments for any current or former employee, officer, retiree, director or independent contractor of any Covenant Entity or their dependents, spouses or beneficiaries to cover any liability for tax under Code Section 4999 or 409A or similar laws, including state laws.
(k)	No Covenant Benefit Plan provides benefits, including, without limitation, death, medical, health, dental, vision or disability benefits (whether or not insured) with respect to any current or former employees, officers, retirees, directors or independent contractors of any Covenant Entity or their dependents, spouses or beneficiaries after retirement or other termination of service (other than coverage mandated by Code Section 4980B or Section 601 of ERISA or any similar state law). Each health or life insurance benefit plan may be amended or terminated at any time by a Covenant Entity sponsoring such plan without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
(l)	All service providers to any Covenant Entity have been properly characterized as employees or independent contractors, and the Covenant Entities have properly reported all payments of compensation on the applicable Forms W-2 or 1099. None of the Covenant Entities have any obligations to provide benefits to any service provider characterized as independent contractors under the Covenant Benefit Plans.
(m)	No one authorized to make any representation or communication on behalf of any Covenant Entity has made any written or, to the Knowledge of Covenant, oral representation or communication with respect to the participation, eligibility for benefits, vesting, benefit accrual or provisions of any Covenant Benefit Plan to any current or former employee, retiree, director or independent contractor of any Covenant Entity or their dependents, spouses or beneficiaries that is inconsistent with the terms of the applicable Covenant Benefit Plan or would otherwise increase the benefits payable under the applicable Covenant Benefit Plan beyond that intended by its terms.
(n)	Each Covenant Pension Benefit Plan that is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title 1 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of any Covenant Entity are allocated to or held in a “rabbi trust” or similar funding vehicle and all Liability under each such plan has been properly accrued in accordance with GAAP and is reflected on the Covenant Financial Statements. Covenant or its applicable Subsidiary has complied with the alternative reporting and disclosure provisions under Department of Labor Regulations Section 2520.104-23 with respect to each such Covenant Pension Benefit Plan, if applicable.
(o)	To the Knowledge of Covenant, no Covenant Entity or any employee or director of any Covenant Entity nor any trustee, administrator, or other fiduciary or any other “party in interest” or “disqualified person” with respect to any Covenant Benefit Plan has engaged in a “prohibited transaction” as such term is defined in Code Section 4975 or Section 406 of ERISA that would result in any tax, penalty or liability on any Covenant Benefit Plan or Covenant Entity under Code Section 4975 or Section 502(i) or 4071 of ERISA.

5.18 Material Contracts.

(a)	Except as has previously been made known to Planters or as disclosed in Section 5.18 of the Covenant Disclosure Memorandum, none of the Covenant Entities, nor any of their respective Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under (each Contract, the type described in this Section 5.18(a) whether written or oral and whether or not set forth in the Covenant Disclosure Memorandum, is referred to as a “Covenant Contract”):
(i)	any Contract entered into for the acquisition of the securities (other than the purchase of investment securities in the ordinary course of business) of or any material portion of the assets of any other Person;
(ii)	any trust indenture (including without limitation, those related to the Trust Preferred Securities), mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where a Covenant Entity is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;
(iii)	any Contract limiting (or purporting to limit) the freedom of any Covenant Entity to engage in any line of business or to compete with any other Person or prohibiting any Covenant Entity from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;
(iv)	any Contract of guarantee, support or indemnification by a Covenant Entity, assumption or endorsement by a Covenant Entity of, or any similar commitment by a Covenant Entity with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;
(v)	any Contract which would be terminable other than by a Covenant Entity or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);
(vi)	any alliance, cooperation, joint venture, shareholders’ partnership or similar Contract involving a sharing of profits or losses relating to a Covenant Entity;
(vii)	any employment, change of control, severance, termination, consulting, or retirement Contract;
(viii)	any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any Assets, or any interest therein, of a Covenant Entity, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice;

(ix)	any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by a Covenant Entity or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of a Covenant Entity to own, operate, sell, transfer, pledge or otherwise dispose of any Assets or business;
(x)	any material Contract that would require any Consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;
(xi)	any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments payable by a Covenant Entity are, or are reasonably expected to be, in excess of $20,000;
(xii)	any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by a Covenant Entity in excess of $20,000;
(xiii)	any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers);
(xiv)	any Contract relating to the provision of data processing, network communication, or other technical services to or by a Covenant Entity; and
(xv)	any Contract not listed above that is material to the financial condition, results of operations or business of a Covenant Entity.
(b)	With respect to each Covenant Contract and except as disclosed in Section 5.18 of the Covenant Disclosure Memorandum: (i) the Contract is in full force and effect against the Covenant Entity; (ii) the Covenant Entity is not in Default thereunder; (iii) the Covenant Entity has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of the Covenant Entities for money borrowed is prepayable at any time by the Covenant Entities without penalty or premium. True, correct and complete copies of all Covenant Contracts have been furnished or made available to Planters.

5.19 Legal Proceedings.  Except as disclosed in Section 5.19 of the Covenant Disclosure Memorandum, there is no Litigation instituted, pending or overtly threatened (or unasserted but to the Knowledge of Covenant considered probable of assertion) against the Covenant Entities, or against any employee benefit plan of the Covenant Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities outstanding against any Covenant Entity.

5.20 Reports.  Since January 1, 2012, the Covenant Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of the business of the Covenant Entities, there is no pending proceeding before, or, to the Knowledge of Covenant, examination or investigation by, any Regulatory Authority into the business or operations of any of the Covenant Entities. There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Report relating to any examinations of any of the Covenant Entities.

5.21 Accounting, Tax and Regulatory Matters.  Covenant has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Code Section 368(a), or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.22 Technology Systems.

(a)	Except to the extent indicated in Section 5.22 of the Covenant Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the Covenant Entities (collectively, the “Technology Systems”) to continue by the Planters Entities to the same extent and in the same manner that it has been used by the Covenant Entities.
(b)	The Technology Systems (for a period of 24 months prior to the Effective Time) have not suffered unplanned disruption causing a Covenant Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.
(c)	Covenant’s written disaster recovery and business continuity plan has previously been provided to Planters.
(d)	The Covenant Entities have not received notice of or are aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the Covenant Entities’ agreements or arrangements relating to the Technology Systems (including maintenance and support) other than rights contained in applicable contracts.

5.23 Covenant Disclosure Memorandum.  All information set forth in the Covenant Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Covenant under this Article 5.

5.24 Board Recommendation.  The Board of Directors of Covenant, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) resolved to recommend that the holders of the shares of Covenant Common Stock approve this Agreement.

5.25 No Investment Adviser.  None of the Covenant Entities serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

5.26 Covenant Information.  None of the information to be supplied by Covenant expressly for inclusion or incorporation by reference in the Proxy Statement and/or in the Form 1-A as applicable, or in any other application, notification or other document filed with any Regulatory Authority in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Covenant or at the time the Covenant shareholders vote on the matters constituting the Requisite Shareholder Approval or, if applicable, at the time the Form 1-A or any such amendment or supplement thereto becomes effective under the 1933 Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If requested by Planters and provided to Covenant prior to filing, Covenant will review in good faith a form of Proxy Statement and/or Form 1-A, as applicable, or any other application, notification or other document to be filed with any Regulatory Authority in connection with the transactions contemplated by this Agreement and provide Planters with any corrections to information supplied by Covenant contained in such document. No representation or warranty is made by Covenant in this Section 5.28 with respect to statements made or incorporated by reference therein based on information supplied by Planters. If at any time prior to the Effective Time any event should be discovered by Covenant or any of its Subsidiaries which should be set forth in an amendment to the Form 1-A (if applicable) or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Covenant shall promptly so inform Planters.

5.27 Brokers and Finders.  Except as set forth in Section 5.27 of the of the Covenant Disclosure Memorandum, none of the Covenant Entities or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for any of the Covenant Entities, in connection with this Agreement or the transactions contemplated hereby.

5.28 Covenant Adjusted Capital.  Section 5.28 of the Covenant Disclosure Memorandum, contains a true, correct and complete copy of the calculation of the Covenant Adjusted Capital as of the date of this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PLANTERS

Planters hereby represents and warrants to Covenant as follows:

6.1 Organization, Standing and Power.

(a)	Planters is a corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi, and is duly registered as a bank holding company under the BHC Act. Planters has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Planters is duly qualified or licensed to transact business as a domestic or foreign corporation, as appropriate, in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.
(b)	Planters Bank is a Mississippi banking corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi. Planters Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Planters Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The deposit accounts of Planters Bank are insured by the FDIC through the bank insurance fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Planters Bank when due.

6.2 Authority; No Breach By Agreement.

(a)	Planters has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Planters. This Agreement has been duly and validly executed and delivered by Planters. Assuming due authorization, execution and delivery by Covenant, this Agreement constitutes a valid and binding obligation of Planters, enforceable against Planters in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)	Neither the execution and delivery of this Agreement by Planters, nor the consummation by Planters of the transactions contemplated hereby, nor compliance by Planters with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Planters’ articles of incorporation or bylaws or the certificate or articles of incorporation or articles of association or bylaws of any Planters Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Planters Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Planters Entity under, any Contract or Permit of any Planters Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Planters Entity or any of their respective material Assets (including any Planters Entity or Covenant becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Planters Entity or Covenant being reassessed or revalued by any Taxing authority).
(c)	Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Planters of the Merger and the other transactions contemplated in this Agreement.

6.3 Capital Stock.

(a)	The authorized capital stock of Planters consists of 1,000,000 shares of Planters Common Stock, of which 418,686 shares are issued and outstanding as of March 30, 2015. There are no authorized or issued shares of preferred stock. All of the issued and outstanding shares of Planters Common Stock are, and all of the shares of Planters Common Stock to be issued in exchange for shares of Covenant Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the MBCA. None of the outstanding shares of Planters Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Planters. The Planters Common Stock to be issued in exchange for shares of Covenant Common Stock will be issued pursuant to and in accordance with all applicable federal, state and local securities laws, rules and regulation, and such stock will not be “restricted stock,” as defined in 17 C.F.R. 230.144(a)(3).
(b)	The authorized capital stock of Planters Bank consists of 50,000 shares of $10.00 par value per share common stock, of which 50,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Planters Bank are owned by Planters, are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Planters Bank has been issued in violation of any preemptive rights.

6.4 Reserved.

6.5 Absence of Undisclosed Liabilities.  No Planters Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of Planters as of March 31, 2015, included in the Planters Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Planters Entity has incurred or paid any Liability since March 31, 2015, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Planters Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.6 Absence of Certain Changes or Events.  Since December 31, 2014, except as disclosed in the Planters Financial Statements delivered prior to the date of this Agreement or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Planters Material Adverse Effect, (ii) Planters has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Planters Common Stock, and (iii) the Planters Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Planters Entities provided in Article 7. Except as may result from the transactions contemplated by this Agreement, none of the Planters Entities have, since the date of the Planters Financial Statements delivered prior to the date of this Agreement:

(a)	borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its Assets, sold, assigned or transferred any of its Assets in excess of $250,000 in the aggregate or (iii) incurred any other Liability or loss representing, individually or in the aggregate, over $125,000;
(b)	suffered over $125,000 in damage, destruction or loss to immovable or movable property, where such damage, destruction or loss has not been covered by insurance;
(c)	experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;
(d)	Intentionally Reserved;
(e)	failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;
(f)	forgiven any debt owed to it in excess of $125,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;
(g)	Intentionally Reserved;
(h)	Intentionally Reserved;
(i)	adopted, modified or amended any employee benefit plan other than as required by law;
(j)	except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Planters Financial Statements;
(k)	entered into any agreement, contract or commitment to do any of the foregoing; or
(l)	authorized or issued any additional shares of Planters Common Stock, preferred stock, Voting Debt or Equity Rights.

6.7 Legal Proceedings.

(a)	There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Planters Entity, or against any director, employee or employee benefit plan of any Planters Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities outstanding against any Planters Entity.
(b)	There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any Planters Entity as a result of examination by any bank or bank holding company Regulatory Authority.
(c)	No Planters Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company Regulatory Authority, nor has any Planters Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.8 Brokers and Finders.  Except for Keefe, Bruyette & Woods, Inc. none of the Planters Entities or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for any of the Planters Entities, in connection with this Agreement or the transactions contemplated hereby.

6.9 Planters Subsidiaries.  Planters has previously provided to Covenant a complete and correct list of all the Subsidiaries of Planters. Except as previously provided: (i) Planters has no other Subsidiaries and no Planters Entity owns, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation other than ownership of stock of, or membership interest in, any other entity; (ii) Planters owns all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any Lien; (iii) no capital stock (or other equity interest) or Voting Debt of any of the Planters Entities is or may become required to be issued by reason of any Equity Rights, and there are no Contracts by which any Planters Entity is bound to issue additional shares of its capital stock (or other equity interests), Equity Rights or Voting Debt or by which any Planters Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) or Voting Debt of any Planters Entity. There are no Contracts relating to the rights of any Planters Entity to vote or to dispose of any shares of the capital stock (or other equity interests) or Voting Debt of any Planters Entity.

6.10 Loan and Investment Portfolios.

(a)	Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Planters or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is, to the Knowledge of Planters, enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Planters’ or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.
(b)	The information with respect to each Loan set forth in the electronic media produced by Planters from its management information systems regarding the Loans and delivered to Planters prior to the date hereof (the “Loan Tape”), and to the Knowledge of Planters, any third-party information set forth in the Loan Tape, is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of the date the information was entered into electronic media.
(c)	Planters has made available to Covenant all Loans as of June 30, 2015 by Planters and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Planters or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(d)	Each Loan payable to Planters or any of its Subsidiaries (i) was originated or purchased by Planters or its Subsidiaries and its principal balance as shown on Planters’ books and records is true and correct as of the date indicated therein, (ii) to the Knowledge of Planters, contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor, and (iii) complies, and at the time the Loan was originated or purchased by Planters or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.
(e)	Each outstanding Loan (including Loans held for resale to investors) payable to Planters or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Planters or any of its Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by Planters or any of its Subsidiaries, the relevant

Loan Documentation was being maintained, in all material respects in accordance with Planters’ or any of its Subsidiaries’ underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and in material compliance with all applicable requirements of federal, state and local Laws.
(f)	With respect to each Loan payable to Planters or any of its Subsidiaries that is secured, to the Knowledge of Planters, Planters or one of its Subsidiaries has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).
(g)	None of the agreements pursuant to which Planters or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.
(h)	Planters has previously made available to Covenant a listing of each Loan payable to Planters or any of its Subsidiaries that (i) as of March 31, 2015 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of March 31, 2015 was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Planters has previously provided to Covenant the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2015.

6.11 Tax Matters.

(a)	All Tax Returns required to be filed by or on behalf of the Planters Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time. All such Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and payable have been timely paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Planters Financial Statements delivered prior to the date of this Agreement. None of the Planters Entities’ federal income Tax Returns have been audited by the IRS or any state or local jurisdiction, and no notices have been received indicating an intent to open an audit or other review. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Planters Entities. The Planters Entities have withheld and paid over all Taxes required to have been withheld to all applicable Tax authorities. The Planters Entities do not have any liability for the Taxes of any person or entity other than itself either as a result of being a transferee or successor by contract or otherwise. No claim has ever been made by a Regulatory Authority in a jurisdiction where any of the Planters Entities do not file Tax Returns that any of the Planters Entities may be subject to taxes in that jurisdiction.
(b)	The Planters Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.
(c)	The provision for any Taxes due or to become due for Planters for the period or periods through and including the date of the respective Planters Financial Statements that has been made and is reflected on such Planters Financial Statements is sufficient to cover all such Taxes.
(d)	Deferred Taxes of Planters have been provided for in accordance with GAAP.
(e)	The Planters Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding (from any employee or other Person) requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Code Section 3406.
(f)	None of the Planters Entities have experienced a change in ownership with respect to their respective stock, within the meaning of Code Section 382.
(g)	The Planters Entities have not made any payments, the Planters Entities are not obligated to make any payments, nor are any of the Planters Entities a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Planters Entities have not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Planters Entities have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
(h)	The Planters Entities have no potential liability for any Tax under Code Section 1374. The Planters Entities have not in the past 10 years: (A) acquired assets from another corporation in a transaction in which the Planters Entities’ tax basis for the acquired assets was determined, in whole or in part, by any reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary under the Code.
(i)	None of the Planters Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)	“closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;
(iii)	intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);
(iv)	installment sale or open transaction disposition made on or prior to the Closing Date;
(v)	prepaid amount received on or prior to the Closing Date; or
(vi)	election under Code Section 108(i).
(j)	None of the Planters Entities has received any private letter rulings from the IRS (or any comparable ruling from any other taxing authority).
(k)	Intentionally Reserved.
(l)	None of the Planters Entities has been either a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A) in a distribution occurring during the last five years in which the Parties to such distribution treated the distribution as qualifying for tax-free treatment under Code Section 355.
(m)	None of the Planters Entities has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(i) and Regulation Section 1.6011-4(b).

6.12 Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of Planters included in the Planters Financial Statements and the Allowance shown on the consolidated balance sheets of Planters as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Planters Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Planters Entities as of the dates thereof.

6.13 Assets.

(a)	To the Knowledge of Planters, the Planters Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Planters Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of the Planters Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such Planters Entity’s past practices. All Assets which are material to the Planters Entities’ business on a consolidated basis, held under leases or subleases by any of the Planters Entities, are held under valid Contracts enforceable against the Planters Entities in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.
(b)	The Planters Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the Planters Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the Planters Entities’ material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. With respect to any policy of insurance in effect as of the date hereof, none of the Planters Entities have received written notice from any insurance carrier that, (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will increase by more than 10%. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Planters Entity under such policies.
(c)	Intentionally Reserved.
(d)	Planters has good and marketable leasehold interests in the Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. With respect to each lease of any real property or personal property to which any Planters Entity is a party (whether as lessee or lessor, including without limitation, the Real Property Leases and Tenant Leases) (i) such lease is in full force and effect in accordance with its terms by the Planters Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the Planters Entity; (iii) there exists no Default under such lease by the Planters Entity or, to the Knowledge of Planters, with respect to the other Parties thereto; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

(e)	Planters has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices or as required by applicable banking regulations that require the disposal of Other Real Estate Owned within a certain time period of obtaining ownership.
(f)	The Planters Entities’ Assets include all material Assets required to operate the business of the Planters Entities as presently conducted.

6.14 Environmental Matters.

(a)	The Planters Entities, their Participation Facilities, and their Operating Properties are, and have been, to the Knowledge of Planters, in material compliance with all Environmental Laws.
(b)	There is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which the Planters Entities or any of their Operating Properties or Participation Facilities (or Planters in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the Planters Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.
(c)	During the period of (i) the Planters Entities’ ownership or operation of any of its Assets, (ii) the Planters Entities’ participation in the management of any Participation Facility, or (iii) the Planters Entities’ holding of a security interest in an Operating Property, there has been, to Planters’ Knowledge, no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. To the Knowledge of Planters, prior to the period of (i) the Planters Entities’ ownership or operation of any of its Assets, (ii) the Planters Entities’ participation in the management of any Participation Facility, or (iii) the Planters Entities’ holding of a security interest in an Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. To the Knowledge of Planters, no lead based paint or asbestos in any form is present in, at, on, under, about, of affecting (or potentially affecting) any branch office of Planters Bank or, any other real estate owned by Planters Bank.
(d)	Except as has been previously made available or provided to Covenant, there are no reports, studies, analyses, tests, or monitoring possessed or initiated by Planters pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the Planters Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

6.15 Compliance with Laws.

(a)	Each of the Planters Entities and each of their employees hold all licenses, registrations, franchises, certificates, variances, Permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in material compliance with, and are not and have not been in material violation of, any applicable Law and none of the Planters Entities has Knowledge of, or has received notice of, any material violations of any of the above.
(b)	Each of the Planters Entities has properly administered all accounts for which the Planters Entity acts as a fiduciary, including accounts for which the Planters Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in material compliance with the terms of the governing documents and applicable Law in all material respects. None of the Planters Entities, or any director, officer or employee of any of the Planters Entities, has committed any breach of trust with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.
(c)	As of its last written communication with its primary federal regulator, Planters Bank is “well-capitalized” and the rating of Planters Bank under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Planters Bank has not been informed that its status as “well-capitalized” and “satisfactory” for CRA purposes will change within one year, nor does Planters Bank have Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.
(d)	None of the Planters Entities are in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Planters Entity is not in compliance with any of the Laws or Orders which such Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any Planters Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

6.16 Labor Relations.  The Planters Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the Planters Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any Planters Entity. To the Knowledge of Planters, there is no activity involving any of Planters Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

6.17 Employee Benefit Plans.

(a)	Planters has previously made known to Covenant, and has delivered or made available to Covenant prior to the execution of this Agreement, complete and accurate copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all employment, change in control, retention, executive compensation or severance arrangements, all other employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by the Planters Entities or any ERISA Affiliate thereof for the benefit of any of their current or former officers, employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or with respect to which any Planters Entity or any ERISA Affiliate thereof has any liability (whether actual or contingent), in each case, whether or not in writing and whether or not subject to ERISA (collectively, the “Planters Benefit Plans”). Any of the Planters Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Planters Pension Benefit Plan.”
(b)	To the Knowledge of Planters, each Planters Pension Benefit Plan that is intended to meet the requirements of a “qualified plan” within the meaning of Code Section 401(a) is so qualified and its related trust is tax-exempt under Code Section 501(a), and no event has occurred and no condition exists that would cause the loss of such qualified or exempt status or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law. Each such Planters Pension Benefit Plan has either received a favorable determination letter from the IRS or is entitled to reply upon a letter issued to a prototype sponsor regarding its qualified status, or has applied to the IRS for a favorable determination letter within the applicable remedial amendment period under Code Section 401(b), and since the date of the letter no fact or event has occurred that could reasonably be expected to materially adversely affect the qualified status of any Planters Pension Benefit Plan. No amount or any assets of a Planters Pension Benefit Plan is subject to tax as unrelated business taxable income.
(c)	Each Planters Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in material compliance with all applicable Law, including without limitation ERISA and the Code, and all regulations, rulings and announcements promulgated or issued thereunder. Each Planters Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5000(b)(1) has been operated at all times in material compliance with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules, (iii) the applicable requirements of the Family Medical Leave Act of 1993, (iv) the Americans with Disabilities Act, (v) the applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and (vi) all other applicable Laws, including all regulations and rulings thereunder.
(d)	All required contributions, premiums or payments which are due under each Planters Benefit Plan have been paid by the applicable due date, and all such contributions, premiums and payments for which the due date has not yet occurred are properly accrued and reflected on the Planters Financial Statements in accordance with GAAP. Each of the Planters Entities has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Planters Benefit Plans.
(e)	All filings required by ERISA and the Code as to each Planters Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code, including notice by any Planters Benefit Plan grandfathered under the Patient Protection and Affordable Care Act, have been timely provided.
(f)	No Planters Entity has ever sponsored, maintained or contributed to a plan which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or that is subject to Title IV of ERISA, and none of the Planters Entities has any Knowledge of any facts, circumstances or reportable events that may give rise to any liability to the IRS or the Pension Benefit Guaranty Corporation under Title IV of ERISA.
(g)	No Planters Entity has, or has ever had, any liability (actual or contingent) with respect to (i) a multiemployer plan as defined in Code Section 414(f) or Sections 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, (iii) a multiple employer plan within the meaning of Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA or (iv) an employee benefit plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
(h)	There are no (i) investigations or other proceedings by any Regulatory Authority with respect to any Planters Benefit Plan or any of the assets thereof pending or, to the Knowledge of Planters, threatened or (ii) pending or, to the Knowledge of Planters, threatened claims (other than routine claims for benefits in the ordinary course) against any Planters Benefit Plan or any of the assets thereof, and there exists no facts or circumstances that would give rise to or could be expected to give rise to any such investigations, proceedings or claims.
(i)	Each Planters Benefit Plan that is subject to Code Section 409A is in material compliance, and has been operated in material compliance, with Code Section 409A. To the Knowledge of Planters, no violation of Code Section 409A has occurred with respect to any Planters Benefit Plan that is subject to Code Section 409A.
(j)	Except as has previously been made known to Covenant, the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event, such as, but not limited to, termination of employment) will not (i) entitle any current or former employee, officer, retiree, director or independent contractor of any Planters Entity or their dependents, spouses, or beneficiaries to any severance pay, unemployment compensation or similar payments, (ii) accelerate the time of payment or vesting, require the funding of, or increase the amount of any compensation due to, or in respect of, any such current or former employee, officer, retiree, director or independent contractor of any Planters Entity or their dependents, spouses or beneficiaries or (iii) result in or satisfy any condition to the payment of compensation that would, alone or in combination with any other payment or event, result in an “excess parachute payment” within the meaning of Code Section 280(G). No Planters Benefit Plan provides for any gross-up payments for any current or former employee, officer, retiree, director or independent contractor of any Planters Entity or their dependents, spouses or beneficiaries to cover any liability for tax under Code Section 4999 or 409A or similar laws, including state laws.
(k)	No Planters Benefit Plan provides benefits, including, without limitation, death, medical, health, dental, vision or disability benefits (whether or not insured) with respect to any current or former employees, officers, retirees, directors or independent contractors of any Planters Entity or their dependents, spouses or beneficiaries after retirement or other termination of service (other than coverage mandated by Code Section 4980B or Section 601 of ERISA or any similar state law). Each health or life insurance benefit plan may be amended or terminated at any time by a Planters Entity sponsoring such plan without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
(l)	All service providers to any Planters Entity have been properly characterized as employees or independent contractors, and the Planters Entities have properly reported all payments of compensation on the applicable Forms W-2 or 1099. None of the Planters Entities have any obligations to provide benefits to any service provider characterized as independent contractors under the Planters Benefit Plans.
(m)	No one authorized to make any representation or communication on behalf of any Planters Entity has made any written or, to the Knowledge of Planters, oral representation or communication with respect to the participation, eligibility for benefits, vesting, benefit accrual or provisions of any Planters Benefit Plan to any current or former employee, retiree, director or independent contractor of any Planters Entity or their dependents, spouses or beneficiaries that is inconsistent with the terms of the applicable Planters Benefit Plan or would otherwise increase the benefits payable under the applicable Planters Benefit Plan beyond that intended by its terms.
(n)	Each Planters Pension Benefit Plan that is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title 1 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of any Planters Entity are allocated to or held in a “rabbi trust” or similar funding vehicle and all Liability under each such plan has been properly accrued in accordance with GAAP and is reflected on the Planters Financial Statements. Planters or its applicable Subsidiary has complied with the alternative reporting and disclosure provisions under Department of Labor Regulations Section 2520.104-23 with respect to each such Planters Pension Benefit Plan, if applicable.
(o)	To the Knowledge of Planters, no Planters Entity or any employee or director of any Planters Entity nor any trustee, administrator, or other fiduciary or any other “party in interest” or “disqualified person” with respect to any Planters Benefit Plan has engaged in a “prohibited transaction” as such term is defined in Code Section 4975 or Section 406 of ERISA that would result in any tax, penalty or liability on any Planters Benefit Plan or Planters Entity under Code Section 4975 or Section 502(i) or 4071 of ERISA.

6.18 Legal Proceedings.  There is no material Litigation instituted, pending or overtly threatened (or unasserted but to the Knowledge of Planters considered probable of assertion) against the Planters Entities, or against any employee benefit plan of the Planters Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities outstanding against any Planters Entity.

6.19 Reports.  Since January 1, 2012, the Planters Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of the business of the Planters Entities, there is no pending proceeding before, or, to the Knowledge of Planters, examination or investigation by, any Regulatory Authority into the business or operations of any of the Planters Entities. There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Report relating to any examinations of any of the Planters Entities.

6.20 Accounting, Tax and Regulatory Matters.  Planters has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Code Section 368(a), or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other party shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, both Planters and Covenant shall, and shall cause each of their Subsidiaries to:

(a)	operate its business only in the usual, regular, and ordinary course;
(b)	preserve intact its business organization and material Assets and maintain its rights and franchises;
(c)	give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same; and
(d)	each party will work with the other in good faith following the signing of this Agreement to amicably resolve any issues that may come up between the date hereof and Closing.

7.2 Negative Covenants.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Planters shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Covenant covenants and agrees that Covenant, and each of the Covenant Entities, will not do or agree or commit to do any of the following:

(a)	amend their articles of incorporation, bylaws or other governing instruments;
(b)	incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of business of Covenant consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of the Covenant Entities of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Covenant Disclosure Memorandum);
(c)	repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of Covenant’s capital stock;

(d)	issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Covenant’s Common Stock or any other capital stock of any Covenant Entity, or any Rights, or other Equity Right, or Voting Debt;
(e)	adjust, split, combine or reclassify any shares of Covenant’s Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of such party’s Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration;
(f)	purchase any securities, other than investment securities, or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business;
(g)	enter into or amend any employment or change of control Contract with any Person (unless such amendment is required by Law or this Agreement);
(h)	adopt any new employee benefit plan or terminate or withdraw from, or make any change in or to, any existing employee benefit plans of the Covenant Entities other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan, except as contemplated by this Agreement;
(i)	make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;
(j)	increase (except for increases of not more than 5% consistent with past practices) the compensation including wages, salary, fees, bonuses, profit sharing, incentive, pension, retirement, severance of any such person whose work compensation would, following such increase, exceed $50,000;
(k)	commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of the Covenant Entities for over $25,000 in money damages or any restrictions upon the operations of the Covenant Entities;
(l)	except in the ordinary course of business consistent with past practices, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim;
(m)	enter into, modify, amend or terminate any Contract of the sort that is or would be considered a material contract, Real Property Lease or Tenant Lease;
(n)	change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits;
(o)	make any extension of credit to a borrower except in the normal course of business and consistent with past practices;
(p)	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of the Planters Entities or Covenant Entities;

(q)	enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Regulatory Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;
(r)	introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements;
(s)	take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 9 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or
(t)	agree to, or make any commitment to, take, or adopt any resolutions of Board of Directors of Covenant in support of, any of the actions prohibited by this Section 7.2.

7.3 Conduct of Business by Planters.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Covenant, such consent not to be unreasonably withheld or delayed, or as otherwise specifically required by this Agreement, Planters shall use commercially reasonable efforts to preserve intact its business organization, maintain in effect all existing Permits, preserve its assets, rights and properties in good repair and condition, and preserve its relationships with customers, suppliers and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as specifically required by this Agreement, Planters shall not, and shall not permit any of its Subsidiaries, without Covenant’s prior written consent, such consent not to be unreasonably withheld or delayed, to:

(a)	amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);
(b)	make any material acquisition of or investment in any other Person (which would be material to Purchaser), by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital;
(c)	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(d)	knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, in each case except (with prior notice to Company) as may be required by applicable Law;
(e)	other than as required by Law, enter into any new line of business in any material respect if such action would materially delay or otherwise impair consummation of the transactions contemplated by this Agreement; or
(f)	enter into any Contract with respect to or otherwise agree or commit to take any of the foregoing actions.

7.4 Reports.  Each Party and its Subsidiaries shall timely file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1 Applications.  Each of Planters and Covenant shall, and shall cause their Subsidiaries to, as soon as practicable, but not later than 30 days following the date of this Agreement, prepare and file applications with the appropriate Regulatory Authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. Each of Planters and Covenant shall have the right to review and approve in advance all characterizations of the information relating to that Party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority. In addition, each of Planters and Covenant shall furnish to the other Party for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority prior to its filing. Each of Planters and Covenant shall provide copies of all such filings to each other after such filings are made and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

8.2 Shareholder Approval and SEC Filings.

(a)	Covenant shall take all action necessary in accordance with the MBCA and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Covenant Shareholders’ Meeting”). Except in the case of a Change in Recommendation specifically permitted by Section 8.5(d), the Board of Directors of Covenant shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “Board Recommendation”), (ii) include the Board Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Requisite Shareholder Approval. Unless there is a Change in Recommendation, this Agreement shall be submitted to the shareholders of Covenant at the Covenant Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve Covenant of such obligation; provided, however, that if the Board of Directors of the Covenant shall have effected a Change in Recommendation, then the Board of Directors of Covenant may, but shall not be required to, submit this Agreement to the Covenant shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Covenant may communicate the basis for its lack of a recommendation to Covenant’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, Covenant shall not submit to the vote of its shareholders at the Covenant Shareholders’ Meeting, or otherwise prior to the termination of this Agreement in accordance with its terms, any Acquisition Proposal other than this Agreement and the transactions contemplated hereby.
(b)	Except as set forth in Section 8.5(d), neither the Board of Directors of Covenant nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to Planters, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation (any of the foregoing being a “Change in Recommendation”); provided that, for the avoidance of doubt, Covenant may not effect a Change in Recommendation unless it has complied in all material respects with the provisions of Section 8.5(d).
(c)	Covenant and Planters shall as promptly as practicable prepare a proxy statement relating to the Covenant Shareholders’ Meeting (the “Proxy Statement”). The Proxy Statement, and any amendment or supplement thereto, shall include the Board Recommendation. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Covenant, Planters or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a Party for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such Party shall promptly notify the other Party of such event, and Covenant and Planters shall cooperate to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the shareholders of Covenant.

(d)	Upon determination that the issuance of the Stock Consideration requires registration under the 1933 Act, Covenant and Planters shall as promptly as practicable prepare, and Planters shall file with the SEC, a registration statement on Form 1-A (the “Form 1-A”) in which the Proxy Statement will be included as a prospectus, and Covenant and Planters shall use their respective reasonable best efforts to cause the Form 1-A to be declared effective by the SEC as promptly as practicable after filing. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Covenant, Planters or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a Party for inclusion in the Form 1-A, which is required to be described in an amendment of, or a supplement to, the Form 1-A, such Party shall promptly notify the other Party of such event, and Covenant and Planters shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form 1-A and, to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the shareholders of Covenant.

8.3 Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.4 Access to Information.

(a)	Each of Planters and Covenant agree to provide to the other, and to the other’s Representatives, from time to time prior to the Effective Time, such information as such Party shall reasonably request with respect to the other Party’s respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of such Party and its Subsidiaries as either Planters or Covenant shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party or its Subsidiaries.

8.5 No Solicitations.

(a)	Covenant shall not, and shall cause each of its Subsidiaries and its and their Representatives not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that if Covenant is not otherwise in violation of this Section 8.5, nothing in this Agreement shall prevent the Covenant Board of Directors from, pursuant to a customary confidentiality agreement that contains provisions that are no less favorable to Covenant than those contained in the Confidentiality Agreement, providing information to, and engaging in such negotiations or discussions with, a person who shall have made from and after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal, with respect to such Acquisition Proposal, directly or through representatives, if the Covenant Board of Directors, after consulting with and considering the advice of its outside counsel and financial advisor (if any), determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be a violation of its fiduciary duties under applicable Law.
(b)	Covenant shall notify Planters promptly (but in no event later than 48 hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Covenant or any of its Subsidiaries or for access to the properties, books or records of Covenant or any of its Subsidiaries by any Person that has made, or to Covenant’s Knowledge may be considering making, an Acquisition Proposal. Such notice to Planters shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Covenant or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal and indicating whether any such Acquisition Proposal or modification or amendment to an Acquisition Proposal is a Superior Proposal. Covenant shall notify Planters promptly (but in no event later than 24 hours) of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.
(c)	Covenant and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Planters) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Planters who have been furnished confidential information regarding Covenant in connection with the solicitation of or discussions regarding an Acquisition Proposal or Alternative Transaction within the 12 months prior to the date hereof promptly to return or destroy such information. Covenant shall not, and shall cause its Subsidiaries not to, release any third party from, and shall enforce, the confidentiality and standstill provisions of any agreement to which Covenant or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.
(d)	Notwithstanding anything herein to the contrary, if Covenant has received a Superior Proposal (after giving effect to the terms of any revised offer by Planters pursuant to this Section 8.5(d)), the Board of Directors of Covenant may, in connection with such Superior Proposal, make a Change in Recommendation, if and only to the extent that the Board of Directors of Covenant has determined in good faith, after consultation with outside counsel and its financial advisor (if any), that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Board of Directors of Covenant may not effect a Change in Recommendation unless:
(i)	Covenant shall have received a bona fide written Acquisition Proposal and the Board of Directors of Covenant shall have concluded in good faith that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to by Planters;
(ii)	Covenant shall have provided prior written notice to Planters at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Planters that the Board of Directors of Covenant has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or group making the Superior Proposal);
(iii)	during the Notice Period, Covenant shall, and shall cause its financial advisor (if any), and outside counsel to, negotiate with Planters in good faith (to the extent Planters desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and
(iv)	the Board of Directors of Covenant shall have concluded in good faith that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Planters, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Covenant shall deliver a new written notice to Planters and shall comply with the requirements of this Section 8.5(d) with respect to such new written notice, except that the new Notice Period shall be two (2) Business Days. In the event that the Board of Directors of

Covenant does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in Recommendation.

8.6 Press Releases.  Prior to the Effective Time, Covenant and Planters shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, provided such Party shall have consulted in good faith with the other prior to such disclosure.

8.7 Indemnification and Insurance.

(a)	Planters covenants and agrees that:
(i)	all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified Parties under the Covenant Entities’ articles of incorporation, and bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Planters is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Planters and the Indemnified Party.
(ii)	Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Planters under such subparagraph, notify Planters in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Planters shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Planters to such Indemnified Party of its election so to assume the defense thereof, Planters shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Planters elects not to assume such defense or if counsel for the Indemnified Party advises Planters in writing that there are material substantive issues that raise conflicts of interest between Planters or a Covenant Entity and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Planters shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Planters shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.
(iii)	If Planters or any of its successors or assigns (A) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Planters shall assume the obligations set forth in this Section 8.7(a).
(b)	Covenant covenants and agrees that Covenant shall purchase for a period of not less than three (3) years after the Effective Time, past acts insurance coverage for no less than the three-year period immediately preceding the Effective Time under its current directors and officers insurance policy (or comparable coverage).

8.8 Employee Benefits and Contracts.  All employees of the Covenant Entities immediately prior to the Effective Time who continue employment with Planters or any of its Subsidiaries immediately following the Effective Time (“Transferred Employees”) shall receive credit for purposes of eligibility to participate and vesting under each employee benefit plan, program or arrangement established or maintained for employees of Planters or any of Planters Subsidiaries, for service accrued or deemed to accrue prior to and as of the Effective Time, to the same extent that such service was recognized for such employees for similar purposes under comparable benefit plans to which any Covenant Entity was a party immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, such accrued service shall be credited for purposes of determining vacation benefits under and in accordance with the terms of the vacation policy of Planters or any of Planters Subsidiaries. All Transferred Employees will be covered by the employee benefit plans of Planters and/or Planters Subsidiaries on substantially the same basis as other employees of Planters and Planters Subsidiaries performing services in a comparable position. Notwithstanding the foregoing, Planters may determine to continue any of the employee benefit plans of the Covenant Entities for Transferred Employees in lieu of offering participation in the benefit plans of Planters or Subsidiaries (e.g., medical or hospitalization benefits) for such period as Planters shall determine. Alternatively, after the Effective Time, Planters may elect to terminate or amend any of the employee benefits plans of the Covenant Entities or to merge any such benefit plans with the plans of Planters or Planters Subsidiaries or to require the Covenant Entities to terminate such employee benefit plan immediately prior to the Effective Time.

Notwithstanding any other provision herein, Planters Bank shall continue the Joint Beneficiary Agreements and the Salary Continuation Agreements for Willis Frazer, Freddie Britt and Charles Burnett and shall continue to maintain the Long-Term Incentive Plan under the terms of that Plan. In addition, if the Employment Agreements for Willis Frazer and Freddie Britt and/or Charles Burnett are terminated by Planters Bank, such termination shall not eliminate Planters Bank’s obligation to make Change in Control payments to those persons as is provided in such Agreements.

8.9 Takeover Laws.  Each of Covenant and Planters and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

8.10 Covenant 401(k) Plan.  If requested by Planters in writing prior to the Closing, and subject to the occurrence of the Closing, Covenant shall cause to be adopted prior to the Closing resolutions of the Board of Directors of Covenant, or any Covenant Entities as necessary, to (i) terminate any and all employee benefit plans intended to comply with Code Section 401(k) (“401(k) Plans”) effective as of the date immediately preceding the date on which the Effective Time occurs; (ii) cease all contributions to any and all 401(k) Plans maintained or sponsored by Covenant or any of its Subsidiaries; (iii) fully vest the account balances of the participants and beneficiaries in the 401(k) Plans no later than the date of termination; (v) amend the 401(k) Plans, as necessary, to accomplish the termination and reserve the power to further amend the 401(k) Plans following the date of termination to the extent necessary to comply with applicable Law or to facilitate the termination thereof; (v) to authorize the filing of the 401(k) Plans with the IRS for a determination letter as to the effect of the termination on the qualified status of the plans and to pay the application fee in connection therewith; and (vi) provide for the distribution of benefits from the 401(k) Plans upon receipt of the favorable determination letter in accordance with the terms of the 401(k) Plans and as permitted under applicable Law. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of Planters, which shall not be unreasonably withheld. Covenant shall deliver to Planters an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Covenant and/or its Subsidiaries and shall fully comply with such resolutions and any necessary amendments.

8.11 Voting Support Agreements.  On or prior to the date hereof, each director of Covenant shall execute and deliver to Planters an agreement in substantially the form set forth in Exhibit A (collectively, the “Voting and Support Agreements”).

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:

(a)	Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.
(b)	Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.
(c)	Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Covenant Material Adverse Effect or a Planters Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.
(d)	Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.
(e)	Form 1-A. If required pursuant to Section 8.2(d), the Form 1-A shall have become effective under the 1933 Act and shall not be the subject of any stop order suspending the effectiveness of the Form 1-A nor shall proceedings for that purpose have been threatened.

9.2 Conditions to Obligations of Planters.  The obligations of Planters to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Planters pursuant to Section 11.5(a):

(a)	Representations and Warranties. The representations and warranties of Covenant set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date) except for inaccuracies that are not reasonably likely to have a Covenant Material Adverse Effect; provided, however, that the representations and warranties of Covenant set forth in Sections 5.1, 5.2, and 5.3 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or “Covenant Material Adverse Effect”) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date).
(b)	Performance of Agreements and Covenants. Each and all of the agreements and covenants of Covenant to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)	Certificates. Covenant shall have delivered to Planters (i) a certificate, dated as of the Effective Time and signed on its behalf by its chairman and president, to the effect that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Covenant Bank’s Board of Directors, Covenant’s Board of Directors and their respective shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Planters and its counsel shall reasonably request.
(d)	Lock-Up Agreements. Planters shall have received as of the date hereof from each Covenant director a signed Lock-Up Agreement in substantially the form attached hereto as Exhibit B.
(e)	Non-Compete Agreements. Planters Bank and each non-employee director shall have entered into, as of the date hereof, a non-competition agreement substantially in the form attached hereto as Exhibit C.
(f)	Covenant Adjusted Capital Calculation. Covenant shall have delivered to Planters a true, correct and complete copy of the calculation of the Covenant Adjusted Capital as of a date within five (5) days prior to the Closing Date, including a certification signed by the chief executive officer and chief financial officer of Covenant, to the effect that such calculation is true, correct and complete as of such time and any supporting documentation for such calculation as Planters may reasonably request. Such Covenant Adjusted Capital as of the Closing Date shall not be less than $16,600,000. Further, Covenant shall not pay any dividend to its shareholders that would reduce the Covenant Adjusted Capital below $17,000,000.
(g)	Intentionally Reserved.
(h)	Classified Assets. Covenant’s and Covenant Bank’s aggregate Classified Assets, as defined below, shall not exceed $10,250,000 at the month-end that immediately precedes the Closing Date. “Classified Assets” means the sum of (i) loans and leases on nonaccrual status, (ii) loans and lease that were contractually past due 90 days or more in the payment of principal and/or interest (iii) other real estate owned, (iv) loans and leases which were required to be accounted for as troubled debt restructuring in accordance with Statement of Accounting Standards No. 15, (v) loans made or guaranteed by a person or entity presently a debtor in a federal bankruptcy proceeding, and (vi) loans and leases classified as “Substandard,” “Doubtful,” “Loss,” “Classified,” or words of similar import.
(i)	Tail Coverage. The tail coverage referenced in Section 8.7(b) shall have been purchased.
(j)	Evidence that Planters Bank and Trust qualified retirement plans and Planters Bank employee benefit plans have been amended to give credit for prior service with Covenant Bank in compliance with Section 8.8.

9.3 Conditions to Obligations of Covenant.  The obligations of Covenant to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Covenant pursuant to Section 11.5(b):

(a)	Representations and Warranties. The representations and warranties of Planters set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date) except for inaccuracies that are not reasonably likely to have a Planters Material Adverse Effect.
(b)	Performance of Agreements and Covenants. Each and all of the agreements and covenants of Planters to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)	Certificates. Planters shall have delivered to Covenant (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as they relate to Planters, Section 9.3(a) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Planters’ Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Covenant and its counsel shall request.
(d)	Tail Coverage. The tail coverage referenced in Section 8.7(b) shall have been purchased.

ARTICLE 10
TERMINATION

10.1 Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Covenant, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)	By mutual written consent of the Boards of Directors of Planters and Covenant; or
(b)	By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the End Date) and which breach would constitute grounds for the conditions set forth in Section 9.2(a), 9.2(b), 9.3(a) or 9.3(b) not to be satisfied on the Closing Date; or
(c)	By the Board of Directors of either Party in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or a required consent from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements related to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement; or
(d)	By the Board of Directors of either Party in the event that the Merger shall not have been consummated by the End Date, if the failure to consummate the transactions contemplated hereby on or before the End Date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or
(e)	By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)	By the Board of Directors of Planters if the Board of Directors of Covenant withdraws or fails to give the Covenant shareholders the Board Recommendation, effects a Change in Recommendation, whether or not permitted by the terms hereof, or resolves to do any of the foregoing; or
(g)	By the Board of Directors of either Party in the event Covenant affirmatively approves any Alternative Transaction or Superior Proposal or makes any announcement of any agreement to enter into an Alternative Transaction or Superior Proposal; or
(h)	By the Board of Directors of either Party if the Requisite Shareholder Approval shall not have been obtained at the Covenant Shareholders’ Meeting; or
(i)	By the Board of Directors of Planters if the Dissenting Shares represent more than 10% in the aggregate of the Covenant Common Stock outstanding immediately prior to the record date for the Covenant Shareholders’ Meeting.

10.2 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that the provisions of Sections 10.2 and 10.4 and Article 11 shall survive any such termination and abandonment.

10.3 Non-Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except Sections 8.7 and 8.8, this Article 10 and Articles 1, 2, 3, 4 and 11.

10.4 Termination Payment and Reimbursement of Expenses.

(a)	In the event that (i) an Acquisition Proposal shall have been made directly to Covenant shareholders or communicated to or otherwise made known to the senior management or Board of Directors of Covenant, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter Covenant (I) withdraws or fails to give the Covenant shareholders the Board Recommendation, effects a Change in Recommendation, whether or not permitted by the terms hereof, or resolves to do any of the foregoing; or (II) affirmatively approves any Alternative Transaction or Superior Proposal or makes any announcement of any agreement to enter into an Alternative Transaction or Superior Proposal, (iii) this Agreement is terminated by Planters pursuant to Section 10.1(f) or Section 10.1(d) as a result of Covenant’s willful breach of its duties set forth in Section 8.3, and (iv) prior to the date that is 12 months after the date of such termination, Covenant consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then Covenant shall on the date an Alternative Transaction is consummated pay Planters a fee equal to $750,000 (the “Termination Fee”) by wire transfer of immediately available funds.
(b)	The Parties acknowledge that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Party would enter into this Agreement; accordingly, if a Party (the “Aggrieved Party”) fails promptly to pay the amount due pursuant to this Section 10.4, and, in order to obtain such payment, the Aggrieved Party commences a suit which results in a judgment against the other Party for the fee set forth in this Section 10.4, such other Party shall pay to the Aggrieved Party its fees and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE 11
MISCELLANEOUS

11.1 Definitions.

(a)	Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Covenant or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction.

“Affiliate” of a Person or Party shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or Party; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or Party; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Alternative Transaction” shall mean any transaction or series of transactions involving:

(a)	any merger, consolidation, reorganization, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which Covenant or any of its Subsidiaries is a constituent corporation, or (ii) in which a Person or “group” (as defined in the 1934 Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Covenant or any of its Subsidiaries, or (iii) in which Covenant or any of its Subsidiaries issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of Covenant or any of its Subsidiaries; or
(b)	any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income, or assets of Covenant and its Subsidiaries.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Covenant Adjusted Capital” shall mean the “Total equity capital” of Covenant, as that term would be reported on line 16.f. in Covenant’s Federal Reserve’s FR Y-9SP if such report were required to be filed on the date that is five (5) days prior to the Closing Date. For the avoidance of doubt, Covenant Adjusted Capital shall not include any change in control payments owed to any employees under existing employment agreements or similar arrangements, nor shall it include any fees or expenses which become due and payable under any existing Contracts (other than with respect to Covenant’s legal and financial advisors and the tail coverage referred to in Section 8.7(b)) due to the Closing of the transactions contemplated by this Agreement.

“Covenant Common Stock” shall mean the $5.00 par value voting common stock of Covenant.

“Covenant Disclosure Memorandum” shall mean the written information entitled “Covenant Disclosure Memorandum” delivered prior to the date of this Agreement to Planters describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Covenant Entity(ties)” shall mean, individually or collectively, Covenant and each of its Subsidiaries as listed on Section 5.4 of the Covenant Disclosure Memorandum.

“Covenant Financial Statements” shall mean (i) the consolidated audited balance sheets (including related notes and schedules, if any) of Covenant as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as provided by Covenant to Planters, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Covenant as of March 31, 2013, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as delivered by Covenant to Planters prior to execution of this Agreement.

“Covenant Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the Covenant Entities, taken as a whole, or (ii) the ability of Covenant to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Regulatory Authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Covenant taken with the prior informed written Consent of Planters in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Covenant, including expenses incurred by Covenant in consummating the transactions contemplated by this Agreement.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“End Date” shall mean March 31, 2016, provided that such date shall be extended for an additional 90 days in the event that the regulatory approvals contemplated by Section 9.1(b) have not been obtained, or the Form 1-A (if required) shall have not been declared effective, by December 31, 2015 and neither Party has received notice from any applicable Regulatory Authority that any request for such regulatory approval has been denied.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any applicable Law, and any Order or binding agreement with any Regulatory Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§651 et seq.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person which is or has been a member of (i) a controlled group of corporations (as defined in Code Section 414(b)), (ii) a group of trades or business under common control (as defined in Code Section 414(c)), or (iii) an affiliated service group (as defined under Code Section 414(m)) any of which includes any Covenant Entity, and any partnership in which any Covenant Entity is or has been a general partner.

“Exhibits” shall mean the exhibits to this Agreement, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, domain names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean (1) the actual knowledge after due inquiry of, and (2) the knowledge obtained or which would have been obtained from a reasonable investigation by, the Person or if a corporation, its senior executive officers. For the purpose of this definition, “Officers” shall be the following executive officers, if any, of a corporation: the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger Consideration” shall mean the consideration described in Section 3.1 (b) with respect to each of the Outstanding Covenant Shares (together with any cash in lieu of fractional shares as specified in Section 3.1(c)).

“MBCA” shall mean the Mississippi Business Corporation Act.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Covenant or Planters, and “Parties” shall mean both Covenant and Planters.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Planters Common Stock” shall mean the $10.00 par value common stock of Planters.

“Planters Entities” shall mean, collectively, Planters and all Planters Subsidiaries.

“Planters Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Planters as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by Planters in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Planters as of March 31, 2015, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by Planters to Covenant prior to execution of this Agreement.

“Planters Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Planters and its Subsidiaries, taken as a whole, or (ii) the ability of Planters to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Regulatory Authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Planters (or any of its Subsidiaries) taken with the prior informed written Consent of Covenant in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Planters, including expenses incurred by Planters in consummating the transactions contemplated by this Agreement.

“Planters Subsidiaries” shall mean the Subsidiaries of Planters and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Planters in the future and held as a Subsidiary by Planters at the Effective Time.

“Proxy Statement” shall mean the proxy statement used by Covenant to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OCC, the FDIC, the Mississippi Department of Banking and Consumer Finance, the Pension Benefit Guaranty Corporation and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of Alternative Transaction changed from 20% to 50%), that the Covenant Board determines in good faith (after consultation with outside legal counsel and financial advisor) is more favorable from a financial point of view to the holders of Covenant Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on Covenant, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Covenant Board and (e) any revisions to the terms of this Agreement and the Merger proposed by Planters during the Notice Period set forth in Section 8.5(d).

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the

United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Trust Preferred Securities” shall mean the Preferred Stock of Covenant Statutory Trust I, Clarksdale, Mississippi, a subsidiary of Covenant.

(b)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2 Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3 Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the [Voting and Support Agreements] and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.4 Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Covenant Common Stock, there shall be made no amendment that pursuant to the MBCA requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of Covenant Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of Covenant Common Stock will be exchanged for the Merger Consideration shall not be amended after the Covenant Shareholders’ Meeting in a manner adverse to the holders of Covenant Common Stock without any requisite approval of the holders of the issued and outstanding shares of Covenant Common Stock entitled to vote thereon.

11.5 Waivers.

(a)	Prior to or at the Effective Time, Planters, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Covenant, to waive or extend the time for the compliance or fulfillment by Covenant of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Planters under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Planters.
(b)	Prior to or at the Effective Time, Covenant, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Planters, to waive or extend the time for the compliance or fulfillment by Planters of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Covenant under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Covenant.
(c)	No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6 Assignment; Third Party Beneficiaries.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that Planters may assign any of its rights under this Agreement to a direct or indirect wholly-owned Subsidiary of Planters. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

11.7 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission to the telephone number listed below, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date actually delivered:

Covenant:	Covenant Holding Co., Inc. 206 Sharkey Avenue Clarksdale, MS 38614 Attention: Willis L. Frazier, Chairman and Chief Executive Officer Facsimile: (662) 621-1968
With a copy to:	Philip K. Smith, Esq. Greyson E. Tuck, Esq. Gerrish McCreary Smith 700 Colonial Road, Suite 200 Memphis, TN 38117 Facsimile: (901) 684-2339
Planters:	Planters Holding Company 212 Catchings Avenue Indianola, Mississippi 38751-2408 Attention: James H. Clayton, Vice Chairman and Chief Executive Officer Facsimile:
With a copy to:	Craig N. Landrum, Esquire Jones Walker LLP 190 East Capital Street – Suite 800 Jackson, Mississippi 39201

11.8 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws and the federal banking laws of the United States, as appropriate. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Mississippi. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.9 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

11.11 Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Planters may revise the structure of the Merger and/or the Bank Merger or otherwise revise the method of effecting the Merger and/or the Bank Merger and related transactions, provided that (a) such revision does not alter or change the amount of the Merger Consideration or cause the Transaction to fail to qualify as a “reorganization” within the meaning of Code Section 368(a), (b) such revised structure or method is reasonably capable of consummation without delay in relation to the structure contemplated herein and (c) such revision does not otherwise cause any of the conditions set forth in Article 9 not to be capable of being fulfilled unless duly waived by the Party entitled to the benefits thereof. This Agreement and any related documents will be appropriately amended in order to reflect any revised structure or method as contemplated by this Section 11.11.

11.12 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.13 Captions; Articles and Sections.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.14 Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.15 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PLANTERS HOLDING COMPANY
By: /s/ James H. Clayton Name: James H. Clayton Vice Chairman and Chief Executive Officer
COVENANT FINANCIAL CORPORATION
By: /s/ Willis L. Frazier Name: Willis L. Frazier Title: Chairman and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger by and between Planters Holding
Company and Covenant Financial Corporation]

ANNEX B

FAIRNESS OPINION OF GERRISH MCCREARY SMITH CONSULTANTS, LLC

Gerrish Mccreary Smith Consultants, LLC

700 Colonial Road, Suite 200
Memphis, Tennessee 38117
P.O. Box 242120
Memphis, Tennessee 38124-2120
Telephone: (901) 767-0900
Facsimile: (901) 684-2339

October 6, 2015	CONFIDENTIAL
Board of Directors Covenant Financial Corporation Covenant Bank 206 Sharkey Avenue Clarksdale, MS 38614

Dear Members of the Board:

Gerrish McCreary Smith Consultants, LLC is a financial advisory firm that offers financial advisory services to community banks nationwide. As part of its financial advisory business, Gerrish McCreary Smith Consultants, LLC is engaged in the evaluation of the fairness of proposed bank acquisition transactions from a financial point of view. Gerrish McCreary Smith Consultants, LLC’s involvement in the field of bank and thrift acquisitions has allowed us to become knowledgeable with regard to valuation theory and Internal Revenue Service rulings and guidelines involving valuation methodology, and judicial decisions regarding bank and thrift stock valuation matters.

As an expert in this field, you have asked for an opinion as to the fairness of the proposed acquisition of Covenant Financial Corporation, Clarksdale, Mississippi (“CFC”) by Planters Holding Company, Indianola, Mississippi (“PHC”) to the shareholders of CFC from a financial point of view. We understand this Fairness Opinion is to be used to assist the CFC Board of Directors in determining whether the proposed transaction with PHC is fair to the CFC shareholders from a financial point of view as of July 22, 2015.

In order to complete our assignment, we have reviewed various financial information for CFC and Covenant Bank, including Statements of Condition and Income for the period ended June 30, 2015. Additionally, information was provided pertaining to the past operating history of CFC, previous trades of the CFC common stock, and other information deemed relevant to our opinion.

In arriving at our opinion as to whether the transaction is fair to the CFC stockholders from a financial point of view, we have reviewed the information we determined to be relevant to such opinion and examined the financial records of CFC, Covenant Bank, PHC and Planters Bank, including, but not limited to, each organization’s earnings, history, financial condition, operating environment, trading pattern and future prospects. We have also completed interviews with the executive management of both organizations, which such interviews were completed as part of the due diligence process on the transaction. We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us or made publicly available by each organization. We have also assumed and relied, without independent verification, upon the information provided to us by the representatives of each party. We are not experts in the evaluation of Allowances for Loan Losses and have not independently verified such Allowances, and have relied on and assumed that the Allowance for Loan Losses set forth in the balance sheet for each organization as of June 30, 2015 is adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

B-1

Gerrish McCreary Smith Consultants, LLC has no present or prospective interest in the proposed acquisition of CFC by PHC other than the fee payable to our firm upon completion of the assignment and Gerrish McCreary Smith, PC, an affiliate of Gerrish McCreary Smith Consultants, interest as counsel to CFC in the transaction. Neither Gerrish McCreary Smith Consultants, LLC nor any of its stockholders have any personal interest or bias with respect to the parties involved. Our compensation is not contingent on an action or event resulting from the opinion or fair value report.

As a result of our examination of the information deemed relevant to this opinion, and as qualified herein, it is our opinion that as of July 22, 2015 the acquisition of CFC by PHC in accordance with the provisions of the Agreement and Plan of Merger is fair to the CFC shareholders from a financial point of view.

Respectfully yours,

Gerrish McCreary Smith Consultants, LLC

B-2

ANNEX C

DISSENTERS RIGHTS STATUTE

MISSISSIPPI CODE OF 1972

TITLE 79. CORPORATIONS, ASSOCIATIONS, AND PARTNERSHIPS
CHAPTER 4. MISSISSIPPI BUSINESS CORPORATION ACT
ARTICLE 13. APPRAISAL RIGHTS

§79-4-13.01. Definitions

In this article:

(1)	“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of Section 79-4-13.02(b)(5), a person is deemed to be an affiliate of its senior executives.
(2)	“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3)	Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in Sections 79-4-13.22 through 79-4-13.31, includes the surviving entity in a merger.
(4)	“Fair value” means the value of the corporation’s shares determined:
(i)	Immediately before the effectuation of the corporate action to which the shareholder objects;
(ii)	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and
(iii)	Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to Section 79-4-13.02(a)(5).
(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
(5.1)	“Interested transaction” means a corporate action described in Section 79-4-13.02(a), other than a merger pursuant to Section 79-4-11.05, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:
(i)	“Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action: (A) was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one (1) year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; (B) had the power, contractually or otherwise to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation; or (C) was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than: (1) employment, consulting, retirement, or similar benefits established separately and not as part of, or in contemplation of, the corporate action; or (2) employment, consulting, retirement, or similar benefits established in contemplation of or as part of the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in Section 79-4-8.62; or (3) in the case of a director of the corporation who will, in the corporate action become a director of the acquiring entity in the corporate action, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.
(ii)	“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two (2) or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.
(6)	“Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.
(7)	“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
(8)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.
(9)	“Shareholder” means both a record shareholder and a beneficial shareholder.

§79-4-13.02. Right to appraisal

(a)	A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(1)	Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.04 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by Section 79-4-11.05;
(2)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
(3)	Consummation of a disposition of assets pursuant to Section 79-4-12.02 if the shareholder is entitled to vote on the disposition;
(4)	An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;
(5)	Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors;
(6)	Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication; or
(7)	Consummation of a conversion of the corporation to a different form of entity under the Mississippi Entity Conversion and Domestication Act.

(b)	Notwithstanding subsection (a), the availability of appraisal rights under subsection (a)(1), (2), (3), (4) and (6) shall be limited in accordance with the following provisions:
(1)	Appraisal rights shall not be available to any shareholder of the constituent corporations in a corporate reorganization transaction otherwise covered by subsection (a)(1) or (2) if: (i) the shareholders of an existing corporation exchange shares of such corporation for shares of a newly formed corporation and receive, after the reorganization, the same proportionate share interest in the new corporation and the rights and interests of the shareholders in the newly formed corporation are substantially the same as those in the existing corporation prior to the transaction; (ii) the newly formed corporation has no significant assets other than the shares of the existing corporation; (iii) after the reorganization the newly formed corporation and its subsidiaries have substantially the same assets and liabilities, on a consolidated basis, as those of the existing corporation prior to the transaction; (iv) fractional shares are neither created nor eliminated as a result of the transaction; (v) the existing corporation and the newly formed corporation are the only constituent corporations to such reorganization; (vi) the existing corporation and the newly formed corporation are corporations of this state; (vii) the directors of the existing corporation become the directors of the newly formed corporation upon the effective time of the corporate reorganization; (viii) the existing corporation becomes a direct wholly owned subsidiary of the newly formed corporation; and (ix) the shareholders of the existing corporation do not recognize gain or loss for United States federal income tax purposes as determined by the board of directors of the existing corporation.
(2)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
(i)	Listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
(ii)	Not so listed or designated, but has at least two thousand (2,000) shareholders and the outstanding shares of such class or series has a market value of at least Twenty Million Dollars ($20,000,000.00) (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent (10%) of such shares).
(3)	The applicability of subsection (b)(2) shall be determined as of:
(i)	The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
(ii)	The day before the effective date of such corporate action if there is no meeting of shareholders.
(4)	Subsection (b)(2) shall not be applicable and appraisal rights shall be available pursuant to subsection (a) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection (b)(2) at the time the corporate action becomes effective.
(5)	Subsection (b)(2) shall not be applicable and appraisal rights shall be available pursuant to subsection (a) for the holders of any class or series of shares where the corporate action is an interested transaction.

(c)	Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or to other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one (1) year of that date if such action would otherwise afford appraisal rights.

79-4-13.03. Assertion of appraisal rights by nominees and beneficial owners

(a)	A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(1)	Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in Section 79-4-13.22(b)(2)(ii); and
(2)	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§79-4-13.20. Notice of appraisal rights

(a)	Where any corporate action specified in Section 79-4-13.02(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(b)	In a merger pursuant to Section 79-4-11.05, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in Section 79-4-13.22.
(c)	Where any corporate action specified in Section 79-4-13.02(a) is to be approved by written consent of the shareholders pursuant to Section 79-4-7.04:
(1)	Written notice that appraisal rights are, are not or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and
(2)	Written notice that appraisal rights are, are not or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by Section 79-4-7.04(e) and (f), may include the materials described in Section 79-4-13.22 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

§79-4-13.21. Notice of intent to demand payment and consequences of voting or consenting

(1)	Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
(2)	Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(b)	If a corporate action specified in Section 79-4-13.02(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed action with respect to that class or series of shares.
(c)	A shareholder who fails to satisfy the requirements of subsection (a) or (b) is not entitled to payment under this article.

§79-4-13.22. Appraisal notice and form

(a)	If proposed corporate action requiring appraisal rights under Section 79-4-13.02(a) becomes effective, the corporation must send a written appraisal notice and the form required by subsection (b)(1) to all shareholders who satisfied the requirements of Section 79-4-13.21(a) or Section 79-4-13.21(b). In the case of a merger under Section 79-4-11.05, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(b)	The appraisal notice must be delivered no earlier than the date the corporate action specified in Section 79-4-13.02(a) became effective and no later than ten (10) days after such date, and must:
(1)	Supply a form that (i) specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action, if any, and (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and that, as to those shares, the shareholder did not vote for or consent to the transaction;
(2)	State:
(i)	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subsection (2)(ii);
(ii)	A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more that sixty (60) days after the date the subsection (a) appraisal notice is sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;
(iii)	The corporation’s estimate of the fair value of the shares;
(iv)	That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subsection (2) (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and
(v)	The date by which the notice to withdraw under Section 79-4-13.23 must be received, which date must be within twenty (20) days after the date specified in subsection (2)(ii); and
(3)	Be accompanied by a copy of this article.

§79-4-13.23. Perfection of rights; right to withdraw

(a)	A shareholder who receives notice pursuant to Section 79-4-13.22 and who wishes to exercise appraisal rights must sign and return on the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to Section 79-4-13.22(b)(2)(ii). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to Section 79-4-13.22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under Section 79-4-13.25. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b).
(b)	A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to Section 79-4-13.22(b)(2)(v). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(c)	A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in Section 79-4-13.22(b), shall not be entitled to payment under this article.

§79-4-13.24. Payment

(a)	Except as provided in Section 79-4-13.25, within thirty (30) days after the form required by Section 79-4-13.22(b)(2)(ii) is due, the corporation shall pay in cash to those shareholders who complied with Section 79-4-13.23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.
(b)	The payment to each shareholder pursuant to subsection (a) must be accompanied by:
(1)	Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2)	A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to Section 79-4-13.22(b)(2)(iii); and
(3)	A statement that shareholders described in subsection (a) have the right to demand further payment under Section 79-4-13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

§79-4-13.25. After-acquired shares

(a)	A corporation may elect to withhold payment required by Section 79-4-13.24 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to Section 79-4-13.22(b)(1).
(b)	If the corporation elected to withhold payment under subsection (a), it must, within thirty (30) days after the form required by Section 79-4-13.22(b)(2)(ii) is due, notify all shareholders who are described in subsection (a):
(1)	Of the information required by Section 79-4-13.24(b)(1);
(2)	Of the corporation’s estimate of fair value pursuant to Section 79-4-13.24(b)(2);

(3)	That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 79-4-13.26;
(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty (30) days after receiving the offer; and
(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under Section 79-4-13.26 shall be deemed to have accepted the corporation’s offer.
(c)	Within ten (10) days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation must pay in cash the amount it offered under subsection (b)(2) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
(d)	Within forty (40) days after sending the notice described in subsection (b), the corporation must pay in cash the amount it offered to pay under subsection (b)(2) to each shareholder described in subsection (b)(5).

§79-4-13.26. Procedure if shareholder dissatisfied with payment or offer

(a)	A shareholder paid pursuant to Section 79-4-13.24 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under Section 79-4-13.24). A shareholder offered payment under Section 79-4-13.25 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.
(b)	A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within thirty (30) days after receiving the corporation’s payment or offer of payment under Section 79-4-13.24 or Section 79-4-13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§79-4-13.30. Court action

(a)	If a shareholder makes demand for payment under Section 79-4-13.26 which remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to Section 79-4-13.26 plus interest.
(b)	The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office is located, or the Chancery Court of the First Judicial District of Hinds County, Mississippi, if the corporation does not have a principal office in this state. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with the foreign corporation was located or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Chancery Court of the First Judicial District of Hinds County, Mississippi.
(c)	The corporation shall make all shareholders (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(e)	Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under Section 79-4-13.25.

§79-4-13.31. Court costs and expenses

(a)	The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.
(b)	The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable:
(1)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of Section 79-4-13.20, 79-4-13.22, 79-4-13.24 or 79-4-13.25; or
(2)	Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.
(c)	If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.
(d)	To the extent the corporation fails to make a required payment pursuant to Section 79-4-13.24, 79-4-13.25 or 79-4-13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

§79-4-13.40. Other remedies limited

(a)	The legality of a proposed or completed corporate action described in Section 79-4-13.02(a) may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.
(b)	Subsection (a) does not apply to a corporate action that:
(1)	Was not authorized and approved in accordance with the applicable provisions of:
(i)	Article 9, 10, 11 or 12,
(ii)	The articles of incorporation or bylaws, or
(iii)	The resolution of the board of directors authorizing the corporate action;
(2)	Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;
(3)	Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in Section 79-4-8.62 and has been approved by the shareholders in the same manner as is provided in Section 79-4-8.63 as if the interested transaction were a director’s conflicting interest transaction; or

(4)	Is approved by less than unanimous consent of the voting shareholders pursuant to Section 79-4-7.04 if:
(i)	The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected; and
(ii)	The proceeding challenging the corporate action is commenced within ten (10) days after notice of the approval of the corporation action is effective as to the shareholder bringing the proceeding.

ANNEX D

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
PLANTERS HOLDING COMPANY AS OF AND FOR THE SIX MONTH
PERIOD ENDED JUNE 30, 2015

The unaudited, interim financial statements of Planters Holding Company contained in this Annex D include all adjustments, in the opinion of Planters Holding Company’s management, necessary in order to make the unaudited, interim financial statements not misleading.

Planters Holding Company

Consolidated Balance Sheets
June 30, 2015 and June 30, 2014
(Dollars in Thousands)

	(Unaudited) June 30,
	2015	2014
Assets
Cash and due from banks	$21,675	$23,042
Interest bearing bank balances	10,737	2,735
Available-for-sale securities	338,620	340,816
Held-to-maturity securities	6,888	4,548
Loans	417,101	389,504
Allowance for loan losses	(6,742)	(6,385)
Net loans	410,359	383,119
Premises and equipment, net	13,084	11,350
Interest receivable	5,027	4,908
Other	19,472	15,466
Total assets	$825,862	$785,984
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$742,536	$694,243
Federal funds purchased	—	9,000
Notes payable	10,575	12,784
Interest payable	311	331
Other	1,775	2,252
Total liabilities	755,197	718,610
Stockholders’ Equity
Common stock of $10 par value; 1,000,000 shares authorized; 418,686 issued and outstanding	4,187	4,187
Additional paid-in capital	3,438	3,438
Retained earnings	61,482	57,898
Accumulated other comprehensive income	1,558	1,851
Total stockholders’ equity	70,665	67,374
Total liabilities and stockholders’ equity	$825,862	$785,984

Planters Holding Company

Consolidated Statements of Income
For the Six Months Ended June 30, 2015 and June 30, 2014
(Dollars in Thousands, Except Per Share Data)

	(Unaudited) June 30,
	2015	2014
Interest Income
Loans	$10,728	$9,960
Taxable securities	2,175	2,269
Tax-exempt securities	1,239	1,199
Federal funds sold	—	6
Interest bearing bank balances	68	36
Total interest income	14,210	13,470
Interest Expense
Deposits	1,798	1,740
Short-term borrowings	1	4
Other borrowings	34	23
Total interest expense	1,833	1,767
Net Interest Income	12,377	11,703
Provision for Loan Losses	813	342
Net Interest Income After Provision for Loan Losses	11,564	11,361
Noninterest Income
Service charges on deposit accounts	2,009	2,093
Life insurance income	152	155
Net realized gains on available-for-sale securities	156	185
Other	708	693
Total noninterest income	3,025	3,126
Noninterest Expense
Salaries and employee benefits	4,819	4,672
Occupancy and equipment, net	956	973
Other	2,902	2,680
Total noninterest expense	8,677	8,325
Income Before Income Taxes	5,912	6,162
Provision for Income Taxes	1,425	1,753
Net Income	$4,487	$4,409
Earnings Per Share	$10.72	$10.53

Planters Holding Company

Consolidated Statements of Income
For the Six Months Ended June 30, 2015 and June 30, 2014
(Dollars in Thousands, Except Per Share Data)

	(Unaudited) June 30,
	2015	2014
Net Income	$4,487	$4,409
Other Comprehensive Income (Loss)
Net unrealized gains (losses) on available-for-sale securities, net of taxes of $413 and $1,280	(695)	2,150
Less reclassification adjustment for net realized gains included in net income, net of taxes of $58 and $69, respectively	(98)	(116)
	(793)	2,034
Comprehensive Income	$3,694	$6,443

Planters Holding Company

Consolidated Statements of Stockholders’ Equity
For the Six Months Ended June 30, 2015 and June 30, 2014
(Dollars in Thousands)
(Unaudited)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance, December 31, 2013	418,686	$4,187	$3,438	$53,489	$(183)	$60,931
Net income	—	—	—	4,409	—	4,409
Other comprehensive income	—	—	—	—	2,034	2,034
Balance, June 30, 2014	418,686	$4,187	$3,438	$57,898	$1,851	$67,374
Balance, December 31, 2014	418,686	$4,187	$3,438	$56,995	$2,351	$66,971
Net income	—	—	—	4,487	—	4,487
Other comprehensive income	—	—	—	—	(793)	(793)
Balance, June 30, 2015	418,686	$4,187	$3,438	$61,482	$1,558	$70,665

Planters Holding Company

Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2015 and June 30, 2014
(Dollars in Thousands)

	(Unaudited) June 30,
	2015	2014
Operating Activities
Net income	$4,487	$4,409
Items not requiring (providing) cash
Provision for loan losses	813	342
Depreciation of premises and equipment	374	362
Net amortization on investment securities	1,066	1,119
Amortization of intangible assets	12	13
Net realized gains on available-for-sale securities	(156)	(185)
Losses on foreclosed assets	96	44
Deferred income taxes	—	(103)
Changes in
Interest receivable	367	(11)
Cash surrender value of life insurance	(126)	(131)
Interest payable	(10)	(15)
Other	114	637
Net cash provided by operating activities	7,037	6,481
Investing Activities
Net purchases, sales and maturity of securities	(18,595)	(6,481)
Net change in
Interest bearing bank balances	1,907	364
Loans	(18,435)	(21,697)
Premises and equipment	(1,405)	(353)
Federal Home Loan Bank stock transactions	(296)	(227)
Other	468	518
Net cash used in investing activities	(36,356)	(27,876)
Financing Activities
Net increase (decrease) in
Noninterest bearing deposits	$(1,201)	$(6,821)
Money market, NOW and savings deposits	26,567	12,170
Certificates of deposit	(3,501)	4,878
Short-term borrowings	—	2,100
Net proceeds of Federal Home Loan Bank advances	6,887	10,214
Net cash provided by financing activities	28,752	22,541
Change in Cash and Due from Banks	(567)	1,146
Cash and Due from Banks, Beginning of Year	22,242	21,896
Cash and Due from Banks, June 30	$21,675	$23,042
Supplemental Cash Flow Information
Interest paid	$1,843	$1,782
Income taxes paid	899	1,347
Real estate acquired in settlement of loans	1,082	246

ANNEX E

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
PLANTERS HOLDING COMPANY AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2014 AND DECEMBER 31, 2013

Planters Holding Company

Auditor’s Report and Consolidated Financial Statements

December 31, 2014 and 2013

Planters Holding Company
December 31, 2014 and 2013

E-i

Independent Auditor’s Report

Board of Directors and Stockholders
Planters Holding Company
Indianola, Mississippi

We have audited the accompanying consolidated financial statements of Planters Holding Company and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Board of Directors and Stockholders
Planters Holding Company

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Planters Holding Company and its subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Jackson, Mississippi
March 11, 2015

Planters Holding Company

Consolidated Balance Sheets
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

	2014	2013
Assets
Cash and due from banks	$22,242	$21,896
Interest bearing bank balances	12,644	3,099
Available-for-sale securities	324,827	331,607
Held-to-maturity securities	4,261	5,150
Loans	401,092	368,516
Allowance for loan losses	(7,273)	(6,506)
Net loans	393,819	362,010
Premises and equipment, net	12,053	11,359
Interest receivable	5,394	4,897
Other	18,314	16,609
Total assets	$793,554	$756,627
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$720,671	$684,016
Short-term borrowings	—	6,900
Notes payable	3,688	2,570
Interest payable	321	346
Other	1,903	1,864
Total liabilities	726,583	695,696
Stockholders’ Equity
Common stock of $10 par value; 1,000,000 shares authorized; 418,686 and 416,686 shares issued and outstanding	4,187	4,187
Additional paid-in capital	3,438	3,438
Retained earnings	56,995	53,489
Accumulated other comprehensive income (loss)	2,351	(183)
Total stockholders’ equity	66,971	60,931
Total liabilities and stockholders’ equity	$793,554	$756,627

See Notes to Consolidated Financial Statements

Planters Holding Company

Consolidated Statements of Income
Years Ended December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

	2014	2013
Interest Income
Loans	$20,980	$20,324
Taxable securities	4,372	3,782
Tax-exempt securities	2,386	2,378
Federal funds sold	5	11
Interest bearing bank balances	60	62
Total interest income	27,803	26,557
Interest Expense
Deposits	3,450	3,757
Short-term borrowings	20	5
Other borrowings	44	57
Total interest expense	3,514	3,819
Net Interest Income	24,289	22,738
Provision for Loan Losses	1,546	768
Net Interest Income After Provision for Loan Losses	22,743	21,970
Noninterest Income
Service charges on deposit accounts	4,235	4,600
Life insurance income	379	394
Net realized gains on available-for-sale securities	180	90
Other	1,519	1,649
Total noninterest income	6,313	6,733
Noninterest Expense
Salaries and employee benefits	9,708	9,347
Occupancy	1,234	1,222
Equipment and data processing	2,166	2,116
Other	4,331	4,016
Total noninterest expense	17,439	16,701
Income Before Income Taxes	11,617	12,002
Provision for Income Taxes	2,668	3,413
Net Income	$8,949	$8,589
Earnings Per Share	$21.37	$20.55

See Notes to Consolidated Financial Statements

Planters Holding Company

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

	2014	2013
Net Income	$8,949	$8,589
Other Comprehensive Income (Loss)
Net unrealized gains (losses) on available-for-sale securities, net of taxes of $1,574 and $2,969, for 2014 and 2013, respectively	2,647	(4,992)
Less reclassification adjustment for net realized gains included in net income, net of taxes of $67 and $34, for 2014 and 2013, respectively	(113)	(56)
	2,534	(5,048)
Comprehensive Income	$11,483	$3,541

See Notes to Consolidated Financial Statements

Planters Holding Company

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance, January 1, 2013	416,686	$4,167	$2,964	$50,343	$4,865	$62,339
Net income	—	—	—	8,589	—	8,589
Issuance of common stock	2,000	20	474			494
Other comprehensive loss	—	—	—	—	(5,048)	(5,048)
Dividends on common stock, $13.00 per share	—	—	—	(5,443)	—	(5,443)
Balance, December 31, 2013	418,686	4,187	3,438	53,489	(183)	60,931
Net income	—	—	—	8,949	—	8,949
Other comprehensive income	—	—	—	—	2,534	2,534
Dividends on common stock, $13.00 per share	—	—	—	(5,443)	—	(5,443)
Balance, December 31, 2014	418,686	$4,187	$3,438	$56,995	$2,351	$66,971

See Notes to Consolidated Financial Statements

Planters Holding Company

Consolidated Statements of Cash Flows
Years Ended December 31 2014 and 2013
(In Thousands, Except Per Share Data)

	2014	2013
Operating Activities
Net income	$8,949	$8,589
Items not requiring (providing) cash
Provision for loan losses	1,546	768
Depreciation of premises and equipment	724	761
Net amortization on investment securities	2,116	2,691
Amortization of intangible assets	26	25
Net realized gains on available-for-sale securities	(180)	(90)
Losses on foreclosed assets	(69)	68
Deferred income taxes	(299)	(28)
Changes in
Interest receivable	(497)	371
Cash surrender value of life insurance	(329)	(395)
Prepaid FDIC assessment	—	1,037
Interest payable	(25)	(62)
Other	(3,070)	519
Net cash provided by operating activities	8,892	14,254
Investing Activities
Purchases of available-for-sale securities	(72,057)	(122,980)
Proceeds from maturities of available-for-sale securities	65,454	59,452
Proceeds from sales of available-for-sale securities	15,491	5,012
Purchases of held-to-maturity securities	—	(2,300)
Proceeds from maturities of held-to-maturity securities	886	885
Net change in
Interest bearing bank balances	(9,545)	7,168
Loans	(33,958)	3,410
Premises and equipment	(1,418)	(400)
Federal Home Loan Bank stock transactions	147	(203)
Proceeds from sales of foreclosed assets	996	436
Net cash used in investing activities	(34,004)	(49,520)
Financing Activities
Net increase (decrease) in
Noninterest bearing deposits	$5,551	$12,192
Money market, NOW and savings deposits	34,804	14,259
Certificates of deposit	(3,672)	2,861
Line of credit	—	(512)
Proceeds from short-term borrowings	—	7,057
Repayment of short-term borrowings	(6,900)	—
Proceeds from Federal Home Loan Bank advances	1,300	—
Repayment of Federal Home Loan Bank advances	(182)	(484)
Issuance of common stock	—	494
Dividends paid	(5,443)	(5,443)
Net cash provided by financing activities	25,458	30,424
Change in Cash and Due from Banks	346	(4,842)
Cash and Due from Banks, Beginning of Year	21,896	26,738
Cash and Due from Banks, End of Year	$22,242	$21,896
Supplemental Cash Flows Information
Interest paid	$3,539	$3,881
Income taxes paid	3,276	3,250
Real estate acquired in settlement of loans	603	734

See Notes to Consolidated Financial Statements

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Planters Holding Company (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Planters Bank and Trust Company (the Bank). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in the central Mississippi Delta region. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets, other-than-temporary impairments and fair values of financial instruments.

Cash Equivalents

The Company has defined cash equivalents as those amounts included in the accompanying consolidated balance sheets caption “cash and due from banks.” At December 31, 2014 and 2013, cash equivalents consisted primarily of cash, cash items, and amounts due from banks.

At December 31, 2014, the Company’s cash accounts exceeded federally insured limits by approximately $19,950.

Interest Bearing Bank Balances

Interest bearing bank balances mature within one year and are carried at cost.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available-for-sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized cost, when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, then the Company recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies  – (continued)

The Company’s consolidated statements of income reflect the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies  – (continued)

impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. The following is a range of estimated useful lives for each major depreciable classification of premises and equipment.

Buildings and improvements	15 – 40 years
Furniture, fixtures and equipment	2 – 10 years

Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula, carried at cost, and evaluated for impairment.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount, or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Intangible Assets

Intangible assets are being amortized on the straight-line basis over 15 years. Such assets are periodically evaluated as to the recoverability of their carrying values.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (Accounting Standards Codification (ASC) 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies  – (continued)

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company and Bank file consolidated United States federal and Mississippi state income tax returns. The Company is no longer subject to United States federal and state income tax examinations by tax authorities for years before 2011.

Earnings Per Share

Basic earnings per share are computed based on net income divided by the weighted average number of shares outstanding during the year. Weighted average shares outstanding were 418,686 and 418,039 in 2014 and 2013, respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income consists of net unrealized gains (losses) on available-for-sale securities.

Subsequent Events

Subsequent events have been evaluated through the date of the Independent Auditor’s Report, which is the date the consolidated financial statements were available to be issued.

Note 2: Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of available-for-sale securities are as follows. All mortgage-backed securities are residential mortgage-backed securities issued by or guaranteed by U.S. government sponsored enterprises.

	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
December 31, 2014
U.S. government sponsored enterprises	$62,542	$146	$434	$62,254
Mortgage-backed securities	135,752	1,554	688	136,618
State and political subdivisions	110,877	3,335	285	113,927
Corporate obligations	11,908	136	16	12,028
	$321,079	$5,171	$1,423	$324,827
December 31, 2013
U.S. government sponsored enterprises	$83,628	$90	$1,766	$81,952
Mortgage-backed securities	130,843	1,423	2,051	130,215
State and political subdivisions	105,526	2,920	1,049	107,397
Corporate obligations	11,903	194	54	12,043
	$331,900	$4,627	$4,920	$331,607

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 2: Securities  – (continued)

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of held-to-maturity securities are as follows.

	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
December 31, 2014
State and political subdivisions	$3,461	$106	$—	$3,567
Corporate obligations	800	—	—	800
	$4,261	$106	$—	$4,367
December 31, 2013
State and political subdivisions	$4,250	$58	$—	$4,308
Corporate obligations	900	—	—	900
	$5,150	$58	$—	$5,208

The amortized cost and fair value of available-for-sale securities and held-to-maturity securities at December 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within one year	$11,375	$11,458	$388	$389
One to five years	109,440	110,548	1,914	1,959
Five to ten years	57,166	58,861	1,044	1,104
After ten years	7,346	7,342	915	915
	185,327	188,209	4,261	4,367
Mortgage-backed securities	135,752	136,618	—	—
	$321,079	$324,827	$4,261	$4,367

Securities pledged as collateral to secure public deposits and for other purposes at December 31, are as follows.

	2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale	$163,771	$165,563	$146,704	$147,673
Held-to-maturity	—	—	265	271
	$163,771	$165,563	$146,969	$147,944

The following is a summary of gains and losses that were realized on available-for-sale securities.

	2014	2013
Gross realized gains from sales	$204	$102
Gross realized losses from sales	(24)	(12)
	$180	$90

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 2: Securities  – (continued)

The following table shows the Company’s securities’ gross unrealized losses and fair value of the Company’s securities with unrealized losses that are not deemed to be other-than-temporarily-impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2014
U.S. government sponsored enterprises	$15,492	$32	$19,150	$402	$34,642	$434
Mortgage-backed securities	35,058	131	29,541	557	64,599	688
State and political subdivisions	13,550	95	14,803	190	28,353	285
Corporate obligations	2,090	6	519	10	2,609	16
	$66,190	$264	$64,013	$1,159	$130,203	$1,423
December 31, 2013
U.S. government sponsored enterprises	$66,807	$1,349	$7,450	$417	$74,257	$1,766
Mortgage-backed securities	64,421	1,663	13,105	388	77,526	2,051
State and political subdivisions	26,862	743	7,584	306	34,446	1,049
Corporate obligations	2,343	20	499	34	2,842	54
	$160,433	$3,775	$28,638	$1,145	$189,071	$4,920

U.S. Government Sponsored Enterprises

Certain investments in 18 and 38 U.S. government sponsored enterprises at December 31, 2014 and 2013, respectively, have fair values that are less than their historical cost. These investments represent 46% and 90% of the total number and 56% and 91% of the fair value of the Company’s U.S. government sponsored enterprises portfolio at December 31, 2014 and 2013, respectively. The unrealized losses on the Company’s investments in direct obligations of U.S. government sponsored enterprises were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014 or 2013.

Mortgage-backed Securities

Certain investments in 48 and 58 mortgage-backed securities at December 31, 2014 and 2013, respectively, have fair values that are less than their historical cost. These investments represent 25% and 33% of the total number and 47% and 60% of the fair value of the Company’s mortgage-backed securities portfolio at December 31, 2014 and 2013, respectively. The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014 or 2013.

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 2: Securities  – (continued)

State and Political Subdivisions

Certain investments in 82 and 105 securities of state and political subdivisions at December 31, 2014 and 2013, respectively, have fair values that are less than their historical cost. These investments represent 21% and 27% of the total number and 25% and 32% of the fair value of the Company’s state and political subdivisions portfolio at December 31, 2014 and 2013, respectively. The unrealized losses on the Company’s investments in securities of state and political subdivisions were primarily caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014 or 2013.

Corporate Obligations

Certain investments in 5 and 6 securities of corporate obligations at December 31, 2014 and 2013, respectively, have fair values that are less than their historical cost. These investments represent 19% and 24% of the total number and 22% and 24% of the fair value of the Company’s corporate obligations portfolio at December 31, 2014 and 2013, respectively. All of these corporate obligation investments represent investments in entities in the financial services industry. The unrealized losses on the Company’s investments in securities of corporate obligations were caused by a variety of factors, including interest rate increases. The Company is closely monitoring these investments in light of recent price volatility in the marketplace. Due to uncertainty in the credit markets broadly and the lack of trading and new issuances of certain securities, market price indications generally reflect the illiquidity in these markets and not necessarily the credit quality of the individual securities. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2014 or 2013.

Note 3: Loans and Allowance for Loan Losses

Classes of loans at December 31 include the following.

	2014	2013
Secured by real estate
Residential	$150,433	$132,935
Construction and land development	16,317	10,204
Farmland	19,840	18,807
Commercial real estate	62,764	66,549
Consumer	29,354	28,207
Agricultural	36,713	42,069
Commercial and other	85,671	69,745
Total loans	401,092	368,516
Allowance for loan losses	(7,273)	(6,506)
Net loans	$393,819	$362,010

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 3: Loans and Allowance for Loan Losses  – (continued)

The following presents the recorded investment in loans individually and collectively evaluated for impairment by loan class.

	2014 Loans Evaluated for Impairment			2013 Loans Evaluated for Impairment
	Individually	Collectively	Total	Individually	Collectively	Total
Secured by real estate
Residential	$3,904	$146,529	$150,433	$3,915	$129,020	$132,935
Construction and land development	104	16,213	16,317	210	9,994	10,204
Farmland	—	19,840	19,840	—	18,807	18,807
Commercial real estate	1,236	61,528	62,764	1,333	65,216	66,549
Consumer	—	29,354	29,354	134	28,073	28,207
Agricultural	100	36,613	36,713	101	41,968	42,069
Commercial and other	1,963	83,708	85,671	394	69,351	69,745
	$7,307	$393,785	$401,092	$6,087	$362,429	$368,516

The following represents the balance of the allowance for loan losses based on portfolio segment and impairment method.

	2014 Allowance for Loan Losses Allocated to Loans Evaluated for Impairment			2013 Allowance for Loan Losses Allocated to Loans Evaluated for Impairment
	Individually	Collectively	Total	Individually	Collectively	Total
Secured by real estate	$1,259	$2,103	$3,362	$1,436	$2,497	$3,933
Consumer	—	533	533	30	419	449
Agricultural	101	658	759	75	526	601
Commercial and other	1,373	1,164	2,537	105	961	1,066
Unallocated	—	82	82	—	457	457
	$2,733	$4,540	$7,273	$1,646	$4,860	$6,506

The following is a summary of activity in the allowance for loan losses based on portfolio segment.

	Beginning Balance	Charge-offs	Recoveries	Provision for Loan Losses	Ending Balance
Year Ended December 31, 2014
Secured by real estate	$3,933	$(688)	$80	$37	$3,362
Consumer	449	(134)	41	177	533
Agricultural	601	—	—	158	759
Commercial and other	1,066	(78)	—	1,549	2,537
Unallocated	457	—	—	(375)	82
	$6,506	$(900)	$121	$1,546	$7,273
Year Ended December 31, 2013
Secured by real estate	$3,939	$(648)	$6	$636	$3,933
Consumer	467	(143)	64	61	449
Agricultural	616	—	—	(15)	601
Commercial and other	1,005	(90)	11	140	1,066
Unallocated	511	—	—	(54)	457
	$6,538	$(881)	$81	$768	$6,506

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 3: Loans and Allowance for Loan Losses  – (continued)

Risk characteristics applicable to each class of the loan portfolio are described as follows.

Residential Real Estate Loans:  The residential real estate loan portfolio consists of residential loans for single and multifamily properties. Residential loans are generally secured by owner occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and are spread over a large number of borrowers.

Construction and Land Development Loans:  Construction loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Loans Secured by Farmland:  Loans secured by farmland are generally made for the purpose of acquiring land devoted to crop production, cattle or poultry, the growth and management of timber or the operation of a similar type of business on the secured property. Sources of repayment for these loans generally include income generated from operations of a business on the property, rental income or sales of the property. Credit risk in these loans may be impacted by crop and commodity prices, the creditworthiness of a borrower, changes in economic conditions which might affect underlying property values and the local economies in the Company’s market areas.

Commercial Real Estate Loans:  Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Consumer:  The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and creditworthiness of a borrower.

Agricultural:  The agricultural portfolio consists of lines of credit and term loans extended for the purpose of working capital and equipment purchases for borrowers engaged in farming operations. The loans in this category are repaid primarily from the cash flow of the farming operation. Credit risk in these loans is driven by commodity prices, weather and creditworthiness of the borrower.

Commercial and Other Loans:  The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 3: Loans and Allowance for Loan Losses  – (continued)

The Company utilizes a risk grading system to assign a grade to each of its loans when originated. This grade is updated as factors related to quality of a loan change. Loans are graded on a scale of 1 to 6. A description of the risk grades follows.

Excellent (1):  Borrower has strong overall relationship with the Company and an excellent payment record. Collateral should be solid with a strong margin between value and loan amount.

Good (2):  There is a normal level of risk; collateral is adequate; and the repayment schedule is being met.

Fair/Watch (3):  The loan has potential weaknesses that may affect repayment if left uncorrected. These loans should be monitored closely

Substandard (4):  The loan is considered a problem. Orderly repayment has ceased or is in jeopardy. Financial condition of the borrower has weakened. Repayment is questionable, and the loan is collateral dependent. All regulatory classifications should be included in this category, as well as loans 90 days or more past due (includes nonaccrual loans). Substandard loans generally have weaknesses that jeopardize the liquidation of the debt and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful (5):  The loan has exposure to loss. Repayment in full is highly questionable.

Loss (6):  There is little or no ability to collect. A loan classified as loss is considered uncollectible and is charged off by the Company when it is classified as loss.

The Company evaluates the definitions of loan grades and evaluates the allowance for loan loss methodology on an ongoing basis. No changes were made to either during 2014 or 2013.

The following table details the amount of loans by loan grade and class.

	Grades (1 – 2)	Fair/Watch (3)	Substandard (4)	Doubtful (5)	Total Loans
December 31, 2014
Secured by real estate
Residential	$136,995	$4,239	$7,649	$1,550	$150,433
Construction and land development	15,429	121	767	—	16,317
Farmland	18,057	131	1,652	—	19,840
Commercial real estate	58,108	2,145	2,511	—	62,764
Consumer	28,361	320	673	—	29,354
Agricultural	36,612	—	101	—	36,713
Commercial and other	81,627	260	3,776	8	85,671
	$375,189	$7,216	$17,129	$1,558	$401,092
December 31, 2013
Secured by real estate
Residential	$120,389	$4,091	$8,455	$—	$132,935
Construction and land development	9,242	—	962	—	10,204
Farmland	16,419	61	2,327	—	18,807
Commercial real estate	63,083	1,527	1,939	—	66,549
Consumer	27,112	305	789	1	28,207
Agricultural	41,931	—	138	—	42,069
Commercial and other	67,877	103	1,765	—	69,745
	$346,053	$6,087	$16,375	$1	$368,516

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 3: Loans and Allowance for Loan Losses  – (continued)

The following tables present the loan portfolio aging analysis of the recorded investment in loans.

	Accruing Loans Past Due		Non-accrual	Total Past Due and Nonaccrual	Current Loans	Total Loans
	30 – 89 Days	90 Days or More
December 31, 2014
Secured by real estate
Residential	$6,133	$25	$5,044	$11,202	$139,231	$150,433
Construction and land development	542	—	217	759	15,558	16,317
Farmland	214	—	—	214	19,626	19,840
Commercial real estate	2,149	—	1,737	3,886	58,878	62,764
Consumer	1,124	1	292	1,417	27,937	29,354
Agricultural	—	—	—	—	36,713	36,713
Commercial and other	1,708	—	507	2,215	83,456	85,671
	$11,870	$26	$7,797	$19,693	$381,399	$401,092
December 31, 2013
Secured by real estate
Residential	$5,971	$—	$3,073	$9,044	$123,891	$132,935
Construction and land development	367	—	182	549	9,655	10,204
Farmland	262	—	9	271	18,536	18,807
Commercial real estate	1,365	—	548	1,913	64,636	66,549
Consumer	1,182	—	205	1,387	26,820	28,207
Agricultural	—	—	—	—	42,069	42,069
Commercial and other	1,218	—	447	1,665	68,080	69,745
	$10,365	$—	$4,464	$14,829	$353,687	$368,516

Impaired loans include nonperforming loans and loans modified in troubled debt restructurings, if applicable. The following table presents loans evaluated for impairment.

	Unpaid Principal Balance	Recorded Loan Balance			Specific Allowance	Average Recorded Loan Balance
		With No Specific Allowance	With a Specific Allowance	Total
December 31, 2014
Secured by real estate
Residential	$3,904	$—	$3,904	$3,904	$885	$3,909
Construction and land development	104	—	104	104	40	157
Farmland	—	—	—	—	—	—
Commercial real estate	1,236	—	1,236	1,236	334	1,285
Consumer	—	—	—	—	—	67
Agricultural	101	—	101	101	101	101
Commercial and other	1,962	—	1,962	1,962	1,373	1,178
	$7,307	$—	$7,307	$7,307	$2,733	$6,697

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 3: Loans and Allowance for Loan Losses  – (continued)

	Unpaid Principal Balance	Recorded Loan Balance			Specific Allowance	Average Recorded Loan Balance
		With No Specific Allowance	With a Specific Allowance	Total
December 31, 2013
Secured by real estate
Residential	$3,915	$—	$3,915	$3,915	$1,007	$4,240
Construction and land development	210	—	210	210	—	177
Farmland	—	—	—	—	—	—
Commercial real estate	1,333	—	1,333	1,333	429	1,716
Consumer	134	—	134	134	30	128
Agricultural	101	—	101	101	75	130
Commercial and other	394	—	394	394	105	324
	$6,087	$—	$6,087	$6,087	$1,646	$6,715

The Company recognized interest income of $195 in 2014 and $266 in 2013 on loans evaluated for impairment that had specific allowances.

The restructuring of a loan is considered a troubled debt restructuring (TDR) if both (1) the borrower is experiencing financial difficulties and (2) the creditor has granted a concession. Concessions may include interest rate reductions below market interest rates compared to debt with similar characteristics, principal forgiveness, restructuring amortization of the debt and other actions to minimize potential losses.

Newly classified TDRs as of December 31, 2014 include one residential real estate loan with a pre-modification recorded balance of $1,550 and a post-modification recorded balance of $1,550. The modification of terms for this loan was the waiving of interest that had been previously charged off by the bank. There were no TDRs identified during the year ended December 31, 2013. The TDR described above was modified without any reduction in the outstanding recorded loan balance or any impact on the allowance for loan losses, and there were also no TDRs during the past 12 months that subsequently defaulted.

Note 4: Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows.

	2014	2013
Land	$1,985	$1,765
Buildings and improvements	14,362	14,282
Furniture, fixtures and equipment	8,080	8,595
Construction in progress	594	—
	25,021	24,642
Less accumulated depreciation	(12,968)	(13,283)
	$12,053	$11,359

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 5: Other Assets

A summary of other assets at December 31 follows.

	2014	2013
Foreclosed assets held for sale	$332	$656
Cash surrender value of life insurance, net of policy loans of $780 and $751	10,862	10,533
FHLB stock	455	600
Amortized intangible assets	229	255
Deferred tax asset	1,562	2,771
Investment in limited liability company	2,835	—
Other	2,039	1,794
	$18,314	$16,609

Interest expense on life insurance policy loans amounted to $60 in 2014 and $58 in 2013. This interest expense is included in salaries and benefits in the accompanying consolidated statements of income.

Amortized intangible assets consist of core deposit intangibles which are being amortized over an estimated useful life of 15 years. The following is a summary of the core deposit intangibles.

	2014	2013
Gross carrying amount	$866	$866
Accumulated amortization	(637)	(611)
	$229	$255

Estimated amortization expense for future years is $25 per year through 2023.

Note 6: Deposits

Categories of deposits at December 31 include the following.

	2014	2013
Noninterest bearing deposits	$161,368	$155,924
Interest bearing deposits
Money market, NOW and savings accounts	295,025	260,142
Certificates of deposit of $100 thousand or more	156,330	153,132
Other certificates of deposit	107,948	114,818
Total interest bearing deposits	559,303	528,092
	$720,671	$684,016

At December 31, 2014, the scheduled maturities of time deposits are as follows.

2015	$210,668
2016	30,599
2017	11,373
2018	6,003
2019	5,635
$264,278

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 7: Short-term Borrowings

Short-term borrowings represent primarily overnight borrowings through relationships with correspondent banks and the FHLB. These FHLB borrowings are collateralized by a blanket lien on first mortgage and other qualifying loans. The following is a summary of information related to short-term borrowings.

	Balance Outstanding			Weighted Average Rate
	Maximum Month-End	Average Daily	At Year-End	During Year	At Year-End
2014
Federal funds purchased	$9,000	$1,297	$—	0.91%	0.00%
Short-term FHLB borrowings	15,000	4,863	—	0.17%	0.00%
	$24,000	$6,160	$—
2013
Federal funds purchased	$2,000	$440	$1,900	0.68%	1.00%
Short-term FHLB borrowings	10,000	1,315	5,000	0.18%	0.16%
	$12,000	$1,755	$6,900

Note 8: Notes Payable

The Company had outstanding FHLB borrowings of $3,688 and $2,570 at December 31, 2014 and 2013, respectively.

The Bank has fixed rate advances from the FHLB which are collateralized by a blanket lien on first mortgage and other qualifying loans, and are subject to restrictions or penalties in the event of prepayment. A summary of these advances at December 31 follows.

	2014	2013
Balance at year-end Amortizing advances	$3,688	$2,570
Range of interest rates Amortizing advances	0.72% – 7.31%	0.72% – 7.31%
Range of maturities Amortizing advances	2015 – 2024	2014 – 2020

Aggregate annual maturities of these borrowings at December 31, 2014, follow.

FHLB Advances
2015	$261
2016	1,986
2017	187
2018	183
2019	263
Thereafter	808
$3,688

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 9: Income Taxes

The provision (credit) for income taxes includes these components.

	2014	2013
Taxes currently payable	$2,967	$3,441
Deferred income taxes	(299)	(28)
	$2,668	$3,413

A reconciliation of income tax expense at the statutory rate of 34% to the Company’s actual income tax expense is shown below.

	2014	2013
Computed at the statutory rate	$3,950	$4,081
Increase (decrease) resulting from
Tax-exempt interest, net of disallowed interest deduction	(816)	(806)
Life insurance income	(112)	(118)
New markets tax credits	(215)	—
State income taxes	(96)	264
Other	(43)	(8)
	$2,668	$3,413

The tax effects of temporary differences related to deferred taxes included in other assets in the accompanying consolidated balance sheets are shown below.

	2014	2013
Deferred tax assets
Allowance for loan losses	$2,713	$2,427
Loan income	85	244
Deferred compensation	475	473
New markets tax credits	224	—
Unrealized loss on available-for-sale securities	—	110
Other	23	19
	3,520	3,273
Deferred tax liabilities
Depreciation and amortization	(257)	(266)
Investment securities income	(162)	(162)
Unrealized gains on available-for-sale securities	(1,398)	—
Other	(141)	(74)
	(1,958)	(502)
Net deferred tax asset (liability)	$1,562	$2,771

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 10: Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows.

	2014	2013
Net unrealized gains (losses) on available-for-sale securities	$3,748	$(293)
Tax effect	1,397	(110)
	$2,351	$(183)

Note 11: Regulatory Matters

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2014, was $1,308.

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2014 and 2013, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2014, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2014
Company
Total capital (to risk-weighted assets)	$70,271	15.0%	$37,514	8.0%	Not applicable
Tier I capital (to risk-weighted assets)	64,392	13.7%	18,757	4.0%	Not applicable
Tier I capital (to average assets)	64,392	8.2%	31,524	4.0%	Not applicable
Bank
Total capital (to risk-weighted assets)	$70,191	15.0%	$37,518	8.0%	$46,898	10.0%
Tier I capital (to risk-weighted assets)	64,311	13.7%	18,759	4.0%	28,139	6.0%
Tier I capital (to average assets)	64,311	8.2%	31,515	4.0%	39,394	5.0%

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 11: Regulatory Matters  – (continued)

	Actual		Minimum Capital Requirements		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Company
Total capital (to risk-weighted assets)	$66,244	15.4%	$34,377	8.0%	Not applicable
Tier I capital (to risk-weighted assets)	60,859	14.2%	17,188	4.0%	Not applicable
Tier I capital (to average assets)	60,859	8.2%	29,841	4.0%	Not applicable
Bank
Total capital (to risk-weighted assets)	$66,220	15.4%	$34,381	8.0%	$42,976	10.0%
Tier I capital (to risk-weighted assets)	60,834	14.2%	17,190	4.0%	25,785	6.0%
Tier I capital (to average assets)	60,834	8.2%	29,830	4.0%	37,288	5.0%

Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to its stockholders and for other cash needs. Applicable federal and state statutes and regulations impose restrictions on the amounts of dividends that may be declared by the Bank. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank’s total capital in relation to its assets, deposits and other such items and, as a result, capital adequacy considerations could further limit the availability of dividends from the Bank. These restrictions are not anticipated to have a material effect on the ability of the Bank to pay dividends to the Company.

Note 12: Related Party Transactions

The Bank has loans outstanding to executive officers, directors, significant stockholders and their affiliates (related parties). Annual activity for these loans consisted of the following:

	2014	2013
Beginning balance	$13,402	$15,176
Advances	30,040	29,947
Repayments	(28,863)	(31,721)
Ending balance	$14,579	$13,402

In addition to these loans, the Company had commitments to extend credit to these related parties amounting to $17,305 and $16,072 at December 31, 2014 and 2013, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Company at December 31, 2014 and 2013 totaled $26,931 and $19,281, respectively.

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 13: Employee Benefits

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (ESOP) that covers all full-time employees who have completed one year of service. The ESOP owned 49,154 shares of the Company’s common stock, and all shares are allocated to participants at December 31, 2014 and 2013. Contributions to the ESOP are at the discretion of the Board of Directors, are made in cash and are considered compensation costs. Annual contributions were $255 and $225 for 2014 and 2013, respectively.

Shares of common stock held in the ESOP are considered outstanding for earnings per share purposes, and dividends on shares held by the ESOP are shown as dividends paid in the accompanying consolidated statements of stockholders’ equity. Distributions of the ESOP may be either in cash or Company common stock. The shares are subject to a put option, whereby the Company or the ESOP will provide a market for a specified period of time for shares distributed to participants. The put price is the fair (appraised) value of the stock. There were no shares subject to a put option at December 31, 2014 or 2013.

401(k) Plan

The Company has a 401(k) plan that covers all full-time employees who have completed one year of service. Participants may make contributions to the plan in accordance with applicable regulations and the plan’s provisions. The Company’s discretionary matching contributions in 2014 and 2013 were based on 50% of an employee’s contribution to this plan, subject to a contribution limit of 6% of the employee’s compensation. Additional nonmatching contributions may be made at the discretion of the Board of Directors. No additional discretionary contributions were made in 2014 or 2013. Contributions to this plan totaled $174 in 2014 and $173 in 2013.

Deferred Compensation Arrangements

The Company has entered into deferred compensation arrangements which provide deferred compensation for certain officers and members of the Board of Directors. The Company is accruing the present value of projected benefits over the service period to the date of retirement or payment date of the respective participants. The following is a summary of the liability under these plans, which is recorded in other liabilities on the accompanying consolidated balance sheets.

	2014	2013
Beginning balance	$1,268	$1,174
Expense accrued	117	183
Payments to participants	(111)	(89)
Ending balance	$1,274	$1,268

Note 14: Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Recurring Measurements

The following table presents the fair value measurement of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013.

	Fair Value	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2014
U.S. government sponsored enterprises	$62,254	$—	$62,254	$—
Mortgage-backed securities	136,618	—	136,618	—
State and political subdivisions	113,927	—	113,927	—
Corporate obligations	12,028	—	12,028	—
	$324,827	$—	$324,827	$—
December 31, 2013
U.S. government sponsored enterprises	$81,952	$—	$81,952	$—
Mortgage-backed securities	130,215	—	130,215	—
State and political subdivisions	107,397	—	107,397	—
Corporate obligations	12,043	—	12,043	—
	$331,607	$—	$331,607	$—

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. The Company had no liabilities measured at fair value on a recurring basis. There have been no significant changes in the valuation techniques during the years ended December 31, 2014 or 2013.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. There are no Level 1 securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include all of the Bank’s available-for-sale securities. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, valuation matrices, credit information and the bond’s terms and conditions. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. There are no Level 3 securities.

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Nonrecurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013.

	Fair Value	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans (collateral dependent)
December 31, 2014	$4,575	$—	$—	$4,575
December 31, 2013	4,441	—	—	4,441

Following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. The Company had no liabilities measured at fair value on a nonrecurring basis. There have been no significant changes in the valuation techniques during the years ended December 31, 2014 or 2013.

Collateral-dependent Impaired Loans, Net of Allowance for Loan Losses

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

Appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management.

The significant unobservable input used in the fair value measurement of collateral for collateral-dependent impaired loans relates to the discounting criteria used to estimate costs to sell. During 2014 or 2013, collateral discounts approximated 10%.

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2014 and 2013.

	December 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$22,242	$22,242	$21,896	$21,896
Interest bearing bank balances	12,644	12,644	3,099	3,099
Available-for-sale securities	324,827	324,827	331,607	331,607
Held-to-maturity securities	4,261	4,367	5,150	5,208
Loans, net	393,819	393,481	362,010	361,089
Interest receivable	5,394	5,394	4,897	4,897
FHLB stock	455	455	600	600
Financial liabilities
Deposits	720,671	722,283	684,016	685,717
Short-term borrowings	—	—	6,900	6,900
Notes payable	3,688	3,688	2,570	2,570
Interest payable	321	321	346	346

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Due from Banks, Interest Bearing Bank Balances and FHLB Stock

The carrying amount approximates fair value.

Held-to-maturity Securities

Fair value is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans and Interest Receivable

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of interest receivable approximates its fair value.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount of these deposits approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Short-term Borrowings and Interest Payable

The carrying amount approximates fair value.

Notes Payable

The fair value of the Company’s line of credit and the Bank’s FHLB advances are based on the discounted value of contractual cash flows using current rates for debt with similar terms and remaining maturities for discounting purposes.

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. In the opinion of management, the fair value of these financial instruments is not material.

Note 15: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses and loan concentrations are described in the note regarding loans. Current vulnerabilities due to certain concentrations of credit risk are described in the note on commitments and credit risk. Other significant estimates and concentrations include:

Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

Investments

The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term, and that such change could materially affect the amounts reported in the accompanying consolidated balance sheets.

Note 16: Commitments and Credit Risk

The Company’s loan portfolio includes commercial, consumer, agribusiness and residential loans primarily in its market area in the Central Mississippi Delta Region. Although the Company has a diversified loan portfolio, the Company has concentration of credit risks related to the real estate market, the agricultural economy and general economic conditions in the Company’s market area.

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 16: Commitments and Credit Risk  – (continued)

transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

The Company had total outstanding standby letters of credit amounting to $1,995 and $3,038, unused lines of credit to residential borrowers of $3,566 and $3,611 and other unused lines of credit and commitments to originate loans of $47,632 and $45,940 at December 31, 2014 and 2013, respectively.

Planters Holding Company

Notes to Consolidated Financial Statements
December 31, 2014 and 2013
(In Thousands, Except Per Share Data)

Note 17: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company.

Condensed Balance Sheets

	December 31,
	2014	2013
Assets
Cash	$126	$72
Investment in subsidiary	66,890	60,905
Total assets	$67,016	$60,977
Liabilities	45	46
Stockholders’ Equity	66,971	60,931
Total liabilities and stockholders’ equity	$67,016	$60,977

Condensed Statements of Income and Comprehensive Income

	Years Ended December 31,
	2014	2013
Income
Dividends from subsidiary	$5,500	$5,500
Equity in undistributed earnings of subsidiary	3,451	3,097
Total income	8,951	8,597
Expenses	3	11
Income Before Income Tax	8,948	8,586
Income Tax Benefit	1	3
Net Income	8,949	8,589
Other Comprehensive Income (Loss)	2,534	(5,048)
Comprehensive Income	$11,483	$3,541

Condensed Statements of Cash Flows

	Years Ended December 31,
	2014	2013
Operating Activities
Net income	$8,949	$8,589
Items not providing cash
Equity in undistributed earnings of subsidiary	(3,451)	(3,097)
Other, net	(1)	(3)
Net cash provided by operating activities	5,497	5,489
Financing Activities
Decrease in line of credit	—	(512)
Dividends paid	(5,443)	(5,443)
Issuance of common stock	—	494
Net cash used in financing activities	(5,443)	(5,461)
Net Change in Cash	54	28
Cash at Beginning of Year	72	44
Cash at End of Year	$126	$72

ANNEX F

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF
COVENANT FINANCIAL CORPORATION AS OF AND FOR THE SIX MONTH PERIODS ENDED
JUNE 30, 2015 AND JUNE 30, 2014

The unaudited, interim financial statements of Covenant Financial Corporation contained in this Annex F include all adjustments, in the opinion of Covenant Financial Corporation’s management, necessary in order to make the unaudited, interim financial statements not misleading.

Covenant Financial Corporation

Consolidated Balance Sheets
June 30, 2015 and June 30, 2014
(Dollars in Thousands)
Unaudited

	June 30,
	2015	2014
Assets
Cash and due from banks	$4,314	$5,558
Interest bearing bank balances	3,812	6,164
Federal funds sold	416	7,989
Available-for-sale securities	15,203	21,169
Held-to-maturity securities	4,073	7,011
Loans	174,900	174,871
Allowance for loan losses	(2,664)	(2,190)
Net loans	172,236	172,681
Premises and equipment, net	9,203	9,363
Interest receivable	1,173	1,271
Other	13,273	12,898
Total assets	$223,703	$244,104
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$181,640	$197,388
Securities sold under agreements to repurchase	5,106	4,011
Junior subordinated debentures	5,155	5,155
Notes payable	12,058	17,628
Interest payable	152	195
Other	2,759	2,533
Total liabilities	206,870	226,910
Stockholders’ Equity
Common stock of $5 par value; 3,000,000 shares authorized. 1,664,033 and 1,658,956 issued and outstanding	8,320	8,295
Additional paid-in capital	6,267	6,248
Retained earnings	2,297	2,681
Accumulated other comprehensive income (loss)	(51)	(30)
Total stockholders’ equity	16,833	17,194
Total liabilities and stockholders’ equity	$223,703	$244,104

Covenant Financial Corporation

Consolidated Statements of Income
For the Six Months Ended June 30, 2015 and June 30, 2014
(Dollars in Thousands, Except Per Share Data)
Unaudited

	June 30,
	2015	2014
Interest Income
Loans	$4,276	$4,404
Taxable securities	176	205
Tax-exempt securities	86	124
Interest bearing bank balances	35	35
Total interest income	4,573	4,768
Interest Expense
Deposits	303	340
Short-term borrowings	2	2
Other borrowings	170	146
Total interest expense	475	488
Net Interest Income	4,098	4,280
Provision for Loan Losses	751	544
Net Interest Income After Provision for Loan Losses	3,347	3,736
Noninterest Income
Service charges on deposit accounts	735	740
Life insurance income	115	114
Net realized gains on available-for-sale securities	—	—
Other	227	237
Total noninterest income	1,077	1,091
Noninterest Expense
Salaries and employee benefits	2,772	2,584
Occupancy and equipment, net	683	653
Other	1,163	1,080
Total noninterest expense	4,618	4,317
Income Before Income Taxes	(194)	510
Provision for Income Taxes	(197)	58
Net Income	$3	$452
Earnings Per Common Share	$—	$0.22

Covenant Financial Corporation

Consolidated Statements of Income
For the Six Months Ended June 30, 2015 and June 30, 2014
(Dollars in Thousands, Except Per Share Data)
Unaudited

	June 30,
	2015	2014
Net income	$3	$452
Other Comprehensive Income (Loss)
Net unrealized gains (losses) on available-for-sale securities, net of taxes of $0 and $79	(2)	133
Less reclassification adjustment for net realized losses included in net income, net of taxes of $0	—	—
	(2)	133
Comprehensive Income	$1	$585

Covenant Financial Corporation

Consolidated Statements of Stockholders’ Equity
For the Six Months Ended June 30, 2015 and June 30, 2014
(Dollars in Thousands)
Unaudited

	Series A Preferred Stock	Series B Preferred Stock	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
			Shares	Amount
Balance, December 31, 2013	$5,000	$200	1,570,025	$7,850	$6,201	$2,422	$(163)	$(616)	$20,894
Net income	—	—	—	—	—	452	—	—	452
Other comprehensive income	—	—	—	—	—	—	133	—	133
Accretion of series B preferred stock	—	50	—	—	—	(50)	—	—	—
Dividends declared on preferred stock	—	—	—	—	—	(90)	—	—	(90)
Exercise of stock warrants	—	—	88,931	445	30	—	—	616	1,091
Redemption of preferred stock	(5,000)	(250)	—	—	53	(53)	—	—	(5,250)
Stock issuance and redemption costs	—	—	—	—	(36)	—	—	—	(36)
Balance June 30, 2014	$—	$—	1,658,956	$8,295	$6,248	$2,681	$(30)	$—	$17,194
Balance, December 31, 2014	$—	$—	1,658,956	$8,295	$6,248	$2,294	$(49)	$—	$16,788
Net income	—	—	—	—	—	3	—	—	3
Issuance of common shares	—	—	5,077	25	19	—	—	—	44
Other comprehensive income	—	—	—	—	—	—	(2)	—	(2)
Balance, June 30, 2015	$—	$—	1,664,033	$8,320	$6,267	$2,297	$(51)	$—	$16,833

Covenant Financial Corporation

Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2015 and June 30, 2014
(Dollars in Thousands)
Unaudited

	June 30,
	2015	2014
Operating Activities
Net income	$3	$452
Items not requiring (providing) cash
Provision for loan losses	751	544
Depreciation of premises and equipment	202	203
Net amortization on investment securities	33	68
Net realized gains on available-for-sale securities	—	—
Losses on foreclosed assets	43	44
Deferred income taxes	(270)	(17)
Changes in
Interest receivable	147	(53)
Cash surrender value of life insurance	(116)	(114)
Interest payable	(31)	2
Other	(227)	(276)
Net cash provided by operating activities	535	853
Investing Activities
Net purchases, sales and maturity of securities	2,901	1,895
Net change in
Interest bearing bank balances	225	(2,659)
Federal funds sold	1,575	(7,989)
Loans	(4,165)	(8,132)
Premises and equipment	(52)	(334)
Federal Home Loan Bank stock transactions	(117)	—
Other	195	132
Net cash used in investing activities	562	(17,087)
Financing Activities
Net increase (decrease) in
Noninterest bearing deposits	(3,124)	1,027
Money market, NOW and savings deposits	234	10,587
Certificates of deposit	(4,444)	(4,016)
Securities sold under agreements to repurchase	1,840	1,179
Federal funds purchased	(875)	(412)
Net proceeds of Federal Home Loan Bank advances	3,228	7,426
Net repayments of other borrowed funds	(190)	3,800
Dividends paid on preferred stock	—	(90)
Exercise of stock warrants	—	1,091
Redemption of preferred stock	—	(5,250)
Issuance of common shares	44	—
Stock issuance and redemption costs	—	(36)
Net cash provided by financing activities	(3,287)	15,306
Change in Cash and Due from Banks	(2,190)	(928)
Cash and Due from Banks, Beginning of Year	6,504	6,486
Cash and Due from Banks, June 30, 2015	$4,314	$5,558
Supplemental Cash Flow Information
Interest paid	$506	$486
Income taxes refunded (paid)	467	(75)
Real estate acquired in settlement of loans	23	101

ANNEX G

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF COVENANT FINANCIAL CORPORATION AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014
AND DECEMBER 31, 2013

COVENANT FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS AND
CONSOLIDATING INFORMATION

DECEMBER 31, 2014 AND 2013

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

G-i

INDEPENDENT AUDITOR’S REPORT

The Board of Directors
Covenant Financial Corporation
Clarksdale, Mississippi

We have audited the accompanying consolidated financial statements of Covenant Financial Corporation and Subsidiary (the Company), which comprise the consolidated balance sheet as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Covenant Financial Corporation and Subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

July 24, 2015

CONSOLIDATED BALANCE SHEET

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

	2014	2013
ASSETS
Cash and due from banks	$6,504,099	$6,486,462
Interest-bearing deposits	4,037,213	3,504,985
Federal funds sold	1,991,000	—
Total cash and cash equivalents	12,532,312	9,991,447
Investment securities held to maturity	5,655,913	7,413,068
Investment securities available for sale	16,554,614	22,517,036
Loans, net of allowance for loan losses	168,845,155	165,194,226
Premises and equipment, net	9,352,690	9,232,316
Accrued interest receivable	1,320,274	1,217,675
Foreclosed real estate	1,682,765	1,599,277
Bank owned life insurance	6,942,301	6,711,274
Other assets	4,460,843	4,583,201
Total assets	$227,346,867	$228,459,520
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$56,590,600	$54,282,486
Savings, NOW and money market accounts	75,794,387	71,332,421
Time deposits of $100,000 and over	26,917,430	32,066,014
Other time deposits	29,671,989	32,109,241
Total deposits	188,974,406	189,790,162
Securities sold under agreements to repurchase	3,265,785	2,831,948
Federal funds purchased	875,000	412,000
Federal Home Loan Bank advances	5,409,658	6,402,332
Other borrowed funds	3,610,000	—
Junior subordinated debentures	5,155,000	5,155,000
Accrued interest payable	182,991	193,045
Dividends payable	331,791	—
Other liabilities	2,754,753	2,781,294
Total liabilities	210,559,384	207,565,781
Stockholders’ equity
Preferred stock
Series A	—	5,000,000
Series B	—	200,000
Common stock, $5 par value, 3,000,000 shares authorized and 1,658,956 and 1,570,025 shares issued in 2014 and 2013, respectively	8,294,780	7,850,125
Additional paid-in capital	6,248,350	6,201,261
Retained earnings	2,293,802	2,422,119
Accumulated other comprehensive income (loss)	(49,449)	(163,436)
Treasury stock, at cost, 47,410 shares in 2013	—	(616,330)
Total stockholders’ equity	16,787,483	20,893,739
Total liabilities and stockholders’ equity	$227,346,867	$228,459,520

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

Covenant Financial Corporation and Subsidiary
Years Ended December 31, 2014 and 2013

	2014	2013
Interest and dividend income
Loans, including fees	$8,839,403	$8,777,679
Investment securities
Taxable	378,912	346,531
Tax-exempt	234,681	336,176
Other	86,021	97,090
Total interest and dividend income	9,539,017	9,557,476
Interest expense
Deposits	670,738	815,638
Short-term borrowings	4,084	6,665
Federal Home Loan Bank advances	235,783	285,719
Junior subordinated debentures	142,996	145,104
Other borrowed funds	100,320	—
Total interest expense	1,153,921	1,253,126
Net interest income	8,385,096	8,304,350
Provision for loan losses	1,979,089	275,823
Net interest income after provision for loan losses	6,406,007	8,028,527
Noninterest income
Investment securities disposition losses	—	(9,648)
Service charges on deposit accounts	1,566,547	1,579,011
Other charges and fees	585,164	401,985
Bank owned life insurance	231,027	234,923
Losses on foreclosed real estate	(69,187)	(353,940)
	2,313,551	1,852,331
Noninterest expense
Salaries and employee benefits	5,122,928	5,127,842
Occupancy and equipment, net	1,306,216	1,309,540
Other	2,075,820	2,124,349
	8,504,964	8,561,731
Income before income tax credit	214,594	1,319,127
Income tax credit	(182,482)	(463,893)
Net income	$397,076	$1,783,020

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Covenant Financial Corporation and Subsidiary
Years Ended December 31, 2014 and 2013

	2014	2013
Net income	$397,076	$1,783,020
Other comprehensive income:
Available for sale securities for which an other-than-temporary impairment (OTTI) has been reflected in earnings:
Unrealized holding gains (losses) subsequent to initial OTTI recognition, net of taxes of $8,090 and $177,956, respectively	13,628	296,938
Reclassification adjustments
Investment securities disposition losses, net of taxes of $3,594 in 2013	—	6,054
Net change in OTTI securities	13,628	302,992
Other available for sale securities:
Unrealized holding gains (losses), net of taxes of $59,576 and $84,121, respectively	100,359	(141,705)
Other comprehensive income	113,987	161,287
Comprehensive income	$511,063	$1,944,307

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Covenant Financial Corporation and Subsidiary
Years Ended December 31, 2014 and 2013

	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2012	$5,000,000	$150,000	$7,850,125	$6,201,261	$961,599	$(324,723)	$(616,330)	$19,221,932
Net income	—	—	—	—	1,783,020	—	—	1,783,020
Other comprehensive income	—	—	—	—	—	161,287	—	161,287
Accretion of series B preferred stock	—	50,000	—	—	(50,000)	—	—	—
Dividends declared on preferred stock	—	—	—	—	(272,500)	—	—	(272,500)
Balance at December 31, 2013	5,000,000	200,000	7,850,125	6,201,261	2,422,119	(163,436)	(616,330)	20,893,739
Net income	—	—	—	—	397,076	—	—	397,076
Other comprehensive income	—	—	—	—	—	113,987	—	113,987
Accretion of series B preferred stock	—	50,000	—	—	(50,000)	—	—	—
Dividends declared on preferred stock	—	—	—	—	(90,076)	—	—	(90,076)
Dividends declared on common stock	—	—	—	—	(331,791)	—	—	(331,791)
Exercise of stock warrants	—	—	444,655	29,743	—	—	616,330	1,090,728
Redemption of preferred stock	(5,000,000)	(250,000)	—	53,526	(53,526)	—	—	(5,250,000)
Stock issuance and redemption costs	—	—	—	(36,180)	—	—	—	(36,180)
Balance at December 31, 2014	$—	$—	$8,294,780	$6,248,350	$2,293,802	$(49,449)	$—	$16,787,483

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Covenant Financial Corporation and Subsidiary
Years Ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities
Net income	$397,076	$1,783,020
Adjustments to reconcile net income to net cash provided by operating activities:
Premium amortization on investment securities	125,171	187,760
Discount accretion on investment securities	(3,487)	(4,411)
Federal Home Loan Bank stock dividends	(2,100)	(1,600)
Depreciation and amortization	413,188	423,931
Provision for loan losses	1,979,089	275,823
Increase in bank owned life insurance	(231,027)	(234,923)
Deferred income taxes	(331,131)	(463,893)
Investment securities disposition losses	—	9,648
Losses on foreclosed real estate	69,187	353,940
Gain on disposition of premises and equipment	—	(2,225)
Deferred compensation	242,734	226,546
Net change in:
Accrued interest receivable	(102,599)	97,116
Other assets	147,023	796,845
Accrued interest payable	(10,054)	(53,335)
Other liabilities	(269,275)	512,434
Net cash provided by operating activities	2,423,795	3,906,676
Cash flows from investing activities
Activity in held to maturity securities:
Maturities, prepayments and calls	1,747,701	4,100,719
Purchases	—	(372,002)
Activity in available for sale securities:
Sales	—	1,000,250
Maturities, prepayments and calls	10,160,767	9,369,219
Purchases	(4,128,922)	(6,676,454)
Redemption (purchase) of Federal Home Loan Bank stock, net	240,900	(97,400)
Net change in loans	(6,984,468)	(3,091,331)
Additions to premises and equipment	(533,562)	(222,436)
Proceeds from disposition of premises and equipment	—	16,650
Disposition of foreclosed real estate, net	1,201,775	393,262
Net cash provided by investing activities	1,704,191	4,420,477
Cash flows from financing activities
Net change in deposits	$(815,756)	$(10,310,752)
Net change in securities sold under agreements to repurchase	433,837	(1,778,972)
Net change in federal funds purchased	463,000	412,000
Repayment of Federal Home Loan Bank advances	(992,674)	(2,394,846)
Proceeds from other borrowed funds	3,800,000	—
Repayment of other borrowed funds	(190,000)	—
Dividends paid on preferred stock	(90,076)	(272,500)
Exercise of stock warrants	1,090,728	—
Redemption of preferred stock	(5,250,000)	—
Stock issuance and redemption costs	(36,180)	—
Net cash used for financing activities	(1,587,121)	(14,345,070)
Net change in cash and cash equivalents	2,540,865	(6,017,917)
Cash and cash equivalents at beginning of year	9,991,447	16,009,364
Cash and cash equivalents at end of year	$12,532,312	$9,991,447
Supplemental cash flow information:
Interest paid on deposits and borrowings	$1,163,975	$1,306,461
Change in unrealized securities gains (losses), net of taxes	113,987	161,287
Real estate acquired by foreclosure	1,354,450	2,072,827

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Covenant Financial Corporation (the Company), a one-bank holding company, and its wholly owned subsidiary, Covenant Bank (the Bank) are engaged in the business of banking and provide a full range of banking services to individual and corporate customers in North Mississippi.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the fair value of investment securities, including other-than-temporary impairment analysis, the determination of the allowance for loan losses, the valuation of foreclosed real estate, and the assessment of whether deferred taxes are more likely than not to be realized.

The fair value of investment securities is obtained by management from third party providers. These valuations are subject to fluctuations caused by current market conditions and other matters. It is reasonably possible that the fair value of investment securities could change materially in the near term.

In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future loss provisions may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and the valuation of foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses and the valuation of foreclosed real estate may change materially in the near term.

Management’s assessment as to the amount of deferred taxes more likely than not to be realized is based on future taxable income, which is subject to revision upon updated information.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash on hand, deposits with banks, and federal funds sold.

Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and stated at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Investments are evaluated for other-than-temporary impairment in accordance with GAAP. Investments are considered to be temporarily or other-than-temporarily impaired if their estimated fair value is less than amortized cost. Debt securities with an amortized cost basis greater than fair value are other-than-temporarily

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

impaired when (1) the Company intends to sell the debt security, (2) it is more likely than not that the Company will be required to sell the debt security before the recovery of the amortized cost basis, or (3) the Company does not expect to recover the entire amortized cost basis of the debt security (a credit loss). For all other-than-temporary impairment assessments, consideration is given to (1) length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, external credit ratings and recent downgrades, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

When it is determined that an investment is other-than-temporarily impaired, the amortized cost of equity securities and debt securities (that the Company intends to sell or will be required to sell) is written down to fair value, and the loss is included in other-than-temporary impairment loss in the consolidated statement of income. For available for sale debt securities the Company does not intend to sell or expect to be required to sell, the other-than-temporary impairment is divided into (1) credit loss, which is included in other-than-temporary impairment loss in the consolidated statement of income and (2) other factors loss, which is included as a separate component of accumulated other comprehensive income (loss). A credit loss is recognized when the present value of the expected cash flows to be collected is less than the amortized cost basis of the debt security. The investment’s cost basis is not adjusted for subsequent recoveries or temporary declines in fair value, which are included in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of available for sale securities are determined using the specific identification method.

Federal Home Loan Bank (FHLB) stock of $333,900 at December 31, 2014 and $572,700 at December 31, 2013, included in other assets, is carried at cost, which approximates fair value based on the redemption provisions of the FHLB.

Loans

Loans are stated at the principal amount outstanding, less an allowance for loan losses. Interest income is accrued on the unpaid principal balance.

Fees on loans and costs incurred in origination of loans are recognized at the time the loan is recorded. Because loan fees and costs are not significant, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with GAAP.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Generally, accrual of interest is discontinued on a loan past due 90 days or more unless the credit is well secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual status include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed. The interest on these loans is accounted for on the cash basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis generally by the fair value of collateral securing the loan. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

or at the fair value of collateral if repayment is expected solely from the collateral. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Allowance for Loan Losses

The allowance for loan losses reflects management’s judgment of probable loan losses inherent in the portfolio at the balance sheet date. Management uses a disciplined process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, the Company estimates the allowance needed for each segment of the portfolio, including loans analyzed individually and collectively. The allowance for loan losses consists of amounts applicable to the following loan portfolio segments: (1) commercial real estate, (2) residential real estate, (3) commercial, and (4) consumer and other. Management’s determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, volume, growth and composition of the portfolio, homogenous pools of loans, risk ratings of specific loans, historical loan loss factors, identified impaired loans and other factors. This evaluation is inherently subjective, as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on any impaired loans. Portions of the allowance may be allocated for specific loans; however, the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The Company’s allowance for loan losses consists of three elements: (1) specific valuation allowances established for probable losses on specific classified loans in each segment; (2) historical valuation allowances for each loan segment calculated based on historical loan loss experience for loans with similar characteristics and trends; and (3) general valuation allowances for loan segments determined based on environmental factors including quarterly trend assessments in delinquent and nonaccrual loans, credit concentrations, changes in lending personnel experience, changes in lending policies or procedures, prevailing economic conditions, and other qualitative risk factors both internal and external to the Company.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loans for each portfolio segment are charged against the allowance for loan losses when management believes that the collectability of principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Off-Balance-Sheet Credit-Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Premises and Equipment

Land is carried at cost. Other premises and equipment are stated at cost less accumulated depreciation and amortization computed principally using the straight-line method over the estimated useful lives of the assets. Costs of additions, replacements or improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Gains and losses realized on sale or disposition of assets are included in operations.

The Company reviews premises and equipment for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable or may be impaired. If the sum of the expected cash

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

flows, undiscounted and without interest is less than the carrying amount of an asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Foreclosed Real Estate

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less estimated disposal costs. Valuation allowances are established or the assets are written down when subsequent valuations are less than current carrying amounts. Revenue related to foreclosed real estate, consisting primarily of rental income, and changes in valuation allowances and write-downs are included as a component of other noninterest income. Expenses from operations and from holding these assets are included in other noninterest expense.

Investments in Affordable Housing Entities

The Company has limited liability investments in entities that operate qualified affordable housing projects to obtain tax credits under Internal Revenue Code Section 42. The Company utilizes the proportional amortization method to account for these investments. Under the proportional amortization method, the tax benefits and credits allocated, net of the amortization of the investment in these entities, are recognized in the consolidated statement of income as a reduction of income taxes. These investments are included in other assets in the consolidated balance sheet.

Bank Owned Life Insurance

Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is beneficiary of these policies and certain policies are also subject to split-dollar arrangements. In accordance with GAAP, these contracts are reported at their cash surrender value and changes in the cash surrender value are included in noninterest income. For the post-retirement benefit aspect of endorsement split dollar life insurance arrangements, GAAP requires the recognition of a liability during an insured employee’s years of service for the present value of the cost of post-retirement benefits.

Repurchase Agreements

Securities sold under agreements to repurchase are secured borrowings from customers, are treated as financing activities, and are carried at the amounts at which the securities will be subsequently reacquired as specified in the respective agreements.

Income Taxes

The Company and the Bank file consolidated income tax returns. Income taxes are allocated to the Company and the Bank based upon their respective income or loss of each.

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related to differences between the financial and income tax bases of assets and liabilities and operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for tax credits that are available to reduce future federal income taxes.

In the event the future tax consequences of differences between the financial reporting bases and the income tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided for the portion of the deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the likelihood of realizing the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company accounts for uncertain tax positions in accordance with GAAP. No amounts have been recognized in the consolidated financial statements. The Company would record interest expense and penalties related to uncertain tax positions as interest expense and other noninterest expense, respectively. Income tax returns for 2011 and subsequent years are subject to examination by taxing authorities.

Stock Compensation Plan

GAAP requires recognition of the cost of employee services received in exchange for awards of share-based compensation based on the grant-date fair value of the awards with the cost to be recognized over the vesting period.

Advertising Costs

Advertising and marketing costs are reported as expenses in the year incurred.

Comprehensive Income

Total comprehensive income represents the sum of net income and items of other comprehensive income that are reported directly in stockholders’ equity on an after tax basis, such as net unrealized holding gains and losses on securities available for sale. The Company has reported its total comprehensive income in the consolidated statement of comprehensive income.

Fair Value Measurements

The Company records certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Securities available for sale are carried at fair value on a recurring basis. Fair value measurements are also utilized to determine the initial value of certain assets and liabilities, to perform impairment assessments, and for disclosure purposes. The Company uses quoted market prices and observable inputs to the maximum extent possible when measuring fair value. In the absence of quoted market prices, various valuation techniques are utilized to measure fair value. When possible, observable market data for identical or similar assets and liabilities are used in the valuation. When market data is not available, fair value is determined using valuation models that incorporate management’s estimates of the assumptions a market participant would use in pricing the asset or liability.

Fair value measurements are classified within one of three levels based on the observability of the inputs used to determine fair value, as follows:

•	Level 1 valuations is based on quoted prices in active markets for identical assets or liabilities.
•	Level 2 valuations is based on observable inputs such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
•	Level 3 valuations is based on unobservable inputs that are supported by minimal or no market activity and that are significant to the fair value of the asset or liability. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques that incorporate management’s own estimates of assumptions that market participants would use in pricing the assets and liabilities, or valuations that require significant management judgment or estimation.

The availability of observable inputs varies from product to product and is affected by a variety of factors, including the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent valuation is based on models or inputs that are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for assets and liabilities categorized in Level 3.

Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The update did not change the current requirements for reporting net income or other comprehensive income in financial statements. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The amendments in the update were effective for nonpublic entities for reporting periods beginning after December 15, 2013. In compliance with this update, the information required has been included in the Consolidated Statement of Comprehensive Income and Note 15.

In January 2014, the FASB issued ASU No. 2014-1, Investments — Equity Method and Joint Ventures (Topic 323) — Accounting for Investments in Qualified Affordable Housing Projects. This update amends existing guidance to eliminate the effective yield election and to permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credit and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this standard should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method before the date of this update may continue to apply it for preexisting investments. Amendments in this update are effective for annual periods reporting periods beginning after December 15, 2014. Early adoption is permitted. The Company elected to early adopt this update, effective January 1, 2014 and to apply the proportional amortization method to these investments. Retrospective application of the update would not result in a material change to the prior-periods. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

Subsequent Events

Management has reviewed events occurring through July 24, 2015, the date the consolidated financial statements were available to be issued.

Reclassifications

Certain 2013 amounts have been reclassified to conform to the 2014 financial reporting presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

2. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities, with gross unrealized gains and losses, follows:

	Held To Maturity
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2014
States and political subdivisions	$5,655,913	$67,376	$7,854	$5,715,435
December 31, 2013
States and political subdivisions	$7,413,068	$89,105	$63,654	$7,438,519

	Available For Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2014
U.S. Government agencies and corporations	$2,918,920	$29,862	$13,196	$2,935,586
States and political subdivisions	4,613,030	95,962	5,380	4,703,612
Residential mortgage-backed securities	4,794,536	136,104	2,560	4,928,080
Pooled trust preferred securities	2,703,170	11,615	337,088	2,377,697
Corporate debt securities	1,005,430	8,456	—	1,013,886
Mutual funds	597,371	—	1,618	595,753
	$16,632,457	$281,999	$359,842	$16,554,614

	Available For Sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2013
U.S. Government agencies and corporations	$5,274,560	$16,871	$30,972	$5,260,459
States and political subdivisions	7,303,271	57,927	5,756	7,355,442
Residential mortgage-backed securities	5,878,944	116,004	18,497	5,976,451
Pooled trust preferred securities	2,705,659	25,459	439,310	2,291,808
Corporate debt securities	1,016,727	20,396	—	1,037,123
Mutual funds	597,371	—	1,618	595,753
	$22,776,532	$236,657	$496,153	$22,517,036

The amortized cost and fair values of debt securities by contractual maturity at December 31, 2014 are presented below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Residential mortgage-backed securities are shown separate since they are not due at a single maturity date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

2. INVESTMENT SECURITIES  – (continued)

	Held to Maturity		Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$584,023	$587,149	$3,558,102	$3,579,209
Due in one to five years	2,768,899	2,811,303	2,672,861	2,688,752
Due in five to ten years	2,302,991	2,316,983	1,806,416	1,844,711
Due after ten years	—	—	3,203,171	2,918,109
	5,655,913	5,715,435	11,240,550	11,030,781
Residential mortgage-backed securities	—	—	4,794,536	4,928,080
	$5,655,913	$5,715,435	$16,035,086	$15,958,861

Proceeds from sales of securities available for sale, and gross realized gains and losses on such sales were as follows:

	2014	2013
Proceeds from sales	$—	$1,000,250
Gross realized gains	$—	$—
Gross realized losses	—	(9,648)
Net realized gains (losses)	$—	$(9,648)

Investment securities with aggregate carrying value of $5,178,000 and $7,709,000 at December 31, 2014 and 2013, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Information pertaining to securities with gross unrealized losses at December 31, 2014 and 2013 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Held To Maturity
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2014
States and political subdivisions	$—	$—	$7,854	$527,146
December 31, 2013
States and political subdivisions	$23,058	$1,760,295	$40,596	$494,404

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

2. INVESTMENT SECURITIES  – (continued)

	Available For Sale
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2014
U.S. Government agencies and corporations	$—	$—	$13,196	$710,948
States and political subdivisions	5,380	494,620	—	—
Residential mortgage-backed securities	2,560	69,575	—	—
Pooled trust preferred securities	15,360	139,308	321,728	2,121,516
Corporate debt securities	—	—	—
Mutual funds	—	—	1,618	595,753
	$23,300	$703,503	$336,542	$3,428,217
December 31, 2013
U.S. Government agencies and corporations	$30,972	$1,706,610	$—	$—
States and political subdivisions	5,607	830,487	149	554,118
Residential mortgage-backed securities	18,497	1,600,873	—	—
Pooled trust preferred securities	—	—	439,310	2,006,790
Corporate debt securities	—	—	—	—
Mutual funds	—	—	1,618	595,753
	$55,076	$4,137,970	$441,077	$3,156,661

The fair value of securities varies from period to period due to changes in interest rates and changes in credit performance of the underlying issuer, among other factors. A summary of the cumulative credit related other-than-temporary impairment losses previously recognized in the consolidated statement of income for five trust preferred debt securities still held by the Company at December 31, 2014 and 2013 follows:

	2014	2013
Balance at beginning of year	$1,449,742	$1,449,742
Credit losses for which an other-than-temporary impairment was not previously recognized	—	—
Additional credit losses for which other-than-temporary impairment was previously recognized	—	—
Balance at end of year	$1,449,742	$1,449,742

During 2013, the Company sold 136,843 shares of a mutual fund with a carrying value of $1,009,898 where the Bank had previously recognized an other-than-temporary investment loss of $351,627. An additional loss of $9,648 was recognized in the 2013 consolidated statement of income as a result of the sale.

The declines in value displayed above are generally attributable to changes in market interest rates and the effects of a downturn in economic activity. Based on management’s review of investment securities for impairment, the Company has concluded that the unrealized losses on investment securities as displayed above do not represent additional other-than temporary impairments as of December 31, 2014.

Four of the seven pooled trust preferred securities owned at December 31, 2014 were on nonaccrual status. As of December 31, 2014, these four pooled trust preferred securities had an amortized cost and fair value of $1,229,198 and $1,078,403, respectively. During 2014 and 2013, the Bank recorded interest income on a cash basis of approximately $2,500 and $10,000, respectively, related to the four pooled trust preferred securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

3. LOANS

Loans outstanding at December 31, 2014 and 2013 by major portfolio segment are as follows:

	2014	2013
Commercial real estate
Construction and development	$9,598,843	$8,821,176
Farmland	13,072,515	10,658,281
Nonresidential, owner and nonowner occupied	49,364,641	54,134,600
Residential real estate
1-4 family residential	38,820,794	40,992,270
Multi-family	3,232,716	981,243
Commercial
Agricultural production	9,813,101	8,104,966
Commercial and industrial	39,226,864	35,033,055
Consumer and other	8,095,588	8,927,691
	171,225,062	167,653,282
Less allowance for loan losses	2,379,907	2,459,056
Loans, net	$168,845,155	$165,194,226

For purposes of the disclosures required pursuant to accounting standards, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. There are four loan portfolio segments that include commercial real estate, residential real estate, commercial, and consumer and other. Commercial real estate has three classes including construction and development, farmland, and owner and nonowner-occupied real estate. Residential real estate loans are generally secured by 1-4 family residential properties with first and junior liens and multi-family properties. Commercial loans include loans extended for commercial and industrial purposes that are not secured by real estate, and agricultural production loans. Loans in the consumer and other segment are generally secured by automobiles or other collateral.

The Company evaluates the credit risk of each customer on an individual basis and when deemed appropriate, collateral is obtained. Collateral varies by individual loan customer, but may include accounts receivable, inventory, real estate, equipment, deposits, agricultural crops and livestock, personal guarantees and general security agreements. Access to collateral is dependent upon the type of collateral obtained. On a regular basis, the Company monitors its collateral position relative to the loan balance outstanding and takes the appropriate action, as necessary.

The Company primarily grants commercial, residential and consumer loans to customers in Coahoma, DeSoto, Tunica, Panola and contiguous counties, all of which are affected by the general economic conditions of the area. Although the Company reviews the diversification of the loan portfolio on a regular basis to avoid concentrations of credit risk, the overall quality of the loan portfolio and the borrowers’ ability to repay the loans are, to some extent, affected by the health of the local economy taken as a whole. At December 31, 2014 and 2013, a substantial portion of the loan portfolio was collateralized by improved and unimproved real estate which is dependent upon the real estate market.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

3. LOANS  – (continued)

The following tables set forth, as of and for the years ended December 31, 2014 and 2013, the activity in the allowance for loan losses by portfolio segment, disaggregated by impairment methodology, and the loan amounts evaluated for impairment collectively and individually. The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

	December 31, 2014
	Commercial Real Estate	Residential Real Estate	Commercial	Consumer and Other	Unallocated	Total
December 31, 2013	$1,217,872	$703,280	$394,261	$143,643	$—	$2,459,056
Provision for loan losses	(494,036)	357,503	1,874,891	240,731	—	1,979,089
Loans charged-off	—	(489,677)	(1,575,349)	(410,826)	—	(2,475,852)
Recoveries	25,136	141,981	16,711	233,786	—	417,614
December 31, 2014	$748,972	$713,087	$710,514	$207,334	$—	$2,379,907
Ending allowance:
Individually evaluated for impairment	$—	$4,653	$281,876	$6,650	$—	$293,179
Collectively evaluated for impairment	748,972	708,434	428,638	200,684	—	2,086,728
Total allowance	$748,972	$713,087	$710,514	$207,334	$—	$2,379,907
Loans:
Individually evaluated for impairment	$1,542,063	$1,426,033	$914,149	$20,555	$—	$3,902,800
Collectively evaluated for impairment	70,493,936	40,627,477	48,125,816	8,075,033	—	167,322,262
Total loans	$72,035,999	$42,053,510	$49,039,965	$8,095,588	$—	$171,225,062

	December 31, 2013
	Commercial Real Estate	Residential Real Estate	Commercial	Consumer and Other	Unallocated	Total
December 31, 2012	$1,166,626	$500,658	$431,068	$196,113	$—	$2,294,465
Provision for loan losses	47,597	227,602	(44,821)	45,445	—	275,823
Loans charged-off	(2,392)	(37,084)	(7,142)	(325,011)	—	(371,629)
Recoveries	6,041	12,104	15,156	227,096	—	260,397
December 31, 2013	$1,217,872	$703,280	$394,261	$143,643	$—	$2,459,056
Ending allowance:
Individually evaluated for impairment	$—	$268,511	$—	$4,623	$—	$273,134
Collectively evaluated for impairment	1,217,872	434,769	394,261	139,020	—	2,185,922
Total allowance	$1,217,872	$703,280	$394,261	$143,643	$—	$2,459,056
Loans:
Individually evaluated for impairment	$1,820,822	$3,670,698	$406,549	$26,707	$—	$5,924,776
Collectively evaluated for impairment	71,793,235	38,302,815	42,731,472	8,900,984	—	161,728,506
Total loans	$73,614,057	$41,973,513	$43,138,021	$8,927,691	$—	$167,653,282

A loan is considered impaired, in accordance with the impairment accounting guidance, when based on current information and events, it is probable that the Bank will be unable to collect all amounts due from the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

3. LOANS  – (continued)

borrower in accordance with the contractual terms of the loan. Impaired loans include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness or principal, forbearance or other actions intended to maximize collection.

The following is a summary of information pertaining to impaired loans as of and for the year ended December 31, 2014 and 2013:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
December 31, 2014
Impaired loans with no related allowance:
Commercial real estate
Construction and development	$876,928	$876,928	$—
Nonresidential, owner and nonowner occupied	665,135	694,891	—
Residential real estate
1-4 family residential	1,389,481	1,809,235	—
Commercial
Commercial and industrial	529,072	529,072	—
Consumer and other	13,905	13,905	—
Total impaired loans with no related allowance	3,474,521	3,924,031	—
Impaired loans with related allowance:
Commercial real estate	—	—	—
Residential real estate
1-4 family residential	36,552	36,552	4,653
Commercial
Commercial and industrial	385,077	389,099	281,876
Consumer and other	6,650	6,650	6,650
Total impaired loans with related allowance	428,279	432,301	293,179
Total impaired loans	$3,902,800	$4,356,332	$293,179
Average investment in impaired loans for the year	$4,413,468

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

3. LOANS  – (continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance
December 31, 2013
Impaired loans with no related allowance:
Commercial real estate
Construction and development	$983,661	$983,661	$—
Farmland	551,712	776,493	—
Nonresidential, owner and nonowner occupied	285,449	315,205	—
Residential real estate
1-4 family residential	1,602,645	2,188,550	—
Commercial
Commercial and industrial	406,549	406,549	—
Consumer and other	22,084	22,084	—
Total impaired loans with no related allowance	3,852,100	4,692,542	—
Impaired loans with related allowance:
Commercial real estate	—	—	—
Residential real estate
1-4 family residential	2,068,053	2,068,053	268,511
Commercial	—	—	—
Consumer and other	4,623	4,623	4,623
Total impaired loans with related allowance	2,072,676	2,072,676	273,134
Total impaired loans	$5,924,776	$6,765,218	$273,134
Average investment in impaired loans for the year	$6,222,002

As of December 31, 2014 and 2013, the Company had impaired loans of $2,461,000 and $4,616,000, respectively, included above that were on nonaccrual status. All nonaccrual loans as of December 31, 2014 and 2013 were considered impaired. Interest income that would have been earned if nonaccrual loans had performed in accordance with their original terms was approximately $219,000 for 2014 and $224,000 for 2013. There were no material commitments to lend additional funds in connection with impaired or nonaccrual loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

3. LOANS  – (continued)

The following summarizes the Bank’s loan modifications that were considered troubled debt restructurings for the years ended December 31, 2014 and 2013:

	Number of Modifications	Recorded Investment Prior to Modification	Recorded Investment After Modification
December 31, 2014
Commercial real estate
Construction and development	1	$23,324	$23,324
Nonresidential, owner and nonowner occupied	1	628,770	628,770
Residential real estate
1-4 family residential	1	36,552	36,552
Commercial
Agricultural production	1	485,815	485,815
Commercial and industrial	1	271,056	271,056
Consumer and other	—	—	—
	5	$1,445,517	$1,445,517
December 31, 2013
Commercial real estate	—	$—	$—
Residential real estate
1-4 family residential	2	664,961	664,961
Commercial	—	—	—
Consumer and other	—	—	—
	2	$664,961	$664,961

A construction and development loan of $23,324, which was modified as a troubled debt restructuring during 2014, was past due as of December 31, 2014. There were no loans modified as troubled debt restructurings in 2013 that subsequently defaulted through December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

3. LOANS  – (continued)

The following tables present the aging of the recorded investment in past due loans as of December 31, 2014 and 2013 by class of loans:

	30 – 89 Days Past Due	90 Days Past Due and Accruing	Nonaccrual	Total Past Due and Nonaccrual	Current	Total Loans
December 31, 2014
Commercial real estate
Construction and development	$26,981	$—	$876,928	$903,909	$8,694,934	$9,598,843
Farmland	—	—	—	—	13,072,515	13,072,515
Nonresidential, owner and nonowner occupied	1,249,900	—	36,365	1,286,265	48,078,376	49,364,641
Residential real estate
1-4 family residential	766,061	—	1,193,076	1,959,137	36,861,657	38,820,794
Multi-family	—	—	—	—	3,232,716	3,232,716
Commercial
Agricultural production	717,606	—	—	717,606	9,095,495	9,813,101
Commercial and industrial	122,231	—	352,716	474,947	38,751,917	39,226,864
Consumer and other	104,072	—	1,827	105,899	7,989,689	8,095,588
	$2,986,851	$—	$2,460,912	$5,447,763	$165,777,299	$171,225,062
December 31, 2013
Commercial real estate
Construction and development	$34,989	$—	$983,661	$1,018,650	$7,802,526	$8,821,176
Farmland	—	—	551,712	551,712	10,106,569	10,658,281
Nonresidential, owner and nonowner occupied	365,653	—	285,449	651,102	53,483,498	54,134,600
Residential real estate
1-4 family residential	585,398	—	2,381,935	2,967,333	38,024,937	40,992,270
Multi-family	250	—	—	250	980,993	981,243
Commercial
Agricultural production	13,307	—	—	13,307	8,091,659	8,104,966
Commercial and industrial	566,539	—	406,549	973,088	34,059,967	35,033,055
Consumer and other	133,314	—	6,369	139,683	8,788,008	8,927,691
	$1,699,450	$—	$4,615,675	$6,315,125	$161,338,157	$167,653,282

Internal risk-rating grades are assigned to each loan by lending or credit administration, based on an analysis of the financial and collateral strength and other credit attributes underlying each loan. Management analyzes the resulting ratings, as well as other external statistics and factors, such as delinquency, to track the migration performance of the portfolio balances. Loan grades range between 1 and 8, with 1 being loans with the least credit risk. Loans with the “Pass” grade (those with risk ratings from 1 to 4) generally have a lower risk of loss and therefore a lower risk factor. The “Marginal” grade (risk rating 5) is used for loans with above average risk and potential weaknesses, which may, if not corrected could cause future impairment. The “Substandard” grade (risk rating 6) is for loans with well-defined weaknesses that could jeopardize the repayment of debt. Repayment may be dependent on collateral liquidation or other sources. Loans classified as “Doubtful” (risk rating 7) will have all the weaknesses inherent in those classified as substandard with the added characteristic that payment in full or liquidation is highly questionable and improbable. Loans classified as “Loss” (risk rating 8) are considered uncollectible and of little value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

3. LOANS  – (continued)

The following tables present the Company’s loan portfolio by risk-rating grades at December 31, 2014 and 2013:

	Pass (1-4)	Marginal (5)	Substandard (6)	Doubtful (7)	Loss (8)	Total
December 31, 2014
Commercial real estate
Construction and development	$8,721,915	$—	$876,928	$—	$—	$9,598,843
Farmland	13,072,515	—	—	—	—	13,072,515
Nonresidential, owner and nonowner occupied	46,475,867	—	2,888,774	—	—	49,364,641
Residential real estate
1-4 family residential	36,961,919	—	1,858,875	—	—	38,820,794
Multi-family	3,232,716	—	—	—	—	3,232,716
Commercial
Agricultural production	9,683,564	—	129,537	—	—	9,813,101
Commercial and industrial	38,278,144	—	948,720	—	—	39,226,864
Consumer and other	8,087,164	—	8,424	—	—	8,095,588
	$164,513,804	$—	$6,711,258	$—	$—	$171,225,062
December 31, 2013
Commercial real estate
Construction and development	$7,837,515	$—	$983,661	$—	$—	$8,821,176
Farmland	10,106,569	—	551,712	—	—	10,658,281
Nonresidential, owner and nonowner occupied	52,319,225	—	1,815,375	—	—	54,134,600
Residential real estate
1-4 family residential	37,234,211	—	3,758,059	—	—	40,992,270
Multi-family	981,243	—	—	—	—	981,243
Commercial
Agricultural production	7,960,532	—	144,434	—	—	8,104,966
Commercial and industrial	34,621,821	—	411,234	—	—	35,033,055
Consumer and other	8,873,911	—	50,924	2,856	—	8,927,691
	$159,935,027	$—	$7,715,399	$2,856	$—	$167,653,282

Direct and indirect loans, including undisbursed loan commitments, to executive officers and directors of the Bank, and their related interests, totaled approximately $17,664,000 at December 31, 2014 and $10,688,000 at December 31, 2013. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated borrowers and do not involve more than normal risk of collectability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

4. PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

	2014	2013
Land	$2,500,776	$2,500,776
Buildings and improvements	8,386,913	8,178,967
Equipment, furniture and fixtures	3,114,941	2,870,684
Total cost	14,002,630	13,550,427
Less accumulated depreciation and amortization	4,649,940	4,318,111
	$9,352,690	$9,232,316

5. INVESTMENTS IN AFFORDABLE HOUSING ENTITIES

In July 2007, the Bank entered into an agreement to provide equity capital for the construction of apartments in Senatobia, Mississippi, in order to receive low income housing tax credits. The Bank made net capital contributions of $1,011,560 and will utilize tax credits over a ten-year period. The Bank’s investment ($236,440 at December 31, 2014) is reflected in other assets in the accompanying consolidated balance sheet and is amortized over the life of the tax credits. The Bank recognized tax credits of $110,916 in 2014 and in 2013. Anticipated future tax credits over the remaining life total approximately $333,000.

In July 2008, the Bank entered into an agreement to provide equity capital for the construction of an assisted living facility in Senatobia, Mississippi, in order to receive low income housing tax credits. The Bank made net capital contributions of $877,033 and will utilize tax credits over a ten-year period. The Bank’s investment ($419,023 at December 31, 2014) is reflected in other assets in the accompanying consolidated balance sheet and is amortized over the life of the tax credits. The Bank recognized tax credits of $92,205 in 2014 and in 2013. Anticipated future tax credits over the remaining life total approximately $553,000.

In addition to tax credits, the Bank recognized other tax benefits and amortization of $55,373 and $148,649, respectively, in 2014.

6. DEPOSITS

At December 31, 2014 and 2013, total state and political subdivision deposits were $1,938,000 and $1,881,000, respectively. Brokered deposits totaled $5,597,000 and $7,739,000 at December 31, 2014 and 2013, respectively.

At December 31, 2014, scheduled maturities of certificates of deposit are as follows:

2015	$43,004,737
2016	5,106,430
2017	3,909,283
2018	3,116,275
2019	1,452,694
$56,589,419

7. BORROWINGS

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date, totaled $3,265,785 and $2,831,948 at December 31, 2014 and 2013, respectively. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The fair value of the underlying securities at December 31, 2014 and 2013 was approximately

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

7. BORROWINGS  – (continued)

$4,973,000 and $7,342,000, respectively. Interest expense on securities sold under agreements to repurchase totaled $3,712 and $4,810 for 2014 and 2013, respectively.

FHLB Advances

The Bank has a credit facility with the FHLB of $53,900,000 at December 31, 2014. Outstanding advances totaled $5,409,658 at December 31, 2014 and $6,402,332 at December 31, 2013. The advances bear interest at rates ranging from 2.72% to 5.08% at December 31, 2014 (2.72% to 5.13% at December 31, 2013) and are payable either in monthly installments of principal and interest or interest only. The advances are secured by certain qualifying collateral pursuant to a Blanket Agreement for Advances and Security Agreement (Security Agreement). The qualifying collateral consists of the Company’s investment in FHLB common stock and a blanket pledge of certain loans from the following loan types: 1-4 family residential, multifamily, small business, agricultural, construction, and loans secured by farmland. The Security Agreement provides that the aggregate amount of qualifying collateral shall be maintained at a level that equals or exceeds 150% of the FHLB advance outstanding. Loans pledged as collateral totaled approximately $53,859,000 and $50,030,000 at December 31, 2014 and 2013, respectively.

Principal payments on FHLB advances are due as follows:

2015	$1,562,747
2016	982,672
2017	465,421
2018	448,359
2019	1,700,360
Thereafter	250,099

Junior Subordinated Debentures

During 2004, Covenant Statutory Trust I (a non-consolidated subsidiary) issued $5,000,000 in Floating Rate Capital Securities (Trust Securities) in a private placement transaction, which represents undivided preferred interests in the assets of the Trust. In connection with the issuance of the Trust Securities and $155,000 in common securities of the Trust, the Trust purchased Floating Rate Junior Subordinated Deferrable Interest Debentures (Debentures) in the amount of $5,155,000 from the Company. The structure of these transactions enabled the Company to obtain additional Tier 1 capital for regulatory reporting purposes while permitting the Company to deduct the interest payments for tax purposes.

Interest payments on the Debentures are payable quarterly at a floating rate equal to 3-month LIBOR plus 2.50% (2.733% and 2.745% at December 31, 2014 and 2013, respectively). The Company has the right, at any time, so long as no event of default has occurred, to defer payments of interest on the Debentures for a period not to exceed 20 consecutive quarters. During any deferral period or during any period of default, the Company may not declare or pay any dividends on its common stock.

The Trust Securities mature on September 20, 2034, and are redeemable at the Company’s option beginning five years from issuance. The Company has fully and unconditionally guaranteed payments of amounts due under the Trust Securities on a subordinated basis.

Lines of Credit

The Company has federal funds line of credit agreements with correspondent banks. The maximum borrowings available under the lines total $12,100,000. The lines support short-term liquidity and generally can be used for one to fourteen consecutive business days. There were borrowings outstanding of $875,000 and $412,000 as of December 31, 2014 and 2013, respectively.

In addition, the Company has a Borrower-in-Custody agreement with the Federal Reserve in which the Company can borrow up to approximately 75% of consumer loans pledged. At December 31, 2014, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

7. BORROWINGS  – (continued)

available borrowings under this agreement were approximately $4,130,000. There were no borrowings outstanding as of December 31, 2014 and 2013.

On February 24, 2014, the Company executed a $3,800,000 revolving line of credit agreement with a correspondent bank for the purpose of repurchasing Series A and Series B preferred stock (See Note 8). Interest was payable on the line of credit at the prime rate with a floor of 4%. The loan was secured by the stock of the Bank owned by the Company. On May 27, 2014, the line of credit matured and the Company refinanced the $3,800,000 outstanding balance on the line of credit with a term note from the same bank. The term note matures in 2024, and requires quarterly principal and interest payments, and is secured by the stock of the Bank owned by the Company. The term note bears interest at the prime rate with a floor of 4%. The term note agreement contains certain affirmative and negative covenants including, but not limited to, the conduct of the Company’s business, financial reporting, change in control, as well as maintenance of equity capital leverage ratio of the Bank of at least 8%, non-performing loans (as defined) to total loans ratio of the Bank not to exceed 5%, non-performing assets (as defined) to primary capital ratio of the Bank not to exceed 50%, and Bank dividends not to exceed 100% of net income unless specifically to service the term note. At December 31, 2014, the Company was in compliance with all of the loan covenants.

Principal payments on the term note are due as follows:

2015	$380,000
2016	380,000
2017	380,000
2018	380,000
2019	380,000
Thereafter	1,710,000

8. STOCKHOLDERS’ EQUITY

Preferred Stock

In May 2009, the Company’s stockholders approved an amendment to the articles of incorporation authorizing (1) the issuance of up to 1,500,000 shares of preferred stock with a par value of $5.00 and (2) an additional 350,000 shares of common stock from 1,150,000 shares to 1,500,000 shares. This was done in anticipation of receiving an infusion of capital from the United States Treasury’s (Treasury) Capital Purchase Program (CPP).

In June 2009, the Company issued and sold to the Treasury 5,000 shares of fixed rate cumulative perpetual preferred stock, series A (Series A) and warrants, which were immediately exercised for $.01 per share for 250 shares of fixed rate cumulative perpetual preferred stock, series B (Series B), for $5,000,000. The Series A and Series B preferred stock had a liquidation value of $1,000 per share. The Series A preferred stock paid cumulative dividends quarterly at a rate of 5% per year until the fifth anniversary of the date of issuance and thereafter at a rate of 9% per year. The Series B preferred stock paid cumulative dividends quarterly at a rate of 9% per year.

The Series A and Series B preferred stock were both non-voting shares. The preferred stock could not be redeemed for three years from the issuance date, except as provided by terms of the CPP, after which the preferred stock could be redeemed at the Company’s option. Under the CPP, the Company had certain restrictions related to paying dividends on common stock, repurchasing outstanding common stock, and providing certain executive compensation benefits.

On April 30, 2014, the Company redeemed from the Treasury all of the outstanding Series A and Series B preferred stock in the amounts of $5,000,000 and $250,000, respectively, and paid dividends of $56,771 on Series A and Series B preferred stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

8. STOCKHOLDERS’ EQUITY  – (continued)

Common Stock

In February 2011, the Company’s stockholders approved an amendment to the articles of incorporation increasing authorized common stock from 1,500,000 shares to 3,000,000 shares in anticipation of a private placement offering (Offering) of the Company’s common stock. In accordance with the Offering, the Company sold 444,975 investment units at $6.50 per unit during 2011 for $2,892,338. Each investment unit consisted of one $5 par value common share of Company stock and a warrant to purchase an additional share of common stock at $8.00 per share. At December 31, 2013, there were 444,975 warrants outstanding related to the Offering.

The warrant exercise period expired during 2014 and the Company issued 136,341 shares of common stock as a result of the exercise of 136,341 warrants at an exercise price of $8 per share. Total proceeds from the issuance of common stock were $1,090,728.

9. INCOME TAX CREDIT

Income tax credit consists of the following:

	2014	2013
Current
Federal	$148,649	$—
State	—	—
	148,649	—
Deferred
Federal	(236,387)	41,942
State	(20,644)	19,165
Change in valuation allowance	(74,100)	(525,000)
	(331,131)	(463,893)
	$(182,482)	$(463,893)

The reasons for the difference between income taxes on income before income taxes and the amount computed by applying the statutory federal income tax rate of 34% relate to tax-exempt interest income, life insurance income, state income tax, certain nondeductible expenses, low income housing tax credits and amortization, and a valuation allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

9. INCOME TAX CREDIT  – (continued)

Deferred income taxes, included in other assets, are as follows:

	2014	2013
Deferred tax assets:
Allowance for loan losses	$329,239	$438,726
Deferred compensation	724,964	667,296
Alternative minimum tax credit	242,377	239,000
Low income housing tax credit	817,818	619,000
Net operating loss carryforwards	887,234	621,000
Other-than-temporary impairment on investment securities	453,489	453,489
Other	335,135	483,784
Net unrealized securities losses	28,394	96,060
	3,818,650	3,618,355
Deferred tax liabilities:
Premises and equipment	(395,354)	(396,007)
Deferred income	(182,221)	(170,638)
	(577,575)	(566,645)
Valuation allowance	(178,500)	(252,600)
Net deferred tax asset	$3,062,575	$2,799,110

At December 31, 2014, the Company has federal and state net operating loss carryforwards of approximately $2,132,000 and $4,939,000, respectively, that will expire through 2034, if not utilized. The Company has available an alternative minimum tax credit carryforward of $242,000 which may be used indefinitely to reduce future federal income taxes. In addition, the Company has available low income housing tax credit carryforwards of $818,000 that will expire through 2034, if not utilized.

10. RETIREMENT PLAN

The Company sponsors a qualified 401(k) profit sharing plan that allows eligible employees to defer a portion of their salary. The plan provides for the Bank to make annual discretionary contributions to the plan. The Company contributed $86,429 and $75,117 to the plan in 2014 and 2013, respectively.

11. EXECUTIVE COMPENSATION

The Company has entered into deferred compensation arrangements with certain executive officers, which provide for cash payments to be made upon retirement, death or disability. In connection with the arrangements, the Company has purchased insurance policies on the officers. The aggregate cash value of the policies at December 31, 2014 and 2013 was $6,942,301 and $6,711,274, respectively. Included in other liabilities at December 31, 2014 and 2013 is accrued deferred compensation of $1,639,955 and $1,397,221, respectively.

The Company maintains a Long Term Incentive Plan (the Plan) to provide senior management the opportunity to earn cash incentive awards depending on the Company’s financial performance. For each year that the Company’s net income exceeds a minimum return on beginning equity threshold, a percentage of net income above the established minimum amount is accrued for incentives under the Plan and allocated to participants in the Plan. Payment of accumulated awards will be made over a multi-year period beginning in 2011. There are no vesting rights to receive payments but rather a participant must be employed by the Company through the end of the year prior to disbursement, except in the event of death, disability, and change in control or certain instances of termination. Included in other liabilities at December 31, 2014 and 2013 is accrued long

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

11. EXECUTIVE COMPENSATION  – (continued)

term incentive of $306,257 and $394,177, respectively. Compensation expense of $(1,578) and $158,088, respectively, was recognized in 2014 and 2013 related to the Plan. Payments to plan participants were $86,342 in 2014 and $67,446 in 2013.

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments, credit lines, overdraft protection and standby and commercial letters of credit. These instruments involve, to varying degrees, elements of credit risk, interest rate risk and liquidity risk, which are not recognized in the consolidated balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies and procedures in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 2014 and 2013 are as follows:

	2014	2013
Commitments to extend credit	$21,326,000	$18,058,000
Letters of credit	778,000	665,000

Since many commitments to extend credit expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained under exercise of the commitment is determined using management’s credit evaluation of the borrower, and may include property, land, business assets, and other items. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers.

13. COMMITMENTS AND CONTINGENT LIABILITIES

Lease

The Bank entered into a lease agreement in 2008 for a branch location in Clarksdale, Mississippi. The lease expired in November 2013, and the Bank exercised the option to renew the lease for one additional five year term which expires in November 2018. Rent expense was $45,000 for 2014 and 2013. Future minimum lease payments at December 31, 2014 are $176,250 ($45,000 annually for 2015 through 2017 and $41,250 for 2018).

Other

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company’s consolidated financial position.

14. RESTRICTIONS ON DIVIDENDS

The ability of the Company to pay dividends is limited by the amount of dividends it receives from the Bank (see notes 7 and 8 regarding restrictions on dividend payments). Banking laws and regulations limit the payment of dividends by the Company without prior regulatory approval. The Bank’s primary federal regulator, Federal Deposit Insurance Corporation (FDIC), imposes no restriction on the amount of dividends state chartered banks may pay. However, both federal and state banking laws and regulations require maintenance of minimum capital levels.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

14. RESTRICTIONS ON DIVIDENDS  – (continued)

Other considerations may affect management’s decision regarding the declaration and payment of dividends. In 2014 and 2013, the Bank paid dividends to the Company of $204,000 and $1,617,926, respectively.

15. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The changes in accumulated other comprehensive income (loss), net of tax, by component and reclassifications out of accumulated other comprehensive income (loss) during the year ended December 31, 2014 are as follows:

	Unrealized Gains (Losses) on OTTI Securities	Unrealized Gains (Losses) on Available for Sale Securities	Total
Balance at December 31, 2013	$(154,232)	$(9,204)	$(163,436)
Other comprehensive income (loss) before reclassifications	13,628	100,359	113,987
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—
Net current-period other comprehensive income (loss)	13,628	100,359	113,987
Balance at December 31, 2014	$(140,604)	$91,155	$(49,449)

There were no reclassifications out of accumulated other comprehensive income (loss) for the year ended December 31, 2014.

The change in accumulated other comprehensive income (loss), net of tax, by component and reclassifications out of accumulated other comprehensive income (loss) during the year ended December 31, 2013 are as follows:

	Unrealized Gains (Losses) on OTTI Securities	Unrealized Gains (Losses) on Available for Sale Securities	Total
Balance at December 31, 2012	$(457,224)	$132,501	$(324,723)
Other comprehensive income (loss) before reclassifications	296,938	(141,705)	155,233
Amounts reclassified from accumulated other comprehensive income (loss)	6,054	—	6,054
Net current-period other comprehensive income (loss)	302,992	(141,705)	161,287
Balance at December 31, 2013	$(154,232)	$(9,204)	$(163,436)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

15. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)  – (continued)

The following table presents reclassifications out of accumulated other comprehensive income (loss) for the year ended December 31, 2013:

Accumulated Other Comprehensive Income (Loss) Component Details	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected Line Items in the Consolidated Statement of Income
Unrealized gains (losses) on OTTI securities:
	$(9,648)	Investment securities disposition loss
	3,594	Income tax credit
Total reclassifications for the year	$(6,054)	Net of tax

16. MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines must be met that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2014 and 2013, that the Company and Bank meet all capital adequacy requirements to which they are subject. In July 2013, the federal banking agencies adopted rules that will, on January 1, 2015, implement the Basel III risk-weighted framework and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act in place of the existing risk-based capital rules and Basel framework that currently apply to the Company and the Bank. Basel III is intended to improve both the quality and quantity of banking organizations’ capital, as well as to strengthen various aspects of the international capital standards for calculating regulatory capital. The Company will continue to evaluate the anticipated impact the new capital rules will have and anticipates the Bank will remain well-capitalized in accordance with the regulatory standards.

At December 31, 2014 and 2013, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s prompt corrective action category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

16. MINIMUM REGULATORY CAPITAL REQUIREMENTS  – (continued)

Actual and required capital amounts (in thousands) and ratios are as follows:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014:
Total Capital to Risk-Weighted Assets:
Consolidated	$21,497	11.1%	$15,527	8.0%	N/A
Bank	24,843	12.8%	15,515	8.0%	$19,394	10.0%
Tier I Capital to Risk-Weighted Assets:
Consolidated	18,823	9.7%	7,764	4.0%	N/A
Bank	22,463	11.6%	7,757	4.0%	11,636	6.0%
Tier I Capital to Average Assets:
Consolidated	18,823	8.2%	9,233	4.0%	N/A
Bank	22,463	9.7%	9,227	4.0%	11,534	5.0%
As of December 31, 2013:
Total Capital to Risk-Weighted Assets:
Consolidated	$26,327	13.8%	$15,246	8.0%	N/A
Bank	25,105	13.2%	15,234	8.0%	$19,042	10.0%
Tier I Capital to Risk-Weighted Assets:
Consolidated	23,946	12.6%	7,623	4.0%	N/A
Bank	22,724	11.9%	7,617	4.0%	11,425	6.0%
Tier I Capital to Average Assets:
Consolidated	23,946	10.5%	9,160	4.0%	N/A
Bank	22,724	9.9%	9,154	4.0%	11,442	5.0%

17. FAIR VALUE OF ASSETS AND LIABILITIES

The Company determines the fair value of its financial assets and liabilities based on the fair value hierarchy, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value.

Financial Assets and Liabilities on Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis include the following:

Securities available for sale (Level 1):  Level 1 securities include a publicly traded mutual fund.

Securities available for sale (Level 2):  The Company generally uses third party pricing services to determine the fair value of its Level 2 securities. The third party pricing services use industry-standard models to price U. S. government agency and residential mortgage-backed securities that consider various assumptions, including time value, yield curves, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. The majority of Company’s residential mortgage-backed securities are issued or guaranteed by FNMA or FHLMC. Municipal and corporate debt securities are generally valued using matrix or grid pricing, provided by third party pricing services.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

17. FAIR VALUE OF ASSETS AND LIABILITIES  – (continued)

Securities available for sale (Level 3):  Level 3 securities consist of seven collateralized debt obligations secured by trust preferred securities. Five of these securities are Class B level tranches in a securitization trust that are subordinated to senior A level tranches of investments in trust preferred securities issued by commercial banks located throughout the United States. Before interest payments are received on the Class B level investments, the senior level tranches must be paid in full, and overcollateralization and interest tests must be fully satisfied. Two of these securities are Class A Mezzanine level tranches that are subordinated to certain senior A level tranches. As of December 31, 2014, these investments have a weighted average coupon rate of 1.74% and a weighted average maturity of 20 years. Due to defaults and deferrals of payments, these investments are currently rated below investment grade. To estimate fair value, the Company utilizes a third party pricing service that relies on unobservable inputs and a proprietary valuation model for such securities.

Information pertaining to securities available for sale measured at fair value on a recurring basis aggregated by valuation input level follows:

	Fair Value
	Level 1	Level 2	Level 3	Total
December 31, 2014
U.S. Government agencies and corporations	$—	$2,935,586	$—	$2,935,586
States and political subdivisions	—	4,703,612	—	4,703,612
Residential mortgage-backed securities	—	4,928,080	—	4,928,080
Pooled trust preferred securities	—	—	2,377,697	2,377,697
Corporate debt securities	—	1,013,886	—	1,013,886
Mutual funds	595,753	—	—	595,753
	$595,753	$13,581,164	$2,377,697	$16,554,614
December 31, 2013
U.S. Government agencies and corporations	$—	$5,260,459	$—	$5,260,459
States and political subdivisions	—	7,355,442	—	7,355,442
Residential mortgage-backed securities	—	5,976,451	—	5,976,451
Pooled trust preferred securities	—	—	2,291,808	2,291,808
Corporate debt securities	—	1,037,123	—	1,037,123
Mutual funds	595,753	—	—	595,753
	$595,753	$19,629,475	$2,291,808	$22,517,036

The following table represents quantitative information about unobservable inputs used in recurring Level 3 fair value measurements as of December 31, 2014 and 2013:

	Fair Value	Valuation Technique	Unobservable Inputs	Range
December 31, 2014
Pooled trust preferred securities	$2,377,697	Discounted cash flows	Discount rate	4.04% – 4.14%
			Prepayment	0%
			Severity	100%
December 31, 2013
Pooled trust preferred securities	$2,291,808	Discounted cash flows	Discount rate	4.06% – 4.40%
			Prepayment	0%
			Severity	Weighted average of 96%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

17. FAIR VALUE OF ASSETS AND LIABILITIES  – (continued)

The activity in certain investment securities that are reported at fair value using Level 3 measurements on a recurring basis are as follows:

	2014	2013
Balance at beginning of year	$2,291,808	$1,874,072
Total gains (losses):
Included in net income (loss)	479	200
Included in other comprehensive income (loss)	88,376	478,354
Payments	(2,966)	(60,818)
Transfers in and out of Level 3, net	—	—
Balance at end of year	$2,377,697	$2,291,808

Investment securities income of $35,302 for 2014 and $34,732 for 2013 related to Level 3 financial assets noted above, is included in the consolidated statement of income.

Financial Assets and Liabilities on Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Assets and liabilities measured at fair value on a nonrecurring basis include the following:

Impaired loans:  A loan is considered impaired when it is probable that the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Certain individually identified impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Fair values are generally estimated using appraisals or discounted cash flows. Adjustments to appraisals and estimated future cash flows are unobservable inputs and therefore the valuations are deemed to be Level 3 measurements. Impaired loans with a fair value of approximately $3,609,621 and $5,651,642 (carrying value of $3,902,800 and $5,924,776 reduced by specific allocations to the allowance for loan losses of approximately $293,179 and $273,134) at December 31, 2014 and 2013, respectively, were valued using Level 3 inputs.

Foreclosed real estate:  Foreclosed real estate is carried at fair value less estimated costs to sell. The inputs for the valuation of these assets are generally based on recent appraisals for the real estate adjusted for estimated selling costs and market conditions resulting in unobservable Level 3 inputs. As of December 31, 2014 and 2013, foreclosed real estate of $1,682,765 and $1,599,277 respectively, was valued using Level 3 inputs.

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements as of December 31, 2014 and 2013:

	Fair Value		Valuation Technique	Unobservable Inputs
	2014	2013
Impaired loans	$3,609,621	$5,651,642	Discounted cash flows Appraisals and valuations for collateral dependent loans	Discounts to reflect current conditions and ultimate collectability
Foreclosed real estate	1,682,765	1,599,277	Appraisals and valuations	Discounts to reflect current market conditions Adjustments for estimated selling costs

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

17. FAIR VALUE OF ASSETS AND LIABILITIES  – (continued)

Fair Value of Financial Instruments

GAAP requires disclosure of the fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market values are not available, fair values are based on estimates using present value, discounted cash flows, or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. GAAP excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company at December 31, 2014 and 2013.

The methods and assumptions used to estimate the fair value of other financial instruments are as follows:

Cash and cash equivalents:  The carrying amounts reported in the consolidated balance sheet approximate fair values.

Securities held to maturity:  Fair values are generally valued using matrix or grid pricing, provided by third party pricing services.

Loans:  Fair value for loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest receivable approximates fair value.

Deposits:  Fair values of deposits payable on demand are equal to the amount payable on demand at the reporting date (i.e., carrying amounts). Fair values of certificates of deposit are estimated using the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates fair value.

Securities sold under agreements to repurchase:  The carrying amount reported in the consolidated balance sheet approximates fair value.

Federal funds purchased:  The carrying amount reported in the consolidated balance sheet approximates fair value.

Other borrowed funds:  Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of other borrowed funds. The carrying amount of accrued interest payable approximates fair value.

Off-balance-sheet credit-related instruments:  The contract amounts of off-balance-sheet lending commitments approximate fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenant Financial Corporation and Subsidiary
December 31, 2014 and 2013

17. FAIR VALUE OF ASSETS AND LIABILITIES  – (continued)

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$12,532,312	$12,532,312	$9,991,447	$9,991,447
Securities held to maturity	5,655,913	5,715,435	7,413,068	7,438,519
Securities available for sale	16,554,614	16,554,614	22,517,036	22,517,036
Loans, net	168,845,155	170,187,000	165,194,226	165,776,000
Accrued interest receivable	1,320,274	1,320,274	1,217,675	1,217,675
Financial liabilities:
Deposits	188,974,406	188,845,000	189,790,162	190,094,000
Securities sold under agreements to repurchase	3,265,785	3,265,785	2,831,948	2,831,948
Federal funds purchased	875,000	875,000	412,000	412,000
FHLB advances	5,409,658	5,560,000	6,402,332	6,198,000
Other borrowed funds	3,610,000	3,610,000	—	—
Junior subordinated debentures	5,155,000	5,155,000	5,155,000	5,155,000
Accrued interest payable	182,991	182,991	193,045	193,045

The carrying amounts in the preceding table are included in the consolidated balance sheet under the applicable captions.

18. AGREEMENT AND PLAN OF MERGER

On July 22, 2015, Planters Holding Company and the Company signed an Agreement and Plan of Merger for Planters Holding Company to acquire 100% of the Company’s outstanding common stock. In accordance with the agreement, the Company and its subsidiary will be merged with and into Planters Holding Company and its subsidiary, Planters Bank & Trust Company, with Planters Holding Company and Planters Bank & Trust Company as the surviving entities.

Under the terms of the merger agreement, stockholders of the Company will be entitled to receive .0451 shares of Planters Holding Company common stock for each share of the Company’s common stock, with cash paid in lieu of fractional shares. In addition, each shareholder will receive cash of $0.25 for each share of the Company’s common stock owned.

The merger agreement is subject to approval by the shareholders and regulatory agencies.

INDEPENDENT AUDITOR’S REPORT ON CONSOLIDATING INFORMATION

The Board of Directors
Covenant Financial Corporation
Clarksdale, Mississippi

We have audited the consolidated financial statements of Covenant Financial Corporation and Subsidiary as of and for the year ended December 31, 2014, and our report thereon dated July 24, 2015, which expressed an unmodified opinion on those consolidated financial statements, appears on page G-1. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the balance sheet and statement of income of the individual companies, and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

July 24, 2015

CONSOLIDATING BALANCE SHEET

Covenant Financial Corporation and Subsidiary
December 31, 2014

	Covenant Financial Corporation	Covenant Bank	Eliminations	Consolidated
ASSETS
Cash and due from banks	$413,127	$6,504,099	$(413,127)	$6,504,099
Interest-bearing deposits	—	4,037,213	—	4,037,213
Federal funds sold	—	1,991,000		1,991,000
Investment securities held to maturity	—	5,655,913	—	5,655,913
Investment securities available for sale	—	16,554,614	—	16,554,614
Investment in subsidiary	25,134,223	—	(25,134,223)	—
Loans, net of allowance for loan losses	—	168,845,155	—	168,845,155
Premises and equipment, net	—	9,352,690	—	9,352,690
Accrued interest receivable	35	1,320,239	—	1,320,274
Foreclosed real estate	—	1,682,765	—	1,682,765
Bank owned life insurance	—	6,942,301	—	6,942,301
Other assets	355,064	4,205,779	(100,000)	4,460,843
Total assets	$25,902,449	$227,091,768	$(25,647,350)	$227,346,867
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$—	$189,387,533	$(413,127)	$188,974,406
Securities sold under agreements to repurchase	—	3,265,785	—	3,265,785
Federal funds purchased	—	875,000	—	875,000
Federal Home Loan Bank advances	—	5,409,658	—	5,409,658
Other borrowed funds	3,610,000	—	—	3,610,000
Junior subordinated debentures	5,155,000	—	—	5,155,000
Accrued interest payable	18,175	164,816	—	182,991
Dividends payable	331,791	100,000	(100,000)	331,791
Other liabilities		2,754,753	—	2,754,753
Total liabilities	9,114,966	201,957,545	(513,127)	210,559,384
Stockholders’ equity
Common stock	8,294,780	5,625,250	(5,625,250)	8,294,780
Additional paid-in capital	6,248,350	16,825,250	(16,825,250)	6,248,350
Retained earnings	2,293,802	2,733,172	(2,733,172)	2,293,802
Accumulated other comprehensive income (loss)	(49,449)	(49,449)	49,449	(49,449)
Total stockholders’ equity	16,787,483	25,134,223	(25,134,223)	16,787,483
Total liabilities and stockholders’ equity	$25,902,449	$227,091,768	$(25,647,350)	$227,346,867

CONSOLIDATING STATEMENT OF INCOME

Covenant Financial Corporation and Subsidiary
Year Ended December 31, 2014

	Covenant Financial Corporation	Covenant Bank	Eliminations	Consolidated
Interest and dividend income
Loans, including fees	$—	$8,839,403	$—	$8,839,403
Investment securities	—	613,593	—	613,593
Other	4,216	81,805	—	86,021
Total interest and dividend income	4,216	9,534,801	—	9,539,017
Interest expense
Deposits	—	670,738	—	670,738
Short-term borrowings	—	4,084	—	4,084
Federal Home Loan Bank advances	—	235,783	—	235,783
Junior subordinated debentures	142,996	—	—	142,996
Other borrowed funds	100,320	—	—	100,320
Total interest expense	243,316	910,605	—	1,153,921
Net interest income (expense)	(239,100)	8,624,196	—	8,385,096
Provision for loan losses	—	1,979,089	—	1,979,089
Net interest income (expense) after provision for loan losses	(239,100)	6,645,107	—	6,406,007
Noninterest income
Service charges on deposit accounts	—	1,566,547	—	1,566,547
Other charges and fees	—	585,164	—	585,164
Bank owned life insurance	—	231,027	—	231,027
Losses on foreclosed real estate	—	(69,187)	—	(69,187)
Equity in earnings of subsidiary	551,208	—	(551,208)	—
	551,208	2,313,551	(551,208)	2,313,551
Noninterest expense
Salaries and employee benefits	—	5,122,928	—	5,122,928
Occupancy and equipment, net	—	1,306,216	—	1,306,216
Other	23	2,075,797	—	2,075,820
	23	8,504,941	—	8,504,964
Income before income tax credit	312,085	453,717	(551,208)	214,594
Income tax credit	(84,991)	(97,491)	—	(182,482)
Net income	$397,076	$551,208	$(551,208)	$397,076

PART III — EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1	Articles of Incorporation of Planters Holding Company (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company's Form 1-A filed on December 7, 2015)
2.2	Bylaws of Planters Holding Company (incorporated by reference to the copy thereof submitted as Exhibit 2.2 to the Company's Form 1-A filed on December 7, 2015)
7.1	Agreement and Plan of Merger, dated as of July 22, 2015, by and among Planters Holding Company and Covenant Financial Corporation (included in the Offering Circular as Annex A and incorporated herein by reference) (incorporated by reference to the copy thereof submitted as Exhibit 7.1 to the Company's Form 1-A filed on December 7, 2015)
10.1	Power of Attorney (included on signature page to offering statement)
11.1*	Consent of BKD LLP (independent auditors of Planters Holding Company)
11.2*	Consent of Reynolds, Bone & Griesbeck PLC (independent auditors of Covenant Financial Corporation)
11.3	Consent of Jones Walker LLP (included in Exhibit 12.1)
12.1*	Opinion of Jones Walker LLP as to the legality of the shares of Planters Holding Company common stock to be issued in the merger
12.2*	Opinion of Jones Walker LLP as to certain tax matters
15.1	Form of Proxy Card of Covenant Financial Corporation (incorporated by reference to the copy thereof submitted as Exhibit 15.1 to the Company's Form 1-A filed on December 7, 2015)
15.2	Draft offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)
15.3	Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)
15.4	Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)
15.5	Correspondence by or on behalf of the issuer previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof submitted as Exhibit 15.5 to the Company’s Pre-Effective Amendment No. 1 to Form 1-A filed on December 9, 2015)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianola, State of Mississippi, on December 28, 2015.

Planters Holding Company

By:	/s/ James H. Clayton James H. Clayton Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Clayton as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), any and all amendments (including post-effective amendments) to this Offering Statement on Form 1-A, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the offering under the Securities Act of 1933 of common stock of Planters Holding Company to be issued in the merger between Planters Holding Company and Covenant Financial Corporation authorized by resolutions adopted by the Board of Directors on July 22, 2015, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratify and confirm all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ James H. Clayton	Director and Vice Chairman of the Board	December 28, 2015
/s/ James B. Randall, III	Director	December 28, 2015
/s/ W. T. Robertson, Jr.	Director and Chairman of the Board	December 28, 2015
/s/ Michael L. Retzer	Director	December 28, 2015
/s/ James C. Robertson, Jr.	Director	December 28, 2015
/s/ Alexander B. Robertson	Director	December 28, 2015
/s/ Leslee Linn	Director	December 28, 2015
/s/ W. W. Gresham, III	Director	December 28, 2015

/s/ John R. Brashier	Director	December 28, 2015
/s/ Victor Byas	Director	December 28, 2015
/s/ Timothy Clements	Director	December 28, 2015
/s/ John Pittman	Director	December 28, 2015
/s/ Myrtis Tabb	Director	December 28, 2015
/s/ Alan Hargett	Director	December 28, 2015